As filed with the Securities and Exchange Commission on January 23, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIME ENERGY CO.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3600	36-4197337
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey R. Mistarz
Chief Financial Officer and Treasurer
1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Todd Arkebauer, Esq. Reed Smith LLP 10 S. Wacker Drive Chicago, Illinois 60606-7507 (312) 207-1000	David Mittelman, Esq. Reed Smith LLP Two Embarcadero Center, Suite 2000 San Francisco, CA 94111 (415) 659-5943

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon consummation of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction.

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	be Registered	Share	Price	Registration Fee
Common Stock, par value $0.0001 per share	227,693(1)	N/A	536,000(2)	$21.07

(1)	The number of shares of common stock of the registrant being registered is based upon (x) an estimate of the maximum number of shares of common stock, par value $0.001 per share, of Advanced Biotherapy, Inc. (“ADVB”) presently outstanding in connection with the merger of a wholly owned subsidiary of the registrant with ADVB, multiplied by (y) the exchange ratio of 0.002124 of a share of common stock, par value $0.0001 per share, of the registrant, for each such share of common stock of ADVB. For purposes of this calculation, the maximum number of ADVB shares is 107,200,056, which represents 9.2% of the total number of ADVB shares of common stock presently outstanding.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The proposed maximum aggregate offering price for the common stock is (i) the product of (x) $0.005, the average of the bid and asked prices of ADVB common stock, as quoted on the OTC Bulletin Board, on January 15, 2009, and (y) 107,200,056, the estimated maximum number of shares of ADVB common stock that may be exchanged for the shares of common stock of the registrant being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED January 23, 2009

227,693 shares of common stock of Lime Energy Co.

ACQUISITION OF ADVANCED BIOTHERAPY, INC.

The board of directors and the holders of a majority of the capital stock of Lime Energy Co. have approved a set of transactions to acquire Advanced Biotherapy, Inc. (“ADVB”). Upon consummation of the merger described in this document, the holders of ADVB common stock will have a right to receive 0.002124 of a share of Lime common stock for each share of ADVB common stock held immediately prior to the merger.

Lime entered into a stock purchase agreement on November 18, 2008 to acquire 90.8% of the outstanding common stock of ADVB in exchange for 2,252,341 shares of our common stock from the controlling stockholders of ADVB, including Richard P. Kiphart, Lime’s and ADVB’s chairman and largest stockholder. Each ADVB stockholder selling through the stock purchase agreement will receive the same 0.002124 ratio of Lime shares as Lime is offering through this document to all remaining ADVB stockholders.

Lime common stock is quoted on the NASDAQ Capital Market under the symbol “LIME”. On January 21, 2009, the closing price of LIME common stock was $4.29.

This information statement/prospectus is intended to provide you with information about the acquisition of ADVB. We urge you to read this information statement/prospectus carefully, including the Risk Factors beginning on page [  ].

No earlier than 20 days after the date of this information statement/prospectus, Lime intends to (a) acquire the ADVB shares covered by the November 18, 2008 purchase agreement and (b) consummate a short-form merger between ADVB and a Lime subsidiary. As a result of the merger, all ADVB stockholders who have not exercised appraisal rights will become Lime stockholders. The merger is expected to represent a taxable event for ADVB stockholders.

We are not asking you for a proxy and you are requested not to send us a proxy.

The holders of a majority of the outstanding shares of Lime capital stock have approved the issuance of Lime common stock to the stockholders of ADVB. No other vote of the Lime stockholders is necessary to effect the acquisition of ADVB.

By order of the Lime Energy Co. Board of Directors,

/s/ David R. Asplund
David R. Asplund
Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with this transaction or determined if this information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This information statement/prospectus is dated          , 2009, and is first being mailed on or about          , 2009 to our stockholders of record as of the close of business on          , 2009.

Notice of Merger and Right of Appraisal

ATTN:  Stockholders of Advanced Biotherapy, Inc.

Notice is hereby given pursuant to Section 262(d) of the Delaware General Corporation Law (“DGCL”) that on February   , 2009 (the “Effective Time”), Advanced Biotherapy, Inc. (“ADVB”) will be merged (the “Merger”) with and into a subsidiary of Lime Energy Co. (the “Merger Sub”).

Pursuant to the Merger, each outstanding share of ADVB’s common stock, par value $0.001 per share (each an “ADVB Share”) which is not already held by the Merger Sub will be converted into the right to receive 0.002124 of a share of Lime Energy Co. common stock.

The Merger will become effective under Section 253 of the DGCL on February   , 2009, upon adoption of a resolution by the Board of Directors of the Merger Sub, which owns approximately 90.8% of the outstanding ADVB Shares, and the filing by the Merger Sub of a Certificate of Ownership and Merger with the Delaware Secretary of State, without any vote or other action on the part of the stockholders of ADVB. As a result of the Merger, ADVB will be merged with and into the Merger Sub and will cease to exist as a corporate entity.

No further vote of any ADVB stockholder is required and no proxies or consents are being sought from you hereby. You will receive written instructions set forth in a Letter of Transmittal from the Merger Sub’s exchange agent after the Merger is completed detailing how to exchange your ADVB stock certificates for certificates representing shares of Lime Energy Co. common stock or evidence of such shares in book entry form.

Appraisal Rights

As a stockholder of record of ADVB, you have the right, exercisable on or prior to February   , 2009, to seek appraisal for part of or for all of your ADVB Shares by complying with the requirements of Section 262 of the Delaware Law. The procedures of Section 262 should be complied with strictly. Failure to follow any such procedures may result in the termination or waiver of your appraisal rights.

(a) Demand for Appraisal.  Under Section 262, a stockholder who desires to exercise appraisal rights must perfect such rights by delivering to the Merger Sub, within 20 days after the date of mailing of this Notice, a written demand for appraisal of his or her ADVB Shares which reasonably informs the Merger Sub of the identity of the stockholder and that such stockholder intends thereby to demand the appraisal of part of or all his or her ADVB Shares. Any such demand may be delivered to the Merger Sub by mail in care of:

Jeffrey R. Mistarz, 1280 Landmeier Road, Elk Grove Village, Illinois, 60007

(b) Withdrawal of Demand for Appraisal.  A written demand for appraisal may be withdrawn by a stockholder, who has not commenced an appraisal proceeding or joined that proceeding as a named party, at any time within 60 days after the effective date of the Merger.

(c) Filing of Petition for Appraisal; Appraisal Proceeding.  Within 120 days after the effective date of the Merger, any stockholder who has perfected his or her appraisal rights and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the ADVB Shares held by all stockholders entitled to an appraisal. Upon the filing of any such petition by a stockholder, service of a copy thereof must be made upon the Merger Sub. The Merger Sub must within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list of the names and addresses of all stockholders who have demanded payment for their ADVB Shares and with whom agreements as to the value of their ADVB Shares have not been reached by the Merger Sub.

Within 120 days after the effective date of the Merger, any stockholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from the Merger Sub a statement setting forth the aggregate number of ADVB Shares in respect of which demands for appraisal were received by the Merger Sub, and the aggregate number of holders of such ADVB Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Merger Sub or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

i

If a petition for an appraisal is timely filed, the Delaware Court of Chancery will hold a hearing to determine the stockholders entitled to appraisal rights and will appraise the ADVB Shares owned by such stockholders. Such stockholders have a right to receive the “fair value” of their ADVB Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid thereon. Following the appraisal proceeding, the Court will direct the Merger Sub to make payment of the fair value of such ADVB Shares as so determined, together with interest, if any, to the stockholders entitled thereto.

No representation can be made as to the outcome of an appraisal proceeding. Stockholders should also be aware that the appraisal rights process is subject to uncertainties (including the financial and legal complexities involved in determining the “fair value” of minority interests in the stock of a company similar to ADVB), and to the possibility of lengthy and expensive litigation that could extend for a substantial period of time (without the stockholders having received any money for their ADVB Shares during such period). Stockholders should also recognize that an appraisal proceeding could result in a determination of a fair value higher or lower than or equal to the Merger consideration for the ADVB Shares.

Additional Information You Should Consider

The accompanying Form S-4 information statement/prospectus contains important information, including: (i) a detailed description of the Merger beginning on page   ; (ii) ADVB’s Management, Discussion and Analysis beginning on page   ; (iii) the most recent quarterly and fiscal year financials of ADVB beginning on page   ; and (iv) the text of Section 262 of the DGCL beginning on page   . You are urged to review the information statement/prospectus in order to make an informed decision as to whether you should seek appraisal rights.

In addition to the information found in the information statement/prospectus, we urge you to consider carefully: (i) ADVB’s Quarterly Report on Form 10-Q with respect to the quarterly period ending September 30, 2008 filed by ADVB with the Securities and Exchange Commission (the “SEC”) and (ii) ADVB’s Annual Report on Form 10-KSB with respect to the fiscal year ending December 31, 2007 filed by ADVB with the SEC. You may read and copy these reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including ADVB, who file electronically with the SEC. The address of that site is www.sec.gov.

If you have any questions regarding your dissenters’ rights described in this notice, you should consult with your own independent counsel.

You should rely only on the information contained in this information statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this document. You should assume that the information in this information statement/prospectus is accurate only as of its date. Information contained in this document regarding ADVB has been prepared by ADVB.

This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise stated, all references in this information statement/prospectus to Lime are to Lime Energy Co.; to the Merger Sub are to Lime Merger Sub Co., a Delaware corporation and wholly owned subsidiary of Lime; all references to the Stock Purchase Agreement are to the Stock Purchase Agreement, dated November 18, 2008, by and among Lime and the controlling holders of the majority of ADVB common stock; all references to the Stock Purchase are to the purchase of ADVB common stock by Lime pursuant to the Stock Purchase Agreement; all references to the Merger are to the merger by the Merger Sub whereby the Merger Sub will merge with and into ADVB; all references to the Merger Certificate are to the Certificate of Ownership and Merger of Merger Sub effecting the Merger.

QUESTIONS AND ANSWERS ABOUT THE ADVB ACQUISITION

The following questions and answers, and the summary that follows, highlights information about this information statement/prospectus and the ADVB Acquisition. The questions and answers and summary may not include all the information that is important to you. We urge you to read carefully this entire information statement/prospectus, including the appendices and the other documents referred to herein.

Q:	What are the transactions covered by this information statement/prospectus?

A:	Lime is sending you this document to provide information to the holders of Lime common stock and ADVB common stock about the Stock Purchase Agreement between Lime and controlling ADVB stockholders for the purchase of more than 90% of ADVB common stock, and Lime’s contractual obligation to acquire the remaining stock of ADVB through a short-form merger.

In this information statement/prospectus, we refer to the Stock Purchase Agreement and the Merger as the ADVB Acquisition in which Lime will obtain ownership of 100% of ADVB shares of common stock.

Q.	What is the Stock Purchase Agreement?

A:	We entered into the Stock Purchase Agreement, whereby we agreed to acquire 90.8% of the outstanding common stock of ADVB in exchange for 2,252,341 shares of our common stock from controlling stockholders of ADVB, including Richard P. Kiphart. Mr. Kiphart is our and ADVB’s Chairman and largest stockholder. Pursuant to the Stock Purchase Agreement, each selling ADVB stockholder will receive 0.002124 of a share of our common stock for each share of ADVB common stock, which number represents $0.008625 divided by $4.06, the closing price of our common stock on November 14, 2008. A copy of the Stock Purchase Agreement is attached as Appendix B to this information statement/prospectus.

Q:	What is the Merger?

A:	Immediately after acquiring the ADVB shares through the Stock Purchase Agreement, Lime will hold more than 90% of ADVB shares and, in accordance with Delaware law, ADVB will merge into Lime.

Q:	What will ADVB stockholders receive in the Merger?

A:	Upon the effectiveness of the Merger, each holder of an outstanding share of ADVB common stock will be entitled to receive 0.002124 of a share of Lime common stock. Holders of ADVB common stock receiving Lime common stock in the Merger will not receive any fractional Lime shares in the Merger. Instead, the total number of shares of Lime common stock that a holder of ADVB common stock will receive for any shares of ADVB common stock will be rounded up to the nearest whole number.

Lime stockholders will continue to own their existing shares, and will not need to exchange their existing shares in connection with the Merger.

Q:	Will the remaining ADVB stockholders in the Merger receive the same consideration as the controlling sellers of ADVB common stock under the Stock Purchase Agreement?

A:	Yes. All of the ADVB stockholders will receive 0.002124 of a share of Lime common stock for each share of ADVB common stock that they hold.

Q:	Why am I receiving these materials?

A:	We are delivering this document to you as an information statement and prospectus of Lime. It is an information statement of Lime because, insofar as the majority of the outstanding shares of voting stock of Lime have approved the ADVB Acquisition, no further vote by Lime stockholders is required. It is a prospectus of Lime because Lime will exchange shares of its common stock for shares of ADVB common stock in the Merger.

Q:	Are Lime stockholders voting on the Stock Purchase Agreement and the Merger?

A.	No. Lime stockholders holding a majority of the outstanding shares of Lime common and preferred stock entitled to vote have already adopted and approved the Stock Purchase Agreement and the Merger by written consent. No further vote of Lime stockholders is required and no proxies or consents from Lime stockholders are being sought hereby. Rather, for Lime stockholders, this information statement/prospectus is intended to provide Lime stockholders with information about the terms of the Stock Purchase Agreement, Merger Certificate and the Merger, and the impact of the transactions contemplated thereby.

Q:	Are ADVB stockholders voting on the Stock Purchase Agreement and the Merger?

A.	No. Upon consummation of the Stock Purchase Agreement, Lime will hold in excess of 90% of the outstanding shares of ADVB common stock entitled to vote, and Lime will effect the Merger as the parent holding company. No further vote of ADVB stockholders is required and no proxies or consents from ADVB stockholders are being sought hereby. Rather, for ADVB stockholders, this information statement/prospectus is intended to provide ADVB stockholders with information about Lime, the terms of the Merger Certificate and the Merger, and the impact of the transactions contemplated thereby.

Q:	When does Lime expect to complete the Merger?

A.	Lime expects to complete the Merger at the end of the first quarter of 2009.

Q:	Is the Merger expected to be taxable to ADVB stockholders?

A.	Yes. In general, for United States federal income tax purposes, ADVB stockholders will recognize gain or loss in an amount equal to the difference between the value of the Lime common stock received and that stockholder’s adjusted tax basis in the ADVB shares surrendered. ADVB stockholders should consult their tax advisors for a full understanding of the tax consequences to them of the Merger. For further information regarding the U.S. federal income tax consequences of the Merger, please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page [ ].

Q:	Do ADVB or Lime stockholders have appraisal or dissenters’ rights?

A.	The holders of record of ADVB common stock have a statutory right to dissent from the Merger and demand payment of the fair value of their shares of ADVB common stock as determined in a judicial appraisal proceeding in accordance with Section 262 of the Delaware General Corporate Law (the “DGCL”), plus interest, if any, from the date of the Merger. The value may be more or less than the value of the Lime common stock offered in the Merger. The record date for all ADVB holders of record shall be [ ].

The holders of Lime common stock are not entitled to exercise any appraisal rights in connection with the Merger.

Q:	What do ADVB stockholders need to do to qualify for appraisal rights?

A:	In order to qualify for appraisal rights, ADVB stockholders of record must make a written demand for appraisal within 20 days after the date of mailing of the Notice of Merger and Appraisal Rights included in this information statement/prospectus, which shall and otherwise comply with the procedures for exercising appraisal rights set forth in the DGCL. The statutory right of dissent is set out in Section 262 of the DGCL and is complicated. A copy of Section 262 is attached as Appendix A hereto. Any failure to comply with its terms will result in an irrevocable loss of such right. ADVB stockholders seeking to exercise their statutory right of dissent are encouraged to seek advice from legal counsel.

Q:	Has ADVB’s board of directors made a recommendation concerning the Stock Purchase Agreement and the Merger?

A.	No. The ADVB board of directors did not approve or disapprove of the Stock Purchase Agreement and Merger and was not required to make any recommendation to ADVB stockholders.

Q:	Should ADVB stockholders send in their stock certificates to Lime?

A.	No. ADVB stockholders should not send their stock certificates to Lime. The ADVB stockholders will receive written instructions set forth in a Letter of Transmittal from the exchange agent after the Merger is completed detailing how to exchange their ADVB stock certificates for certificates representing shares of Lime common stock or evidence of such shares in book entry form.

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Q:	What if a person holds warrants or options to purchase shares of ADVB common stock?

A.	Unless previously exercised, warrants to purchase shares of ADVB common stock will remain outstanding and will not be exchanged in connection with the Merger. Following the Merger all holders of outstanding ADVB warrants and options will be offered the opportunity to exchange their warrants and options for warrants and options to purchase Lime common stock. The number of shares issuable upon exercise of such Lime warrants and options, and the exercise prices for such warrants and options, will be adjusted based on the exchange ratio and rounded up to the nearest whole number.

Q:	Should Lime stockholders send in their stock certificates to Lime?

A.	No. Lime stockholders will not be exchanging their stock certificates in connection with the Merger. Accordingly, Lime stockholders holding stock certificates should keep their stock certificates both now and after the Merger is completed.

Q:	Where can I find more information about Lime?

A:	More information regarding Lime is available from its public filings with the SEC. Please see “Where You Can Find More Information” beginning on page [ ].

Q:	Whom should I contact if I have any questions about the Stock Purchase Agreement or the Merger?

A.	Please contact Jeffrey R. Mistarz at Lime. 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666.

SUMMARY

This summary highlights selected information contained in this information statement/prospectus and may not contain all the information that may be important to you. Each section of this summary is qualified in its entirety by reference to the full discussions of the related matters in the body of this information statement/prospectus, and we urge you to read carefully this information statement/prospectus, including the appendices, in its entirety.

The Companies

Lime Energy Co. (see page [  ])

We are a provider of energy efficiency solutions that enable our clients to reduce their energy-related expenditures and the impact of their energy use on the environment. Our clients include commercial and industrial businesses, property owners and managers and energy service companies serving government and educational institutions. Our core Energy Efficiency Services business provides energy engineering and consulting services as well as the development and implementation of energy efficiency lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions. Through our Energy Technology business, we also offer a proprietary line of intelligent controllers that provide continuous management of HVAC and lighting equipment using wireless communication technology in order to reduce energy usage and improve system reliability.

Advanced Biotherapy, Inc. (see page [  ])

ADVB is a corporation organized and existing under the laws of the state of Delaware, headquartered in Chicago, Illinois. ADVB’s common stock is quoted on the OTC Bulletin Board under the symbol “ADVB.” ADVB, which began as a development stage biotechnology company, ceased to actively pursue its biotechnology business in 2006 and currently has no operations. Richard P. Kiphart is ADVB’s Chairman and largest stockholder.

The ADVB Acquisition (see page [  ])

Our board of directors and the holders of a majority of our capital stock have approved a series of transactions, described herein, whereby we will acquire ADVB. ADVB’s current assets include approximately $5.6 million in cash, an $800,000 convertible promissory note from a third party and a $4.5 million promissory note from Lime, of which $1.89 million is outstanding as of January 13, 2009.

Our primary objective in the acquisition of ADVB is to obtain ADVB’s cash assets in order to meet our significant need for operating capital and retire the $4.5 million promissory note held by ADVB. We do not intend to pursue the development of ADVB’s biotechnology business. We believe that the acquisition of ADVB is the best alternative to access operating capital and retire the ADVB note given the current state of the financial markets.

The most efficient way in our view to consummate the acquisition of ADVB is via a short-form merger pursuant to Section 253 of the DGCL. Under this structure, we will first acquire 90% or more of the outstanding capital stock of ADVB and then effect a statutory merger to acquire the remaining ADVB stock, without the need to seek the approval of the majority of ADVB’s more than 3,400 stockholders.

Our Reasons for the ADVB Acquisition (see page [  ])

We had significant need for operating capital in 2008. Given the state of the financial markets, our search for third-party lending sources was unsuccessful. Ultimately, we incurred over $13.4 million of secured debt to finance our operations in 2008, $11.5 million of which was advanced by Mr. Kiphart directly and $1.5 million of which was advanced by ADVB in addition to other smaller loans from other parties. All of this debt would have matured on March 31, 2009 and our board of directors determined that our timely repayment was unlikely without an additional capital raise. By effecting the ADVB Acquisition, we will own 100% of ADVB’s assets, and thereby eliminate the need for repayment of the ADVB debt. In addition, the Merger ultimately will give us access to the approximately $5.6 million in cash held by ADVB, which we will use for general operating and capital expenses.

Recommendation of the Lime Board of Directors and Corporate Value Management’s Fairness Opinion (see page [  ])

After careful consideration, the Lime board of directors recommended to its stockholders that they vote for the ADVB Acquisition. In reaching their recommendation they relied upon the fairness opinion prepared by Corporate Value Management, Inc., an independent valuation firm, whereby Corporate Value Management, Inc. determined that the consideration paid to ADVB was fair from a financial point of view. A copy of the Fairness Opinion is attached as Appendix C to this information statement/prospectus.

Material Interests of Certain of our Stockholders and Certain Stockholders of ADVB in the Control Transaction (see page [  ])

Mr. Kiphart, one of the selling stockholders under the Stock Purchase, is the beneficial owner of more than 80% of the shares of ADVB and serves as its Chairman. David Valentine, Mr. Kiphart’s son-in-law, is also a stockholder of ADVB. Messrs. Kiphart and Valentine also hold options to purchase a total of 6,075,000 shares of ADVB common stock and will be offered the opportunity to replace those options with options to purchase a total of 12,903 shares of our common stock.

Mr. Kiphart is also a significant stockholder of Lime and serves as its Chairman. Mr. Valentine is also a stockholder and board member of Lime.

Our board of directors and a majority of our stockholders approved the ADVB Acquisition, and were fully informed of the interests of Mr. Kiphart and Mr. Valentine. Mr. Kiphart and Mr. Valentine recused themselves from approving the ADVB Acquisition in their capacity as members of our board of directors, but have approved the transaction in their capacity as our stockholders.

Material Interests of ADVB’s Management in the ADVB Acquisition (see page [  ])

The ADVB Acquisition provides that we will use our best efforts to cause Christopher W. Capps, ADVB’s current President and Chief Executive Officer, to be appointed to our board of directors. In addition, all of the directors and executive officers of ADVB own options and or warrants issuable and exercisable for 53,506,667 shares of ADVB common stock in the aggregate.

Material U.S. Federal Income Tax Consequences of the ADVB Acquisition (see page [  ])

The ADVB Acquisition will be treated as a purchase of the assets of ADVB in exchange for Lime common stock followed by a liquidation of ADVB. In general, for United States federal income tax purposes, ADVB will recognize taxable income or loss in an amount equal to the difference between the value of the Lime common stock issued in the ADVB Acquisition and any other consideration (including cash issued pursuant to a United States Holder’s statutory appraisal rights) and ADVB’s tax basis in its assets. Lime does not believe that ADVB will recognize a material amount of taxable gain. In addition, to the extent that taxable gain is recognized, Lime believes that such taxable gain will not result in regular income tax due to the existence of net operating loss carryforwards, though a small amount of alternative minimum tax could be owed.

Material U.S. Federal Income Tax Consequences of the ADVB Acquisition to ADVB and Lime Stockholders (see page [  ])

The receipt of Lime common stock by ADVB stockholders pursuant to the ADVB Acquisition or cash pursuant to the United States Holder’s statutory appraisal rights) will be a taxable transaction and each ADVB stockholder will generally recognize U.S. source capital gain or loss on the disposition of ADVB common stock equal to the difference, if any, between (i) the value of Lime common stock (or the amount of cash) the ADVB stockholder receives and (ii) the ADVB stockholders adjusted tax basis in its ADVB common stock.

The issuance of Lime shares to ADVB stockholders under the Stock Purchase Agreement and the Merger is not a taxable event to Lime or its stockholders and is not expected to have any resulting tax consequences.

Tax matters are very complicated and the tax consequences of the ADVB Acquisition to ADVB stockholders will depend on their individual circumstances. Stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the ADVB Acquisition. See “Material United States Federal Income Tax Consequences of the Merger.”

Accounting Treatment of the ADVB Acquisition (see page [  ])

ADVB has no revenue generating operations and does not have employees capable of developing a product that will be considered a business. Therefore it is not considered a business as defined by Regulation S-X, Rule 11-01(d) or by generally accepted accounting principles. Consequently, the Merger will not be accounted for as a business combination under the guidance of Financial Accounting Standard No. 141R, Business Combinations. The substance of the ADVB Acquisition includes two distinct events. First, as a result of the transaction, we are settling approximately $1.89 million of debt due to ADVB. In addition, we are receiving approximately $5.6 million of cash in exchange for shares of our common stock issued in connection with the ADVB Acquisition. As a result of the Merger, we will eliminate the debt due to the ADVB, record the assets acquired (consisting primarily of cash and cash equivalents) at fair value and credit equity for the fair value of our common shares issued in connection with the ADVB Acquisition.

Appraisal Rights and Dissenters’ Rights (see page [  ])

Lime and ADVB are both Delaware corporations and, under the DGCL, the holders of our common stock will not be entitled to exercise any appraisal rights in connection with the Merger but holders of shares of ADVB common stock will have a statutory right to dissent.

Authorization by Our Board of Directors and the Majority of Our Stockholders (see page [  ])

Richard P. Kiphart, one of the sellers under the Stock Purchase Agreement, is the beneficial owner of more than 80% of the shares of ADVB and serves as its Chairman, and is also the beneficial owner of more than 22.5% of Lime’s capital stock and serves as our Chairman as well. Because our common stock is traded on the NASDAQ Capital Market, we are subject to NASDAQ’s Marketplace Rules that require stockholder approval when an acquisition involves a director or substantial stockholder on both sides of the same transaction.

On November 18, 2008, our board of directors of unanimously adopted resolutions approving the ADVB Acquisition and the related agreements to which we are a party and recommended that our stockholders approve the issuance of our common stock to the stockholders of ADVB pursuant to the ADVB Acquisition. Pursuant to the recommendation of our board of directors, holders of a majority of our outstanding capital stock executed the director and shareholder consents on November 26, 2008 approving the issuance of our common stock to the ADVB stockholders pursuant to the ADVB Acquisition.

Based on the actions taken by our board of directors and the foregoing consents, we have obtained all necessary corporate approvals in connection with the ADVB Acquisition. No consents or approvals from the ADVB board of directors or stockholders are necessary in connection with the ADVB Acquisition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This forward-looking information includes statements about the financial conditions, results of operations, earnings outlook and prospects of Lime and ADVB and may include statements for the period following the completion of the merger. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “forecasts,” “intends,” “target,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “plans,” “estimates,” “anticipates,” “future” or the negative version of those words or other comparable words. Any forward-looking statements contained in this information statement/prospectus are based upon the historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations will be achieved.

Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements, including but not limited to those described under “Risk Factors,” as well as, among others, the following:

•	implementation of our operating and growth strategy;

•	the loss, or renewal on less favorable terms, of management contracts;

•	development of new, competitive energy efficiency services;

•	changes in federal and state regulations including those affecting energy efficiency tax credits and the energy efficiency industry;

•	a significant decrease in the cost of energy leading to a decrease in the demand for energy efficiency services;

•	our ability to consummate transactions and integrate newly acquired contracts into our operations; and

•	availability, terms and employment of capital.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement/prospectus.

If one or more of these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may vary materially from what may have been projected. Any forward-looking statements you read in this prospectus reflect current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this information statement/prospectus that could cause actual results to differ before making an investment decision.

Except as otherwise required by federal securities laws, Lime does not undertake any obligation to publicly update, review or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this information statement/prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this information statement/prospectus.

Risks Related to Lime’s Financial Condition

We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.

We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. Our ability to continue as a going concern is ultimately dependent on our ability to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. We must overcome marketing hurdles, including gaining market acceptance, in order to increase sales of our services and technologies. In addition, we may be required to reduce the prices of our services and technologies in order to increase sales. If we reduce prices, we may not be able to reduce costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds for: (i) general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; (ii) acquisitions, including our purchase of Applied Energy Management, Inc. (“AEM”) in June 2008; and (iii) research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability in the future or if we achieve profitability in the future, we may not be able to sustain it.

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations, and we might need to raise capital, which might not be available.

As of September 30, 2008, we had outstanding indebtedness of approximately $24.4 million, which represents approximately 69% of our total capitalization of $35.2 million.

Our substantial indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, growth initiatives, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

•	place us at a disadvantage compared to our competitors who have less debt; and

•	limit our ability to continue to offer customer financing in certain situations.

Any of the above listed factors could materially and adversely affect our business, results of operations and financial condition. Further, if we do not have sufficient earnings to service our debt, we may be required to refinance all or part of the existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

Additionally, in the past we have relied, to a large extent, on financing from related parties, including the financing of the AEM acquisition. There are no assurances that such related parties will continue to provide financing or financing on terms that are acceptable to us. We may require additional equity or debt financing for additional working capital for expansion, to consummate an acquisition or if we continue to suffer losses. In the event additional financing is unavailable to us, we may be unable to expand or make acquisitions and our stock price may decline.

If sufficient additional funding is not available to us, the commercialization of our services and technologies and our ability to grow is likely to be impaired.

Our operations have not generated positive cash flow since our inception on an annual basis. We have funded our operations through the issuance of common and Series A-1 preferred stock and debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, sell or shut down some of our businesses or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our services and technologies, which could have a material adverse effect on our business, results of operations and financial condition. If we should have to cease operations altogether, our stockholders’ investment is likely to be lost.

A downturn in the general economy or a recession could harm our operations and financial performance.

The energy efficiency solutions marketplace is rapidly evolving and growing, but we do not know how sensitive it is to a recession or downturn in the general economy. The current recession could harm the economic health of our clients and consequently decrease the demand for our energy efficiency solutions. Further, the sales of our energy efficiency solutions are made on the basis of purchase orders rather than long-term purchase commitments and consequently our clients may cancel, delay or otherwise modify their purchase commitments in response to economic pressures with little or no consequence to them and with little or no notice to us. Whether in response to an economic downturn affecting an industry or a customer’s specific business, any cancellation, delay or other modification in our clients’ orders could significantly reduce our revenue, impact our working capital, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue.

Risks Related to Lime’s Business

We have a limited operating history under our current business model in a rapidly evolving market, which may make it difficult to evaluate our business and prospects, and may expose us to increased risks and uncertainties.

Our business has evolved substantially over time through organic growth and strategic acquisitions. Our current business model has only been in operation since June 2006, when we launched our Energy Efficiency Services business. Accordingly, we only have a limited history of generating revenues under our current business model, and the future revenue potential of our current business model in the rapidly evolving energy efficiency solutions market is uncertain. As a result of our short operating history under our current business model, we have limited financial data that can be used to evaluate our business, strategies, performance and prospects or an investment in our common stock. Any evaluation of our business and our prospects must be considered in light of our limited operating history under our current business model and the risks and uncertainties encountered by companies with new business models. To address these risks and uncertainties, among other things, we must do the following:

•	maintain and expand our current relationships and develop new relationships with commercial and industrial businesses, property owners and managers and large energy service companies serving government and educational institutions;

•	maintain and enhance our existing energy efficiency solutions;

•	continue to develop new and improved energy efficiency solutions that achieve significant market acceptance;

•	integrate AEM business, acquired in June 2008, into our current business model;

•	execute our business and marketing strategies successfully;

•	respond to competitive developments; and

•	attract, integrate, retain and motivate qualified personnel.

We may be unable to accomplish one or more of these objectives, which could cause our business to suffer and could have a material adverse effect on our business, results of operations and financial condition. In addition, accomplishing many of these goals might be very expensive, which could adversely impact our operating results and financial condition. Additionally, any predictions about our future operating results may not be as accurate as they could be if we had a longer operating history under our current business model.

It is difficult for us to estimate our future quarterly operating results.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the last two quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to our clients’ focus on making purchasing decisions near our fiscal year-end. Further, the sales of our energy efficiency solutions are made on the basis of purchase orders rather than long-term purchase commitments and consequently we do not have a constant and predictable stream of revenue from any one client. Additionally, because a few large projects are often responsible for a significant portion of AEM’s annual revenue, the level of activity, initial project delays or gaps between projects have historically led to significant fluctuations of revenue on an irregular basis throughout the fiscal year. As a result, we may be unable to forecast our revenue accurately, and a failure to meet our revenue or expense forecasts could have an immediate and negative impact on the market price of our common stock.

We may not be able to integrate the recent AEM acquisition successfully.

We are currently integrating the operations of AEM that we acquired in June 2008. We may experience difficulties in managing the integration process, including the following:

•	integrating acquired operations and products with our existing operations and products;

•	meeting operating expectations for the acquisition;

•	diverting management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to the acquisition;

•	retaining key personnel; and

•	establishing effective internal financial controls over the AEM business.

These difficulties could have a material adverse effect on our business, results of operations and financial condition, which could decrease our profitability and make it more difficult for us to grow our business. These difficulties could also result in a loss of confidence in the reliability of our financial statements, which could adversely affect the market price of our common stock.

Further, the potential risks associated with the AEM acquisition may necessitate additional financing which could result in increased debt or the issuance of additional equity securities, which may be dilutive to our existing stockholders and could have a material adverse effect on our business, results of operations and financial condition.

Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.

Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. Any acquisition contemplated or completed by us may result in adverse short term effects on our reported results of operation; divert management’s attention; introduce risks associated with unanticipated problems or legal liabilities; cause the incurrence of additional debt; cause the issuance of additional equity; or introduce contingent liabilities and amortization expenses related to intangible assets, some or all of which could harm our business, results of operations and financial condition

In addition, often an acquired company’s performance is largely dependent on a few key people, particularly in smaller companies. If these key people leave the company, become less focused on the business or less motivated to make the business successful after the acquisition, the performance of the acquired company and our combined business may suffer.

We operate in a highly competitive industry and if we are unable to compete successfully our revenue and profitability will be adversely affected.

The energy efficiency solutions market is highly competitive, and we expect competition to increase and intensify as the energy efficiency solutions market continues to evolve. We face strong competition primarily from lighting and lighting fixture manufacturers including, Sylvania Lighting Systems and Orion Energy Systems, Inc., lighting fixture distributors, providers of energy efficiency lighting upgrades and maintenance, such as Amtek Inc., and small regional providers of energy efficiency solutions. As we continue to integrate the operations of AEM into our business, we expect that we will extend energy efficiency offerings that are currently available to AEM’s public sector clients to our commercial and industrial clients, and we expect to face additional competition from providers of those services in the commercial and industrial market. We compete primarily on the basis of client service and support, quality and scope of services and products, cost of services and products, ability to service clients on a national level, name recognition and financial resources, our experience and performance track record for services provided.

Many of our competitors are better capitalized than we are, have longer operating histories and strong existing client relationships, greater name recognition and more extensive engineering and sales and marketing capabilities. Competitors could focus their substantial resources on developing a competing business model or energy efficiency solutions that may be potentially more attractive to clients than our products or services. In addition, we may face competition from other products or technologies that reduce demand for electricity. Our competitors may also offer energy efficiency solutions at reduced prices in order to improve their competitive positions. If our large energy service company clients internally develop sufficient energy implementation capabilities, they may no longer outsource work to us. Any of these competitive factors could make it more difficult for us to attract and retain clients, require us to lower our prices in order to remain competitive and reduce our revenue and profitability, any of which could have a material adverse effect on our results of operations and financial condition.

We may be unable to obtain sufficient bonding capacity to support certain service offerings.

A significant number of AEM’s contracts require performance and surety bonds. Bonding capacity for construction projects has become increasingly difficult to obtain, and bonding companies are denying or restricting coverage to an increasing number of contractors. Some sureties have required us to post collateral, guarantees, agreements of indemnity and letters of credit to secure the performance and surety bonds. We may not be able to maintain a sufficient level of bonding capacity, which could preclude AEM from being able to bid for a number of contracts and successfully contract with a number of customers. If we are unable to obtain surety bonds, our business, results of operations and financial condition could be materially adversely affected.

Our success is largely dependent upon the skills, experience and efforts of our senior management and our ability to attract and retain highly qualified engineers and other skilled personnel, and the loss of their services or our inability to attract and retain such personnel could have a material adverse effect on our ability to expand our business or to maintain profitable operations.

Our continued success depends largely upon the continued availability, contributions, skills, experience and effort of our senior management, including David R. Asplund, our Chief Executive Officer, Daniel W. Parke, our President and Chief Operating Officer, Jeffrey R. Mistarz, our Senior Vice President and Chief Financial Officer and John E. O’Rourke, Chief Executive Officer and President of our AEM subsidiary. All of the current employment agreements with our senior management team may be terminated by the employee at any time and without notice. While all such agreements, with the exception of Daniel W. Parke, include noncompetition, non-solicitation and confidentiality covenants, there can be no assurance that such provisions will be enforceable or adequately protect us. The loss of the services of any of these persons might impede our operations or the achievement of our strategic and financial objectives, and we may not be able to attract and retain individuals with the same or similar level of experience or expertise. Additionally, we do not maintain key person life insurance on any member of our senior management. The loss or interruption of the service of members of our senior management or our inability to attract or retain other qualified personnel could have a material adverse effect on our ability to expand our business, implement our strategy or maintain profitable operations.

In addition, to execute our growth strategy and maintain our margins, we must attract and retain highly qualified engineers, other skilled personnel and an effective sales force that can accurately price our clients’ energy efficiency solution contracts. Competition for hiring these individuals is intense, especially with regard to engineers specializing in the energy efficiency solutions market. If we fail to attract and retain highly qualified engineers and other skilled personnel, our business and growth prospects could be materially adversely affected.

We depend upon a limited number of clients in any given period to generate a substantial portion of our revenue.

Historically, we did not have long-term contracts with our clients, and our dependence on individual key clients varied from period to period as a result of the significant size of some of our retrofit and multi-facility roll-out projects. In 2007, one client, Washington Mutual, Inc., accounted for approximately 10% of our consolidated revenue. With our acquisition of AEM in June 2008, we added large energy service companies and utilities to our client base that tend to be recurring clients. In 2007, approximately 60% of AEM’s revenues were generated from Honeywell International Inc. and DMJM Harris, Inc., a subsidiary of AECOM Technology Corporation. Honeywell, DMJM Harris and Washington Mutual accounted for approximately 27%, 13% and 3.5% of our pro forma 2007 consolidated revenue, respectively. On a pro forma basis, our top 10 clients accounted for approximately 59.5% and 67.5%, respectively, of our total revenue in fiscal 2007 and 2006, and 53.1% and 46.7% respectively, of our pro forma total revenue for the nine months ended September 30, 2007 and 2008. We expect large retrofit and roll-out projects to become a greater component of our total revenue in the near term. As a result, we may experience more client concentration in any given future period. The loss of, or substantial reduction in sales to, any of our significant clients could have a material adverse effect on our business, results of operations and financial condition in any given future period.

Our public sector business depends on a limited number of large energy service companies under contract by government and other public end-users.

A significant portion of our public sector business revenue is generated through our relationship with a limited number of large energy service companies that provide energy efficiency services to government and other public end-users. If for any reason government spending on energy efficiency services is reduced or postponed or government and other public end-users shift contracts to large energy service companies with whom we do not have established relationships, this may have a significant negative impact on our business, results of operations and financial condition. Further, our public sector projects typically have long payment cycles that may limit our liquidity and which could have a material adverse effect on our results of operations in any given future period.

The failure to effectively maintain, upgrade and sell our proprietary technologies could have a material adverse effect on our business, results of operations and financial condition.

A recent effort to upgrade the eMAC technology has taken significantly longer and cost more than initially anticipated. Total research and development costs incurred in connection with the eMAC upgrades were approximately $700,000, $300,000 and $37,000 for the years ended December 31, 2007, 2006 and 2005, respectively and $850,000 for the nine months ended September 30, 2008. The delay has adversely affected eMAC sales, resulting in significant losses in our Energy Technology segment which contributed to the impairment of its goodwill. This situation has also diverted a significant amount of management’s attention from the operation of our other businesses. We are currently evaluating several alternatives for this business, including restructuring it further in an attempt to bring it to profitability, selling it or shutting it down. If the steps we take to address the situation prove ineffective we may continue to experience losses and a drain on our management and cash resources, which could have a material adverse effect on our business, results of operations and financial condition. If we choose to keep the business, maintenance of proprietary technology must be effectively addressed in the future or it could impact our sales and profitability.

A decrease in electric retail rates could lessen demand for our energy efficiency solutions.

Our services and technologies have the greatest sales and profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. If there is overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for our energy efficiency solutions, which could have a material adverse effect on our business, results of operations and financial condition.

Failure of our subcontractors to properly and effectively perform their services in a timely manner could cause delays in the delivery of our energy efficiency solutions.

Our success depends on our ability to provide quality, reliable energy efficiency solutions in a timely manner, which in part requires the proper removal and installation of lighting, heating, ventilation and air conditioning (“HVAC”) and other products by our contractors and subcontractors upon which we depend. A significant portion of our energy efficiency solutions are installed by contractors or subcontractors. Any delays, malfunctions, inefficiencies or interruptions in our energy efficiency solutions caused by improper installation could cause us to have difficulty retaining current clients and attracting new clients. Such delays could also result in additional costs that could affect the profit margin of our projects. In addition, our brand, reputation and growth could be negatively impacted.

Any internal or external security breaches involving our eMAC technology could harm our reputation, and even the perception of security risks regarding internet data transmission, whether or not valid, could inhibit market acceptance of our energy efficiency solutions and cause us to lose clients.

We and our clients use our eMAC technology to monitor, compile and analyze information related to our clients’ energy use for HVAC and lighting applications. In addition, our technology allows us to remotely control HVAC and lighting equipment at commercial, institutional and industrial locations. Our eMAC technology relies on the secure transmission of data over the Internet for some of its functionality. Well-publicized compromises of Internet security could have the effect of substantially reducing confidence in the Internet as a medium of data transmission. The occurrence or perception of security breaches in eMAC technology or our clients’ concerns about Internet security or the security of our energy efficiency solutions, whether or not they are warranted, could have a material adverse effect on our business, harm our reputation, inhibit market acceptance of the eMAC technology and cause us to lose clients, any of which could have a material adverse effect on our financial condition and results of operations.

If our information technology systems fail, or if we experience operation interruptions, then our business, results of operations and financial condition could be materially adversely affected.

The efficient operation of our business is dependent on our information technology systems. We rely on those systems generally to manage the day-to-day operation of our business, manage relationships with our clients, monitor our clients’ eMAC systems and maintain our financial and accounting records. The failure of our information technology systems, our inability to successfully maintain and enhance our information technology systems, or any compromise of the integrity or security of the data we generate from our information technology systems, could have a material adverse effect on our results of operations, disrupt our business and product development and make us unable, or severely limit our ability, to respond to client demands. In addition, our information technology systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•	employee or other theft;

•	attacks by computer viruses or hackers;

•	power outages; and

•	computer systems, Internet, telecommunications or data network failure.

Any interruption of our information technology systems could result in decreased revenue, increased expenses, increased capital expenditures, client dissatisfaction and potential lawsuits, any of which could have a material adverse effect on our results of operations or financial condition.

Product liability and personal injury claims could have a material adverse effect on our business, results of operations and financial condition.

We face exposure to product liability claims in the event that our energy efficiency solutions products fail to perform as expected or cause bodily injury or property damage. Since the majority of our products use electricity, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. Particularly because our products often incorporate new technologies or designs, we cannot predict whether or not product liability claims will be brought against us in the future or result in negative publicity about our business or materially adversely affect our client relations. Further, we face exposure to personal injury claims in the event that an individual is injured as a result of our negligence. Moreover, we may not have adequate resources in the event of a successful claim against us. A successful product liability or personal injury claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages which could materially adversely affect our results of operations and financial condition.

Our retrofitting process frequently involves responsibility for the removal and disposal of components containing hazardous materials and at times requires that our contractors or subcontractors work in hazardous conditions, either of which could give rise to a claim against us.

When we retrofit a client’s facility, we typically assume responsibility for removing and disposing of its existing lighting fixtures. Certain components of these fixtures typically contain trace amounts of mercury and other hazardous materials. Older components may also contain trace amounts of polychlorinated biphenyls (“PCBs”). We currently rely on licensed contractors to remove the components containing such hazardous materials at the client job site. The contractors then arrange for the disposal of such components at a licensed disposal facility. Failure by such contractors to remove or dispose of the components containing these hazardous materials in a safe, effective and lawful manner could give rise to liability for us, or could expose our workers or other persons to these hazardous materials, which could result in claims against us. Further, our workers are sometimes required to work in hazardous environments that present a risk of serious personal injury which could result in claims against us. A successful personal injury claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and could materially adversely affect our results of operations and financial condition.

The success of our business depends on the market acceptance of our energy efficiency solutions.

Our future success depends on commercial acceptance of our energy efficiency solutions. If we are unable to convince current and potential clients of the advantages of our energy efficiency solutions, then our ability to sell our energy efficiency solutions will be limited. In addition, because the energy efficiency solutions market is rapidly evolving, we may not be able to accurately assess the size of the energy efficiency solutions market, and we may have limited insight into trends that may emerge and affect our business. If the market for our energy efficiency solutions does not continue to develop, or if the market does not accept our services and technologies, then our ability to grow our business could be limited and we may not be able to increase or maintain our revenue or profitability.

If we are unable to manage our anticipated revenue growth effectively, our operations and profitability could be adversely affected.

We intend to undertake a number of strategies in an effort to grow our revenue, including through acquisitions. If we are successful, our revenue growth may place significant strain on our limited resources. To properly manage any future revenue growth, we must continue to improve our management, operational, administrative, accounting and financial reporting systems and expand, train and manage our employee base, which may involve significant expenditures and increased operating costs. Due to our limited resources and experience, we may not be able to effectively manage the expansion of our operations or recruit and adequately train additional qualified personnel. If we are unable to manage our anticipated revenue growth effectively, the quality of our client care may suffer, we may experience client dissatisfaction, reduced future revenue or increased warranty claims, and our expenses could substantially and disproportionately increase. Any of these circumstances could adversely affect our business, results of operations and financial condition.

If our management fails to acquire companies in the future or to effectively negotiate the terms of future acquisitions, our growth may be impaired.

As part of our growth strategy, we intend to acquire companies with complementary technologies, products or services. Our management, including our board of directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. Our common stockholders may not have the opportunity to approve these acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination with an acquired company may fall significantly short of projections.

We may be unable to acquire companies that we identify as targets for various reasons, including:

•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	our inability to obtain adequate financing;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain the approval of the holders of our common stock, if required.

If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products or services on terms acceptable to us, our future growth may be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

Our ability to use our net operating loss carry forwards may be subject to limitation, which could potentially result in increased future tax liability.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carry forwards attributable to the period prior to such change. The number of shares of our common stock that we have sold in various transactions since our inception, together with any subsequent shares of stock we issue, or that our stockholders may sell, including those to be sold in the ADVB Acquisition, may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry forwards, which amounted to approximately $75 million as of December 31, 2007, to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability.

If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy efficiency solutions, we could lose our competitive advantage in the energy efficiency technology solutions market.

We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. The steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy efficiency solutions market, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, patents held by third parties may limit our ability to sell or otherwise commercialize products and technologies and could result in the assertion of claims of patent infringement against us. Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources. We could be forced to seek to enter into license agreements with third parties to resolve claims of infringement by our technologies of the intellectual property rights of third parties. Such licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the ADVB Acquisition

Shares eligible for public sale after this offering could have a material adverse effect on our stock price.

Sales of a substantial number of shares of our common stock in the public market following the Merger and the related exchange of ADVB common stock for Lime common stock, or the perception that these sales could occur, could cause the market price of our common stock to decline. The shares of common stock that may be issued in connection with the Merger will be available for resale immediately and the shares of common stock that may be issued in connection with the Stock Purchase will be available for resale six months after they are issued. In addition, to the shares issued in the ADVB Acquisition, we are obligated to offer to each ADVB warrant holder and option holder the right to exchange such holder’s derivative securities for new Lime warrants and options to purchase Lime common stock as such ADVB holder would have received had the ADVB holder exercised the ADVB warrant or option in full prior to the Merger. The outstanding ADVB options and warrants are exercisable for a total of 109,902,680 shares of ADVB common stock, and if all of the ADVB option and warrant holders accept the replacement offer, the replacement options and warrants will be exercisable for a total of 233,434 shares of our common stock, which represents approximately 1.8% of our common stock on a fully-diluted basis.

As a new investor, you will experience immediate and substantial dilution.

The price of our common stock being received by ADVB stockholders in the ADVB Acquisition is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, the price per share of our common stock substantially exceeds, on a per share basis, the value of our tangible assets after subtracting liabilities. ADVB stockholders receiving shares of our common stock will suffer additional dilution to the extent outstanding stock options and warrants are exercised and to the extent we issue any stock or options to our employees under our stock plan.

Our management will have broad discretion in allocating the cash assets of ADVB.

After the Merger, we expect to use the cash and cash equivalents held by ADVB for working capital and general corporate purposes, including possible use in funding potential future acquisitions. Consequently, our management will have broad discretion in allocating the net proceeds of this offering. You may not agree with such uses and our use of the proceeds from this offering may not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operation or financial condition.

Risks Related to Ownership of our Common Stock

The future trading market for our common stock may not be active on a consistent basis and the market price of our common stock could be subject to significant fluctuations after this offering.

Trading in our common stock has been limited and, at times, volatile since our shares were listed on The NASDAQ in February 2008. The trading volume of our common stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses. If we are unable to achieve these goals, the trading market for our common stock may be negatively affected, which may make it difficult for you to sell your shares. An active trading market for our common stock may not develop or, if developed, be sustained, and the trading price of our common stock may fluctuate substantially.

The price of our common stock may also fluctuate as a result of:

•	variations in our operating results;

•	announcements by us, our competitors or others of significant business developments, changes in client relationships, acquisitions or expansion plans;

•	analysts’ earnings estimates, ratings and research reports;

•	the depth and liquidity of the market for our common stock;

•	speculation in the press;

•	strategic actions by us or our competitors, such as sales promotions or acquisitions;

•	actions by institutional and other stockholders;

•	recruitment or departure of key personnel; or

•	domestic and international economic factors and trends, some of which may be unrelated to our performance.

The stock markets, in general, periodically experience volatility that is sometimes unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline, and in particular, you may not be able to resell your shares at or above the public offering price.

In the past, following a period of volatility in the market price of a company’s securities, securities class action litigation has often been brought against a company. Because of the potential volatility of our common stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Due to the concentration of holdings of our stock, a limited number of investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

There were 8,700,209 shares of our common stock outstanding as of September 30, 2008, of which a total of 13 investors beneficially own in the aggregate approximately 81%, which does not include Series A-1 preferred stock which is convertible into common stock. As a result of their significant ownership, these investors may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation, as amended (the “Certificate of Incorporation”). This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, these investors could be able to seek to receive a control premium to the exclusion of other common stockholders.

A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by these holders, can be sold in the public market from time to time, subject to limitations imposed by federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by these investors or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.

The large concentration of our shares held by this small group of stockholders could result in increased volatility in our stock price due to the limited number of shares available in the market.

Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest.

We may find it necessary to raise capital again some time in the future or to consummate additional acquisitions through the issuance of equity or equity-linked securities. If we raise additional funds in the future through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. The recent acquisition of AEM resulted in the dilution of our stockholders’ equity ownership and will result in the additional dilution of their interest if certain earn-out stock payments in connection with the purchase of AEM are triggered before January 1, 2009. The recent conversion of our convertible note due to Mr. Kiphart into shares of Series A-1 preferred stock will result in additional dilution if the preferred stock is converted into shares of our common stock. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. Depending on the terms, common stock holders may not have approval rights with respect to such issuances.

We expect our quarterly revenue and operating results to fluctuate. If we fail to meet the expectations of market analysts or investors, the market price of our common stock could decline substantially, and we could become subject to securities litigation.

Our business is seasonal and can be affected by cyclical factors outside of our control. In addition, we recognize revenue on many of our long-term contracts once the project is substantially complete, resulting in intermittent periods of fluctuating revenue. Our quarterly revenue and operating results have fluctuated in the past and may continue to vary from quarter to quarter in the future. You should not rely upon the results of one quarter as an indication of our future performance. Our revenue and operating results may fall below the expectations of market analysts or investors in some future quarter or quarters. Our failure to meet these expectations could have an adverse effect on the market price of our common stock. In addition, these fluctuations may result in volatility in our results of operations and/or have an adverse effect on the market price of our common stock. If the price of our common stock falls significantly we may be the target of securities litigation. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs, management’s attention could be diverted from the operation of our business, and our reputation could be damaged, which could have a material adverse effect on our business, results of operations and/or financial condition.

If securities analysts do not publish research or reports about our business or if they downgrade their evaluations of our stock, the price of our stock could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their estimates or evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of Lime, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Stock Prices

Lime

Since February 25, 2008, our stock has traded on the NASDAQ under the trading symbol “LIME.” From December 12, 2000 to June 9, 2006, our common stock was listed on The American Stock Exchange under the trading symbol “ELC.” From June 12, 2006 through September 21, 2006, our common stock traded on the OTC Bulletin Board under the trading symbol “ELCY.” From September 22, 2006 until January 28, 2008, our common stock was traded under the symbol “LMEC” on the OTC Bulletin Board, which reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Following a 1-for-7 reverse stock split on January 28, 2008, our trading symbol on the OTC Bulletin Board was “LMEG” until February 25, 2008 when our stock began trading on the NASDAQ.

The following table sets forth the quarterly high and low selling prices for our common stock as reported on The American Stock Exchange, OTC Bulletin Board and NASDAQ since January 1, 2006, adjusted for our 1-for-15 reverse stock split effected on January 25, 2007, and our 1-for-7 reverse stock split effected on January 28, 2008.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2006:
Fiscal Quarter Ended March 31, 2006	$117.600	$58.80
Fiscal Quarter Ended June 30, 2006	$71.400	$4.90
Fiscal Quarter Ended September 30, 2006	$9.800	$5.25
Fiscal Quarter Ended December 31, 2006	$9.030	$5.32

Fiscal Year Ended December 31, 2007:
Fiscal Quarter Ended March 31, 2007	$7.700	$6.30
Fiscal Quarter Ended June 30, 2007	$15.050	$5.81
Fiscal Quarter Ended September 30, 2007	$14.210	$9.45
Fiscal Quarter Ended December 31, 2007	$15.750	$5.60

Fiscal Year Ended December 31, 2008
Fiscal Quarter Ended March 31, 2008	$12.000	$6.30
Fiscal Quarter Ended June 30, 2008	$10.500	$5.70
Fiscal Quarter Ended September 30, 2008	$7.255	$5.00
Fiscal Quarter Ended December 31, 2008	$6.31	$3.26

Fiscal Year Ended December 31, 2009
Fiscal Quarter Ended March 31, 2009 (as of January 21, 2009)	$5.000	$4.05

On November 17, 2008, the last trading day before the public announcement of the signing of the Stock Purchase Agreement, the last sales price per share of our common stock was $3.81 on the NASDAQ. On January 21, 2009, the latest practicable date before the date of this information statement/prospectus, the last sales price per share of our common stock was $4.29 on the NASDAQ.

ADVB

ADVB common stock is quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “ADVB.”

The following table sets forth the quarterly high and low selling prices for ADVB common stock as reported on the OTC Bulletin Board since January 1, 2006, and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2006:
Fiscal Quarter Ended March 31, 2006	$0.1600	$0.0625
Fiscal Quarter Ended June 30, 2006	$0.0900	$0.0250
Fiscal Quarter Ended September 30, 2006	$0.0990	$0.0180
Fiscal Quarter Ended December 31, 2006	$0.1400	$0.0350

Fiscal Year Ended December 31, 2007:
Fiscal Quarter Ended March 31, 2007	$0.0550	$0.0250
Fiscal Quarter Ended June 30, 2007	$0.0750	$0.0150
Fiscal Quarter Ended September 30, 2007	$0.0250	$0.0135
Fiscal Quarter Ended December 31, 2007	$0.0200	$0.0050

Fiscal Year Ended December 31, 2008
Fiscal Quarter Ended March 31, 2008	$0.0150	$0.0080
Fiscal Quarter Ended June 30, 2008	$0.0130	$0.0090
Fiscal Quarter Ended September 30, 2008	$0.0200	$0.0050
Fiscal Quarter Ended December 31, 2008	$0.0100	$0.0020

Fiscal Year Ended December 31, 2009
Fiscal Quarter Ended March 31, 2009 (as of January 15, 2009)	$0.009	$0.005

On November 17, 2008, the last trading day before the public announcement of the signing of the Stock Purchase Agreement, the last reported bid price per share of ADVB common stock was $0.006. On January 9, 2009, the latest practicable date before the date of this information statement/prospectus, the last reported bid price per share of ADVB common stock was $0.005 on the OTC Bulletin Board.

Dividends and Other Distributions

Lime has never paid cash dividends on our common stock or preferred stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

ADVB has never paid any dividends on its common stock.

Security Holders

Lime:

On December 31, 2008, there were approximately 4,000 record holders of our common stock and one record holder of our Series A-1 preferred stock.

ADVB:

On December 31, 2008, there were approximately 3,500 record holders of ADVB common stock.

THE ADVB ACQUISITION

The following is a discussion of the ADVB Acquisition. You are urged to read carefully the Stock Purchase Agreement in its entirety, a copy of which is attached as Appendix B to this information statement/prospectus.

Background of the ADVB Acquisition

In early 2008, our management recognized a need for additional capital in order to continue to take advantage of the business opportunities available to us. We began discussions with investment banks and placement agents to explore different capital-raising transactions and engaged William Blair & Company (“Blair”) to assist us in these efforts. Our chairman and largest stockholder, Richard Kiphart, is also a principal of Blair and is the head of its Corporate Finance department. We also pursued lending facilities with our existing lenders and other third party banks, but the tightening credit markets throughout 2008 meant we had difficulty banks willing to take on new loans.

During the course of our capital raising efforts with Blair, Mr. Kiphart agreed to loan us money to continue our expansion. Mr. Kiphart also presented to ADVB a proposal to participate in that loan facility, and the ADVB board approved the proposal. On March 12, 2008, we entered into a revolving credit facility with Mr. Kiphart and ADVB for up to $3 million, representing a $1.5 million commitment from each of them.

In May 2008 we decided to pursue the acquisition of Applied Energy Management, Inc. (“AEM”), an energy efficiency company. Successful completion of that transaction required additional cash payable to the sellers at closing, the assumption of AEM’s debt, and additional capital investment in our new AEM subsidiary after the closing. Our ongoing capital raising efforts, however, would not result in proceeds within the timetable for these additional cash needs. Mr. Kiphart agreed to increase his commitment to us under the revolving credit facility, and on June 6, 2008, we amended the facility to provide for borrowings of up to $9.5 million from Mr. Kiphart. ADVB’s total commitment remained at $1.5 million. We closed the acquisition of AEM on June 11, 2008 and continued to pursue capital raising efforts.

In August 2008 Blair advised us that market conditions made a public offering unviable. Accordingly, together with Blair, we began exploring several private placement structures. Meanwhile, we realized a need for more capital investment in AEM than we had previously anticipated, as well as funds for continued company-wide general operations. Mr. Kiphart again agreed to increase his commitment to us under the revolving credit facility, and on August 14, 2008 we further amended the facility to provide for borrowings of up to $14.5 million from Mr. Kiphart. ADVB’s total commitment remained at $1.5 million. We also secured the facility with a pledge of all our assets, and added an option for Mr. Kiphart and ADVB to convert the debt into shares of our common stock if the debt was not repaid at maturity.

In early September 2008, as Blair continued to explore a possible private placement, we began discussions with Mr. Kiphart on the circumstances under which he would be willing to convert his portion of the Kiphart/ADVB loan into additional equity in Lime. Mr. Kiphart indicated he was willing to consider such a proposal, contingent on a private placement closing of sufficient size to resolve our other cash flow requirements.

Following the sharp downturns in the stock markets in September and October 2008, Blair advised us in mid-October 2008 that they could not undertake a private placement on our behalf. We elected to proceed immediately with a smaller direct private placement to accredited investors who had previously expressed an interest in Lime. Several of these investors emphasized to us the need to have a firm plan in place to handle the repayment of the Kiphart/ADVB loan, as it was clear the proceeds from the private placement would not be enough for that purpose. We continued active negotiations with Mr. Kiphart about alternatives with respect to the Kiphart/ADVB loan, including the terms of a new class of convertible preferred stock, Lime Series A-1 preferred stock. In the meantime, our immediate cash flow and debt repayment needs required additional loans, and on October 31, 2008, we further amended the Kiphart/ADVB loan facility to provide for borrowings of up to $4.5 million from ADVB. Mr. Kiphart’s commitment remained at $14.5 million.

Having received sufficient interest in a private placement of our common stock, and having reached agreement with Mr. Kiphart on the terms of the Series A-1 preferred stock, on November 13, 2008, we accepted subscriptions from fifteen investors to purchase common stock and warrants for a total of $6,275,500. We closed $3,000,500 of these subscriptions on November 13 and accepted the remainder (including subscriptions from Mr. Kiphart and other officers and directors of Lime) with closing subject to our stockholder approval as required by NASDAQ Marketplace Rules. On November 14, 2008, Mr. Kiphart converted the entire amount of the approximately $14.7 million debt we owed him under the Kiphart loan into 358,710 shares of Series A-1 preferred stock.

Immediately after Mr. Kiphart’s conversion of his debt, there remained $1.5 million owed to ADVB, an amount that has increased to $1.89 million as of January 13, 2009. On or about September 2008 our management began to explore the possibility of acquiring ADVB to access its cash and retire the $1.5 million debt.

David Asplund, Lime’s chief executive officer, submitted a proposal for the acquisition of ADVB stock to Mr. Kiphart on September 16, 2008. On September 30, 2008, Mr. Asplund and Mr. Kiphart agreed to engage their legal advisers to begin discussions on possible structures for such an acquisition. On October 3, 2008, ADVB and Lime executed a nondisclosure agreement regarding a possible transaction. After consulting with its legal and accounting advisers, Lime’s management decided that the acquisition of ADVB through a short-form merger presented the most efficient alternative to accessing the assets of ADVB.

On October 7, 2008, Mr. Asplund, Daniel Parke (Lime’s president) and Jeffrey Mistarz (Lime’s chief financial officer) met with Mr. Kiphart and Christopher Capps (a stockholder and Director of ADVB beside serving as ADVB’s president) to negotiate the terms of an acquisition of ADVB’s stock. No agreement was reached at that time, and negotiations continued by phone through the end of October. On October 27, 2008, Lime retained Corporate Value Management, Inc. to establish an acceptable range of values for ADVB stock and ultimately to deliver a fairness opinion.

Beginning the week of November 3, 2008, Mr. Kiphart and Mr. Capps contacted by phone and email a total of eight additional ADVB stockholders about participating in Lime’s proposed purchase of their shares, assuming a satisfactory exchange ratio could be reached. Each of these eight ADVB stockholders were personally known to Mr. Kiphart or Mr. Capps and of which four were family members of Mr. Kiphart and four were then Directors of ADVB. These eight ADVB stockholders beneficially owned 7.5% of ADVB shares, an amount that when added with Mr. Kiphart’s and Mr. Capp’s ownership, exceeded the 90% of ADVB shares necessary to consummate a short-form merger.

On November 14, 2008, Lime and Mr. Kiphart and Mr. Capps reached agreement as to the exchange ratio for their ADVB stock: 0.002124 of a share of Lime common stock per share of ADVB common stock, the same ratio as will be applied in the Merger. Over the ensuing weekend of November 15 and 16, Mr. Capps and Mr. Kiphart communicated this ratio to the same ADVB stockholders they had contacted previously. Each of the eight ADVB stockholders contacted agreed to participate. One of the eight ADVB stockholders reported beneficial ownership of shares held by his direct family members (a spouse and minor child), bringing the total number of ADVB stockholders selling (including Mr. Kiphart and Mr. Capps) to twelve (the “Sellers”).

On November 18, 2008, the Sellers signed a Stock Purchase Agreement with Lime whereby they agreed to sell Lime all of their shares of ADVB stock, in exchange for Lime common stock, with closing subject to approval by Lime stockholders.

On November 18, 2008, we publicly announced the ADVB Acquisition and related restructuring measures including the private placement and Mr. Kiphart’s conversion of his debt.

Reasons for the ADVB Acquisition

We had significant need for operating capital in 2008. Given the state of the financial markets, our search for third-party lending sources was unsuccessful. Ultimately, we incurred over $13.4 million of secured debt to finance our operations in 2008, $11.5 million of which was advanced by Mr. Kiphart directly and $1.5 million of which was advanced by ADVB in addition to other smaller loans from other parties. All of this debt would have matured on March 31, 2009 and our board of directors determined that our timely repayment was unlikely without raising additional capital. Prior to execution of the Stock Purchase Agreement, Mr. Kiphart converted the debt owed to him under the Kiphart/ADVB loan into our Series A-1 preferred stock, eliminating the need for repayment of that debt. The debt owed to ADVB, however, remains outstanding and we are still in need of operating capital. In course of determining that the ADVB Acquisition is the best alternative to pay down our debt and access working capital, our board consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination. In particular our board and management considered the following:

•	Eliminate the ADVB debt. By effecting the ADVB Acquisition, we will own 100% of ADVB, thereby eliminating the need to repay the $1.89 million owed to ADVB.

•	Access Cash. The ADVB Acquisition ultimately will give us access to the approximately $5.6 million in cash held by ADVB, which we will use for general operating and capital expenses.

•	ADVB’s Lack of Operations. ADVB ceased to actively pursue its biotechnology business in 2006 and currently has no operations other than holding promissory notes from two companies including Lime. By acquiring ADVB we gain immediate access to its assets without taking on significant liabilities and expense of winding down its operations.

•	Timing and Expense of Acquisition. ADVB’s concentrated ownership and Mr. Kiphart’s overlapping majority ownership stake in ADVB and Lime allowed us to consummate the Merger quickly without the need to seek the approval of all of ADVB’s more than 3,400 stockholders.

•	Current Financial Markets. Due to the current market conditions, we have been unsuccessful in our efforts to seek sufficient financing from banks and private lenders to meet our working capital needs. As detailed in the preceding section, we were also unsuccessful in our attempts raise capital through public offering due to the current market conditions.

•	Corporate Value Management’s Fairness Opinion. We sought, received and have relied on a fairness opinion prepared by Corporate Value Management, Inc. (“CVM”) whereby CVM determined that the consideration paid to ADVB was fair from a financial point of view.

Fairness Opinion of Corporate Value Management, Inc.

Our board of directors engaged CVM to prepare a fairness opinion with respect to the consideration paid in the ADVB Acquisition. CVM presented an oral report to our board of directors and delivered its written opinion on November 18, 2008. CVM did not determine or recommend the amount of consideration, but reviewed only whether the proposed consideration was fair from a financial point of view. As noted in its opinion, CVM was not retained to advise us with respect to alternatives to the ADVB Acquisition or whether to proceed with the ADVB Acquisition. We did not impose any restrictions or limits on CVM with respect to its investigation or procedures.

The exchange ratio of 0.002124 of a share of our common stock for each share of ADVB common stock ultimately agreed to between us and the Sellers fell within the expected range as contemplated by CVM in its oral presentation to our board of directors and thus was consistent with CVM’s analyses, conclusions and overall opinion as to the fairness of the exchange ratio from a financial point of view.

The full text of CVM’s written fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered, limits on the review undertaken and methods employed by CVM in arriving at its opinion is attached hereto as Appendix C. The summary of the CVM fairness opinion contained in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion. You should read the CVM fairness opinion in its entirety.

CVM is a full-service financial consulting practice that is comprised of accredited experts in the fields of valuation, corporate finance, and corporate value enhancement strategy. CVM serves clients ranging in size from $1 million privately held entities to $1 billion multi-national publicly traded corporations, as well as government agencies. Our board of directors retained CVM based on such qualifications. The fees paid to CVM in connection with ADVB fairness opinion are $35,000. We have also paid CVM an additional $79,745 with respect to other valuation and impairment testing engagements during the previous two years.

Due Diligence Performed by CVM

As part of its due diligence, CVM performed the following reviews:

•	Reviewed our publicly available financial statements and other business and financial information and that of ADVB.

•	Reviewed our internal financial statements and other financial and operating data and that of ADVB which were prepared by the management of the respective companies.

•	Held discussions with our management and ADVB’s management concerning the business, past and current operations, financial condition and future prospects of the respective companies.

•	Reviewed the financial terms and conditions set forth in the draft of the Stock Purchase Agreement.

•	Reviewed our stock price and trading history of the common stock and that of ADVB.

•	Compared our financial performance and that of ADVB and the prices and trading activity of the common stock of both companies with that of other publicly traded companies which we deemed to be comparable with ADVB and Lime, respectively.

•	Participated in discussions with our representatives and those of ADVB.

•	Made such other studies and inquiries, and took into account such other matters as we deemed relevant, including our assessment of general economic, market, and monetary conditions as of the date of CVM’s opinion.

CVM’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. CVM’s opinion does not provide or imply any conclusion as to the likely trading range of any security issued by any party following the date of its opinion. These may vary depending upon, among other factors, changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

In rendering its opinion, CVM relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it on our behalf, by ADVB, or their respective representatives, or that was otherwise reviewed by CVM. With respect to budgetary information, CVM assumed that such information had been reasonably prepared in good faith reflecting our best currently available estimates and judgments and those of ADVB.

Analysis

In conducting its analysis, CVM analyzed the value of the assets being acquired, analyzed the value of the consideration paid, computed the premium being paid and compared the premium to both our most recent private placement transaction and private placement transactions observed in the marketplace. CVM concluded that the overall implied discount for the ADVB Acquisition was 19%, a number within the range of both our most recent private placement experience and the marketplace as a whole. The “implied discount” is computed as the difference between the monetary value of the assets paid less that monetary value of the assets received, divided by the monetary value of the assets paid.

The following is a summary of the material analyses CVM performed while preparing its fairness opinion.

Value of Assets Acquired

CVM equated the value of the assets acquired with a stockholders’ equity value of ADVB equal to $8.2 million.

Analysis of Value of ADVB

	Book Value	FMV		FMV
	Sep-30-2008	Adjustments		Sep-30-2008
	(All amounts in $000)

ASSETS
Current Assets
Cash and Equivalents	$4,978.4	$694.5	(1)	$5,672.9
Interest Receivable	84.6	—		84.6

Total Current Assets	5,062.9	694.5		5,757.4

Net Property, Plant & Equipment	11.5	—		11.5
Other Assets
Equity Investment — Organic Farm Marketing, LLC	50.0	(50.0	)(2)	—
Patents and Patents Pending (Net)	—	—	(3)	—
Note Receivable — Organic Farm Marketing, LLC	800.0	(800.0	)(4)	—
Restricted Cash (Wisc. Dept. of Agriculture CD)	1,000.0	—	(5)	1.000.0
Note Receivable — Lime Energy Co.	1,500.0	—		1,500.0

Total Other Assets	3,350.0	(850.0)		2,500.0

TOTAL ASSETS	$8,424.4	$(155.5)		$8,268.9

LIABILITIES
Current Liabilities
Accounts Payable	$66.5	$—		$66.5

Total Current Liabilities	66.5	—		66.5

Total Long-Term Liabilities	—	—		—

TOTAL LIABILITIES	66.5	—		66.5

STOCKHOLDERS’ EQUITY	$8,357.9	$(155.5)		$8,202.4

(1)	Assumes 99.21 million options exercised at $0.0007 per share.

(2)	Due to the speculative nature of the company, we have assumed no value for the debt and equity investments in Organic Farm Marketing, LLC (“OFM”)

(3)	No value has been ascribed to the ADVB patents for this exercise.

(4)	As of October 6, 2008, this cash is no longer restricted as the letter of credit for OFM to the WDOA has been cancelled.

Value of Consideration Paid

CVM calculated the value of the consideration to be paid by Lime at between $10.3 million and $12.2 million. Using the closing price for our common stock as of November 17, 2008, the consideration value was $10.3 million. Based on a weighted average calculation and using the 10-day volume weighted average, the consideration value was $12.2 million.

		Price as of
	Price as of	11/14/08 Used in	10 Day Volume Wtd
	11/17/08	Transaction	Avg Price

Number of Lime Shares Required	2,691,238	2,691,238	2,691,238
Price Per Share	$3.8100	$4.0600	$4.5485

Value of Consideration Granted	$10,253,616	$10,926,425	$12,241,120

Calculation of Premium Paid and Implied Discount

The monetary value of the assets to be acquired from ADVB is 19% to 33% less than the monetary value of the stock we will give to the shareholders of ADVB. Given the fixed exchange ratio for the ADVB Acquisition, increases in the value of our common stock would have the effect of increasing the discount, and decreases in the value our common stock would have the effect of decreasing the discount. Taking into account various measures of the value of our stock and possible fluctuations in the value of one of ADVB’s assets, CVM arrived at an “implied discount” of 19% based on the $3.81 per share closing price for our common stock as of November 17, 2008

Implied Premium Paid Given Differing Assumptions as to the Value of the OFM Investment

		OFM Value = 50%	OFM Value = 100%
	No OFM Value	Book Value	Book Value

Value of ADVB Assets ($000)	$8,269	$8,627	$9,119
Shares of Lime (000)	2,691	2,691	2,691

Value Received Per Share of Lime	$3.07	3.21	3.39

Lime — 11/17/08 Close	$3.810	$3.810	$3.810
Implied Acquisition Premium	24.0%	18.8%	12.4%
Equivalent PIPE Discount	19.4%	15.9%	11.1%
Lime — last 10 day avg	$4.549	$4.549	$4.549
Implied Acquisition Premium	48.0%	41.9%	34.2%
Equivalent PIPE Discount	32.5%	29.5%	25.5%
Lime — 52 week high	$14.001	$14.001	$14.001
Implied Acquisition Premium	355.7%	336.7%	313.2%
Equivalent PIPE Discount	78.1%	77.1%	75.8%
Acquisition Premium = (Value of Shares / Value Received Per Share) — 1
Equivalent PIPE Discount = (Value of Shares — Value Received Per Share) / Value of Shares

Calculation of Discount for Recent Lime Private Placement

CVM analyzed the $6.3 million private placement we conducted on November 13, 2008 and determined that it was effected at a 23.8% discount to that day’s closing price. This discount is slightly higher than the discount calculated on the ADVB Acquisition, even when ascribing no value to the OFM assets of ADVB.

Pricing of Lime Private Placement Transaction as of November 11, 2008

	Price 11/11/08	Price — 10 Day Avg.

Value of shares sold in Private Placement	$4.100	$4.675
Value of warrants granted (1 for every 4 shares)	0.509	0.509

Value of stock and warrants (value given up)	$4.609	$5.184
Private Placement Closing Price (value received)	$3.510	$3.510

Premium on Private Placement = (value given up/value received ) — 1	31.3%	47.7%
Discount on Private Placement = (value given up — value received)/value given	23.8%	32.3%

Calculation of Marketplace Comparables for Private Placement Discounts

CVM analyzed 328 private placement transactions and filtered them to arrive at 49 comparable transactions. Within this set, CVM determined that the 19% implied discount for the ADVB Acquisition fell within the top 1/3 of discounts applicable to such transactions.

•	Approximately 33% of the above PIPE transactions were completed at discounts equal to or greater than the implied discount of 19%. 18% of the deals were completed at discounts in excess of 35%.

•	It is important to note that the discounts reported in PlacementTracker exclude any value attributable to attached warrants. Any value attributable to these warrants would increase the discounts reported by PlacementTracker.

Following CVM’s presentation of its analyses and conclusions, our board of directors reviewed and digested the analyses and conclusions in their totality in reaching the board’s own conclusions with respect to the advisability of the ADVB Acquisition. Our board of directors did not make any specific observations or reach any specific conclusions with respect to any of the individual analyses presented by CVM.

General Matters Regarding CVM Fairness Opinion

The preparation of a fairness opinion is not susceptible to partial analysis or summary description. CVM believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. CVM has not indicated that any of the analyses which it performed had a greater significance than any other.

In determining the appropriate analyses to conduct and when performing those analyses, CVM made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond our control. The estimates contained in the analyses which CVM performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of CVM’s analysis of the fairness from a financial point of view of the proposed consideration for ADVB common stock as of the date of the opinion. The analyses are not appraisals and do not reflect the prices at which any securities may trade at the present time or at any time in the future.

Material Interests of Certain Stockholders of Lime and ADVB in the ADVB Acquisition

Mr. Kiphart, one of the Sellers, is the beneficial owner of more than 80% of the shares of ADVB and serves as its Chairman. David Valentine, Mr. Kiphart’s son-in-law, is also a stockholder of ADVB. Messrs. Kiphart and Valentine also hold options to purchase a total of 6,075,000 shares of ADVB common stock and will be offered the opportunity to replace those options with options to purchase a total of 12,093 shares of our common stock. Please see “The Stock Purchase Agreement — Replacement Offer for ADVB Options & Warrants” beginning on page 35.

Mr. Kiphart is also a significant stockholder of Lime and serves as its Chairman. Mr. Valentine is also a stockholder and board member of Lime. The Stock Purchase Agreement specifies that Mr. Capps will be added to Lime’s board of directors following the closing of the ADVB Acquisition.

Our board of directors and a majority of our stockholders approved the ADVB Acquisition, and were fully informed of the interests of Mr. Kiphart. Mr. Kiphart recused himself from approving the ADVB Acquisition in his capacity as a member of our board of directors, but has approved the transaction in his capacity as a Lime stockholder.

Material Interests of ADVB’s Management in the ADVB Acquisition

When ADVB stockholders review the information regarding the ADVB Acquisition described herein, they should keep in mind that ADVB’s officers and directors have interests in the ADVB Acquisition that are different from, or in addition to, theirs. The ADVB Acquisition provides that we will use our best efforts to cause Christopher W. Capps, ADVB’s current President and Chief Executive Officer, to be appointed to our board of directors. The other members of our board of directors will remain the same. In addition, all of the directors and executive officers of ADVB own options and/or warrants issuable and exercisable for 53,506,667 shares of ADVB common stock in the aggregate.

Authorization By Our Board of Directors and the Majority Stockholders of Lime

Our common stock is traded on NASDAQ. Consequently, we are subject to the NASDAQ Marketplace Rules. Although the ADVB Acquisition does not require stockholder approval under our Certificate of Incorporation or Bylaws, the issuance of common stock pursuant to the ADVB Acquisition does require the approval of the stockholders holding at least a majority of our outstanding capital stock under Marketplace Rule 4350(i)(1)(D), all as more fully described below.

Marketplace Rule 4350(i)(1)(C) requires NASDAQ-listed issuers to obtain the approval of the stockholders holding at least a majority of the outstanding stock of a company prior to any issuance or potential issuance of securities in connection with the acquisition of stock of another company if any director, officer or substantial stockholder of the issuer has a 5% or greater interest, directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock could result in an increase in outstanding common shares or voting power of 5% or more.

Marketplace Rule 4350(i)(1)(C) is applicable to the issuance of shares pursuant to the ADVB Acquisition because (i) Richard P. Kiphart, our chairman and largest stockholder, has 5% or greater interest in ADVB and (ii) the issuance of our common stock pursuant to the ADVB Acquisition would result in an increase in outstanding common shares or voting power of 5% or more of the shares of our common stock.

As more fully described in the sections of this information statement/prospectus entitled “Background of the ADVB Acquisition,” and “Reasons for the ADVB Acquisition” beginning on pages 22 and 23, respectively, our board of directors determined that it was in our best interest and the best interest of our stockholders for us to execute the ADVB Acquisition.

Accordingly, on November 18, 2008, the board of directors of Lime unanimously adopted resolutions approving the ADVB Acquisition and the related agreements to which we are a party and recommended that our stockholders approve the issuance of our common stock to the stockholders of ADVB pursuant to the ADVB Acquisition.

Pursuant to the recommendation of our board of directors, the following holders of a majority of our outstanding capital stock executed the consents on November 26, 2008 approving the issuance of our common stock to the ADVB stockholders pursuant to the ADVB Acquisition.

	Shares of Common Stock Held	Percentage of Common Stock Held
Name of Stockholder	(On an as Converted Basis)	(On an as Converted Basis)

David R. Asplund	277,579	2.11%
Daniel R. Parke	3,012	0.02%
Richard P. Kiphart	5,733,823	43.63%
The Parke Family Trust	706,874	5.28%
TOTAL

On the record date for the consents, there were 9,555,053 shares of our common stock issued and outstanding with the holders thereof being entitled to cast one vote per share. On the record date, there were 358,710 shares of our Series A-1 preferred stock issued and outstanding with the holders thereof being entitled to cast 10 votes per share.

On the record date 6,571,077 shares of common stock, together with the Series A-1 preferred stock voting on an as-converted basis, were required to approve the ADVB Acquisition.

On the record date, our directors and executive officers and their affiliates owned and were entitled to vote 3,195,747 shares of our common stock, on an as-converted basis, or approximately 33.4% of the total voting power of the shares of our common stock and Series A-1 preferred stock outstanding on that date. These directors and officers consented to the ADVB Acquisition in the same manner as the public holders of the majority of the shares of our common stock.

Lime

Based on the actions taken by our board of directors and the foregoing consents, we have obtained all necessary corporate approvals in connection with the ADVB Acquisition. We are not seeking any proxies or additional written consents from any other stockholders, and our other stockholders will not be given an opportunity to vote with respect to the actions described in this information statement/prospectus. This information statement/prospectus is furnished to our stockholders solely for purposes of advising them of the action taken by the consents and to give such stockholders notice of such action taken as required by applicable law.

ADVB

No consents or approvals from the ADVB board of directors or stockholders are necessary in connection with the ADVB Acquisition. ADVB is not seeking any proxies or written consents from any of its stockholders, and its stockholders will not be given an opportunity to vote with respect to the actions described in this information statement/prospectus. This information statement/prospectus is furnished to ADVB’s stockholders solely for purposes of providing them with information about the ADVB Acquisition and its impact.

Accounting Treatment

ADVB has no revenue generating operations and does not have employees capable of developing a product that will be considered a business. Therefore it is not considered a business as defined by Regulation S-X, Rule 11-01(d) or by generally accepted accounting principles. Consequently, the Merger will not be accounted for as a business combination under the guidance of Financial Accounting Standard No. 141R, Business Combinations. The substance of the ADVB Acquisition includes two distinct events. First, as a result of the transaction, we are settling approximately $1.89 million of debt due to ADVB. In addition, we are receiving approximately $5.6 million of cash in exchange for shares of our common stock issued in connection with the ADVB Acquisition. As a result of the Merger, we will eliminate the debt due to the ADVB, record the assets acquired (consisting primarily of cash and cash equivalents) at fair value and credit equity for the fair value of our common shares issued in connection with the ADVB Acquisition.

As noted at page 34, we will issue unregistered common shares with no registration rights to the to the ADVB stockholder who are parties to the Stock Purchase Agreement and registered shares to the remaining ADVB stockholders with a fair value of $8.2 million for the assets of ADVB. The unregistered common shares were valued at approximately $3 per share based on our recently completed private placement that represents a contemporaneous cash transaction with independent parties.

APPRAISAL RIGHTS

Lime and ADVB are both Delaware corporations. Under the DGCL, the holders of Lime common stock will not be entitled to exercise any appraisal rights in connection with the Merger but holders of shares of ADVB common stock will have a statutory right to dissent.

In general, shares of ADVB common stock issued and outstanding immediately prior to the effective time of the Merger that are held by a holder who (i) has not accepted the offer by delivering a duly executed and properly completed Letter of Transmittal and related documentation, (ii) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of ADVB common stock in accordance with Section 262 of the DGCL, and (iii) has not effectively withdrawn or forfeited such dissenter’s rights prior to the effective time of the Merger, will not be converted into a right to receive shares of our common stock at the effective time. The statutory right of dissent is set forth in Section 262 of the DGCL and is complicated. A copy of Section 262 is attached hereto as Appendix A. Any failure to comply with its terms will result in an irrevocable loss of such right. ADVB stockholders seeking to exercise their statutory right of dissent are encouraged to seek advice from legal counsel. If, after the effective time of the Merger, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, then (A) such shares of ADVB common stock will be treated as if they had been converted as of the effective time of the Merger into a right to receive shares of our common stock and (B) such holder will receive shares of our common stock in accordance with the terms of the Merger Certificate.

TAX CONSEQUENCES OF THE ADVB ACQUISITION

The following is a summary of the material United States federal income tax consequences relevant to a United States Holder (as defined below) of ADVB shares of common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), United States judicial decisions, administrative pronouncements, existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. No ruling has been obtained, and no ruling will be requested, from the Internal Revenue Service with respect to any of the United States federal income tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions that are reached and describe herein.

The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to particular investors and does not address state, local, foreign, or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain taxpayers subject to special treatment under the U.S. federal income tax laws (such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers or traders in securities or currencies, investors whose functional currency is not the U.S. dollar, persons holding the stock as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons who acquired their stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services, or investors other than United States Holders.

For purposes of this summary, the term “United States Holder” means a beneficial owner of ADVB common stock that, for United States federal income tax purposes, is

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any state thereof (or the District of Columbia);

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (x) if a court within the United States is able to exercise primary jurisdiction over the administration of the trust, and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all substantial decisions of the trust; or (y) that has an election in effect under applicable income tax regulations to be treated as a United States person.

If a partnership is a beneficial owner of the ADVB common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds the shares of ADVB, you should consult your tax advisor regarding the tax consequences of the ADVB Acquisition.

All beneficial owners of ADVB common stock should consult their tax adviser as to the particular tax consequences to them of the ADVB Acquisition, including the applicability and effect of state, local, foreign, and other tax laws and possible changes in tax law.

Information Reporting and Backup Withholding Tax

Under certain circumstances, the Internal Revenue Code imposes a backup withholding obligation on certain reportable payments. Proceeds from the exchange or disposition of ADVB common stock pursuant to the ADVB Acquisition that are paid in the United States or by a U.S.-related financial intermediary will be subject to U.S. information reporting rules, unless a United States Holder is a corporation or other exempt recipient. In addition, payments that are subject to information reporting may be subject to backup withholding (currently at the rate of 28%) if a United States Holder does not provide its taxpayer identification number and otherwise comply with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a United States Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the Internal Revenue Service. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Tax Consequences to ADVB

For U.S. federal income tax purposes, the ADVB Acquisition will be treated as a purchase of the assets of ADVB in exchange for Lime common stock followed by a liquidation of ADVB. Accordingly, ADVB will recognize taxable income or loss in an amount equal to the difference between the value of the Lime common stock issued in the ADVB Acquisition and any other consideration (including cash issued pursuant to a United States Holder’s statutory appraisal rights) and ADVB’s tax basis in its assets. We do not believe that ADVB will recognize a material amount of taxable gain. In addition, to the extent that taxable gain is recognized, we believe that such taxable gain will not result in regular income tax due to the existence of net operating loss carryforwards, though a small amount of alternative minimum tax could be owed. Due to limitations under the Internal Revenue Code, ADVB’s net operating loss carryforwards will not be available either to Lime or to Merger Sub subsequent to the ADVB Acquisition.

Tax Consequences to ADVB Stockholders

The receipt of Lime common stock by a United States Holder pursuant to the ADVB Acquisition or cash pursuant to the United States Holder’s statutory appraisal rights, will be a taxable transaction for U.S. federal income tax purposes. A United States Holder will generally recognize U.S. source capital gain or loss on the disposition of ADVB common stock equal to the difference, if any, between (i) the value of Lime common stock (or the amount of cash) the United States Holder receives and (ii) the United States Holder’s adjusted tax basis in its ADVB common stock. A United States Holder’s basis in its ADVB common stock will generally be the cost at which it was purchased. Capital gain or loss will be long-term capital gain or loss if the United States Holder held the ADVB common stock for more than one year at the time of disposition. The deductibility of capital losses is subject to significant limitations under the Internal Revenue Code. A United States Holder’s basis in any Lime common stock received in the ADVB Acquisition will generally be the value of such stock on the date it is acquired.

Tax Consequences to Lime and Lime Stockholders

The issuance of Lime shares to ADVB stockholders under the Stock Purchase Agreement and the Merger is not a taxable event to Lime or its stockholders and is not expected to have any resulting tax consequences.

THE STOCK PURCHASE AGREEMENT

The following discussion summarizes material provisions of the Stock Purchase Agreement, a copy of which is attached as Appendix B to this information statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Stock Purchase Agreement and not by this summary.

The representations and warranties described below and included in the Stock Purchase Agreement were made by Lime and each of the parties to the agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Stock Purchase Agreement and are subject to important qualifications and limitations agreed to by Lime and each of the parties to the Stock Purchase Agreement in connection with negotiating its terms. The Stock Purchase Agreement is described in this information statement/prospectus and included as Appendix B only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Lime, ADVB or their respective businesses. Accordingly, the representations and warranties in the Stock Purchase Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this information statement/prospectus.

The Stock Purchase

On November 18, 2008, we entered into the Stock Purchase Agreement pursuant to which we agreed to purchase 90.8% of the capital stock of ADVB from the Sellers in exchange for shares of our common stock. The ADVB stock was valued at $0.008625 per share, based on the closing price of their common stock on November 14, 2008. The Sellers will receive 0.002124 of a share of our common stock in exchange for each share of ADVB common stock held by them, with any fractional shares rounded up to the next whole share. The Sellers held a total of 1,060,421,884 ADVB shares as of the signing of the Stock Purchase Agreement, resulting in a total of 2,252,341 shares of our common stock to be issued to the Sellers.

The Stock Purchase Agreement required us to prepare and file a registration statement on Form S-4 with respect to the shares of common stock to be offered to the ADVB shareholders as part of the Merger on or before December 31, 2008. Pursuant to an agreement dated December 31, 2008, between us and the Sellers’ Representative, the Stock Purchase Agreement was first amended to extend this filing deadline to January 16, 2009 and then again amended on January 16, 2009 to further extend this filing deadline to January 23, 2009.

The Merger

The Stock Purchase Agreement requires us to effect the Merger between Merger Sub and ADVB within 45 days of the closing of the Stock Purchase, with the Merger Sub continuing as the surviving entity, as a means to acquire all of the other shares of ADVB common stock not owned directly or indirectly by the Sellers. Because the Merger Sub will own more than 90% of the ADVB voting stock, the Merger will not require the vote or approval of any other ADVB stockholders or the board of directors of ADVB and therefore ADVB will not be soliciting any votes from their stockholders to consummate the ADVB Acquisition.

In the Merger, subject to appraisal rights, the remaining ADVB stockholders will receive 0.002124 of a share of Lime common stock in exchange for each share of ADVB common stock held by them, with any fractional shares rounded up to the next whole share. Upon completion of the Merger, the Merger Sub will own 100% of the stock of ADVB and the ADVB stockholders will have no ongoing rights as stockholders of ADVB (other than appraisal rights under Delaware corporate law), and will instead be stockholders of Lime.

Based on 1,167,621,940 ADVB shares outstanding as of September 30, 2008, approximately 2,480,478 shares of Lime common stock will be issued to the ADVB stockholders in the ADVB Acquisition, resulting in approximately 20.6% of the outstanding shares of our common stock being held by the Sellers and the other former ADVB stockholders.

Replacement Offer for ADVB Options and Warrants

As required by the Stock Purchase Agreement, all ADVB option and warrant holders (including the Sellers) will have the opportunity to exchange their existing ADVB options and warrants for new, fully vested options and warrants to purchase shares of our common stock, with the same aggregate exercise price and the same expiration date. The number of shares of our common stock available for purchase under any such replacement option or warrant will be equal to the number of shares of ADVB common stock formerly available under the original option or warrant, multiplied by the exchange ratio of 0.002124 and the exercise price will increase by a factor equal to approximately 471.

The outstanding ADVB options and warrants are exercisable for a total of 109,902,680 shares of ADVB common stock, and if all of the ADVB option and warrant holders accept the replacement offer, the replacement options and warrants will be exercisable for a total of 233,434 shares of our common stock, which represents approximately 1.8% of our common stock on a fully-diluted basis.

This information statement/prospectus is not an offer of Lime securities to ADVB option and warrant holders. Any Lime securities to be offered to ADVB option and warrant holders will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Payment of Richard P. Kiphart’s Legal Expenses

The Stock Purchase Agreement requires us to pay Mr. Kiphart’s legal expenses with respect to the Stock Purchase, estimated to be $27,000. All other Sellers and other ADVB stockholders must bear their own costs and expenses in connection with the ADVB Acquisition.

Indemnification of the ADVB Directors, Sellers and Officers

The Stock Purchase Agreement requires us to continue to indemnify the ADVB officers and directors against third party claims under the same terms as provided by ADVB for six years following the closing of the Stock Purchase. The Stock Purchase Agreement further requires us to indemnify the Sellers against third party claims in connection with this information statement/prospectus.

Directors and Executive Management Following the Merger

The Stock Purchase Agreement requires us to use our best efforts to cause Christopher W. Capps, the current president of ADVB, to be appointed as a director of our board within 10 days of the effective date of the Stock Purchase and during each election so long as Richard P. Kiphart continues to be our stockholder. The other members of our board of directors will remain the same.

Representations and Warranties

The Stock Purchase Agreement contains a number of representations and warranties made by the Sellers to us. The representations and warranties are subject, in some cases, to specified exceptions and qualifications, including that each is to the best knowledge of the Sellers’ Representative, Richard P. Kiphart. The representations and warranties relate to, among other things:

•	ADVB organization, capital structure and title to shares;

•	accuracy of ADVB’s SEC reports;

•	absence of any material adverse effect or certain other changes or events to ADVB since December 31, 2007;

•	ADVB’s legal proceedings; and

•	full disclosure by ADVB of material facts or information.

In addition to the foregoing, the Stock Purchase Agreement contains certain representations and warranties made by each of the Sellers to us that relate to, among other things:

•	authority, execution and delivery of the Stock Purchase Agreement;

•	consents and approvals of third parties, and permissions and authorizations of governmental entities, required in connection with the ADVB Acquisition;

•	ownership of ADVB common stock shares; and

•	access to publicly available information about Lime.

In addition to the foregoing, the Stock Purchase Agreement contains certain representations and warranties we made to each Seller that relate to, among other things:

•	organization, capital structure, corporate power and authority, and execution and delivery of the Stock Purchase Agreement;

•	consents and approvals of third parties, and permissions and authorizations of governmental entities, required in connection with the ADVB Acquisition;

•	accuracy of our SEC reports;

•	absence of any material adverse effect or certain other changes or events since September 30, 2008;

•	legal proceedings; and

•	full disclosure of material facts or information.

Market Standoff

From November 18, 2008 until the closing of the Stock Purchase, each Seller cannot sell, offer to sell, contract to sell, grant any option to purchase, pledge or otherwise transfer or dispose of any shares of our common stock or ADVB’s common stock beneficially owned by such Seller.

Lime’s General Release of Claims Against ADVB and its Directors and Officers

Pursuant to the Stock Purchase Agreement, Lime entered into a Release Agreement with ADVB on November 18, 2008 (the “Release Agreement”) whereby Lime released ADVB, its directors, officers, agents, attorneys, investment bankers, affiliates, holders of record, advisors and representatives from all claims, demands, debts, damages, liabilities, actions, causes of actions, suits, sums of money, accounts, obligations, costs, expenses, covenants, agreements, contracts and promises relating to (i) the conduct and management of ADVB, (ii) the discharge of fiduciary duties with respect to ADVB and its stockholders and (iii) the negotiation, execution and performance of the Stock Purchase Agreement. The Release Agreement excludes any claim in connection with any breach of the Stock Purchase Agreement made prior to the closing of the Stock Purchase Agreement or at any time if the breach arose directly from actual fraud, intentional misconduct or a knowing material violation of law.

Indemnification

The Stock Purchase Agreement provides that until March 31, 2009, each Seller will defend, indemnify and hold us, our directors, officers, employees and agents against any losses sustained in connection with any breach of a representation, warranty or covenant made by such Seller in the Stock Purchase Agreement or any inaccuracy or incompleteness of any information provided to us in writing by such Seller and stated specifically to be used for inclusion in this information statement/prospectus.

Governing Law

Except to the extent that the corporate laws of the State of Delaware apply to a party, the Stock Purchase Agreement is governed by and will be construed in accordance with the laws of the State of Illinois.

THE MERGER

The following summarizes material provisions of the Merger including the Merger Certificate. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Certificate and not by this summary.

The Merger

Subject to the terms and conditions of the Merger Certificate and in accordance with the DGCL, ADVB will merge with and into Merger Sub, the separate corporate existence of ADVB will terminate and Merger Sub will survive the Merger and continue to exist as a wholly owned subsidiary of Lime.

Ongoing Trading and Reporting

By virtue of the Merger, ADVB will be merged out of existence and consequently (i) that trading of ADVB shares in the OTC Bulletin Board will cease, and (ii) ADVB will terminate its reporting obligations to the SEC.

Consideration to be Received in the Merger

ADVB Common Stock

At the effective time of the Merger, each outstanding share of ADVB common stock, par value $0.001 per share, will be converted into the right to receive 0.002124 of a share of Lime common stock, par value $0.0001 per share. Holders of ADVB will not receive any fractional shares of Lime common stock in the Merger. Instead, the total number of shares of Lime common stock that any holder of ADVB common stock may receive in the Merger will be rounded up to the nearest whole number.

Adjustments to the Exchange Ratio

The exchange ratio will be appropriately adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Lime common stock or ADVB common stock prior to the effective time of the Merger.

Procedures for Exchange of Certificates

We will appoint an exchange agent for the purpose of exchanging certificates and uncertificated shares of ADVB common stock for the merger consideration. As soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail transmittal materials to each holder of ADVB common stock, advising such holders of the procedure for surrendering their share certificates (or an appropriate affidavit) to the exchange agent in exchange for shares of our common stock.

Each holder of a share of ADVB common stock that has been converted into a right to receive shares of our common stock will receive such shares upon surrender to the exchange agent of the applicable ADVB common stock certificate (or an appropriate affidavit), together with an executed letter of transmittal covering such shares and such other documents as the exchange agent may reasonably require.

After the effective time and until surrendered, each certificate that previously represented shares of ADVB common stock will represent only the right to receive shares of our common stock as described above under “Consideration to be Received in the Merger.” In addition, ADVB will not register any transfers of shares of ADVB common stock after the effective time of the Merger.

Holders of ADVB common stock should not send in their ADVB stock certificates until they receive, complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of ADVB stock certificates.

Closing and Effective Time of the Merger

The Merger will become effective upon the filing of the Merger Certificate with the Secretary of State of Delaware or at such later time as may be agreed upon by Merger Sub and ADVB and as specified in the Merger Certificate. The filing of the Merger Certificate will occur as soon as legally permissible after the effectiveness of the Registration Statement.

Directors and Executive Management Following Merger

David R. Asplund will serve as Chief Executive Officer of the combined company and Jeffrey R. Mistarz will serve as its Secretary and Treasurer.

Governing Law

The Merger Certificate is governed by and will be construed in accordance with the laws of the State of Delaware.

Description of Merger Sub

Merger Sub is our wholly owned subsidiary, which will be organized as a Delaware corporation prior to the Merger, for the sole purpose of effecting the ADVB Acquisition. Upon completion of the Merger, ADVB will merge with and into Merger Sub, and Merger Sub will continue its existence as a wholly owned subsidiary of Lime.

The Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Certificate.

INFORMATION ABOUT LIME

Overview

We are a provider of energy efficiency solutions that enable our clients to reduce their energy-related expenditures and the impact of their energy use on the environment. Our clients include commercial and industrial businesses, property owners and managers and energy service companies serving government and educational institutions. Our core Energy Efficiency Services business provides energy engineering and consulting services as well as the development and implementation of energy efficiency lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions. Through our Energy Technology business, we also offer a proprietary line of intelligent controllers that provide continuous management of HVAC and lighting equipment using wireless communication technology in order to reduce energy usage and improve system reliability.

Our business is organized into two principal segments: Energy Efficiency Services and Energy Technology.

•	Energy Efficiency Services. Our Energy Efficiency Services segment, which represented approximately 95% of our pro forma 2007 revenue, includes:

•	Engineering and consulting: We apply our engineering expertise to analyze each client’s energy consumption and operational needs and develop customized energy efficiency solutions. Our energy engineering consulting services include project development services, energy management planning, energy bill analysis, building energy audits and e-commissioning. We also provide design review and analysis of new construction projects to maximize energy efficiency and sustainability, project management of energy-related construction, and processing and procurement of incentive and rebate application.

•	Implementation: We provide a range of energy efficiency and conservation services, including energy efficiency lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions. Our objective is to improve the quality of our clients’ physical space, maximize their operational savings, capitalize on rebates available to them and reduce their maintenance costs. We take into consideration factors such as infrastructure requirements, best available technologies, building environmental conditions, hours of operation, energy costs, available utility rebates and tax incentives, and installation, operation and maintenance costs of various efficiency alternatives. Our professionals’ extensive knowledge in the area of energy efficiency solutions enables us to apply the most appropriate, effective and proven technologies available in the marketplace.

•	Energy Technology. Through our Energy Technology segment, which represented approximately 5% of our pro forma 2007 revenue, we offer our patented line of HVAC and lighting controllers under the eMAC and uMAC brand names. The eMAC technology provides remote monitoring, management and control of commercial rooftop HVAC units. This technology allows our clients to reduce energy consumption, thereby lowering operating expenses, and helps identify and prevent potential equipment failures, thereby reducing maintenance expenses and downtime. Our uMAC technology is a version of the eMAC that remotely controls the operation of a facility’s lights via wireless communications.

Currently, we primarily serve the commercial and industrial and the public sector markets. Our commercial and industrial clients include many Fortune 500 companies for which we directly provide our energy efficiency solutions. We also serve the public sector, including government and educational institutions, through our relationships with large energy service companies (“ESCO”). ESCOs are awarded project contracts with the public sector, and we serve as their energy efficiency service experts to develop and implement solutions outside of the scope of their offerings.

In 2007 our pro forma revenue increased by 63.7% to $60.4 million as compared to $36.9 million in 2006. We have invested significant amounts of capital and resources in building the infrastructure of our Energy Efficiency Services business and developing and enhancing the proprietary technology of our Energy Technology business. We believe these businesses form a strong platform for continued growth.

History

We have evolved considerably since we were formed in 1997 as an energy technology company to manufacture and sell the EnergySaver. The eMAC line of HVAC and lighting controllers has replaced the EnergySaver as our energy technology product, and energy technology is no longer our primary source of revenue. In June 2006 we launched our Energy Efficiency Services business through an acquisition. Our Energy Efficiency Services segment has grown rapidly through acquisitions and organic growth, and it represented 83% of our consolidated revenue and 95% of our pro forma revenue in 2007.

In 1997 we were formed as Electric City LLC, a Delaware limited liability company, for the purpose of marketing a line of lighting controllers, which we marketed under the EnergySaver name. In 1998 we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation. In 1998 we established a public trading market for our common stock through a merger with an inactive, unaffiliated company. Trading in our common stock commenced on August 14, 1998 on the OTC Bulletin Board. In May 2005 we acquired Maximum Performance Group, Inc. (“MPG”) a technology-based provider of energy and asset management products and services. MPG manufactures and markets its eMAC line of controllers for HVAC and lighting applications.

In June 2006 we established our energy service business through the acquisition of Parke P.A.N.D.A. Corporation (“Parke”). Parke is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. We expanded this business through the acquisition of Kapadia Consulting, Inc. (“Kapadia”) in September 2006. Kapadia is an engineering firm that specializes in energy efficiency solutions consulting and energy efficient lighting upgrades for commercial and industrial users. During 2007 we added to this segment through two small acquisitions and the opening of two additional offices.

In June 2008 we acquired AEM. AEM provides energy engineering and consulting services and energy efficiency services similar to our existing energy efficiency lighting solutions, and it also provides mechanical and electrical conservation services, water conservation services and renewable energy solutions.

Services and Products

Energy Efficiency Services — Engineering and Consulting

Within our Energy Efficiency Services segment, we provide engineering and consulting services for clients seeking to improve their energy efficiency, reduce carbon emissions and better manage their energy costs. Our engineering and consulting services include:

•	providing energy bill analysis to target the highest energy cost facilities within a client’s portfolio of buildings;

•	conducting building energy audits to identify energy cost reduction opportunities within a client’s facility;

•	providing energy management planning to assist in the development of energy master plans for both the supply side (energy procurement in deregulated markets) and the demand side (strategies to improve operating efficiency and reduce greenhouse gas emissions), which includes utility rate structure analysis, energy impact of future load growth or equipment replacement, U.S. EPA EnergyStar analysis, benchmarking and energy inflation risk analysis;

•	undertaking engineering design review to optimize energy efficiency of new construction and major renovation projects in order to improve a building’s energy efficiency and reduce long-term operating costs, which includes life-cycle cost analysis and comparison of different technologies and incremental costs versus savings analysis;

•	providing project management services for energy-related construction or upgrade projects, whether designed by us or others, ensuring that upgrade projects are installed and commissioned per the design specifications;

•	managing incentive and rebate application processing and procurement; and

•	providing e-commissioning, a methodical investigation and tune-up process for improving and optimizing an existing building’s operation by focusing on energy-using equipment such as heating, cooling, lighting, and their related controls.

Energy Efficiency Services — Implementation

We also provide implementation services to deploy our energy efficiency solutions to our clients. Historically, our engineering consulting service work often results in repeat revenue in the form implementation of lighting upgrades or HVAC controls, additional engineering work or expansion of the work to additional client facilities. With the acquisition of AEM in June 2008, we expanded our suite of energy efficiency services to include mechanical and electrical conservation services, water conservation services, and renewable energy project development and implementation services. Our comprehensive suite of energy efficiency implementation services includes:

•	Lighting Upgrade Services. As part of our services, we seek to determine the best lighting for our client or, in the case where our client is an energy service company, for their client to achieve targeted financial metrics and technical specifications. These lighting solutions take into consideration factors such as light and heat level requirements, building environmental conditions, hours of operation, energy costs, available utility and tax incentives, as well as installation, operating and maintenance costs of various lighting. We then upgrade the existing system with a new system that we custom configure with components from third-party manufacturers. Our designs often incorporate occupancy sensors, light harvesting, time clock controllers and IP addressable systems that facilitate control of individual fixtures for maximum energy savings.

•	Mechanical and Electrical Conservation Services. Our mechanical and electrical conservation services include the development, design, analysis, implementation and commissioning of mechanical and electrical efficiency projects at our client’s facilities. Mechanical projects utilize technology to increase the efficiency of HVAC systems. Heating technologies decrease energy consumption through steel and sectional boilers, more efficient burners with dual fuel technologies to take advantage of fuel switching opportunities and economizers to reduce exhaust gas temperatures. Cooling technologies consist of more efficient water or air cooled chillers, air handling equipment, roof top units, split systems and packaged equipment. Other mechanical projects consist of heat recovery, air compressor staging and upgrades along with other applications based on our clients’ facilities. Electrical projects consist of motor replacements, variable frequency drives, automated control systems and power factor correction. Unlike our lighting and water services, these services require regional installation and technical support. Our regional based mechanical, electrical and plumbing contracting offices provide local technical, estimation and construction support for opportunities that exist in their geographic region. Other benefits of our regional based offices include local vendor and manufacturing support for the materials and products that support the energy conservation projects. In most cases, mechanical and electrical conservation services development is performed in partnership with the ESCOs to establish an energy efficiency project which meets the owner’s objectives while meeting acceptable profitability and risk minimization thresholds.

•	Water Conservation Services. Our water conservation services include the development, analysis, specification and installation of water reduction technologies into a client’s facility. Technologies include dual flush toilets, waterless urinals, low flow aerators for sinks and shower heads and water reclamation for reintroduction. Water conservation is a demonstrated energy efficiency measure that provides significant energy and environmental cost savings. In addition to the savings associated with the cost of water, other related opportunities include reductions in sewer costs, domestic hot water expenses and carbon emissions from reduced fossil fuel fired to heat water. Additionally, reduced contribution to a city’s sewer system means that less waste has to be filtered at a treatment facility reducing sewer costs and environmental impact. We use our own crews to perform the installation of water projects throughout the country.

•	Renewable Project Development and Implementation. Our renewable project development projects include a biomass gasification plant which incorporates a wood chip storage bunker and auger wood chip feed system for boiler fuel supply; a solar domestic hot water and photovoltaic system consisting of parabolic solar dishes, heat exchangers and computerized solar dish tracking system; and a closed loop water/glycol geothermal heat pump system for a public housing development. We have developed and implemented these projects over the last three years. In each case we have worked closely with ESCOs to review the proposed technologies, analyze proposed system performance, design custom solutions and build to budget.

Energy Technology

Our eMAC technology provides remote monitoring, management and control of commercial rooftop HVAC units enabling our clients to significantly reduce energy consumption and identify and prevent potential equipment failures, thereby reducing operating expense, maintenance expense and downtime. Our eMAC technology provides the following benefits:

•	Remote wireless management of HVAC equipment. Our eMAC technology is comprised of an HVAC controller with wireless communication capabilities and a central, server-based, Internet-accessible software system that monitors and controls the operation of the connected HVAC units. Clients are able to centrally and remotely control the timing and temperature parameters of the HVAC systems in all branch offices to prevent changes to the local HVAC settings.

•	Remote wireless monitoring of HVAC equipment. The wireless communication capabilities of the eMAC technology allow us to monitor up to 140 points and remotely manage the operation of a client’s HVAC equipment to preempt and prevent possible failures, and to alert our clients of any potential equipment failures. This often permits us to react to a potential equipment problem before the occupants of the space are aware of any equipment malfunction. We charge our clients a monthly fee for this ability, though we often include an initial monitoring period with the purchase of an eMAC technology so that our clients can become familiar with the benefits of this service.

•	Improvement of HVAC operating efficiency. HVAC systems are designed to handle the hottest and coldest days of the year. Our eMAC technology, through its patented Pentech Energy Recovery Controller (“PERC”) manages this substantial excess system capacity by dynamically matching the HVAC output to any given load condition. PERC achieves this by periodically turning off the air conditioner’s compressor and condenser fan while continuing to run the evaporator fan, thereby continuing to deliver cooling to the conditioned space utilizing the energy stored in the cooling coils, heat exchanger and air ducts. In heating applications, PERC periodically closes the gas valve while continuing to operate the indoor air fan, delivering heated air into the space utilizing the heat stored in the heat exchanger and air ducts. At the same time, PERC is monitoring the rate of temperature change in the conditioned space in order to avoid overshooting the desired temperature setting.

Our uMAC technology is a version of the eMAC which has been simplified to remotely control the operation of a facility’s lights via wireless communications. Using the uMAC, a client can remotely, via the Internet, turn lights on and off and change the daily schedule for the operation of a facility’s lighting.

Sales and Marketing

Commercial and Industrial

We expect to continue to have significant new business opportunities with our existing clients. Additionally, we expect our sales force will continue to generate business from new clients through a combination of cold calls, referrals and trade shows. We employ a sophisticated proposal system combining proposal-generation software and a proprietary database based on over 20 years of experience designing and installing energy efficiency upgrades.

We employ a well-trained sales force comprised of over 29 sales personnel operating out of 7 offices across the country. Our sales force is organized into teams and is compensated based on the revenues generated by each team in addition to a base salary. We actively pursue new talent and have strived to hire sales personnel with highly-relevant industry expertise as well as training sales personnel who are new to the industry. Our sales force has experienced very low turn-over and we believe is positioned to handle our expected growth.

The extensive training and education of our sales force is a key to our business. Our sales force attends national and regional meetings each year where they review our sales model and are introduced to the latest technologies available in energy efficiency solutions market. These meetings are also used to exchange ideas and to provide feedback to our management regarding what the sales force is experiencing in the field. In addition, our newly hired sales and marketing personnel go through a comprehensive new hire orientation which covers our sales methods, including how to identify good prospects, how to gather data necessary to prepare a detailed sales proposal and how to close a sale. Trainees also learn how to create our standard client proposal and go on sales calls to see firsthand how a proposal is presented to a client by an experienced member of our sales team. They learn how to forecast their sales and how to use our client relationship management software to track their sales activities. In addition, they are taught about the types of services and technologies we sell and are given an overview of the available rebate incentive programs.

We have an established a five-step sales approach designed to shorten sales cycles, increase closing rates and help forecast future sales. It targets key decision makers, including senior executives and building owners and managers, and frames our services and technologies in the context of the value proposition they represent in terms of the return of investment, paybacks and rebates. We have also offered certain clients extended payment plans that enable them to pay for our energy efficiency solutions over time. Because the implementation of our energy efficiency solutions typically results in a reduction of our clients’ monthly energy costs, our clients can enjoy immediate positive net cash flow upon installation of our systems when they pay for our systems over time.

In addition to our sales group, we employ four full-time and two part-time marketing personnel. Our marketing department focuses on vertical market segments directly targeting our potential clients’ industries rather than introducing our energy efficiency solutions through general lighting industry trade shows. It also promotes our solutions through direct client education, including a tri-annual newsletter developed to highlight our services and technology. In addition, upon the fifth anniversary of receiving our services, each client receives a letter from our marketing department describing technology updates that are available to further increase the energy efficiency of their facilities.

Public Sector

With the addition of AEM, we are now completing public sector energy efficiency projects through our ESCO relationships. ESCOs assist public sector entities in reaching their energy efficiency goals by identifying opportunities to save energy, arranging third party financing, coordinating the engineering, design and implementation of the project, guaranteeing the savings over the life of the project, and operating and maintaining the project post-implementation. These contracts between the ESCO and public sector entity can last up to 25 years and are often awarded based on a company’s track record and financing capability. The ESCOs then in turn hire energy efficiency implementers, such as AEM, to help them design and implement portions of the project.

Our sales and development efforts to the public sector are focused on supporting and building relationships with the ESCOs. Over the years, AEM has positioned itself in the supply chain of many of the major ESCOs participating in public sector energy efficiency programs offering a comprehensive set of products and services to these companies. The combination of energy engineering expertise and regional implementation capabilities has spurred AEM’s recent growth in this sector. With the depth of energy efficiency solutions that we can provide, we believe that there are few competitors that can provide these set of services over the range of geographies required for public sector facilities.

Clients

During 2007, on a pro forma basis, we provided energy efficiency solutions to over 200 clients. Our client base includes a diverse cross-section of commercial and industrial businesses, property owners and managers and energy service companies serving government and educational institutions. Below is a list of our top ten clients in 2007, on a pro forma basis:

Client	Industry

Honeywell International Inc.	ESCO
DMJM Harris, Inc.	ESCO
Washington Mutual, Inc.	Banking
Johnson Controls, Inc.	ESCO
Sempra Energy	Utility
Frito-Lay North America	Food
Turner Construction Company	Construction
Lockheed Martin Corporation	Defense/Aerospace
Jones Lang Lasalle Inc.	Property Manager
Suntrust BKS Inc	Banking

In 2007 Washington Mutual, Inc. accounted for approximately 10% of our consolidated revenue or 3% on a pro forma basis. On a pro forma basis, Honeywell and DMJM Harris accounted for approximately 27% and 13% of our 2007 pro forma consolidated revenue, respectively.

Suppliers and Manufacturing

During 2007 approximately 12% of our consolidated materials and subcontracted labor came from two suppliers. Purchases from any one supplier will vary year-to-year depending on sales and inventory levels. None of our largest suppliers sell us proprietary products that we could not purchase from other vendors.

All of the products we implement in our solutions are purchased from third party suppliers and manufacturers. These products are generally widely available and are selected based on a combination of price, performance, features and availability.

The eMAC is manufactured for us by a contract manufacturer. We believe that this contract manufacturer has sufficient capacity to handle our anticipated growth in eMAC sales for the foreseeable future. In addition, we believe that many contract manufacturers across the country could manufacture the eMAC for us if our current contract manufacturer could not meet our needs. Most components used in the manufacturing of the eMAC are sourced from multiple suppliers, though some components are proprietary to a single manufacturer. We periodically engage in discussions with additional parts suppliers to ensure lowest cost pricing and reliability of supply.

Competition

Commercial and Industrial

The market for energy efficiency solutions is highly fragmented. We are not aware of any other company that offers the full range of energy efficiency services and technologies we offer on a national scale. Our Energy Efficiency Services segment faces competition primarily from lighting and lighting fixture manufacturers including, Sylvania Lighting Services and Orion Energy Systems, Inc., lighting fixture distributors, providers of energy efficiency lighting upgrades and maintenance, such as Amtek Inc. (which was recently acquired by Sylvania Lighting Services), and small regional providers of energy efficiency solutions. As we continue to integrate the operations of AEM into our business, we expect that we will extend energy efficiency offerings that are currently available to AEM’s public sector clients to our commercial and industrial clients, and we expect to face additional competition from providers of those services in the commercial and industrial market.

Our Energy Technology segment faces competition primarily from thermostat and HVAC unitary control manufacturers including TCS Basys Controls, Site Controls and Field Diagnostics. However, we are not aware of any competitor’s product which integrates all of the features of our eMAC technology. We differentiate ourselves through the value proposition our services and technologies represent by providing a comprehensive and integrated combination of operating efficiency, remote wireless management and remote wireless monitoring of HVAC and lighting equipment on a multi-site, national level.

Public Sector

The public sector marketplace is predominately served by ESCOs, who enter into energy efficiency service contracts with public sector entities. Once the ESCOs have secured contracts, they hire energy efficiency providers to help them design and implement portions of projects. We compete with other energy efficiency service providers to be the chosen partner for these ESCOs projects. The competing energy efficiency partners are primarily small, private players which we believe lack our reputation and capabilities. Through the acquisition of AEM, we have increased our size and position in the market, and we believe we can leverage this to gain a greater share of projects contracted by ESCOs. This acquisition has also allowed us to expand our national footprint to help us attain our goal of being the only provider of comprehensive energy efficiency solutions on a national level.

We believe the following are the principal factors by which providers of energy efficiency solutions compete for business in both the commercial and industrial and the public sector market:

•	client service and support;

•	quality and scope of services and products;

•	cost of services;

•	ability to service clients at a national level;

•	financial resources; and

•	experience and proven track record for services provided on transactions executed.

Compliance with Environmental Laws

Neither the production, nor the sale of our products in any material way generates activities or materials that require compliance with federal, state or local environmental laws. Our Energy Efficiency Services businesses use licensed disposal firms to dispose of old lamps, lighting ballasts or other products that may contain heavy metals or other potential environmental hazards.

Intellectual Property

We have six issued patents and two patents pending before the U.S. Patent and Trademark Office, as well as foreign patent offices on various aspects of the eMAC technologies. In addition, we have registered one copyright and two trademarks and have two additional trademark registrations pending.

Employees

As of November 30, 2008, we have 338 full time employees and 40 part time employees, of which 57 were management and corporate staff, 35 were engineers, 35 were engaged in sales and marketing, 16 to support new ESCO project development and 256 were engaged in project management, product installation, client support and field service.

Facilities

Our headquarters are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters and a warehouse. We acquired this facility in August 1998. There is a mortgage on the building that matures in February 2010.

Other properties that are used for sales and administration include:

Location:	Business Segment	Square Feet	Lease Expiration

Austin, TX	Energy Efficiency Services	4,000	June 2011
Bronx, NY	Energy Efficiency Services	2,500	Month-to-month
Glendora, CA	Energy Efficiency Services	9,350	December 2009
Greensboro, NC	Energy Efficiency Services	3,000	March 2011
Huntersville, NC	Energy Efficiency Services	6,560	March 2013
Lee, MA	Energy Efficiency Services	7,600	April 2010
Locust, NC	Energy Efficiency Services	4,000	March 2011
New York, NY	Energy Technology	2,800	September 2010
N. Miami Beach, FL	Energy Efficiency Services	5,510	May 2010
Riverton, UT	Energy Efficiency Services	600	December 2009
San Diego, CA	Energy Technology	8,200	September 2012
Saddle Brook, NJ	Energy Efficiency Services	2,288	January 2010
South Plainfield, NJ	Energy Efficiency Services	2,093	November 2009
Redmond, WA	Energy Efficiency Services	1,877	December 2009
Ventura, CA	Energy Efficiency Services	1,776	November 2010

We believe that the space and location of our current facilities in combination with the current and planned outsourcing of our manufacturing will be sufficient to reach a level of sales and production projected for the current year.

Legal Proceedings

From time to time, we have been a party to pending or threatened legal proceedings and arbitrations that are routine and incidental to our business. Based upon information presently available, and in light of legal and other defenses available to us, management does not consider the liability from any threatened or pending litigation to be material to us.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with Lime’s independent accountants or any reportable event that requires disclosure under Item 304 of Regulation S-K during the fiscal years ending December 31, 2006 and December 31, 2007, or any subsequent interim period.

LIME MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the related notes and schedules thereto and other information, including Risk Factors, appearing elsewhere in this information statement/prospectus and other reports and filings made with the SEC.

Overview

We are a provider of energy efficiency solutions that enable our clients to reduce their energy-related expenditures and the impact of their energy use on the environment. Our clients include commercial and industrial businesses, property owners and managers and energy service companies serving government and educational institutions.

We operate under three reporting segments: Energy Efficiency Services, Energy Technology and Financial Services.

•	Energy Efficiency Services. Our Energy Efficiency Services segment represented approximately 93% of our revenue during the first nine months of 2008 and 94% of our pro forma 2007 revenue (adjusted to include AEM). Our Energy Efficiency Services segment includes:

•	Engineering and consulting: Our energy engineering and consulting services include project development services, energy management planning, energy bill analysis, building energy audits and e-commissioning. We also provide design review and analysis of new construction projects to maximize energy efficiency and sustainability, project management of energy-related construction, and processing and procurement of incentive and rebate applications.

•	Implementation: We provide a range of energy efficiency and conservation services, including energy efficient lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions.

•	Energy Technology. Our Energy Technology segment, which represented approximately 7% of our revenue for the first nine months of 2008 and 6% of our pro forma 2007 revenue (adjusted to include AEM), offers our patented line of heating, ventilation and air conditioning, HVAC and lighting controllers under the eMAC and uMAC brand names. The eMAC technology provides remote monitoring, management and control of commercial rooftop HVAC units. Our uMAC technology is a version of the eMAC that remotely controls the operation of a facility’s lights via wireless communications.

•	Financial Services. Our Financial Services segment began operations in late 2007 to enable our commercial and industrial clients to pay for our energy efficiency solutions over time. We record the extended payment receivables from our clients as long-term receivables and consolidate them within a subsidiary for purposes of optimal receivables management and in anticipation of potentially financing them in order to reduce our cost of capital. Since its inception through September 30, 2008, we have provided extended payment terms on approximately $2.3 million of our sales, and we had approximately $2.0 million of receivables in this portfolio as of September 30, 2008.

General Business Trends and Recent Developments

The trends, events, and uncertainties set out in this section have been identified as those we believe are reasonably likely to materially affect the comparison of historical operating results reported in this prospectus to either other past period results or to future operating results. These trends, events and uncertainties include:

Recent Establishment and Expansion of Energy Efficiency Services Business

In 2006 we established our Energy Efficiency Services business through the acquisitions of Parke and Kapadia. Our acquisition of AEM in June 2008 as well as additional acquisitions and the opening of new offices have significantly added to this segment. Our Energy Efficiency Services business represented approximately 83% of our consolidated revenue in 2007, and 95% of our 2007 consolidated revenue on a pro forma basis. Certain characteristics of this new business, such as seasonality, margins and working capital requirements, are fundamentally different than those of our previous business; therefore, we believe our historical results will not be indicative of our future performance. As an example, in 2007 the Energy Efficiency Services business was somewhat seasonal with a disproportionate amount of revenue recognized in the second half of the year. This seasonality is likely to result in greater fluctuations in our revenue, earnings and working capital requirements throughout the year than we had experienced prior to the establishment of our Energy Efficiency Services business. Because certain of our expenses are relatively fixed, as described below, fluctuations in the revenues of our Energy Efficiency Services business are also likely to cause fluctuations in our earnings.

Uncertainty Regarding our Energy Technology Segment

In May 2005 we added the eMAC and uMAC line of HVAC and lighting controllers through the acquisition of MPG. To date, this product line has failed to reach the level of sales necessary to achieve profitability.

In late 2006 we commissioned an independent review of the market for the eMAC which concluded that there appears to be an attractive market for the product. We therefore began an engineering project to replace certain components of the eMAC and to add cellular communications capabilities. Total research and development costs incurred in connection with the eMAC upgrades were approximately $700,000, $350,000 and $37,000 for the years ended December 31, 2007, 2006 and 2005, respectively, and approximately $850,000 for the nine months ended September 30, 2008. The project has experienced delays and cost overruns and, due to the limited availability of certain discontinued components for the existing version of the eMAC line, resulted in lower than expected sales of the eMAC during 2007. The Energy Technology segment incurred a significant loss during 2007, in part because the sales and administrative overhead of this segment was positioned to support a higher level of eMAC sales than was actually achieved during the year. These events contributed to the determination that MPG’s goodwill was impaired, resulting in the $4.2 million impairment charge at the end of 2007.

Historically, we have upgraded our eMAC technology through the combined efforts of our in-house technicians and outside consultants. Beginning early in 2008 we completely outsourced these efforts and retained an engineering consulting firm to assume responsibility for completing the eMAC upgrades with the objective of finalizing an upgraded version of the product in the last quarter of 2008. We have reduced the overhead of this segment in an attempt to reduce its 2008 loss. While we continue to believe there is an attractive market for the eMAC product line, we have not determined whether we can achieve the scale necessary for it to become a profitable business. If we fail to complete the engineering upgrade within the targeted timeframe or fail to generate sufficient sales, we will explore alternatives for reducing the losses generated by this segment, including possibly selling or discontinuing the business.

AEM Transaction

On June 11, 2008, we acquired all of the outstanding shares of AEM for $3.5 million in cash and 882,725 shares of our unregistered common stock, plus the assumption of $5.9 million of outstanding debt. In addition, the sellers of AEM can receive up to an additional $1.0 million in cash and 126,103 shares of common stock if AEM achieves certain revenue and adjusted EBITDA targets during the period from the acquisition through the end of 2008. Immediately following the acquisition, we infused $2.0 million of equity into AEM to provide for its working capital needs. We financed the acquisition and the equity infusion by drawing on an $11.0 million line of credit from our chairman and largest individual stockholder, Richard P. Kiphart, and ADVB a company controlled by Mr. Kiphart.

AEM provides energy engineering and consulting services and energy efficiency services similar to our existing energy efficiency lighting solutions. In addition, it provides mechanical and electrical conservation services, water conservation services and renewable energy solutions primarily for government and municipal facilities. The majority of AEM’s clients are ESCOs and it operates primarily on the East Coast.

Impact of AEM Transaction

As outlined above, on June 11, 2008 we acquired all of the capital stock of AEM, which now operates as our wholly-owned subsidiary. Because of the significance of this acquisition, our historical operating results are not expected to be indicative of our future operating results. In particular, we expect our revenue and expenses to increase substantially as a result of this acquisition. The following table reflects our historical operating results for selected income statement line items for the year ended December 31, 2007, and the same line items on a pro forma basis assuming the AEM acquisition and the related financing transactions occurred effective January 1, 2007.

	Year Ended December 31, 2007
	Actual	Pro Forma
		(Unaudited)

Revenue	$19,481,130	$60,380,996
Cost of sales	15,082,400	47,163,002

Gross profit	4,398,730	13,217,994
Selling, general and administrative expense	13,072,381	22,412,291
Amortization of intangibles	2,011,878	3,769,243
Impairment loss	4,181,969	4,181,969

Operating loss	(14,867,498)	(17,145,509)
Interest expense, net	(685,230)	(2,156,970)

Net loss	$(15,552,728)	$(19,302,479)

As a result of our acquisition of AEM, our pro forma revenue and gross profit were significantly higher than our actual revenue and gross profit. Also as a result of our acquisition of AEM, our pro forma SG&A expense and amortization of intangibles were significantly higher than our actual SG&A expense and amortization of intangibles. The higher pro forma SG&A expense and amortization of intangibles more than offset the higher gross profit, resulting in a pro forma operating loss that was greater than our actual operating loss. Due to the interest expense that we incurred in connection with our acquisition of AEM, our pro forma net interest expense was higher than our actual net interest expense. As a result of our pro forma operating loss being greater than our actual operating loss and our pro forma net interest expense being higher than our actual net interest expense, our pro forma net loss was greater than our actual net loss.

The acquisition of AEM may reduce the seasonality of our consolidated revenue because AEM derives the majority of its revenue from long-term government contracts that are generally not seasonal in nature. However, because a few large projects are often responsible for a significant portion of AEM’s annual revenue, the level of activity, initial project delays or gaps between projects can have a significant impact on the revenue and earnings of a particular period.

As explained above, we borrowed $5.5 million on our line of credit to fund the cash portion of the AEM acquisition price and a $2.0 million equity infusion we made into AEM immediately following the acquisition for working capital requirements. The annual interest expense of $953,000 associated with this use of our line of credit has been included in our pro forma results for 2007. It is our intent to use a portion of the proceeds from this offering to repay this debt, thereby eliminating the associated interest expense.

Private Placement

On November 13, 2008, we entered into Subscription Agreements with 15 investors to sell 1,787,893 units, each comprised of one share of our common stock and a warrant to purchase an additional quarter share of our common stock. The sale price was $3.51 per unit, which is equal to 75% of the volume-weighted average price of our common stock for the ten days prior to the closing. The warrants allow holders to purchase a share of our common stock for $4.10 per share, which was the closing price of our common stock on the day prior to the closing, and the warrants are exercisable any time after May 13, 2009 and before November 13, 2011. The total gross proceeds raised in the private placement will be $6,275,500. The private placement will close in two tranches: tranche A, which is comprised of unaffiliated investors; and tranche B which is comprised of affiliated investors. We raised $3,000,500 in tranche A, which closed on November 13, 2008. We anticipate closing on the remaining $3,275,000 in tranche B during the first quarter of 2009. Proceeds from the private placement will be used for working capital purposes.

Recapitalization

On November 14, 2008, we entered into a Preferred Stock Purchase Agreement with Richard P. Kiphart, under which we sold Mr. Kiphart 358,710 shares of our newly created Series A-1 preferred stock in exchange for his agreement to cancel a promissory note we issued in the then outstanding amount of $14,707,104 (the “Recapitalization”). The note bore interest at 17% per annum and would have matured on March 31, 2009. Each outstanding share of Series A-1 preferred stock is entitled to cumulative quarterly dividends at a rate of (i) 15% per annum of its stated value, which is $41.00 per share, on or prior to March 31, 2009 (9% payable in cash and 6% payable in additional shares of Series A-1 preferred stock); and (ii) 17% per annum of its stated value at any time on or after April 1, 2009 (9% payable in cash and 8% payable in additional shares of Series A-1 preferred stock). The Series A-1 preferred stock is convertible into shares of common stock on a 10-for-1 basis anytime after December 31, 2009, subject to adjustment. Each share of Series A-1 preferred stock is currently entitled to 10 votes and the Series A-1 preferred stock votes along with the common stock. In connection with this Recapitalization, we expect to remove $14.7 million in liabilities from our balance sheet and treat the Series A-1 preferred stock as equity.

Employee Stock Purchase Plan

On November 18, 2008, our Board approved the Lime Energy Co. 2008 Employee Stock Purchase Plan (“ESPP”), subject to stockholder approval. The holders of a majority of the total number of shares of our outstanding Common Stock approved the ESPP pursuant to a consent dated November 13, 2008. Implementation will occur during the first quarter of 2009. All of our employees and employees of our affiliates who have been employed for at least six months and whose customary employment is at least 20 hours per week and at least five months per calendar year are eligible to participate in the ESPP, except for persons who are deemed under Section 423(b)(3) of the Code, to own 5% or more of our voting stock. The ESPP provides, for a series of six-month offering periods commencing on January 1 and July 1 of each year, with the first offering per period commencing on January 1, 2009. During each offering period, employees who enroll in the ESPP for the offering period are granted an option to purchase shares through the accumulation of payroll deductions of not more than 15% of each participant’s compensation (up to a maximum of $25,000 per calendar year, based on the fair market value of the shares determined as of the date the option to purchase such shares is granted). The number of shares to be purchased will be determined by dividing the participant’s balance in the ESPP account on the last day of the offering period by the purchase price per share. The purchase price per share will be the lesser of 85% of the fair market value of our common stock on the last day of the offering period or 85% of the fair market value on the first day of the offering period. Unless a participant withdraws from the ESPP, such participant’s option will be exercised automatically on the last day of the offering period.

Option Exchange Offer

On November 26, 2008, our Board approved an exchange offer pursuant to the recommendation of our Compensation Committee. Holders of a majority of the total number of shares of our outstanding capital stock executed a consent to the exchange offer on November 26, 2008 in accordance with NASDAQ Marketplace Rules. Under the proposed exchange offer, certain underwater stock options we issued to employees and directors may be exchanged for a lesser number of new stock options with exercise price equal to the closing price of the our common stock on the day the Exchange Offer. The proposed exchange ratios are intended to make the exchange offer value-neutral to our stockholders (and not significantly increase the cost of our awards) and decrease dilution. Under Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), to the extent the fair value of each replacement stock option granted to employees or directors exceeds the fair value of the stock option surrendered, such excess is considered additional compensation. This excess, if any, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new stock options, we will recognize as an expense for compensation. The incremental expense will be recognized ratably over the vesting period of the replacement options in accordance with the requirements of SFAS No. 123R. In the event that any of the replacement options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized. The total expense will vary according to the number of options tendered for exchange and the fair market value of our stock on the grant date of the replacement awards.

We have not commenced the employee exchange offer yet. Upon the commencement of the stock option exchange offer, we will file with the SEC a completed Schedule TO and related exhibits and documents, including the offer to exchange, when available because these materials will contain important information about the stock option exchange offer. The Schedule TO and related exhibits and documents will be available free of charge (i) at the SEC’s website at www.sec.gov, (ii) by directing a written request to: Lime Energy Co., Attn: Jeff Mistarz, 1280 Landmeier Road, Elk Grove Village, IL 60007-2410; (iii) by directing an email request to Jeff Mistarz at otender@lime-energy.com; or (iv) by contacting Jeff Mistarz at (847) 437-1666.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that involve significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 3 in the notes to our consolidated financial statements.

Use of Estimates

Preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. On an on-going basis, we evaluate our estimates, including those related to revenues, bad debts, warranty accrual, income taxes and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Revenue and Profit Recognition

We recognize our revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured. In addition, we follow the provisions of the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and client acceptance. Any amounts received prior to satisfying our revenue recognition criteria are recorded as deferred revenue.

Historically, we have recognized revenue primarily on a completed contract basis. Under the completed contract method, revenue is recognized once the project is substantially complete, resulting in some variability in revenue. This method works well with projects that are smaller and shorter in duration. AEM, however, recognizes, and will continue to recognize, all of its revenue on a percentage of completion basis. AEM’s projects generally are larger in terms of revenue and longer in duration; therefore, AEM recognizes revenue throughout the term of the project on a completion method based on the percentage of costs incurred. Because AEM represents 68% of our 2007 revenue on a pro forma basis, we expect at least for the near future that the majority of our revenue will be recognized on a percentage of completion basis. Under both methods of revenue recognition, any anticipated losses on contracts are charged to operations as soon as they are determinable.

In our Energy Technology segment, we often bundle contracts to provide monitoring services and web access with the sale of our eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which, at the time the hardware is delivered and installed, includes undelivered services essential to the functionality of the product. Accordingly, we defer the revenue for the product and services and the cost of the equipment and installation and recognize them over the term of the monitoring contract. Our monitoring contracts typically vary in length from one month to five years, with the majority of the contracts having one-year terms.

Revenue from our new Financial Services segment represents small administrative fees on the creation of extended payment arrangements between our wholly owned financing subsidiary and commercial and industrial clients that participate in our extended payment program. When an extended payment agreement is recorded, we are required to discount the receivable using a market rate of interest that would generally be available to our customer, and amortize the discount over the term of the receivable as interest income. As a result, a significant majority of the earnings of the Financial Services segment are recognized as interest income.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to make required payments. The allowance is largely based upon specific knowledge of clients from whom collection is determined to be doubtful and our historical collection experience with such clients. If the financial condition of our clients or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain clients’ ability to pay are incorrect, additional allowances may be required. During 2007 we increased our allowance by $126,000 and wrote off receivables of $341,000, all of which related to the EnergySaver business that we no longer market. As of September 30, 2008, our allowance for doubtful accounts was approximately $132,000, or 0.6% of our outstanding accounts receivable.

Amortization of Intangibles

We account for acquisitions of companies in accordance with the Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (SFAS No. 141). We allocate the purchase price to tangible assets and intangible assets based on their fair values, with the excess of purchase price amount being allocated to goodwill. The determination of the fair values of these intangible assets is based on a number of significant assumptions as determined by us, including evaluations of the future income producing capabilities of these assets and related future expected cash flows or replacement cost of the asset. We also make estimates about the useful lives of the acquired intangible assets. Should different conditions result in the determination that the value of the acquired intangible assets has been impaired, we could incur write-downs of intangible assets, or changes in the estimation of useful lives of those intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), goodwill is not amortized, but is subject to annual impairment testing which is discussed in greater detail under the heading “Goodwill” below.

Intangible assets included acquired technology, customer and contractual relationships, client backlog, non-competition agreements and trade names. Acquired technology was initially recorded at fair value based on the estimated after tax cost to replace the asset and is amortized over its estimated useful life on a straight-line basis. Customer and contractual relationships represent contractual and separable relationships that we have with certain customers and partners. These contractual relationships were initially recorded at their fair value based on the present value of expected future cash flows and are amortized over their estimated useful life. Non-competition agreements were initially recorded based on the present value of potential profits that could be lost, should the individual initiate a competing enterprise, and are amortized over the minimum term of the non-competition agreements. Trade name intangible assets are initially recorded at fair value based on the present value of the royalty payments that would need to be paid for the development and use of a comparable trade name should the name be unavailable to us. Trade name intangible assets are deemed to have an indeterminate life and are not amortized.

Impairment Loss

We evaluate all of our long-lived assets, including intangible assets other than goodwill and fixed assets, periodically for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets (SFAS No. 144). We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

During 2006 we determined that our EnergySaver based Virtual Negawatt Power Plan (“VNPP”) asset was completely impaired and recorded an impairment charge of $1.2 million to reduce the carrying value of the asset to zero.

Goodwill

We have made acquisitions in the past that included a significant amount of goodwill and other intangible assets. In accordance with SFAS No. 142, goodwill is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Estimated fair value is less than value based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. Many assumptions and estimates underlie the determination of an impairment loss, including economic and competitive conditions, operating costs and efficiencies. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. In February 2006 we signed a non-binding letter of intent to sell our Great Lakes Controlled Energy subsidiary. To determine if our goodwill would be impaired as a result of the expected sale, we compared the carrying value of the related reporting unit to the expected sale price of the business and determined that the goodwill was impaired. As a result, we recorded an impairment loss of $243,000 as of December 31, 2005.

During the fourth quarter of 2007 we updated our projections for portions of the Energy Efficiency Services and Energy Technology businesses and estimated the fair value based on the discounted current value of the estimated future cash flows. We then compared the calculated fair values of the reporting units to their carrying values. The analysis did not identify any impairment for the Energy Efficiency Services business, but did indicate that the value of the Energy Technology’s goodwill was impaired. The decline in the fair value of the Energy Technology segment was primarily the result of lower than expected sales of the eMAC line of HVAC controllers, in large part due to delays in a project to replace certain obsolete eMAC components. As a result of the decline in the fair value, we recorded an impairment loss of $4.2 million during the fourth quarter of 2007.

It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, we may have to take additional charges in future periods to recognize a further write-down of the value of the goodwill attributed to our acquisitions to their estimated fair values.

The acquisition of AEM resulted in the creation of approximately $5.3 million of amortizable intangible assets and $10.9 million of goodwill. The intangible assets, which include AEM’s customer lists, customer contracts, technology and sales pipeline, will be amortized over periods ranging from one to 15 years. We will evaluate AEM’s goodwill annually for indications of impairment beginning in 2009.

Stock-Based Compensation

We have a stock incentive plan that provides for stock-based employee compensation, including the granting of stock options and shares of restricted stock, to certain key employees. The plan is more fully described in Note 25 to our consolidated financial statements. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), which requires that we record stock compensation expense for equity-based awards granted, including stock options and restricted stock unit grants, over the service period of the equity-based award based on the fair value of the award at the date of grant. Prior to the adoption of SFAS 123(R), we accounted for stock compensation using the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under that method, compensation expense was recorded only if the current market price of the underlying stock on the date of grant exceeded the option exercise price. Since stock options are granted at exercise prices that are greater than or equal to the market value of the underlying common stock on the date of grant under our stock incentive plan, no compensation expense related to stock options was recorded in our consolidated statements of operations prior to January 1, 2006. We recognized $3.7 million and $4.8 million of stock compensation expense during 2007 and 2006, respectively.

Results of Operations

Revenue

We generate the majority of our revenue from the sale of our services as well as the sale of our proprietary products and the products that we purchase and resell to our clients. All of our revenue is earned in the United States.

Energy Efficiency Services Segment

Revenue from our Energy Efficiency Services business includes charges for our engineering, installation and/or project management services and the materials we purchase and resell to our customers. The substantial majority of our Energy Efficiency Services revenue is derived from fixed-price contracts, although we occasionally bill on a time-and-materials basis. Under fixed-price contracts, we bill our clients for each project once the project is completed or throughout the project as specified in the contract. Under time-and-materials arrangements, we bill our clients on an hourly basis with material costs and other reimbursable expenses passed through and recognized as revenue. Historically, our projects have typically been completed within one to three weeks, with the exception of a few multi-month projects. With the addition of AEM, the number of multi-month projects will increase, as historically, AEM’s projects have typically taken four to eight months to complete.

Energy Technology Segment

Revenue from our Energy Technology business includes charges for the sale of our eMAC/uMAC line of controllers, installation of the product and for ongoing monitoring services associated with the product. In our Energy Technology segment, we often bundle contracts to provide monitoring services and web access with the sale of our eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which, at the time the hardware is delivered and installed, includes undelivered services essential to the functionality of the product. Accordingly, we defer the revenue for the product and services and the cost of the equipment and installation and recognize them over the term of the monitoring contract. Our monitoring contracts typically vary in length from one month to five years, with the majority of the contracts having one year terms.

Financial Services Segment

Revenue from our new Financial Services segment represents small administrative fees on the creation of extended payment arrangements between our wholly owned financing subsidiary and commercial and industrial clients that participate in our extended payment program. When an extended payment agreement is recorded, we discount the receivable using a market rate of interest that would generally be available to our customer, and amortize the discount over the term of the receivable as interest income. As a result, a majority of the earnings of the Financial Services segment are recognized as interest income.

Gross Profit

Gross profit equals our revenue less costs of sales. The cost of sales for our Energy Efficiency Services business consists primarily of materials, our internal labor and the cost of subcontracted labor. The costs of sales for our Energy Technology business include charges from the contract manufacturer that manufactures the eMAC line of controllers, the costs of our internal labor and outside contractors used to install our product in our customers’ facilities, depreciation and charges for potential future warranty claims.

Gross profit is a key metric that we use to examine our performance. Gross profit depends in part on the volume and mix of products and services that we sell during any given period. A portion of our expenses, such as the cost of certain salaried project management and engineering personnel, are relatively fixed. Accordingly, an increase in the volume of sales will generally result in an increase to our margins since these fixed expenses are not expected to increase proportionately with sales. Our business is also seasonal, as such, our margins will vary with seasonal changes in our revenue due to the fixed nature of some of our costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) include the following components:

•	direct labor and commission costs related to our employee sales force;

•	costs of our non-production management, supervisory and staff salaries and employee benefits, including the costs of stock-based compensation;

•	costs related to insurance, travel and entertainment, office supplies and utilities;

•	costs related to marketing and advertising our products;

•	legal and accounting expenses;

•	research and development expenses; and

•	costs related to administrative functions that serve to support our existing businesses, as well as to provide the infrastructure for future growth.

Amortization of Intangibles

We incur expenses related to the amortization of identifiable assets that we have capitalized in connection with our acquisitions. In connection with our acquisition of AEM on June 11, 2008, we recorded identifiable amortizable intangible assets of $5.3 million and goodwill of $10.9 million which is not amortizable.

Other Expense

Other expense consists of interest expense, net of interest earned on our investments. Interest expense represents the interest costs and fees associated with our subordinated convertible term notes (including amortization of the related debt discount and issuance costs), our lines of credit, the mortgage on our headquarters building, notes payable and various vehicle loans. Interest income includes earnings on our invested cash balances and amortization of the discount on our long term receivables.

Results of Operations

Nine-Month Period Ended September 30, 2008 Compared to Nine-Month Period Ended September 30, 2007

Revenue

Revenue for the nine month period ended September 30, 2008 was $28,173,327, an increase of $16,080,997 or 133%, from the $12,092,330 for the same period in 2007. Our Energy Efficiency Services segment and Energy Technology segment represented 93% and 7% of our revenue during the first nine months of 2008, respectively, compared with 81% and 19%, respectively, during the nine-month period ended September 2007.

Revenue from our Energy Efficiency Services segment increased $16,322,518 or 166%, to $26,155,895 during the first nine months of 2008 from $9,833,377 during the first nine months of 2007. The acquisition of AEM in June 2008 was responsible for $13.7 million of the increase while our existing businesses were responsible for $2.6 million of the increase. The revenue increase from our business excluding AEM was due to acquisitions we made in June and August 2007 and increased productivity of our sales staff.

The revenue from our Energy Technology segment declined $571,298, or 22%, to $1,977,193 during the first nine months of 2008 from $2,548,491 during the same period in 2007. This segment continues to experience lower sales due to a lack of available product as the result of delays in completing the upgrade of the eMAC line of HVAC controllers. We are currently conducting field tests of the new version of the eMAC and expect to begin shipping product by the end of 2008.

During the nine-month period ended September 30, 2007, we recorded intercompany sales of $289,538 that represented sales from our Energy Technology segment to the Energy Efficiency Services segment, which resold the product to its customers.

Gross Profit

Our gross profit for the nine month period ended September 30, 2008 was $5,586,835, an increase of $2,622,364 or 88%, from the $2,964,471 earned in the first nine months of 2007. Our gross profit margin was 19.8% for the first nine months of 2008 compared to 24.5% for the same period in 2007. The acquisition of AEM in June 2008 contributed approximately $2.8 million toward our gross profit for the nine-month period ended September 2008. The hiring of additional personnel and purchases of new equipment earlier this year in the Energy Efficiency Services segment to support the higher revenue we are experiencing in the second half of 2008, resulted in a decline of approximately $200,000 in the gross profit of our existing businesses during the nine-month period. We expect our gross profit for 2008, before contributions from AEM, to exceed the amount earned during 2007 due to expected higher levels of revenue.

Selling, General and Administrative Expense

SG&A expense for the first nine months of 2008 increased $5,442,002, or 61%, to $14,311,751 from $8,869,749 during the first nine months of 2007. The acquisition of AEM in June 2008 and the inclusion of its SG&A expense was responsible for $3.3 million of the increase. Also contributing to the increase was a $650,000 increase in share based compensation expense, a $354,000 increase in research and development expense, and the inclusion of a full nine months of expense for the companies acquired in 2007. SG&A expense as a percentage of revenue was 50.8% for the first nine months of 2008 as compared to 73.4% for the same period in 2007.

Amortization of Intangibles

Amortization expense declined $275,694, or 17%, to $1,377,016 for the first nine months of 2008 from $1,652,710 for the first nine months of 2007. The decline is the result of certain intangible assets associated with the acquisition of Texas Energy Products, Kapadia Energy Services and Parke Industries becoming fully amortized, partially offset by additional amortization associated with the AEM acquisition in June 2008. Amortization expense for the Energy Services segment was $984,025 and $1,258,403 for the nine months ended September 30, 2008 and 2007, respectively, while amortization expense for the Energy Technology segment was $392,991 and $394,307 for the same periods.

Other Expense

Our net interest expense increased $1,438,805 to $1,800,733 during the first nine months of 2008 from $361,928 during the first nine months of 2007. Interest expense increased $1,313,406 to $1,871,001 for the nine months ended September 30, 2008, from $557,595 for the same period in 2007. The components of interest expense for the nine-month periods ended September 30, 2008 and 2007 are as follows:

	Nine Months Ended September 30
	2008	2007

Lines of credit	657,399	—
Convertible subordinated notes	374,311	167,657
Notes payable	48,259	12,594
Mortgage	21,474	33,818
Vehicle loans	9,036	3,385
Capital Leases	8,981	28

Total contractual interest	$1,119,460	$217,482
Amortization of deferred issuance costs and debt discount	751,541	340,113

Total Interest Expense	$1,871,001	$557,595

Contractual interest expense (the interest on outstanding loan balances) increased $901,978 to $1,119,460 during the first nine months of 2008 from $217,482 during the same period in 2007. The convertible subordinated notes were issued in late May 2007, and as a result, interest expense for the first nine months of 2007 only included four months of interest on these notes, whereas 2008 includes nine months of interest. Also contributing to the increase in our interest expense during the first nine months of 2008 was the use of our line of credit during 2008 and interest on the debt we assumed as part of the acquisition of AEM.

Our interest income for the first nine months of 2008 declined $125,399 to $70,268 from $195,667 for the first nine months of 2007. The decline was the result of lower interest rates and lower average invested balances. Included in interest income for the first nine months of 2008 is $24,357 of amortization of the discount on our long term receivables.

Twelve-Month Period Ended December 31, 2007 Compared to the Twelve-Month Period Ended December 31, 2006

Revenue

	Twelve Months Ended December 31,
	2006	2007	2007
	Actual	Actual	Pro Forma
			(Unaudited)

Energy Efficiency Services	$3,302,014	$16,182,172	$57,082,038
Energy Technology	4,841,610	3,609,816	3,609,816
Financial Services	—	8,292	8,292
Intercompany Sales	—	(319,150)	(319,150)

Total Revenue	$8,143,624	$19,481,130	$60,380,996

Our revenue increased $11.3 million, or 139%, to $19.5 million during the year ended December 31, 2007, as compared to $8.1 million for the year ended December 31, 2006. Of our 2007 revenue, without adjusting for intercompany sales, 83.1% was derived from our Energy Efficiency Services business and 18.5% was derived from our Energy Technology business. During 2006 Energy Efficiency Services and Energy Technology generated 40.5% and 59.5% of our total revenue, respectively.

Revenue for our Energy Efficiency Services segment was $16.2 million during 2007, an increase of $12.9 million, or 390%, over the $3.3 million recognized in 2006. Contributing to the increase in revenue for the Energy Efficiency Services segment was inclusion of Parke and Kapadia for a full year in 2007 (both were acquired during 2006), and the acquisitions of Texas Energy and Preferred Lighting during 2007. Revenue also benefited from an increase in the number of salespeople working in the segment and increased experience of our salespeople.

Revenue for the Energy Technology segment was $3.6 million in 2007, a decline of $1.2 million, or 25.4%, from the $4.8 million recorded in 2006. The decline in revenue was the result of our decision in December 2006 to discontinue the active marketing of the EnergySaver. Our eMAC-related revenue was approximately flat in 2007 when compared to 2006. While the segment benefited from utility energy rebates for certain eMAC projects, eMAC sales declined approximately 25% due to delays in the development of a new version of the eMAC. We anticipate that the new version of the eMAC will be ready for distribution in the fourth quarter of 2008. In the meantime, availability of the product will continue to be limited. As a result, we expect the 2008 revenue for the Energy Technology segment to be lower than the level achieved in 2007.

During 2007 we recorded intercompany sales of $319,000 which represented sales from our Energy Technology segment to the Energy Efficiency Services segment, which resold the product to its customers. Our revenue during 2007 was somewhat seasonal, with approximately 66% of the total revenue earned in the second half of the year.

The addition of AEM to the pro forma 2007 results increases the revenue by $40.9 million to $60.4 million. The inclusion of AEM would also increase the percentage of our 2007 revenue derived from this segment, prior to the elimination of intercompany sales, to 94.5% of our total revenue, while reducing the portion derived from the Energy Technology segment to 6.0%.

Gross Profit

	Twelve Months Ended December 31,
	2006	2007	2007
	Actual	Actual	Pro Forma
			(Unaudited)

Energy Efficiency Services	$708,322	$3,669,127	$12,488,392
Energy Technology	504,008	721,310	721,310
Financial Services	—	8,292	8,292

Total Gross Profit	$1,212,330	$4,398,729	$13,217,994

Our gross profit for 2007 was $4.4 million, an increase of $3.2 million, or 262.8%, from the gross profit of $1.2 million earned in 2006. Our gross profit margin was 22.6% in 2007, compared to 14.9% in 2006. The improvement in our gross profit was the result of increased revenue in our Energy Efficiency Services segment. We expect that certain fixed costs contained in our cost of sales will cause fluctuations in our margins on a quarterly basis due to the seasonality of our sales.

On a pro forma basis our gross profit was $13.2 and our gross margin was 21.9%.

Selling, General and Administrative Expense

	Twelve Months Ended December 31,
	2006	2007	2007
	Actual	Actual	Pro Forma
			(Unaudited)

Selling, general and administrative expense (excluding stock-based compensation)	$7,646,014	$9,490,315	$18,724,711
Stock-based compensation	4,519,686	3,582,066	3,582,066

Total selling, general and administrative expense	$12,165,700	$13,072,381	$22,306,777

As % of revenue	149.4%	67.1%	36.9%

Our selling, general and administrative expense increased $907,000, or 7.5%, to $13.1 million in 2007 compared to $12.2 million in 2006. All of this increase was attributable to the inclusion of a full year of expenses for Parke and Kapadia (both of which were acquired during 2006) and the additions of Texas Energy and Preferred Lighting during 2007. These increases were partially offset by a $938,000 decline in stock-based compensation expense. Our SG&A expense did not grow as fast as our revenue during 2007, and as a result, SG&A expense as a percentage of our total revenue declined to 67.4% from 149.4% in 2006.

On a pro forma basis, our SG&A expense was $22.3 million in 2007, or 36.9% of our revenue.

Amortization of Intangibles

	Twelve Months Ended December 31,
	2006	2007	2007
	Actual	Actual	Pro Forma
			(Unaudited)

Amortization expense	$1,210,006	$2,011,878	$3,769,243

Expense associated with the amortization of intangible assets increased $802,000, or 66.3%, to $2.0 million in 2007, from $1.2 million in 2006. This increase was primarily due to the increase in intangible assets added with the acquisitions of Texas Energy and Preferred Lighting during 2007.

If we had acquired AEM at the beginning of 2007, our amortization expense would have been $3.8 million, $1.8 million higher than the $2.0 million reported for the year.

Impairment Loss

During the fourth quarter of 2007, we completed an impairment analysis of MPG and determined that its carrying value exceeded its fair value to the degree that the goodwill associated with this business was completely impaired. As a result we recorded an impairment charge of $4.2 million to reduce the carrying value of the asset to zero. The decline in the fair value at Maximum Performance Group was largely due to delays in an engineering project to upgrade the eMAC. Sales for this segment in 2007 have been negatively impacted by delays in completing an upgrade to the eMAC line of controllers and delayed our marketing plans for the product.

Interest Expense, Net

	Twelve Months Ended December 31,
	2006	2007	2007
	Actual	Actual	Pro Forma
			(Unaudited)

Interest income	$194,182	$266,863	$266,863
Interest expense	(3,273,370)	(952,093)	(2,410,342)

Total interest expense, net	$(3,079,188)	$(685,230)	$(2,143,479)

Net interest expense declined $2.4 million during 2007 to $685,000, compared to $3.1 million for 2006. Interest expense declined $2.3 million to $1.0 million in 2007 from $3.3 million in 2006. The components of interest expense for the years ended December 31, 2006 and 2007 are as follows:

	Twelve Months Ended December 31,
	2006	2007	2007
	Actual	Actual	Pro Forma
			(Unaudited)

Line of credit	$50,344	$—	$
Note payable	16,563	16,547	16,547
Mortgage	46,495	43,931	43,931
Subordinated convertible notes	—	293,683	293,683
Convertible term loans	249,065	—	—
Other interest expense	1,772	5,476	1,463,725

Total contractual interest	364,239	359,637	1,817,886
Amortization of deferred issuance costs and debt discount	1,175,970	592,456	592,456
Prepayment penalty	516,071	—	—
Value of adjustment in conversion Price	950,865	—	—
Termination of post re-payment interest obligation	266,225	—	—

Total Interest Expense	$3,273,370	$952,093	$2,410,342

Total contractual interest expense (the interest on outstanding loan balances) declined $4,000 in 2007 to $360,000, as compared to $364,000 in 2006. In June 2006 we repaid two convertible terms loans and our convertible revolving note was converted to common stock. The reduction in interest expense associated with the retirement of these notes was largely offset by new $5.0 million subordinated convertible term notes which we issued in June 2007.

Upon the repayment of the convertible term loans in June 2006, we were required to pay a prepayment penalty of $516,000 and to recognize as interest expense the remaining unamortized balance of the capitalized issuance costs and the debt discount totaling $979,000. During June 2006 we also incurred a charge of $266,000 related to the termination of our obligation to pay the term loan lender a portion of certain cash flows for a five-year period. In June 2006 the holder of a convertible revolving note elected to convert the outstanding balance on the note, which triggered certain anti-dilution provisions in the note automatically adjusting the conversion price of the note. As a result, the lender received 126,222 additional shares which were recorded as interest expense in the amount of approximately $1.0 million.

On a pro forma basis, our net interest expense in 2007 was $1.6 million higher as a result of the inclusion of $1.0 million of pro forma interest related to the borrowings we made under our line of credit to fund the acquisition of AEM and to fund our $2.0 million equity infusion into AEM for working capital requirements and to ensure AEM met its financial covenants under its line of credit. Also contributing to the increase was $506,000 of interest expense on AEM’s line of credit, term note, subordinated notes and various vehicle loans and capitalized leases.

Twelve-Month Period Ended December 31, 2006 Compared to the Twelve-Month Period Ended December 31, 2005

Revenue

	Twelve Months Ended
	December 31,
	2005	2006

Energy Efficiency Services	$—	$3,302,014
Energy Technology	3,693,429	4,841,610

Total Revenue	$3,693,429	$8,143,624

Our revenue increased $4.5 million, or 120%, to $8.1 million during the year ended December 31, 2006, from $3.7 million for the year ended December 31, 2005. Revenue generated by our Energy Efficiency Services segment was responsible for $3.3 million or 74% of the increase in our revenue for 2006. The Energy Efficiency Services segment was created in 2006 through the acquisitions of Parke and Kapadia. During 2006, 59% of our revenue was generated by our Energy Technology segment and 41% was generated by our Energy Efficiency Services segment, while in 2005 100% of our revenue came from our Energy Technology segment.

The balance of the increase in revenue was generated by our Energy Technology segment due to increased eMAC sales, which was partially offset by lower EnergySaver sales. The increase in the eMAC revenue was due to the inclusion of a full year of results for MPG, which we acquired in May 2005, and higher unit sales.

Gross Profit

	Twelve Months Ended
	December 31,
	2005	2006

Energy Efficiency Services	$—	$708,322
Energy Technology	1,575	504,008

Total Gross Profit	$1,575	$1,212,330

Our gross profit increased from $1,575 to $1.2 million for the year ended December 31, 2006. Our gross profit margin increased to 14.9% in 2006 as compared to 0.04% in 2005. Included in the 2006 cost of sales was a $569,000 one-time charge to write off most of our EnergySaver inventory due to our decision to terminate the active marketing of this product. Adjusting for this charge, our gross profit in 2006 was $1.8 million, or 21.9% of sales. The increase in gross profit in 2006 was primarily attributable to increased sales of the eMAC and the acquisition of Parke on June 29, 2006. The 2006 cost of goods sold includes $297,000 of share-based compensation expense resulting from our adoption of SFAS 123(R) on January 1, 2006. No share-based compensation was included in the 2005 cost of goods sold.

Selling, General and Administrative Expense

	Twelve Months Ended
	December 31,
	2005	2006

Selling, general and administrative expense (excluding stock-based compensation)	$5,363,503	$7,646,014
Stock-based compensation	—	4,519,686

Total Selling, general and administrative expense	$5,363,503	$12,165,700

As a percentage of revenue	145.2%	149.4%

Our SG&A expense increased $6.8 million, or 127%, to $12.2 million for 2006, as compared to $5.4 million for 2005. Approximately 67%, or $4.5 million, of the increase was related to our adoption of SFAS 123(R) on January 1, 2006. We did not record stock compensation expense in 2005. Other significant items contributing to the increase in SG&A expense were approximately $680,000 from the inclusion of MPG for the full year, approximately $660,000 of SG&A expense resulting from the inclusion of Parke and Kapadia for portions of 2006 and $531,000 in contractual penalties.

Amortization of Intangibles

Intangible amortization expense increased $738,000 to $1.2 million in 2006 from $472,000 in 2005. The increase in amortization expense was due to the acquisitions of Parke and Kapadia in 2006.

Impairment Loss

During the quarter ended September 30, 2006, we completed a preliminary impairment analysis and determined that the carrying value of our VNPP asset exceeded its fair value by $760,000. In order to reduce the carrying value to the fair value, we recorded a non-cash impairment charge of $760,000 in September 2006. During the fourth quarter of 2006 we updated our analysis based on new information and revised assumptions and determined that the asset was completely impaired. As a result, we reduced the carrying value of the asset to $0 and recorded an additional impairment charge of $423,000 in December 2006. During 2005 we recorded an impairment loss of $243,000 related to the reduction in carrying value of goodwill associated with Great Lakes Controlled Energy due to our decision to sell this company.

Interest Expense, Net

	Twelve Months Ended December 31,
	2005	2006
	Actual	Actual

Interest income	$58,737	$194,182
Interest expense	(602,990)	(3,273,370)

Total interest expense, net	$(544,253)	$(3,079,188)

Other net interest expense increased $2.5 million during 2006 to $3.1 million, compared to $544,000 in 2005. Interest expense increased $2.7 million to $3.3 million during 2006 from $603,000 during 2005. The components of net interest expense for the years ended December 31, 2006 and 2005 are as follows:

	Twelve Months Ended December 31,
	2005	2006

Contractual interest	$277,577	$364,239
Amortization of deferred issuance costs and debt discount	165,413	1,175,970
Value of warrant	160,000	—
Value of adjustment in conversion price	—	950,865
Prepayment penalties	—	516,071
Termination of post re-payment interest Obligation	—	266,225

Total Interest Expense	$602,990	$3,273,370

Total contractual interest expense, which is comprised of the interest on outstanding loan balances, increased $87,000 in 2006 to $364,000 as compared to $278,000 in 2005. The increase in contractual interest was the result of higher average outstanding balances, due in part to the issuance of the $5.0 million term loan in November 2005 that was repaid in June 2006, and higher average interest rates.

Net interest expense for 2006 also included $1.2 million in deferred issuance costs and debt discount amortization, a $1.0 million non-cash charge related to a required adjustment in the conversion price a convertible note, $516,000 in prepayment penalties and a $266,000 charge related to a modification of a loan agreement. Net interest expense for 2005 included a $160,000 charge related to the issuance of warrants to a lender in exchange for its consent to a private equity issuance and the acquisition of MPG.

Preferred Stock Dividends

Preferred dividend expense recognized during the years ended December 31, 2005 and 2006 is comprised of the following:

	Year Ended December 31,
	2005	2006

Accrual of Series E Convertible Preferred dividend	$1,366,900	$698,000
Deemed dividend associated with change in conversion price of the Series E Convertible Preferred Stock	—	23,085,467
Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	484,445	564,258

Total	$1,851,345	$24,347,725

Dividend expense increased $22.5 million to $24.3 million in 2006 from $1.9 million in 2005. Dividends accrued on the outstanding Series E Convertible Preferred declined $668,900 to $698,000 in 2006 from $1.4 million in 2005, due to the conversion of all of the outstanding Series E Convertible Preferred to common stock on June 29, 2006.

We have issued certain securities in the past that contain anti-dilution provisions which automatically adjust the exercise or conversion price of the security if we issue any new equity security, or securities convertible into equity, at a price below the exercise or conversion price of the security with the anti-dilution provision. Primarily as a result of our declining stock price, three instances during 2006 required us to adjust the exercise price or the conversion price on one or more securities, each of which resulted in us recording a charge for a non-cash deemed dividend. In January 2006 we issued stock options at the then current market price of $65.10 per share, which was less than the $96.60 exercise price on a warrant held by one of our former Series E Preferred stock holders. Adjusting the exercise price of this warrant resulted in a non-cash deemed dividend of $266,000.

On June 29, 2006, we issued shares in a PIPE transaction at $7.00 per share (as discussed in Note 20 to our financial statements). The issuance price of the securities issued in this transaction was less than the conversion price on our Series E Convertible Preferred stock, which contained anti-dilution provisions. Prior to the anti-dilution adjustment, the holders of the Series E Convertible Preferred stock would have been entitled to 224,861 shares of common stock on conversion, whereas after the adjustment they were entitled to 3,092,621 shares of common stock on conversion. The market value of the additional 2,867,760 shares receivable upon conversion was recorded as a non-cash deemed dividend in the amount of $23.1 million on June 29, 2006.

In addition, a number of the outstanding common stock warrants, most of which were held by former holders of our Series E Convertible Preferred Stock, also contained similar anti-dilution provisions. Prior to the June 2006 PIPE transaction, the exercise price on these warrants ranged from $94.50 per share to $105.00 per share. The issuance of common stock in the June 2006 PIPE transaction caused the exercise price on these warrants to automatically be reduced to $7.00 per share. We compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, using a modified Black-Scholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $298,000. We recognized the expense as a deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity.

On April 28, 2005, in exchange for $5.6 million in gross proceeds, we issued a package of securities to five institutional investors. The package of securities included 59,524 shares of our common stock and 42-month warrants to purchase 29,762 additional shares of common stock at $110.25 per share. The issuance of these shares caused the exercise price of certain warrants with anti-dilution provisions to automatically adjust to $94.50 per share. We compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, using a modified Black-Scholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $484,000. Since these warrants were issued as part of a securities offering the increase in value is considered to be a deemed dividend to the security holders. We recorded the deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity.

Liquidity and Capital Resources

Overview

As of September 30, 2008, we had cash and cash equivalents of $879,385 and $3.4 million of availability on our lines of credit, compared to $4,780,701 of cash and $3 million of availability on our line of credit on December 31, 2007. In October 2008 we amended our line of credit to increase the availability under the line by an additional $3 million and used $2.2 million to retire a bank line of credit that was expiring. In November 2008 we closed on a private placement of our securities which will add approximately $6 million to our cash reserves.

Our debt obligations as of September 30, 2008 totaled $24.4 million under our lines of credit, convertible subordinated debt, our notes payable, various vehicle loans and capitalized leases.

Our principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and consulting services, rent, the funding of inventory and accounts receivable, capital expenditures and the costs of servicing our outstanding debt. We have financed our operations since inception through the private placement of our common stock, Series A-1 preferred stock and various secured and unsecured loans.

The following table summarizes, for the periods indicated, selected items in our consolidated statement of cash flows:

	Nine Months Ended September 30
	2008	2007

Net cash used in operating activities	$(12,664,772)	$(6,925,609)
Net cash used in investing activities	(4,156,443)	(969,738)
Net cash provided by financing activities	12,919,899	7,864,241

Net decrease in cash and cash equivalents	(3,901,316)	(31,106)
Cash and cash equivalents, at beginning of period	4,780,701	4,663,618

Cash and cash equivalents, at end of period	$879,385	$4,632,512

Operating Activities

Operating activities consumed cash of $12,664,772 during the nine-month period ending September 30, 2008 compared to $6,925,609 during the same period of 2007.

Whether cash is consumed or generated by operating activities is a function of the profitability of our operations and changes in working capital. To get a better understanding of cash sources and uses, we like to split the cash used or provided by operating activities into two pieces: the cash consumed (or generated) by operating activities before changes in working capital; and the cash consumed (or generated) from changes in working capital.

Cash consumed by operating activities increased $5,739,163, or 83%, to $12,664,772 during the first nine months of 2008 as compared to $6,925,609 during the same period in 2007. Cash used to fund the net loss before changes in working capital increased $3,654,254 to $6,251,669 during the first nine months of 2008 from the $2,597,415 used during the same period during 2007 and $952,470 from the $5,299,199 used through the first six months of 2008. The increase in cash used to fund the net loss before changes in working capital was due to higher interest expense and lower operating profit for the period. We anticipate this use of cash will be reduced and perhaps eliminated in the fourth quarter with improvements in profitability if we are able to achieve the expected increase in revenue for the period.

Changes in working capital (adjusted for business acquisitions) consumed cash of $6,413,101 during the first nine months of 2008, as compared to consuming $4,328,194 during the same period in 2007 and $1,772,431 through the first six months of 2008. The increase in working capital is due to increased sales during the 2008 period. We expect our working capital requirements to increase in the fourth quarter of 2008 if we are able to achieve our expected increase in sales during the period, then to decline in the first quarter of 2009 if sales slow as anticipated due to the seasonality of our business.

Investing Activities

Cash used in investing activities during the first nine months of 2008 was $4,156,443, an increase of $3,186,705 over the $969,738 used during the first nine months of 2007. During the 2008 period, we used $3,789,120 to fund the acquisition of AEM (net of cash acquired), $12,059 for expenses related to acquisitions completed in 2007 and $357,464 for capital expenditures. During the first nine months of 2007, we used $593,586 to fund the purchase of Texas Energy Products and Preferred Lighting and $376,152 for capital expenditures.

Financing Activities

Financing activities generated cash of $12,919,899 during the first nine months of 2008 as compared to generating $7,864,241 during the first nine months of 2007. During the first nine months of 2008 we drew $3,500,000 on our line of credit to fund the acquisition of AEM, $2,000,000 to fund an equity infusion into AEM to assist with its working capital requirements and $7.5 million to fund our working capital and operating needs. We borrowed $133,553 to fund the purchase of new trucks and received $120,132 from the exercise of options and warrants. These sources of cash were partially offset by $570,358 used to repay a portion of our long term debt.

In April 2007 we received the proceeds from a stockholder rights offering which raised $2,999,632, incurring issuance costs of $248,293. During May and September of 2007 we raised $5,000,000 through the issuance of subordinated convertible term notes to a group of eight investors, incurring issuance costs of $8,572. We also borrowed $121,207 during the nine months ended September 30, 2007 to fund the purchase of new delivery vehicles, made scheduled payments of $39,458 on our mortgage and vehicle loans and received $39,725 from the exercise of options and warrants.

Sources of Liquidity

Our primary sources of liquidity are our available cash reserves and availability under our lines of credit. As of September 30, 2008, we had cash reserves of $879,385 and $3.4 million of availability on our lines of credit. In October 2008 we amended our line of credit to increase the availability under the line by an additional $3 million and used $2.2 million to repay an expiring bank line of credit. In November 2008 we closed on a private placement of our securities which will add approximately $6 million to our cash reserves. Please see “General Business Trends and Recent Developments — Private Placement” beginning on page 50.

Lines of Credit

On March 12, 2008, we entered into a $3.0 million revolving line of credit note with ADVB and Richard P. Kiphart. On June 6, 2008 and August 14, 2008, the note and related documents were amended to increase the line to $16.0 million with Mr. Kiphart increasing his commitment under his note to $14.5 million from $1.5 million. ADVB’s note remained at $1.5 million. As part of the amendments, the lenders were given a general security interest in all of our assets and a provision was added such that in the event the notes are not repaid as of the maturity date of March 31, 2009, each note is convertible at the holder’s election at any time from April 1, 2009 until March 31, 2010 into shares of our common stock at $7.93 per share.

On October 6, 2008, the notes and related documents were amended to increase the line to $19.0 million with ADVB increasing its commitment under its note to $4.5 million from $1.5 million. Mr. Kiphart’s note remained at $14.5 million. On November 14, 2008, we entered into a Preferred Stock Purchase Agreement with Richard P. Kiphart, as described below, under which we sold Mr. Kiphart 358,710 shares of newly created Series A-1 preferred stock in exchange for the cancellation of his note. Please refer to Note 14 for additional information regarding this conversion.

The ADVB note continues to bear interest at 17% per annum, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance on the ADVB note. The ADVB note also requires the payment of an unused funds fee of 4% per annum on the unused portion of the ADVB note. We may borrow any amount, at any time during the term of the ADVB note as long as it is not in default at the time of the advance, provided that the total advances under the ADVB note, net of repayments, may not exceed $4.5 million. If we terminate the ADVB note before its scheduled maturity, we will be required to pay a termination fee based on a formula that is equal to approximately $616 for each day remaining before the scheduled maturity.

Our subsidiary, AEM, has borrowed monies under a $2,115,775 bank promissory note that is secured by a certificate of deposit pledged by one of the former stockholders of AEM. The note bears interest at the prime rate (3.25% as of December 24, 2008) and matures on October 31, 2009.

AEM also has an unsecured line of credit agreement with the same bank that allows for borrowing up to a maximum of $84,000. The line expires in December 2008, subject to renewal. The line of credit bears interest at the prime rate plus 0.75%. The balance of this line of credit as of September 30, 2008 was $84,000.

Key Strategies for Cash Flow Improvement

We have raised a significant amount of capital since our formation through the issuance of shares of our common and preferred stock and notes, which has allowed us to acquire companies and to continue to execute on our business plan. Most of these funds have been consumed by operating activities, either to fund our losses or for working capital requirements, and acquisitions. Our management has set the following key strategies for cash flow improvement:

•	Focus on increasing the sales and profitability of our products and services. During the past two fiscal years, excluding the effects of the AEM acquisition, we increased our revenue by $15.8 million, or 427%, and our gross profit increased from $2,000 to $4.4 million. This improvement in our gross profit was offset by a $7.7 million increase in our SG&A expense ($4.0 million excluding non-cash stock-based compensation) over the period, primarily as a result of acquisitions and the addition of sales and administrative support personnel. However, we believe that we have the infrastructure in place to support a substantial increase in revenue without the need to increase headcount significantly from current levels. While there are no assurances that we will substantially grow our revenue, if we can achieve substantial revenue growth, we believe we will significantly reduce or eliminate the cash consumed from operating activities before changes in working capital.

•	Turn around the performance of our Energy Technology segment. Largely as a result of lower than expected sales, our Energy Technology segment recorded an operating loss of approximately $8.2 million during 2007, or 55% of our total operating loss. Part of the failure to achieve scale in this business is due to delays in getting a new version of the eMAC into production. We have taken steps to address this issue and expect that the new version of the eMAC will be available during the fourth quarter of 2008. In the meantime, we have taken steps to reduce the overhead costs of this segment to better align them with the anticipated level of business activity. We continue to invest in this segment because we believe there is an attractive market for this segment’s products based on a marketing study completed last year, positive feedback from our pilot programs and our experience marketing the product. While we continue to work to turn around the performance of this segment, we are also carefully reviewing all of our alternatives for this business.

•	Manage our costs in order to conserve cash. The prudent use of the capital resources available to us remains one of our top priorities. We are constantly reviewing our operations looking for more efficient ways to achieve our objectives.

Although we cannot be certain that these strategies will succeed, we believe that meeting these cash flow improvement goals in addition to the capital that we recently raised should provide sufficient liquidity to allow us to operate until our operations generate positive cash flow.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements

Recent Accounting Pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FASB 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and expands the disclosure requirements of SFAS 142. The provisions of FSP 142-3 are effective for years beginning after December 15, 2008. The provisions of FSP 142-3 for the determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. We are evaluating the impact of the adoption of FSP 142-3 on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted

Accounting Principles.” The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. We are evaluating the impact of the adoption of SFAS 162 on its consolidated financial statements.

Also in May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years after December 15, 2008, and must be applied on a retrospective basis. Early adoption is not permitted. We do not expect FSP APB 14-1 to have an effect on its financial position, results of operations or cash flows.

In June 2008, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF Issue No. 07-5 provides guidance on evaluating whether an equity-linked financial instrument (or embedded feature) is indexed to the company’s own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF Issue No. 07-5 is effective for fiscal years beginning after December 15, 2008. We are currently assessing the impact of EITF Issue No. 07-5 on our consolidated financial statements.

Net Operating Loss

We had estimated federal net operating loss carryforwards as of December 31, 2007 of approximately $75.0 million that have expiration dates from 2018 through 2027. Pursuant to Section 382 of the Internal Revenue Code, the usage of these net operating loss carryforwards is subject to one or more limitations due to changes in ownership that have occurred over our history. We are in the process of analyzing the amount of these net operating loss carryforwards that will be available to offset future taxable income.

Quantitative and Qualitative Disclosures About Market Risk

The only significant exposure we have to market risk is the risk of changes in market interest rates relating to our floating rate debt. The interest rates on this debt are variable and change with changes in the prime rate. As of September 30, 2008, we had $4,694,550 of floating rate debt outstanding and the prime rate was 5.00%. If the prime rate were to increase 1 percentage point, the aggregate annual interest cost on our floating rate debt would increase by approximately $47,000.

INFORMATION ABOUT ADVB

The following discussion provides business-related information about ADVB. You should be aware, however, that Lime does not intend to continue ADVB’s business following the ADVB Acquisition. As discussed in The ADVB Acquisition — Reasons for the ADVB Acquisitions beginning on page 23, Lime is undertaking the ADVB Acquisition primarily (i) to obtain the approximately $5.6 million in cash held by ADVB, (ii) to gain an $800,000 convertible promissory note held by ADVB, and (iii) to cancel a revolving promissory note held by ADVB of which $1.89 million was outstanding and payable by Lime.

General Introduction

ADVB is a corporation organized and existing under the laws of the State of Delaware, headquartered in Chicago, Illinois.

Prior to its debt restructure and equity placement in 2006, ADVB focused on the development of biologic therapeutic antibodies for treating a range of autoimmune diseases based on an anti-cytokine platform technology. ADVB’s activities consisted primarily of research, development and investigational human clinical trials. Such development stage activities have resulted in an accumulated deficit of $22,194,222 at December 31, 2007. Based upon ADVB’s historical activities, it is a development stage biotechnology company holding patents based on the anti cytokine platform. ADVB’s management currently does not plan to continue ADVB’s research and development projects or to pursue new patent applications. Based upon ADVB’s management’s current business plans and since ADVB had not achieved its historical plans to license its patents, its management recognized a loss on impairment of its patents of $745,640 for the year ended December 31, 2007.

As part of ADVB management’s business objectives to invest in a non-control position in a revenue generating company, on December 18, 2007, ADVB and OFM a Wisconsin limited liability company, entered into an agreement (the “OFM Agreement”). Pursuant to the OFM Agreement, ADVB arranged for The Northern Trust Company of Chicago, Illinois (the “Bank”) to issue a $1.0 million irrevocable letter of credit (the “Letter of Credit”) for the benefit of the Wisconsin Department of Agriculture, Trade and Consumer Protection (the “Wisconsin Department”), the designee of OFM. The Letter of Credit was required by the Wisconsin Department so that OFM may distribute certain dairy products in the State of Wisconsin. As collateral for repayment of funds advanced under the Letter of Credit, ADVB entered into a pledge agreement pursuant to which it granted the Bank a security interest in a certificate of deposit account maintained by ADVB at the Bank (the “Pledge Agreement”). OFM’s obligations to reimburse ADVB for payments, if any, made by ADVB to the Bank pursuant to the pledge agreement are evidenced by a promissory note (“OFM Note”) and a reimbursement agreement (“Reimbursement Agreement”) secured by OFM’s assets. OFM agreed to pay a cash fee of $50,000 and issue to ADVB 5,000 units of OFM as payment for obtaining the Letter of Credit. As of October 6, 2008, the Letter of Credit and Pledge Agreement have been terminated.

In accordance with the OFM Agreement, ADVB also loaned to OFM the sum of $800,000 (“Working Capital Loan”) to be used for working capital and to repurchase a member’s interest in OFM. OFM issued to ADVB a convertible note (“Convertible Note”) in the principal amount of $800,000, which bears interest at 10% per annum, payable quarterly. The Convertible Note has a stated maturity date of May 17, 2009, subject to acceleration upon default by OFM. The Convertible Note is convertible into OFM units at the conversion rate of $10.00 per unit. The Working Capital Loan is secured by all of OFM’s assets.

Since the end of our recent fiscal year, ADVB made a loan to Lime in order to generate additional interest income. On March 12, 2008, ADVB and Richard P. Kiphart, Chairman of the Board of ADVB, agreed to provide Lime with a $3 million revolving line of credit, for which ADVB and Mr. Kiphart each were responsible to fund up to $1.5 million. ADVB and Mr. Kiphart agreed to fund the line of credit and receive principal and interest payments on a pro-rata basis. On June 6, 2008 and August 14, 2008 the note and related documents were amended to increase the line to $16.0 million with Mr. Kiphart increasing his commitment under his note to $14.5 million from $1.5 million. ADVB’s note remained at $1.5 million. As part of the amendments, ADVB and Mr. Kiphart were given a general security interest in all of Lime’s assets and a provision was added such that in the event the notes are not repaid as of the maturity date of March 31, 2009, each note is convertible at the holder’s election at any time from April 1, 2009 until March 31, 2010 into shares of our common stock at $7.93 per share. On October 31, 2008 the notes and related documents were amended to increase the line to $19.0 million with ADVB increasing its commitment under its note to $4.5 million from $1.5 million. Mr. Kiphart’s note remained at $14.5 million.

The Lime note matures on March 31, 2009, and bears interest at 17% per annum payable quarterly, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance of the note. The note also provides for quarterly payment of an unused funds fee of 4% per annum, as well as a fee payable upon termination of the facility prior to its scheduled maturity. Lime may borrow any amount during the term of the note, so long as it is not in default at the time of the advance.

With respect to ADVB’s past research and development activities, its autoimmune disease technology focused on an anti-cytokine platform. ADVB’s primary cytokine target had been interferon-gamma. Cytokines are soluble components of the immune system that are largely responsible for regulating the immune response. When overproduced, as in certain autoimmune diseases, interferons and cytokines can lead to immune system disturbance and inflammation resulting in localized tissue damage and pathology seen in autoimmune diseases (“ADs”). ADVB has not achieved its plans to enter into out-licensing agreements with pharmaceutical companies that would use ADVB’s patents to develop biologic drugs designed to reduce the levels of certain cytokines that may effectively treat a range of autoimmune diseases.

ADVB’s patented technology is based upon the work of Dr. Simon Skurkovich and Dr. Boris Skurkovich who first suggested that autoimmune disease may be the result of augmented cytokine production. ADVB conducted several investigational clinical trials at major institutes of the Medical Academy of Sciences in Russia, in which

ADVB evaluated the efficacy of a series of investigational antibodies, raised against certain cytokines, in autoimmune diseases such as rheumatoid arthritis (RA), multiple sclerosis (MS), certain autoimmune skin diseases, and a disease of the eye.

On December 25, 2001, ADVB was issued United States Patent No. 6,333,032 for the use of interferon-gamma antibodies as a monotherapy to treat five diseases of autoimmune etiology: Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis and Ankylosing Spondylitis. ADVB’s patented treatment also uses various methods to neutralize or block specific combinations of cytokines and their receptors. In addition, on March 18, 2003, ADVB was issued United States Patent No. 6,534,059 covering the use of interferon gamma antibodies for treatment of corneal transplant rejection. On March 8, 2005, ADVB was issued United States Patent No. 6,863,890 for use of antibodies to Tumor Necrosis Factor-alpha (TNF-a), Interferon-Gamma (IFN-g) and Interferon-alpha (IFN-a) for the treatment of AIDS. On March 1, 2005, ADVB was issued United States Patent No. 6,861,056 for use of antibodies to IFN-g and standard therapy for treatment of uveitis. ADVB also has been issued United States Patent Nos. 5,626,843, 5,888,511, 6,846,486, 7,115,263 and 7,232,568, and Australia Patent Nos. 730498 and 2002318175. ADVB has also been issued Europe Patent No. 1401496, which is validated in Great Britain and Italy, and HK1063601. European Application No. 97953584.6 has been allowed and will be validated in Great Britain, Germany and France. In addition, ADVB has three United States utility patents pending filed between August 11, 2005, and October 2, 2006. ADVB also has two applications pending in Canada, as well as a pending application in each of Europe and Japan. ADVB intends to maintain its patents with plans to sell or license them and such maintenance costs for the year ending December 31, 2008 are expected to be nominal.

The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including those of ADVB, in the United States and other markets remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. To date, ADVB’s existing patents have not generated any commercial benefit, and management does not expect that such patents will, in the reasonably foreseeable future, generate any commercial benefit.

ADVB’s development stage products would require regulatory approval from the United States Food and Drug Administration (“FDA”) prior to the marketing of such products. ADVB is not sufficiently funded to allow it to complete the product development process, obtain FDA approval or market its products, nor does management plan to pursue such product development. ADVB plans to consider opportunities to sell its patents and/or license its patents to a company that would provide the funding necessary for obtaining FDA approval. However, there can be no assurance that ADVB will enter into any such sale arrangements, or if a license were to be granted, that the licensee would obtain the appropriate regulatory approvals, or develop, market, or distribute commercially viable products.

Currently, ADVB’s only source of income is from interest earned on its cash and investments described above.

Technical Background, Clinical Studies and Government Regulation

ADVB’s main biotechnology platform involved the use of antibodies directed against certain selected cytokines. An antibody is a protein secreted by cells in the blood and is part of the body’s natural defense system against foreign invaders such as viruses, bacteria, or other foreign substances. Antibodies selectively bind to their targets, producing such effects as the neutralization of toxins and the marshaling of the immune system against infectious microorganisms and certain other cells. ADVB’s development-stage antibody treatment removed or neutralized specific interferons (“IFNs”) and other cytokines. These are soluble components of the immune system that are largely responsible for regulating the immune response and inflammation. During certain ADs, such as rheumatoid arthritis, multiple sclerosis, type I diabetes and psoriasis, certain IFNs and other cytokines are overproduced by the body, disturbing immune system regulation. It is now generally agreed that this loss of homeostasis contributes significantly to the localized damage to organs and tissues characteristic of AD.

The biological mechanism for autoimmunity, in which the immune system directs an attack against the body’s own tissues, is still unclear, though many ADs are associated with identifiable antigens of the Human Leukocyte Antigen (“HLA”) complex, specifically, the Class II proteins.

The cells which constitute the immune system are not confined to one location or organ, so there is a need for them to communicate with each other in order for the various components (e.g., macrophages, T-cells, B-cells and others) to function in a coordinated manner. Cytokines are the agents that effect this communication. The cytokines include IFNs (alpha, beta and gamma), interleukins (IL), tumor necrosis factors (TNF-alpha and TNF-beta) and others. Cytokine interactions with cells can result in cell proliferation, suppression, or differentiation and may also result in the synthesis of other cytokines by the target cell. There is substantial data in the literature supporting the idea that upon immune system activation, the cytokines spring into action in a coordinated manner that can best be described as a cascade.

The cytokine cascade is extremely complex and it appears that the overproduction of certain pro-inflammatory cytokines, particularly IFN-gamma and TNF-alpha, underlies the pathology of AD. ADVB’s research and development had been conceptually based on the postulate that in certain autoimmune conditions, a global effect may be achieved by removing or reducing one of more of the agents in the cascade.

Both TNF-alpha and IFN-gamma work in synthesis to induce HLA class II antigens in a variety of cell types. Induction of these antigens is thought to be associated with autoimmune pathology. The induction of activated T-cells requires that these specific HLA class II antigens be expressed, and this induction is a component of the resulting tissue destruction and inflammation in autoimmune disorders. ADVB’s investigational clinical trials indicated that IFN-gamma is responsible for the activation of killer T-cells that produce many inflammatory cytokines. These clinical trials, sponsored in Russia, indicated that reduction of IFN-gamma or TNF-alpha would, therefore, be expected to inhibit activation of killer T-cells and, therefore, reduce or inhibit the autoimmune reaction.

ADVB conducted clinical studies in Russia on the use of the anti-cytokine therapy using primarily antibodies to IFN-gamma on 62 patients with rheumatoid arthritis, five with psoriatic arthritis, and 83 patients with multiple sclerosis, 13 patients experiencing corneal transplant rejection and other patients with various autoimmune skin diseases as well as a group of children diagnosed with juvenile rheumatoid arthritis-associated uveitis. During 2004, ADVB sponsored a Phase I FDA approved clinical trial at the Georgetown University Medical Center. The study, which terminated, was designed to investigate the clinical effect of treating AIDS patients who have become resistant to highly active anti-retroviral therapy, with an inhibitor to TNF alpha.

ADVB’s therapeutic approach based on an anti-cytokine platform technology is subject to extensive federal, state, and local laws and regulations. In order to comply with the federal FDA regulations regarding the manufacture and marketing of such products, ADVB would incur substantial costs relating to laboratory and clinical testing of new products required by the FDA. ADVB does not plan to use its capital or raise additional capital for such costs. ADVB does not plan to pursue the FDA approval necessary to commercially market its developmental products.

ADVB’s clinical trials were at a very early stage and ADVB did not receive approval from the FDA or any other governmental agency for the manufacturing or marketing of any products under development. With respect to patented products or technologies, delays imposed or projected by the governmental approval process may materially reduce the period during which any purchaser or licensee of ADVB’s patents, if any, would have the exclusive right to exploit them, adversely impacting the potential income that ADVB would realize, if any.

Termination of Research and Development Activities

ADVB has ceased its research and development projects, and ADVB has no current plans to recommence those operations. The amount spent on research and development (including consulting (non-cash) expenses) by ADVB for the fiscal years ended December 31, 2007, 2006 and 2005 was $0.00, $166,220 and $827,317, respectively.

Description of Property

During the first nine months of 2008, ADVB paid no rent for the use of a portion of office space in Chicago, Illinois leased in the name of Augustine Capital Management. No formal agreement memorializes this month-to-month arrangement.

ADVB owns a nominal amount of office equipment and furniture, all of which have been entirely or substantially written off as depreciated assets.

Legal Proceedings

ADVB is not the subject of any pending legal proceeding and to the knowledge of ADVB’s management, no proceedings are presently contemplated against ADVB by any federal, state or local governmental agency.

Further, to the knowledge of ADVB’s management, no director or executive officer of ADVB is party to any action in which such director or executive officer has an interest adverse to ADVB.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with ADVB’s independent accountants or any reportable event that requires disclosure under Item 304 of Regulation S-K during the fiscal years ending December 31, 2006 and December 31, 2007, or any subsequent interim period.

ADVB MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides financial-related information about ADVB. You should be aware, however, that Lime does not intend to continue ADVB’s business following the ADVB Acquisition. As discussed in “The ADVB Acquisition” beginning on page 22, Lime is undertaking the ADVB Acquisition primarily (i) to obtain the approximately $5.6 million in cash held by ADVB, (ii) to gain an $800,000 convertible promissory note held by ADVB, and (iii) to cancel a revolving promissory note held by ADVB of which $1.89 million was outstanding and payable by Lime.

Overview

At September 30, 2008, ADVB had a total cash balance of $5,978,391, of which $1,000,000 of cash was restricted due to its pledge as collateral for a bond that was secured for OFM. As of October 6, 2008, such bond was terminated and the $1,000,000 in cash is no longer classified as restricted cash. This amount of cash is projected to be adequate to meet ADVB’s projected minimum cash requirements for operations for the next 12-month period ending September 30, 2009, of approximately $350,000 to $400,000. Currently, ADVB’s only source of income is from interest earned on its cash and investments. Based upon ADVB’s current business plan, ADVB’s management believes that for the period ending September 30, 2009, the earned interest will be sufficient to fund approximately 45% to 55% of ADVB projected operating expenses excluding certain non-recurring expenses. ADVB, however, does not have a source of revenue to continue its operations beyond the currently available funds.

As previously reported, ADVB has ceased all research and development projects and new patent applications. It is expected that ADVB’s current position regarding use of its funds for research and development and patent matters will continue during the next 12 months, unless otherwise determined by ADVB’s board of directors.

As of October 31, 2008, ADVB had committed to loan an additional $3.0 million to Lime as reported in ADVB’s Current Report on Form 8-K filed November 4, 2008, and ADVB had funded approximately $1.87 million of such commitment. Based upon the foregoing loan and ADVB’s cash position, during the first quarter of 2009, ADVB does not expect to pursue the acquisition of or investment in any other revenue generating company, or to purchase any significant equipment.

As of the date hereof, ADVB has not entered into any agreement to acquire a revenue generating company, nor has it entered into any agreement for the sale or license of its patents.

ADVB has a history of operating losses and have not generated any revenue. At September 30, 2008, ADVB had an accumulated deficit of $22,289,880. The amount of time required to reach sustained profitability is highly uncertain.

Results of Operation

ADVB is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since its incorporation.

Liquidity and Capital Resources

To date, ADVB has financed their operations through private placements of equity and convertible debt securities. ADVB had $4,978,391 in available cash and $1,000,000 in restricted cash at September 30, 2008 (which restricted cash has since become unrestricted), and had issued and outstanding 1,167,621,940 shares of ADVB’s common stock.

Nine Month Period Ended September 30, 2008 Compared to Nine Month Period Ended September 30, 2007

For the nine months ended September 30, 2008, ADVB realized a net loss of $95,658 compared to a net loss of $206,578 for the nine months ended September 30, 2007. ADVB had decreases in expenses and increases in interest income over the nine months ended September 30, 2007, consisting primarily of the following: decreased general and administrative expenses of $29,170, decreased stockholder relations and transfer fees of $54,555, decreased depreciation and amortization of $54,337, and increased interest and dividend income of $65,327, offset by increased administrative salaries and benefits of $55,465 and an increase in professional fees of $36,935.

Twelve-Month Period Ended December 31, 2007 Compared With the Twelve-Month Period Ended December 31, 2006

For the year ended December 31, 2007, ADVB realized a net loss of $1,425,141 compared to a net loss of $7,418,882 for the year ended December 31, 2006. The net loss decrease over fiscal year 2006 resulted primarily from a decrease in interest expense of $6,364,609. ADVB also had increases in expenses over the year ended December 31, 2006, consisting primarily of the following: increased option and warrant expense of $197,569, transfer agent fees of $63,208, loss on impairment or abandonment of assets of $257,531 and loss on impairment or abandonment of patents of $653,140, offset by increased interest income of $249,078 and $100,000 in income for an extension of a line of credit. ADVB had decreases in expenses over the year ended December 31, 2006, consisting primarily of the following: decrease in professional fees of $70,087, decrease in directors’ fees of $144,200, decrease in salaries and benefits of $43,510, decreased research and development expenses of $9,600, business development expenses of $39,500, consulting, research and development (non-cash) $156,620, loss on notes receivable $70,770 and other expenses of $58,755.

Twelve-Month Period Ended December 31, 2006 Compared With the Twelve-Month Period Ended December 31, 2005

For the year ended December 31, 2006, ADVB realized a net loss of $7,418,882 compared to a net loss of $2,158,352 for the year ended December 31, 2005. The net loss increase over fiscal year 2005 resulted primarily from an increase in interest expense of $5,773,890 related to ADVB’s reduction of the conversion price of its outstanding convertible debt including accrued interest and the recognition of the difference in the fair market value on the date of conversion of such debt into shares of ADVB’s common stock and the new $0.015 conversion rate. ADVB also had increases in expenses over the year ended December 31, 2005, consisting primarily of the following: increased professional fees of $199,488, directors’ fees of $47,027, and general and administrative expenses of $65,442, and loss on impairment or abandonment of patents of $63,677, offset by increased interest income of $66,022. ADVB had decreases in expenses over the year ended December 31, 2005, consisting primarily of the following: decreased research and development expenses of $268,017, business development expenses of $42,000, consulting, research and development (non-cash), and other expenses of $440,966, administrative salaries and benefits of $144,793, insurance of $54,770, and travel and entertainment of $23,190, and a decrease of $145,400 in forgiveness of debt.

Critical Accounting Policies

In preparing ADVB’s financial statements, ADVB must select and apply various accounting policies. In order to apply ADVB’s accounting policies, ADVB often needs to make estimates based on judgments about future events. In making such estimates, ADVB relies on historical experience, market and other conditions, and on assumptions that ADVB believes to be reasonable. However, the estimation process is by its nature uncertain given that estimates depend on events over which ADVB may not have control. If market and other conditions change from those that we anticipate, our results of operations, financial condition and changes in financial condition may be materially affected. In addition, if ADVB’s assumptions change, ADVB may need to revise its estimates, or to take other corrective actions, either of which may also have a material effect on ADVB’s results of operations, financial condition or changes in financial condition. Members of ADVB’s senior management have discussed the development and selection of ADVB’s critical accounting estimates, and ADVB’s disclosure regarding them, with the Audit Committee of ADVB’s board of directors, and do so on a periodic basis.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. ADVB has adopted this statement and has made certain adjustments to the carrying value of its assets, specifically patents, equipment, and furniture, at December 31, 2007.

Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”, defines a fair value-based method of accounting for stock options and other equity instruments. ADVB has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if ADVB’s management does not believe ADVB has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

LIME UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On June 11, 2008, we acquired all of the outstanding shares of Applied Energy Management, Inc. (“AEM”) for $3.5 million in cash and 882,725 shares of our unregistered common stock, plus the assumption of $5.9 million of outstanding debt. In addition, the sellers of AEM can receive up to an additional $1.0 million in cash and 126,103 shares of common stock if AEM achieves certain revenue and adjusted EBITDA targets during the period from the acquisition through the end of 2008. Immediately following the acquisition, we infused $2.0 million of equity into AEM to provide for its working capital needs. We financed the acquisition and the equity infusion by drawing $5.5 million on an $11.0 million line of credit from our major stockholder and director, Richard P. Kiphart and AEM. We have accounted for the AEM acquisition as a purchase.

For purposes of the Management Discussion and Analysis section, our pro forma results of operations data present our pro forma results of operations for the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, as if the acquisition of AEM had occurred on January 1, 2007. Our pro forma results of operation data does not include the ADVB Acquisition as we do not intend to continue the operation of ADVB’s business. The AEM financial statements have been previously filed on August, 22, 2008. These financial statements are also included in this information statement/prospectus beginning on page F-60.

Our pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated on the date indicated, nor are they necessarily indicative of our future operating results.

Our pro forma consolidated statement of earnings should be read in conjunction with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

	Lime Energy Co.	Applied Energy	Pro Forma
	Historical	Management(a)	Adjustments		Pro Forma

Revenue	$28,173,327	$10,136,672	$—		$38,309,999
Cost of sales	22,586,492	8,401,213	—		30,987,705

Gross Profit	5,586,835	1,735,459	—		7,322,294
Selling, general and administrative	14,311,751	4,152,058	—		18,463,809
Amortization of intangibles	1,377,016	—	(36,961	)(b)	1,340,055

Operating Loss	(10,101,932)	(2,416,599)	(36,961)		(12,481,570)

Other Income (Expense)
Interest income	70,268	—	—		70,268
Interest expense	(1,871,001)	(275,989)	(461,243	)(c)	(2,608,233)

Total other income (expense)	(1,800,733)	(275,989)	(461,243)		(2,537,965)

Net loss	$(11,902,665)	$(2,692,588)	$(424,282)		$(15,019,535)
Basic and Diluted Net Loss Per Common Share	$(1.46)	$	$		$(1.74)

Weighted Average Common Shares Outstanding	8,124,997		882,725		8,628,158 (d)

See introduction and accompanying notes.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2007

	Lime Energy Co.	Applied Energy	Pro Forma
	Historical	Management,.	Adjustments		Pro Forma

Revenue	$19,481,130	$40,899,866	$—		$60,380,996
Cost of sales	15,082,400	32,080,602	—		47,163,002

Gross profit	4,398,730	8,819,264	—		13,217,994
Selling, general and administrative	13,072,381	9,234,396	—	(f)	22,306,777
Amortization of intangibles	2,011,878	—	1,795,978	(g)	3,807,856
Impairment loss	4,181,969	—	—		4,181,969

Operating loss	(14,867,498)	(415,132)	(1,795,978)		(17,078,608)
Other Income (Expense)
Interest income	266,863	—	—		266,863
Interest expense	(952,093)	(505,571)	(952,678	)(h)	(2,410,342)
Other	—	(13,491)	—		(13,491)
Total other income (expense)	(685,230)	(519,062)	(952,678)		(2,156,970)

Net Loss	$(15,552,728)	$(934,194)	$(2,748,656)		$(19,235,578)
Basic and Diluted Net Loss Per Common Share	$(2.06)	$—	$—		$(2.28)

Weighted Average Common Shares Outstanding	7,541,960		882,725	(d,e)	8,424,685

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENTS OF OPERATIONS

(a) Reflects pre-acquisition results from January 1, 2008 through June 10, 2008.

(b) To record nine months of amortization expense related to the AEM’s identifiable intangible assets assuming the business combination occurred as of January 1, 2007.

(c) To record nine months of interest on borrowings under our line of credit used to fund the cash portion of the acquisition and a $2 million equity injection into AEM.

(d) Represents shares of Lime Energy Co. common stock issued as consideration to the sellers of AEM.

(e) Excludes the 2,480,478 shares of common stock to be issued in connection with the ADVB Acquisition.

(f) Certain employees received stock options that vested at closing of the acquisition. The share-based compensation expense associated with these options was $105,541. In additions these employees received option to purchase 53,332 shares which vest over a two year period.

(g) To record twelve months of amortization expense related to AEM’s identifiable intangible assets assuming the business combination occurred as of January 1, 2007.

(h) To record twelve months of interest on borrowings under the Company’s line of credit used to fund the cash portion of the acquisition and a $2 million equity injection into AEM.

LIME UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The following unaudited pro forma condensed combined balance sheet for the period indicated is derived from the historical consolidated financial statements of Lime and ADVB and gives effect to (i) the private placement described on page 50, (ii) the recapitalization described on page 51 and (iii) the ADVB Acquisition. The purpose is to show our capitalization as if the transactions had occurred at September 30, 2008.

The unaudited pro forma condensed combined balance sheet is presented as if the transactions had been completed on September 30, 2008 and for purposes of the ADVB Acquisition, combines the historical unaudited consolidated balance sheet of Lime at September 30, 2008 and the historical unaudited consolidated balance sheets of ADVB at September 30, 2008. The pro forma condensed balance sheet accounts for the acquisition of AEM.

Certain reclassifications have been made to conform the ADVB historical amounts to the pro forma presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus.

LIME PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2008

ASSETS
(Unaudited)

							As
		Private					Adjusted
		Placement					for ADVB		Pro Forma
	As Reported	Tranche A		Recapitalization		Subtotal	Acquisition		As Adjusted

Current Assets
Cash and cash equivalents	$879,385	$2,842,136	(a)	$2,506,736	(e)	$6,228,257	$5,704,349	(j)	$11,932,606
Accounts receivable, net	20,201,338	—		—		20,201,338	—		20,201,338
Inventories	826,507	—		—		826,507	—		826,507
Costs and estimated earnings in excess of billings on uncompleted contracts	2,909,521	—		—		2,909,521	—		2,909,521
Prepaid expenses and other	1,013,625	(478,510	)(b)	—		535,115	800,000	(k)	1,335,115

Total Current Assets	25,830,376	2,363,626		2,506,736		30,700,738	6,504,349		37,205,087
Net Property and Equipment	2,175,185	—		—		2,175,185	—		2,175,185
Long Term Receivables	839,166	—		—		839,166	—		839,166
Deferred Financing Costs, net	4,745	—		—		4,745	—		4,745
Intangibles, net	7,852,035	—		—		7,852,035	—		7,852,035
Goodwill	17,717,811	—		—		17,717,811	—		17,717,811

	$54,419,318	$2,363,626		$2,506,736		$59,289,680	$6,504,349		$$65,794,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
(Unaudited)

							As
		Private					Adjusted
		Placement					for ADVB		Pro Forma
	As Reported	Tranche A		Recapitalization		Subtotal	Acquisition		As Adjusted

Current Liabilities
Lines-of-credit	$17,023,235	$—		$(11,522,295	)(f)	$5,500,940	$(1,350,000	)(l)	$4,150,940
Notes payable	948,260	—		—		948,260	—		948,260
Current maturities of long-term debt	674,804	—		—		674,804	—		674,804
Accounts payable	10,924,426	—		—		10,924,426	—		10,924,426
Accrued expenses	3,039,592	—		(361,448	)(g)	2,678,144	(42,103	)(m)	2,636,041
Billings in excess of costs and estimated earnings on uncompleted contracts	2,498,671	—		—		2,498,671	—		2,498,671
Deferred revenue	436,642	—		—		436,642	—		436,642
Customer deposits	1,133,339	—		—		1,133,339	—		1,133,339

Total Current Liabilities	36,678,969	—		(11,883,743)		24,795,226	(1,392,103)		23,403,123
Deferred Revenue	130,922	—		—		130,922	—		130,922
Long-Term Debt, less current maturities	4,078,851	—		—		4,078,851	—		4,078,851
Deferred Tax Liability	1,034,000	—		—		1,034,000	—		1,034,000

Total Liabilities	41,922,742	—		(11,883,743)		30,038,999	(1,392,103)		28,646,896
Stockholders’ Equity
Preferred Stock, $0.01 par value	—	—		14.657,383	(h)	14,657,383,	—		14,657,383
Common stock, $.0001 par value	870	855	(c)	—		1,725	2,480	(n)	4,205
Additional paid-in capital	116,797,234	2,362,771	(d)			119,160,005	7,893,972	(o)	127,053,977
Accumulated deficit	(104,301,528)	—		(266,904	)(i)	(104,568,432)	—		(104,568,432)

Total Stockholders’ Equity	12,496,576	2,363,626		14,390,479		29,250,681	7,896,452		37,147,133

	$54,419,318	$2,363,626		$2,506,736		$59,289,680	$6,504,349		$65,794,029

(a)	Represents cash received from the investors in tranche A of the private placement, less $158,364 in transaction costs incurred after September 30, 2008. Tranche B will close on or about January 30, 2009.

(b)	Represents transaction costs incurred prior to September 30, 2008.

(c)	Represents the par value of the 854,844 shares issued.

(d)	Represents the excess of the proceeds from the issuance less the issuance costs over the par value of the stock issued to the investors.

(e)	Represents additional advances made under the line of credit after September 30, 2008, less cash interest payments totaling $443,543 and transaction costs incurred after September 30, 2008 of $49,721.

(f)	Represents outstanding balance of the line of credit owed to Mr. Kiphart as of September 30, 2008.

(g)	Represents accrued interest on the line of credit owed to Mr. Kiphart as of September 30, 2008.

(h)	Represents the balance of the line of credit owed to Mr. Kiphart converted to preferred stock, less $49,721 in transaction costs.

(i)	Represents interest on the line of credit owed to Mr. Kiphart incurred following September 30, 2008.

(j)	Represents ADVB’s estimated cash balance as of November 18, 2008, less expected transaction costs of $400,000.

(k)	Represents ADVB note receivable from OFM.

(l)	Represents the balance as of November 18, 2008 on the Lime note held by ADVB.

(m)	Represents accrued interest as of September 30, 2008

(n)	Represents the par value of the 2,480,478 shares we expect to issue to the ADVB stockholders.

(o)	Represents the excess of the value of assets acquired of $8,296,452 less the transaction costs of $400,000 over the par value.

LIME DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers, Directors and Director Nominees

Upon consummation of the ADVB Acquisition, we anticipate our board of directors and executive officers will be as follows:

			Served as
Name	Age	Position Held with Lime	Director Since

David R. Asplund	50	Chief Executive Officer and Director	2002
Daniel W. Parke	52	Director, President and Chief Operating Officer, President of Parke Industries, LLC	2005
Jeffrey R. Mistarz	50	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	N/A
Gregory T. Barnum	53	Director(1)(2)	2006
William R. Carey, Jr.	60	Director(3)	2006
Joseph F. Desmond	44	Director(1)(3)	2007
Richard P. Kiphart	66	Chairman of our board of directors and Director(2)(3)	2006
David W. Valentine	38	Director(1)(2)	2004
Christopher W. Capps	26	Director Nominee	N/A

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.

David R. Asplund has been one of our directors since June 2002 and has been our Chief Executive Officer since January 2006. Prior to becoming our Chief Executive Officer, Mr. Asplund was the President of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999. Prior to founding Delano, Mr. Asplund was a Senior Managing Director and Branch Manager of the Chicago office of Bear Stearns & Co. Inc., having previously worked for other major investment banks including Morgan Stanley and Lehman Brothers. Prior to entering the financial industry in 1983, Mr. Asplund worked for the Dana Corporation as an industrial engineer. Mr. Asplund has a degree in mechanical engineering from the University of Minnesota.

Daniel W. Parke has served as one of our directors since October 2005 and has been our President and Chief Operating Officer since June 2006 when we acquired Parke, which he owned and served as its President from its founding in 2001. In addition to serving as our President and Chief Operating Officer, Mr. Parke continues to serve as the President of Parke, which is now named Parke Industries LLC. Mr. Parke was previously a founder of Parke Industries, Inc., an energy solutions provider which was acquired in February 1998 by Strategic Resource Solutions, an unregulated subsidiary of Carolina Power & Light.

Jeffrey R. Mistarz has been our Chief Financial Officer since January 2000, our Treasurer since October 2000, an Executive Vice President since November 2002, our Assistant Secretary since February 2003 and our Secretary since June 2006. From January 1994 until joining us, Mr. Mistarz served as Chief Financial Officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, where he was responsible for all areas of finance and accounting, managing capital and stockholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now JPMorgan Chase & Co.) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.

Gregory T. Barnum has been one of our directors since March 2006. Mr. Barnum is currently the Vice President of Finance and Chief Financial Officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the Vice President of Finance, Chief Financial Officer and Corporate Secretary of Computer Network Technology Corporation since July 1997. From September 1992 to July 1997, Mr. Barnum served as Senior Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992,

Mr. Barnum served as the Executive Vice President of Finance, Chief Financial Officer, Treasurer and Corporate Secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum also serves on the board of Wireless Ronin Technologies, Inc. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

William R. (“Max”) Carey, Jr. has been one of our directors since March 2006. Mr. Carey is the Chairman of the CRD Companies: CRD, CRD Capital, and CRD Analytics, which he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co., and is a founding board member of Crosswalk.com.

Joseph F. Desmond has been one of our directors since January 2007. Mr. Desmond is the Senior Vice President of External Affairs for NorthernStar Natural Gas, a developer of liquefied natural gas import terminals. From May 2005 until November 2006, Mr. Desmond served as the Chairman of the California Energy Commission. From May 2006 to November 2006 Mr. Desmond also served as the Under Secretary for Energy Affairs in the California Resources Agency. Prior to his public service for the State of California, Mr. Desmond served as President and Chief Executive Officer of Infotility, Inc., an energy consulting and software development firm based in Boulder, Colorado. From 1997 to 2000, Mr. Desmond was President and Chief Executive Officer of Electronic Lighting, Inc., a manufacturer of controllable lighting systems, and from 1991 to 1997 he was with Parke Industries, where he served as Vice President.

Richard P. Kiphart has been one of our directors since January 2006, when he also became chairman of our board of directors. Mr. Kiphart is head of the Corporate Finance Department and a Principal of William Blair & Company and has been with William Blair for over 42 years. In addition, Mr. Kiphart is currently Chairman of ADVB, Nature Vision, Inc. & Ranir Inc. In addition, he is the former Chairman of The Merit School of Music, the President and Chief Executive Officer of the Lyric Opera of Chicago, the Chairman of the Erikson Institute and on the board of Children’s Memorial Hospital. Mr. Kiphart is the father-in-law of David Valentine and Christopher W. Capps, two of our directors.

David W. Valentine has been one of our directors since May 2004. Mr. Valentine is currently the Chief Operating Officer and a founding principal of Victory Park Capital, a private investment firm which he founded in June 2006. From April 2005 to June 2006 Mr. Valentine served as the portfolio manager of Private Investments for a Chicago-based hedge fund. From June 2004 to April 2005 Mr. Valentine served as President of KVG Partners, a private equity firm. From April 2000 to June 2004, Mr. Valentine served as the Global Head of Debt Private Placements for UBS Investment Bank. Prior to UBS, Mr. Valentine held several investment banking positions at ABN AMRO and Harris Nesbitt. Mr. Valentine also serves on the board of directors for Innovomed, Inc., ADVB and Trustwave, Inc. He is also on the board of directors of a Washington DC-based advocacy group, the Friends of the Global Fight Against Aids, Tuberculosis, and Malaria. Mr. Valentine is the son-in-law of Richard P. Kiphart, our chairman.

Christopher W. Capps will become one of our directors upon consummation of the ADVB Acquisition. Mr. Capps has served as President and Chief Executive Officer of ADVB since August 2006. Since September 2005, Mr. Capps has also served as President and CEO of KVG Partners, a private equity firm. Mr. Capps received his B.A. in history from Southern Methodist University.

Voting Arrangements

Pursuant to the Stock Purchase Agreement, upon consummation of the ADVB Acquisition, Lime will use its best efforts to appoint Mr. Capps to our board of directors.

Family Relationships

The only family relationships between any of our directors and officers is Mr. Valentine, who is the son-in-law of Mr. Kiphart.

Board Composition

Of the seven directors currently serving on our board, our board has determined that each of Messrs. Barnum, Carey, Desmond, Kiphart and Valentine are independent as defined in Section 4200(a)(15) of the NASDAQ listing standards. Although a company owned by Mr. Carey provided services to us during 2006 and 2007, our board determined that the fees paid to this company were not large enough to cause Mr. Carey to lose his independence. Messrs. Asplund and Parke are not considered independent because they also serve as our executive officers.

Our board of directors has an Audit Committee, Compensation Committee and a Governance and Nominating Committee, each of which is composed entirely of non-employee, independent directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Set forth below is a summary of certain transactions since January 1, 2006, among us, our directors, our executive officers, beneficial owners of more than 5% of our common stock and entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000. All share quantities and exercise prices in the following discussion have been adjusted to reflect the 1-for-15 reverse stock split effective January 25, 2007, and the 1-for-7 reverse stock split effective January 28, 2008.

During January 2006, we entered into a consulting agreement with Parke Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. is a company which at the time was beneficially owned by Mr. Parke, one of our directors. Pursuant to the consulting agreement, we agreed to pay Parke $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke a total of $61,000 during the six months ended June 30, 2006. This agreement was terminated in May 2006.

In January 2006 and again in 2007, we retained Corporate Resource Development, a company owned by Mr. Carey, one of our directors, to provide sales training and sales and marketing consulting services. In 2006, we paid Corporate Resource Development a total of $63,000 for these services. In 2007, we paid Corporate Resource Development a total of $53,000 for these services.

On June 29, 2006, we entered into a PIPE transaction and Series E conversion with 18 persons and entities, and issued to 17 investors, including 10 existing holders of our Series E Preferred, 2,553,571 shares of our common stock for an aggregate purchase price of $17.9 million. The agreement also provided for the Series E conversion, which was consummated on the same day and resulted in 3,092,619 shares of common stock being issued pursuant to the conversion of all outstanding Series E preferred stock. The shares issued in the transaction and the shares issued as a result of the conversion of the Series E preferred stock to executive officers, directors or 5% stockholders are as follows:

	Shares Issued upon	Common Shares	Aggregate Price
	Conversion of	Issued Pursuant to	Paid for PIPE
	Series E	PIPE	Shares ($)

David R. Asplund	50,600	214,286	$1,500,000
Duke Investments, LLC	271,756	157,143	1,100,000
Richard P. Kiphart	1,271,914	814,286	5,700,000
SF Capital Partners	319,657	285,714	2,000,000
David W. Valentine	20,814	28,571	200,000

During the period from December 2003 through June 2006, we issued the following additional shares of preferred stock to executive officers, directors or 5% stockholders as payment of in kind dividends on outstanding shares of our Series A, Series C and Series D convertible preferred stock:

	Dividends	Dividends	Dividends	Dividends	Common
	in Series	in Series	in Series	in Series	Share
Holder	A Shares	C Shares	D Shares	E Shares	Equivalents

David R. Asplund	1,814	0	194	514	681
Augustine Fund LP	397	0	0	2,557	2,473
Duke Investments, LLC	29,018	0	3,108	5,583	8,377
Richard P. Kiphart	25,390	33,613	2,719	12,659	17,934
SF Capital Partners Ltd.	14,508	0	1,554	3,900	5,244
David W. Valentine	0	0	0	144	137

On June 29, 2006, we acquired Parke for $2.7 million in cash and 714,286 shares of our common stock. The acquisition was effective as of June 30, 2006. As part of the acquisition, we assumed debt of approximately $446,000, $400,000 of which we repaid upon closing. Parke was owned by The Parke Family Trust, whose trustees are Mr. Parke, one of our directors, and his wife Michelle Parke.

On June 30, 2006, Parke Industries, LLC entered into an Employment Agreement with Mr. Parke providing, among other things, that Mr. Parke would be employed as President of Parke Industries, LLC for two years at an annual salary of $250,000 per year and for Lime to grant to Mr. Parke ten-year options to purchase up to 6,666 shares of common stock at a price per share of $7.70 (the closing market price of our common stock on July 3, 2006, the business day immediately following the date of such Employment Agreement). Such options vested in three installments, with one-third vesting immediately, one third on June 30, 2007 and one-third on June 30, 2008. In the event that Mr. Parke’s employment terminates for ‘Due Cause’ (as defined therein), all unexercised options terminate immediately, whether or not vested. In the event of termination of such employment by reason of death or disability, any unvested options terminate and any vested options must be exercised within 90 days. In the event of termination of such employment for the convenience of the employer, or by Mr. Parke because of a breach by the employer, then all options which are scheduled to vest within one year shall vest immediately and be exercisable for one year thereafter. Change of control is defined as a merger or consolidation of Lime resulting in an unrelated entity acquiring the power to elect a majority of our board of directors, or a sale of substantially all of our assets to an entity that is not then controlled by or affiliated with Lime. In the event that a change of control occurs and Mr. Parke’s employment period is terminated, any unvested options will vest and be exercisable for one year. All stock options which are not exercised within one year following such termination shall thereupon expire and no longer be exercisable. These options will otherwise expire on June 30, 2016.

As part of the acquisition of Parke, we assumed its existing office lease for space in a building owned by Mr. Parke in Glendora, California. We believe that the terms of the lease are fair as they are comparable to the terms of leases with other third party tenants located in the building.

On July 11, 2006, Mr. Parke was granted options to purchase up to 93,333 shares of our common stock at $7.14 per share. Mr. Parke’s right to exercise these options vested with respect to 31,109 options on December 31, 2006, 31,112 options on December 31, 2007 and 31,112 options will vest on December 31, 2008, in the last case assuming that Mr. Parke continues to be employed by Lime on the vesting date. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in his option agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016 or six months following the date that Mr. Parke is no longer an employee of Lime, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Parke to pay the purchase price for any shares acquired by exercising the option by surrendering to Lime a number of shares of common stock having an aggregate market value equal to the purchase price.

On July 11, 2006, Mr. Valentine was awarded options to purchase 14,286 shares of our stock pursuant to the Directors’ Stock Option Plan. The options have an exercise price of $7.14 per share, vested on January 11, 2007, and expire on the earlier of July 11, 2016 or six months following the date that Mr. Valentine is no longer a director of Lime.

On January 2, 2007, Mr. Valentine was awarded options to purchase 14,286 shares of our stock pursuant to the Directors’ Stock Option Plan. The options have an exercise price of $6.30 per share, vested on January 1, 2008, and expire on the earlier of January 2, 2017, or six months following the date that Mr. Valentine is no longer a director of Lime.

In June 2006, our board of directors approved and we announced a 1-for-15 reverse split of our common stock, effective on June 15, 2006. We took such action in order to permit us to raise additional capital, which we did on June 29, 2006. We did not ask our stockholders to approve the reverse split at that time because we did not believe it was necessary based on the advice of our prior legal counsel. Thereafter, on June 29, 2006, we closed four transactions, or the June 29, 2006 Transactions, and acquired Kapadia. All of the June 29, 2006 Transactions and the acquisition of Kapadia, were premised on the belief of the parties thereto that the 1-for-15 reverse split was completed on June 15, 2006, and all of these transactions valued our common stock at a price of $7.00 per share. Subsequently, the staff of the SEC requested advice as to whether our Certificate of Incorporation should have been amended (which requires stockholder approval) under Delaware law to effect the reverse split. We then engaged Delaware counsel to assist us. We were advised by Delaware counsel that, although our board had approved the reverse split, in the view of Delaware counsel, the reverse split would not be effective until it had been set forth in an amendment to our Certificate of Incorporation approved by our stockholders and filed with the Delaware Secretary of State. We completed such actions on January 23, 2007 and the reverse split became effective on that date. Because the reverse split became effective January 23, 2007 and not on June 15, 2006 as we had believed, the shares of common stock that were issued in the June 29, 2006 Transactions and the acquisition of Kapadia were reduced on a 1-for-15 basis when the amendment to our Certificate of Incorporation was filed. Since both we and the other parties to those transactions intended that the shares we issued were post-reverse split shares, following the filing of the amendment and the reverse split becoming effective, we offered to each of the recipients of shares in the transactions, additional shares of common stock so that each would have the specific number of post-reverse split shares that were intended in those transactions, in satisfaction of any claims such recipients might have in respect of such matter. All of them accepted such offer. Such ‘catch-up’ shares were issued on or about February 1, 2007. Among those receiving ‘catch-up’ shares were Mr. Kiphart, Mr. Asplund, Mr. Parke and Mr. Valentine. They received the following shares of stock on or about February 1, 2007:

	No. of Shares	Number of
	Actually	Shares After
	Acquired After	the Amendment	Number of
	June 15,	and Reverse-	“Catch Up”
Stockholder	2006	Split	Shares Issued

David R. Asplund	264,886	17,659	247,227
Richard P. Kiphart	2,086,200	139,080	1,947,120
David W. Valentine	49,386	3,292	46,094
The Parke Family Trust	714,286	47,619	666,667

On January 26, 2007, we again retained Corporate Resource Development to provide additional sales and marketing consulting services, for $17,500 per month for up to 3 months. In January 2007, we also entered into an agreement with Mr. Carey to provide us with sales and marketing leads and introductions. In exchange for these services, we agreed to pay Mr. Carey a commission of 1.5% on any sale that closes as a result of his work and granted him a three-year warrant to purchase 21,429 shares of our stock at $7.56 per share, which expires on January 26, 2010.

A provision of the June 29, 2006 PIPE transaction required us to file and have declared effective by November 3, 2006, a registration statement registering the shares issued as part of the PIPE transaction. To the extent that we failed to have the registration statement declared effective by this date, we were required to pay penalties to the PIPE investors at the rate of 1% per month of the purchase price paid by such investors. Largely as a result of the questions regarding the need to amend our Certificate of Incorporation to effect the June 15, 2006 reverse split of our common stock, we were not able to have the registration statement declared effective before the November 3, 2006 deadline. All of the investors in the PIPE Transaction agreed to accept shares of our common stock, valued at $7.00 per share, as payment of this registration penalty. As a result, on January 24, 2007, February 2, 2007 and February 15, 2007 we issued a total of 87,673 shares of common stock to these PIPE investors in satisfaction of the penalties owed through February 14, 2007, the date the registration statement was declared effective. Among those receiving shares of stock in satisfaction of the registration penalty were Mr. Asplund, Mr. Kiphart and Mr. Valentine. They received the following shares of stock:

Total Shares
Stockholder	Received

David R. Asplund	7,357
Richard P. Kiphart	27,957
David W. Valentine	981

Due to potential conflicts of interest resulting from (i) the beneficial ownership of Parke by Daniel W. Parke, and (ii) certain members of our board (Messrs. Kiphart, Asplund and Valentine) beneficially owning shares of Series E preferred stock and agreeing to purchase shares of common stock in the PIPE Transaction and concurrently convert their shares of Series E preferred stock into shares of our common stock, our board established a special committee comprised solely of disinterested, independent directors to review, negotiate and approve the acquisition of Parke and the PIPE Transaction. The special committee retained Rittenhouse Capital Partners, LLC (“Rittenhouse”) to act as its financial advisor, and legal counsel to assist it in its review of these transactions. Rittenhouse reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis to assist the committee in its review of the structure and pricing of the PIPE Transaction. Legal counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in our best interests and the best interests of our stockholders, and approved the Parke acquisition and the PIPE Transaction.

During June 2007 the following stockholders exercised certain warrants that were scheduled to expire on June 27, 2007:

	Shares			Common
	Issuable	Exercise	Cash	Shares
	Pursuant to	Price per	Proceeds to	Received
Holder	Warrants	Share	Company	by Holder

Richard P. Kiphart	703	$6.30	$4,430	703
David R. Asplund	50	6.30	317	50
Duke Investments, LLC(1)	804	6.30	0	234
SF Capital Partners Ltd.	402	6.30	2,532	402

Total	1,959		$7,279	1,389

(1)	Elected a cashless exercise

On June 5, 2007, we entered into a loan agreement with eight investors, including Richard P. Kiphart, our chairman and largest individual stockholder, or collectively the Investors, under which the Investors lent us $5.0 million in the form of subordinated convertible term notes (the “Term Notes”). $3.1 million in principal amount is owed to Mr. Kiphart as of September 30, 2008. The Term Notes mature on May 31, 2010, although they may be prepaid at anytime after May 31, 2008 at our option without penalty, and accrue interest at the rate of 10% per year. Interest is payable quarterly, 50% in cash and 50% in shares of our common stock valued at the market price of the common stock on the interest due date. The Term Notes are convertible at any time at the Investors’ election at $7.00 per share and will automatically convert into shares of common stock at $7.00 per share, if, at any time after May 31, 2008 the closing price of our common stock exceeds $10.50 per share for 20 days in any consecutive 30-day period. The Term Notes are secured by all of our assets, but are subordinated to all of our current or future senior lenders, including our current mortgage lender. The loan agreement provides for acceleration upon the occurrence of customary events of default, including nonpayment, nonperformance, bankruptcy and collateral impairment.

On March 12, 2008, we entered into a $3.0 million revolving line of credit note with ADVB and Richard P. Kiphart. On June 6, 2008 and August 14, 2008, the note and related documents were amended to increase the line to $16.0 million with Mr. Kiphart increasing his commitment under his note to $14.5 million from $1.5 million. ADVB’s note remained at $1.5 million. As part of the amendments, the lenders were given a general security interest in all of our assets and a provision was added such that in the event the notes are not repaid as of the maturity date of March 31, 2009, each note is convertible at the holder’s election at any time from April 1, 2009 until March 31, 2010 into shares of our common stock at $7.93 per share.

On October 6, 2008, the notes and related documents were amended to increase the line to $19.0 million with ADVB increasing its commitment under its note to $4.5 million from $1.5 million. Mr. Kiphart’s note remained at $14.5 million. On November 14, 2008, we entered into a Preferred Stock Purchase Agreement with Richard P. Kiphart, as described below, under which we sold Mr. Kiphart 358,710 shares of newly created Series A-1 preferred stock in exchange for the cancellation of his note.

The ADVB note continues to bear interest at 17% per annum, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance on the ADVB note. The ADVB note also requires the payment of an unused funds fee of 4% per annum on the unused portion of the ADVB note. We may borrow any amount, at any time during the term of the ADVB note as long as it is not in default at the time of the advance, provided that the total advances under the ADVB note, net of repayments, may not exceed $4.5 million. If we terminate the ADVB note before its scheduled maturity, we will be required to pay a termination fee based on a formula that is equal to approximately $616 for each day remaining before the scheduled maturity.

Events of default include:

•	failure to pay interest or unused funds fees within 10 days of written demand;

•	failure to pay outstanding principal and accrued interest thereon on the maturity date;

•	failure to pay termination fees on the termination date;

•	making an assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as they become due; or the entering of an order, judgment or decree which adjudicates us bankrupt or insolvent; or any order for relief with respect to us is entered under the Federal Bankruptcy Code; or our petition or application to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any substantial part of our assets, or the commencement of any proceeding relating to us under bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or the filing of any such petition or application, or the commencement of any such proceeding, against us and such petition, application or proceeding is not dismissed within 60 days; or

•	the sale of substantially all of our assets.

Mr. Kiphart is the chairman of the board of ADVB and owns the majority of the common stock of ADVB. David Valentine, one of our directors, is also a director and stockholder of ADVB. Mr. Capps was and is the President and Chief Executive Officer of ADVB.

In early 2008, our management began discussions with investment banks and placement agents to explore different capital-raising transactions and engaged Blair to assist us in these efforts. Our chairman and largest stockholder, Richard Kiphart, is also a principal of Blair and is the head of its Corporate Finance department.

On July 11, 2008, we entered into an agreement with Richard P. Kiphart, whereby Mr. Kiphart agreed to cause the issuance of certain letters of credit in an amount not to exceed $10.0 million to support the issuance of surety bonds required under certain customer contracts. The obligation to continue to provide support for new letters of credit will continue until the earlier of July 10, 2009 or the date on which we complete an offering of at least $20.0 million. We have agreed to pay Mr. Kiphart a fee equal to 3 5/8% per annum on the average outstanding balance on the letters of credit, or $300,000, whichever is greater. In addition, we have agreed to indemnify Mr. Kiphart for any claims under the letters of credit.

On November 13, 2008, we entered into Subscription Agreements with 15 investors to sell 1,787,893 units, each comprised of one share of our common stock and a warrant to purchase an additional quarter share of our common stock. These investors included Richard P. Kiphart, David R. Asplund, Daniel W. Parke, Gregory T. Barnum, Pradeep Kapadia, David Valentine and Jeffrey R. Mistarz, all directors and/or officers of Lime. The sale price was $3.51 per unit, which is equal to 75% of the volume-weighted average price of our common stock for the ten days prior to closing. The warrants allow holders to purchase a share of our common stock for $4.10 per share, which was the closing price of our common stock on the day prior to the closing, and the warrants are exercisable any time after May 13, 2009 and before November 13, 2011. The private placement will close in two tranches: tranche A, which is comprised of unaffiliated investors; and tranche B which is comprised of affiliated investors. We raised $3,000,500 in tranche A, which closed on November 13, 2008. We anticipate closing on the remaining $3,275,000 in tranche B during the first quarter of 2009.

On November 14, 2008, we entered into a Preferred Stock Purchase Agreement with Mr. Kiphart, under which we sold Mr. Kiphart 358,710 shares of newly created Series A-1 preferred stock in exchange for his agreement to cancel the promissory note we issued in the principal amount of $14.7 million. Each share of Series A-1 preferred stock is currently entitled to 10 votes and the Series A-1 preferred stock votes along with the common stock. The Series A-1 preferred stock is convertible into shares of common stock on a 10-for-1 basis anytime after December 31, 2009, subject to adjustment.

During 2008 we issued 20,201 shares of our common stock to Mr. Kiphart in satisfaction of the interest due on the subordinated convertible term note.

LIME EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

We have not had a formalized program for determining executive compensation. In fact, three of the four current executive officers (Messrs. Asplund, Parke and Pisano) receive most of their compensation under written employment agreements that were negotiated in connection with their becoming our employees. In each of these instances, our board of directors approved the employment agreement and the terms were negotiated at the time in light of specific circumstances. However, in general, our executive officers have received compensation consisting of three components:

•	a cash component, consisting of a salary meant to be competitive with salaries such individuals could obtain from other employers;

•	eligibility for annual cash bonuses determined by the Compensation Committee based on our performance; and

•	stock options intended to reward achievement of long-term goals and align the interests of our executive officers with those of our stockholders.

In certain cases, we have provided automobile allowances to executives who are expected to use their cars for our business. Executive officers participate in group health and disability insurance on the same basis as other full-time employees and certain executives were offered individual life and disability insurance policies as part of their hiring agreements.

Except as noted above with respect to the current employment agreements with Messrs. Asplund, Parke and Pisano, the Compensation Committee of our board of directors makes all compensation decisions for our executive officers. Generally, compensation decisions for executive officers other than our chief executive officer have been made by the Compensation Committee pursuant to recommendations made by the chief executive officer. We have not used consultants in connection with making compensation decisions and do not have any current engagement with any consultant related to executive or director compensation.

Objectives of Compensation Program

Compensation of our executive officers is intended to reward improved overall financial performance of Lime, and to reward performance achievements and increases in stockholder value over the long term.

•	Annual salaries for executive officers have been established with the goal of attracting and retaining qualified individuals for the positions. These salaries have been determined on a case-by-case basis.

•	Eligibility for annual cash bonus awards has been based on our performance but not specific performance goals. The amount of bonus for which an individual is eligible for any year has been determined on a case-by-case basis.

•	Stock option awards are intended to reward achievement leading to increases in our profitability and stockholder value over the longer term. The amounts of awards have been determined on a case-by-case basis.

In order to reward superior short-term performance, cash compensation each year has included eligibility for a cash bonus in the discretion of the Compensation Committee, subject to approval of our board of directors.

To motivate executive officers to achieve the longer-term goal of increasing our profitability and stockholder value and to reward them for achieving such long-term goals, stock options have been included as part of the compensation structure for our executive officers. Stock options also provide an increased opportunity for equity ownership by our executive officers, thereby further aligning their interest with those of our stockholders. Option grants have been made on a case-by-case basis. A typical stock option grant has been structured to have a ten year exercise period, to vest over a period of years, with vesting also depending upon the executive remaining employed by us, and to have an exercise price equal to the market price on the grant date. In certain cases, options have been granted at an exercise price higher than the market price. We have not granted options with an exercise price that is less than the market price on the grant date.

Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to factors which may not reflect our performance and are outside of our control.

We do not have a formula for allocating between cash and non-cash compensation. The number of stock options awarded to an executive officer has been decided on a case-by-case basis taking into consideration other components of compensation, not pursuant to any specific guidelines or program. Most of the stock options we have awarded to executive officers have been pursuant to written employment agreements entered into when the executive joined us, or pursuant to extending such employment under a new written agreement.

An exception to this occurred in July 2006, when a number of stock option grants to executives and other employees were made following consummation of the transactions which closed at the end of June. Options granted to executive officers in July 2006 are described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” below.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123(R), which we adopted effective on January 1, 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123(R) under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result of adopting SFAS No. 123(R), $3,726,731 and $4,828,955 of share based compensation expense was included in the results for 2007 and 2006, respectively.

Current Executive Officers

We currently have three executive officers: David Asplund, our Chief Executive Officer, Daniel Parke, our President and Chief Operating Officer and the President of Parke Industries, LLC, one of our subsidiaries, and Jeffrey Mistarz, our Chief Financial Officer. Leonard Pisano, our former Executive Vice President of business development and the President of Maximum Performance Group, Inc., one of our subsidiaries, resigned from Lime in February 2008.

2007 Summary Compensation Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us for the year ended December 31, 2007 and the year ended December 31, 2006 by our principal executive officer (PEO), our principal financial officer (PFO) and our two other executive officers, one of whom resigned following the end of the fiscal year. These persons are referred to, collectively, as the “named executive officers.”

					Stock	Option		All Other
Name and			Salary	Bonus	Awards	Awards		Compensation		Total
Principal Position	Year		($)	($)	($)	($)(1)		($)		($)

David R. Asplund	2007		285,000	25,000	—	1,505,494	(2)	28,040	(3)	1,842,934
Chief Executive Officer (PEO)	2006		268,923	—	—	2,061,732	(4)	20,662	(5)	2,351,317
Jeffrey R. Mistarz	2007		210,000	15,000	—	329,692		6,197	(6)	560,889
Executive Vice President & Chief Financial Officer (PFO)	2006		210,000	—	—	402,059		6,518	(6)	618,577
Daniel W. Parke	2007		250,000	25,000	—	355,803	(7)	10,206	(8)	641,009
President, Chief Operating Officer of Lime Energy Co. & President of Parke Industries, LLC	2006	(9)	128,892	—	—	304,810	(10)	50,644	(11)	484,346
Leonard Pisano	2007		225,000	—	—	419,536		6,606	(12)	651,142
Former Executive Vice President of Business Development & President of Maximum Performance Group, Inc.	2006		225,000	—	—	594,991		6,399	(13)	826,390

(1)	Amounts represent the compensation cost recognized during 2007 of stock awards granted in and prior to 2007 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (the “SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(Value Weighted-Average)	2007	2006	2005

Risk-free rate	4.57%	5.02%	2.27%
Dividend yield	—	—	—
Expected volatility	89%	90%	65%
Expected life (years)	6.0	5.6	9.1

(2)	Includes the costs recognized during 2007 of director options awarded to Mr. Asplund prior to his employment with us totaling $658.

(3)	Includes $18,652 for the cost of life and long-term disability insurance, $6,600 of auto allowance and the $2,788 cost of membership to a business club provided to Mr. Asplund.

(4)	Includes the costs recognized during 2006 of director options awarded to Mr. Asplund prior to his employment with us totaling $4,636.

(5)	Includes $11,873 for the cost of life and long-term disability insurance, $6,325 of auto allowance and the $2,464 cost of membership to a business club provided to Mr. Asplund.

(6)	Represents the cost of life insurance and long-term disability insurance provided to Mr. Mistarz.

(7)	Includes the costs recognized during 2007 of director options awarded to Mr. Parke prior to his employment with us totaling $3,693.

(8)	Includes $9,600 of auto allowance and $606 for the cost of group life and long-term disability insurance provided to Mr. Parke.

(9)	Mr. Parke became our President effective June 30, 2006 when we acquired his company, Parke P.A.N.D.A. Corporation. The compensation reported for Mr. Parke in 2006 only included the amounts paid to him since June 30, 2006.

(10)	Includes the costs recognized during 2006 of director options awarded to Mr. Parke prior to his employment with us totaling $11,880.

(11)	During January 2006, we entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. is a company which at the time was beneficially owned by Daniel Parke. Pursuant to the consulting agreement we agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke P.A.N.D.A. a total of $50,000 for its services and reimbursed it $11,155 for expenses during the six months ended June 30, 2006. This agreement was terminated in May 2006 prior to the acquisition of Parke P.A.N.D.A. Corporation on May 29, 2006. This also includes $644 for the cost of long-term disability insurance provided to Mr. Parke.

(12)	Includes $6,000 of auto allowance and $606 for the cost of group life and long-term disability insurance provided to Mr. Pisano.

(13)	Includes $6,000 of auto allowance and $399 for the cost of long-term disability insurance provided to Mr. Pisano.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Messrs. Asplund, Mistarz and Parke

We have employment agreements with each of our current named executive officers: David R. Asplund, Jeffery Mistarz, and Daniel Parke. These agreements fix each of the officer’s minimum base compensation, and the current special salary for each is as follows: Mr. Asplund — $285,000, Mr. Mistarz — $210,000 and Mr. Parke — $250,000. Each of these employment agreements terminates on December 31, 2010. In addition, Mr. Parke is entitled to an $800 monthly automobile allowance.

Under their employment agreements, each of Messrs. Asplund, Mistarz and Parke are entitled to certain benefits if their employment terminates for certain reasons. If any of them should die during the term of their respective contracts, all of their unvested stock options would immediately vest. In addition, all such stock options and any previously vested stock options would be exercisable for a period of one year following the date of their death.

If any of Messrs. Asplund, Mistarz or Parke should become permanently disabled such that they could not perform their duties for 180 consecutive days or for 180 days in any 12-month period, we would have the right to terminate their employment, and any stock options which already vested would be exercisable for a period of 180 days following such termination.

If any of Messrs. Asplund, Mistarz or Parke should terminate their employment during the term of their contract for reasons other than death, disability or uncured default by us under their respective agreements, then any vested stock options as of the date of their termination shall be exercisable for 90 days following the date of termination.

If we should terminate any of the current named executive officers prior to the scheduled expiration of their respective contracts, for any reason other than death, disability or “Due Cause,” as defined in their respective employment agreements, or if Messrs. Asplund, Mistarz or Parke should choose to terminate their employment because we defaulted in our obligations under their agreements and failed to cure such default after notice, then all unvested stock options that are scheduled to vest within one year of the date of their termination will immediately vest. In addition, all such stock options and any previously vested stock options would be exercisable for a period of one year following the date of termination. Additionally, we will pay the terminated current named executive officer, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with our regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation, which will be paid on the next regular payroll date.

“Due Cause” is defined as any of (i) a material breach by the respective current named executive officer of his agreement not cured within 15 calendar days following written notice thereof, (ii) commission of a felony, or theft or embezzlement of our property, (iii) actions which result in material injury to our businesses, properties or reputation, (iv) refusal to perform or substantial neglect of the duties assigned to the respective officer not remedied within 15 calendar days following written notice thereof, or (v) any material violation of any statutory or common law duty of loyalty to us.

In addition to the foregoing, upon occurrence of a change of control, all stock options granted to Messrs. Asplund, Mistarz and Parke shall immediately vest and become exercisable. In general, a “Change of Control” is deemed to have occurred when (i) we are merged or consolidated with another entity that is not then controlled by us and an unrelated entity acquires the ability to elect a majority of our directors or holds a majority of our common stock, or (ii) in the case of Mr. Asplund, substantially all of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us; and in the case of Messrs. Mistarz and Parke, a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.

Each of the employment agreements of Messrs. Asplund and Mistarz imposes non-competition, non-solicitation and confidentiality obligations, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination. We, Parke Industries, LLC and Mr. Parke entered into a non-competition agreement that imposes on Mr. Parke non-competition obligations until June 30, 2008. This non-competition obligation is not separately compensated and was part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation.

Mr. Pisano

Mr. Pisano had an employment agreement with our subsidiary, Maximum Performance Group, Inc. (“MPG”) to serve as its President for a three-year period ending May 2, 2008 at a base salary of $225,000 plus a monthly auto allowance of $500. Mr. Pisano resigned effective February 28, 2008 and is not eligible for any termination or other severance payments. The employment agreement imposes on Mr. Pisano non-competition, non-solicitation and confidentiality obligations until February 28, 2010.

Potential Payments Upon Termination Or Change In Control

The following table shows the potential payments to the current named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $9.45 per share on that date.

		Involuntary
		Termination	Involuntary	Change
	Voluntary	- Not For	Termination	in
	Termination	Cause	- For Cause	Control	Death	Disability
Name(1)	(2)	(3)	(4)	(5)	(6)	(6)

David R. Asplund	$366	$142,866	$366	$0	$366	$366
Jeffrey R. Mistarz	$4,038	$109,038	$4,038	$0	$4,038	$4,038
Daniel W. Parke	$14,423	$139,423	$14,423	$0	$14,423	$14,423

(1)	Excludes Leonard Pisano who resigned in February 2008.

(2)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon a voluntary termination of their employment.

(3)	Under the terms of their employment contracts, Messrs. Asplund, Mistarz and Parke are entitled to any accrued but unpaid salary and vacation as well as six months severance pay for an involuntary termination of their employment without cause.

(4)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon an involuntary termination for cause.

(5)	None of the listed persons would be entitled to any payments upon a change of control unless they were involuntarily terminated without cause, but upon a change of control the unvested options held by Messrs. Asplund, Mistarz and Parke would immediately vest. As of December 31, 2007 the intrinsic value of the executives’ options were as follows:

Value*

David Asplund	$1,665,002.00
Jeffrey Mistarz	352,500.00
Daniel Parke	227,265.00

*	Calculated as the difference between the market value on December 31, 2007 of $9.45 per share and the option strike price

(6)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon their death or permanent disability, but upon a upon such an event the unvested options held by Messrs. Asplund, Mistarz and Parke would immediately vest.

Grants of Plan-Based Awards for 2007

The following table sets forth certain information with respect to options granted during or for the fiscal year ended December 31, 2007 to each named executive officer. There are no estimated future payouts under non-equity or equity incentive plan awards.

				All Other
				Option
			All Other	Awards:
			Stock	Number of		Grant Date Fair
			Awards:	Securities	Exercise or	Value of Stock
		Committee	Number of	Underlying	Base Price of	and Option
	Grant	Action	Shares of	Options	Option	Awards
Name	Date	Date	Stock or Units (#)	(#)	Award ($/sh)	($)(1)

Dave R. Asplund	10/1/2007	09/30/2007	—	107,142	$11.13	$901,421
Jeffrey R. Mistarz	10/1/2007	09/30/2007	—	35,715	$11.13	$300,482
Daniel W. Parke	10/1/2007	09/30/2007	—	142,857	$11.13	$1,201,904
Leonard Pisano	10/1/2007	09/30/2007	—	7,143	$11.13	$59,715

(1)	The exercise price was not lower than the market price of our common stock on the grant date for any of the options listed.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2007.

			Option Awards
			Equity Incentive
		Number of	Plan Awards:
	Number of	Securities	Number of
	Securities	Underlying	Securities
	Underlying	Unexercised	Underlying	Option
	Unexercised	Options	Unexercised	Exercise
	Options	(#)	Unearned Options	Price	Option
Name	(#) Exercisable	Unexercisable	(#)	($)	Expiration Date

David R. Asplund	—	28,572	—	$6.72	01/22/2016
	200,000	200,000	—	$6.72	07/11/2016
	214,286	—	—	$7.14	07/11/2016
	—	107,142	—	$11.13	10/01/2017
	14,286	—	—	$65.10	01/22/2016
	237	—	—	$105.00	06/10/2013
	237	—	—	$105.00	06/10/2015
	714	—	—	$122.85	06/10/2012
	237	—	—	$194.25	06/10/2014
Jeffrey R. Mistarz	28,572	14,286	—	$7.00	08/15/2016
	71,428	35,714	—	$7.14	07/11/2016
	—	35,715	—	$11.13	10/01/2017
	3,810	—	—	$105.00	12/31/2012
	1,905	—	—	$735.00	12/31/2009
Daniel W. Parke	62,221	31,112	—	$7.14	07/11/2016
	4,444	2,222	—	$7.70	06/30/2016
	—	142,857	—	$11.13	10/01/2017
	714	—	—	$105.00	10/05/2015
Leonard Pisano	128,572	64,286	—	$7.14	07/11/2016
	—	7,143	—	$11.13	10/01/2017
	3,254	1,270	—	$105.00	05/03/2015

Stock Options and Incentive Compensation

The 2008 Long-Term Incentive Plan (the “Plan”) provides that up to 630,000 shares of our common stock may be issued to certain of our employees, consultants, advisors, independent contractors and directors. In addition, the Plan provides for 100,000 shares of our common stock to be reserved for issuance under the Plan on January 1 of each succeeding year, beginning January 1, 2009. The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, non-qualified options that are not eligible for such treatment, or stock of Lime, which may be subject to contingencies or restrictions, as well as grants of stock appreciation rights or grants of shares of common stock.

Approximately 340 employees and officers of Lime and our subsidiaries are currently eligible to participate in the Plan.

2007 grants under the Plan to directors are described under “Directors Compensation.”

The following information reflects certain information about our equity compensation plans as of December 31, 2007:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))

Equity compensation plans approved by security holders	90,672	$29.88	16,948
Equity compensation plans not approved by security holders(1)	2,079,676	$23.02	—

Total	2,170,348	$23.31	16,948

(1)	We grant stock options to our non-employee directors pursuant to a Directors Stock Option Plan (See “Compensation of Lime Directors” beginning on page 100), which grants are included in this category.

Option Exercises and Stock Vested

There were no shares of stock acquired upon exercise of options or shares of stock that became free of restrictions during the year ended December 31, 2007.

Option Re-Pricing

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2007.

Executive Compensation Actions Subsequent to Fiscal 2007

On March 18, 2008, Mr. Kiphart exercised certain warrants that were scheduled to expire on April 23, 2008. We issued 1,816 shares of our common stock to Mr. Kiphart pursuant to the warrants at an exercise price per share of $6.30.

On September 5, 2008, Mr. Kiphart exercised certain warrants that were scheduled to expire on September 7, 2008. We issued 616 shares of our common stock to Mr. Kiphart pursuant to the warrants at an exercise price per share of $6.30.

On September 5, 2008, Mr. Asplund exercised certain warrants that were scheduled to expire on September 7, 2008. We issued 36 shares of our common stock to Mr. Asplund pursuant to the warrants at an exercise price per share of $6.30.

On December 10, 2008, we granted Messrs. Asplund, Parke and Mistarz options to purchase the following shares of our common stock:

David Asplund	60,000
Daniel Parke	75,000
Jeffrey Mistarz	45,000

The options all have exercise prices of $3.50 per share (the closing price of our stock on the day prior to their grant), vest equally on each of the next three anniversaries of their issuance, expire on the earlier of the tenth anniversary of their issuance or three months following the termination of the holder’s employment with the Company unless the holder voluntarily terminates his employment, in which case they will terminate immediately and will vest immediately if there is a change of control of the Company.

As of December 28, 2008, we have granted shares of common stock and options to purchase 573,863 shares of our common stock and 56,137 shares remain available for future awards under the Plan, or approximately 18.2% of the 280,000 total shares originally reserved. During 2007 we issued options to purchase 671,333 shares outside of the Plan to employees and directors.

COMPENSATION OF LIME DIRECTORS

Director Compensation Program

Effective April 1, 2000, we adopted a stock option plan for all non-employee directors that is separate and distinct from the Plan. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to our board of directors to purchase 14,286 shares of our common stock, and a grant of options to purchase an additional 7,143 shares on the first day of January beginning on the second January following the date the director became an eligible director. These options have an exercise price equal to the closing price of our common stock on the grant date and a term of ten years. The initial options vest on first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of our board of directors on such anniversary date.

We granted options to purchase 49,996 shares under the directors’ stock option plan during 2007, and options to purchase 104,753 shares were outstanding under this plan as of December 31, 2007.

Directors who are also our employees receive no additional compensation for their services as directors.

Director Compensation Table

The following table provides compensation information for the year ended December 31, 2007 for each of our non-executive directors.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation		Total
Name	($)	($)	($)(1)(2)	($)		($)

Gregory T. Barnum	—	—	42,807	—		42,807
William R. Carey, Jr.	—	—	42,807	52,500	(3)	95,307
Joseph F. Desmond(4)	—	—	80,337	—		80,337
Richard P. Kiphart	—	—	40,024	—		40,024
Gerald A. Pientka(5)	—	—	1,301			1,301
David W. Valentine	—	—	34,020	—		34,020

(1)	Amounts represent the compensation cost recognized during 2007 of stock awards granted in and prior to 2007 based on the grant date fair value recognized over the requisite service period in accordance with SFAS No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(Value Weighted-Average)	2007	2006	2005

Risk-free rate	4.74	5.02%	2.27%
Dividend yield	—	—	—
Expected volatility	83%	90%	65%
Expected life (years)	5.4	5.6	9.1

(2)	The following options were granted to directors during 2007:

					Aggregate
				Grant	Options
				Date	Outstanding
	Options	Grant	Exercise	Fair	as of
	Awarded	Date	Price	Value ($)	12/31/2007

Gregory T. Barnum	7,142	1/2/2007	$6.30	32,925	22,142
William R. Carey, Jr.	7,142	1/2/2007	$6.30	32,925	22,142
Joseph Desmond	14,286	1/26/2007	$7.56	80,573	14,286
Richard P. Kiphart	7,142	1/2/2007	$6.30	32,925	22,142
Gerald A. Pientka	7,142	1/2/2007	$6.30	32,925	1,425
David W. Valentine	7,142	1/2/2007	$6.30	32,925	22,616

(3)	We retained Corporate Resource Development, a company owned by Mr. Carey, during 2007 to provide sales training and sales and marketing consulting services. In exchange for these services, we paid Corporate Resource Development $52,500.

(4)	Mr. Desmond joined our board of directors in January 2007.

(5)	Mr. Pientka resigned from our board of directors in June 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of ADVB Before the ADVB Acquisition

The following table sets forth information regarding the beneficial ownership of ADVB’s securities as of December 31, 2008 by:

•	each person known by ADVB to be the beneficial owner of more than 5% of the outstanding shares of its voting securities;

•	each of ADVB’s directors and named executive officers; and

•	all of ADVB’s officers and directors as a group (nine persons).

Each stockholder’s beneficial ownership is based on 1,169,821,940 shares of ADVB’s common stock outstanding as of December 31, 2008. This number includes 2,200,000 shares of ADVB’s common stock pending issue to John L. Drew as part of his severance benefits. The effective date of the issuance is December 1, 2008. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each person listed in the following table is c/o ADVB, 227 W. Monroe, Suite 3900, Chicago, Illinois 60606

Beneficial Owners of Greater Than 5% of ADVB’s Common Stock

		Common
		Shares Issuable	Common Shares
	Common	upon Exercise of	Issuable upon Exercise
Name	Shares	Warrants	of Options(1)	Total	%

Richard P. Kiphart	952,846,582	—	2,075,000	954,921,582	81.49
Michael P. Krasny, Trustee of the Michael P. Krasny Revocable Trust		—	—	62,052,200	5.30

ADVB’s Directors and Executive Officers

		Common
		Shares Issuable	Common Shares
	Common	upon Exercise of	Issuable upon Exercise
Name	Shares	Warrants	of Options(1)	Total	%

Richard P. Kiphart	952,846,582	—	2,075,000	954,921,582	81.49
Christopher W. Capps	2,666,667	—	18,666,667	21,333,334	1.80
Boris Skurkovich, M.D.(2)	9,262,264	—	5,465,000	14,727,264	1.25
John R. Capps	3,333,333	—	4,000,000	7,333,333	.63
Matthew Gooch	3,333,333	—	4,000,000	7,333,333	.63
David Valentine	3,333,333	—	4,000,000	7,333,333	.63
Thomas J. Pernice	—	1,042,443	5,615,000	6,657,443	.57
Joseph A. Bellanti, M.D.	—	—	4,855,000	4,855,000	.41
Keith Gregg	—	—	4,830,000	4,830,000	.41
All directors and executive officers as a group (9 persons)*	974,775,512	1,042,443	53,506,667	1,029,324,622	82.06%

*	Eliminates duplication.

(1)	Represents options to purchase shares of ADVB’s common stock exercisable within 60 days of December 31, 2008.

(2)	Shares held in the name of Boris Skurkovich include 2,585,384 shares held in his name, 2,765,555 shares held in the name of Carol Marjorie Dorros and 3,911,325 shares held in the name of Samuel Aaron Skurkovich.

Share Ownership of Lime Before the ADVB Acquisition

The following table sets forth information regarding the beneficial ownership of our securities as of January 12, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of its voting securities;

•	each of our directors and named executive officers; and

•	all of our officers and directors as a group (eight persons).

Each stockholder’s beneficial ownership is based on 9,568,567 shares of our common stock outstanding as of January 12, 2009. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each person listed in the following table is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

Beneficial Owners of Greater Than 5% of Each Class of Our Common Stock

					Common			% Including
					Shares			Series A-1
			Common		Issuable			Preferred
			Shares Issuable		upon			Stock on as
	Common		upon Exercise of		Exercise of			as-Converted
Name	Shares		Warrants		Options(1)	Total	%	Basis(2)

Stephen Glick	588,777		—		—	588,777	6.153	6.153
Richard P. Kiphart	2,155,102		127,747		30,684	2,313,533	23.785	44.436
Nettlestone Enterprises Limited(3)	791,444		142,450		—	933,894	9.617	9.617
Daniel R. Parke	709,886		—		148,332	858,218	8.832	8.832
SF Capital Partners Ltd.(4)	621,583		—		—	621,583	6.496	6.496
David R. Asplund	277,167	(5)	286	(6)	694,283	971,736	9.468	9.468

Beneficial Owners of Greater Than 5% of Each Class of Our Series A-1 preferred stock

		Common	Common
		Shares	Shares
	Common	Issuable upon	Issuable upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options	Total	%

Richard P. Kiphart(7)	361,520	—	—	361,520	100.000

Directors and Executive Officers

								% including
			Common		Common			Series A-1
			Shares		Shares			Preferred
	Common		Issuable upon		Issuable upon			Stock on as
	Shares		Exercise of		Exercise of			as-Converted
Name	Directly Held		Warrants		Options(1)	Total	%	Basis

Directors and Executive Officers
David R. Asplund	277,167	(5)	286	(6)	694,283	971,736	9.481	9.481
Gregory T. Barnum	—		—		30,684	30,684	*	*
William R. Carey	—		21,429		30,684	52,113	*	*
Joseph F. Desmond	—		—		15,686	15,686	*	*
Richard P. Kiphart	2,155,102		127,747		30,684	2,313,533	23.785	44.436
Jeffrey R. Mistarz	1,292		—		167,620	168,912	1.735	1.735
Daniel R. Parke	709,886		—		148,332	858,218	8.832	8.832
David W. Valentine	52,300		—		31,158	83,458	*	*
All directors and executive officers as a group (8 persons)**	3,195,747		149,462		1,149,131	4,494,340	41.357	55.996

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication.

(1)	Represents options to purchase our common stock exercisable within 60 days of December 29, 2008.

(2)	Includes 361,520 shares of our Series A-1 preferred stock, which are convertible into 3,615,200 shares of our common stock any time after January 1, 2010. Our Series A-1 preferred stock has the right to vote with our common stock on an as converted basis.

(3)	The business address for Nettlestone Enterprises Limited is P.O. Box 665 Roseneath, The Grange, St. Peter Port, Guernsey GY1-3SJ, Channel Islands.

(4)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(5)	Includes 151 shares owned by Mr. Asplund’s wife and a total of 16,477 shares owned by Mr. Asplund’s dependent children.

(6)	Includes warrants to purchase 286 shares of our common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(7)	Our Series A-1 preferred stock is convertible into shares of our common stock at the rate of 10 shares of our common stock for each share of our Series A-1 preferred stock. Our Series A-1 preferred stock votes with our common stock on an as converted basis.

Share Ownership of Lime After the ADVB Acquisition

The following tables set forth information regarding the beneficial ownership of our securities after the ADVB Acquisition by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of its voting securities;

•	each of our directors and named executive officers; and

•	all of our officers and directors as a group.

Each stockholder’s beneficial ownership is based on 9,568,567 shares of Lime common stock outstanding as of January 12, 2009, and assuming 2,480,478 shares of Lime common stock are issued in the proposed ADVB Acquisition. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each person listed in the following table is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

Beneficial Owners of Greater Than 5% of Each Class of Our Common Stock

			Common					% Including
			Shares					Series A-1
			Issuable		Common Shares			Preferred
			upon		Issuable upon			Stock on as
	Common		Exercise of		Exercise of			as-Converted
Name	Shares		Warrants		Options(1)	Total	%	Basis(2)

Stephen Glick	588,777		—		—	588,777	4.892	4.892
Richard P. Kiphart	4,178,948		127,747		35,091	4,341,786	35.555	50.276
Nettlestone Enterprises Limited(3)	791,444		142,450		—	933,894	7.660	7.660
Daniel R. Parke	709,886		—		148,332	858,218	7.036	7.036
SF Capital Partners Ltd.(4)	621,583		—		—	621,583	5.159	5.159
David R. Asplund	277,167	(5)	286	(6)	694,283	972,148	7.626	7.626

Beneficial Owners of Greater Than 5% of Each Class of Our Series A-1 preferred stock

		Common	Common
		Shares	Shares
	Common	Issuable upon	Issuable upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options	Total	%

Richard P. Kiphart(7)	361,520	—	—	361,520	100.000

Directors and Executive Officers

								%
								Including
			Common		Common			Series A-1
			Shares		Shares		% of	Preferred
	Common		Issuable upon		Issuable upon		Common	Stock on as
	Shares		Exercise of		Exercise of		Shares	as-Converted
Name	Directly Held		Warrants		Options(1)	Total	Held	Basis(2)

Directors, Director Nominees and Executive Officers
David R. Asplund	277,167	(5)	286	(6)	694,283	972,148	7.626	7.626
Gregory T. Barnum	—		—		30,684	30,684	*	*
William R. Carey	—		21,429		30,684	52,113	*	*
Joseph F. Desmond	—		—		15,686	15,686	*	*
Richard P. Kiphart	4,178,948		127,747		35,091	4,341,786	35.555	50.276
Jeffrey R. Mistarz	1,292		—		167,620	168,912	1.383	1.383
Daniel R. Parke	709,886		—		148,332	858,218	7.036	7.036
David W. Valentine	59,380		—		31,158	90,538	*	*
Christopher Capps	9,359		—		110,448	119,807	*	*
All directors and executive officers as a group (9 persons)**	5,236,032		149,462		1,263,986	6,649,480	49.394	60.107

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication.

(1)	Represents options to purchase our common stock exercisable within 60 days of November 26, 2008 including all ADVB options which may be exchanged for equivalent options to purchase Lime common stock upon completion of the ADVB Acquisition.

(2)	Includes 361,520 shares of our Series A-1 preferred stock, which are convertible into 3,615,200 shares of our common stock any time after January 1, 2010. Our Series A-1 preferred stock has the right to vote with our common stock on an as converted basis.

(3)	The business address for Nettlestone Enterprises Limited is P.O. Box 665 Roseneath, The Grange, St. Peter Port, Guernsey GY1-3SJ, Channel Islands.

(4)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(5)	Includes 151 shares owned by Mr. Asplund’s wife and a total of 16,477 shares owned by Mr. Asplund’s dependent children.

(6)	Includes warrants to purchase 286 shares of our common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(7)	Our Series A-1 preferred stock is convertible into shares of our common stock at the rate of 10 shares of our common stock for each share of our Series A-1 preferred stock. Our Series A-1 preferred stock votes with our common stock on an as converted basis.

Changes in Control

There are no arrangements currently known to us the operation of which may at a subsequent date result in a change in control of Lime or ADVB except as otherwise disclosed in this information statement/prospectus with respect to the Stock Purchase.

DESCRIPTION OF LIME CAPITAL STOCK

In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our Certificate of Incorporation, as amended, the certificate of designation for our Series A-1 preferred stock, and our Amended and Restated Bylaws. We have incorporated by reference these organizational documents as exhibits to this information statement.

General

As of December 31, 2008, we had 200 million authorized shares of common stock, one million authorized shares of preferred stock designated as Series A-1 preferred stock, and four million shares of undesignated authorized preferred stock, of which:

•	9,568,567 shares of common stock are issued and outstanding;

•	551,424 shares of common stock are issuable upon exercise of outstanding warrants;

•	2,511,988 shares of common stock are issuable upon exercise of outstanding options; and

•	361,520 shares of Series A-1 preferred stock are issued and outstanding.

These amounts do not include the shares of common stock and warrants to purchase common stock that we expect to issue pursuant to tranche B of the Private Placement. Please see “General Business Trends and Recent Developments — Private Placement” beginning on page 50.

Our Amended and Restated Bylaws provide that special meetings of stockholders may only be called by our board of directors, our Chairman of the Board or our President and shall be called by our Chairman, President or Secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and will share ratably on a per share basis in any dividends declared on our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Upon our liquidation, dissolution or winding up and after payment of all prior claims and the preferences of any preferred stock, the holders of shares of common stock would share ratably on a per share basis in all of our assets.

Series A-1 Preferred Stock

All 361,520 outstanding shares of Series A-1 preferred stock are held by Mr. Kiphart and 358,710 shares were issued in exchange for cancellation of $14.7 million of indebtedness we owed to Mr. Kiphart.

•	Conversion: Each share of Series A-1 preferred stock is convertible at the option of the holder, at any time after December 31, 2009, into ten shares of our common stock. The conversion ratio of the Series A-1 preferred stock is subject to customary adjustment provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations and special distributions.

•	Stated Value: The stated value of the Series A-1 preferred stock is $41.00 per share.

•	Dividends: Each outstanding share of Series A-1 preferred stock is entitled to cumulative quarterly dividends in a combination of cash and additional shares of Series A-1 preferred stock (“PIK”). The dividends will accrue at a rate of (i) 15% per annum of the Series A-1 preferred stock’s stated value on or prior to March 31, 2009 (9% in cash and 6% PIK); and (ii) 17% per annum of the Series A-1 preferred stock’s stated value at any time on or after April 1, 2009 (9% in cash and 8% PIK). Dividends on the Series A-1 preferred stock are payable and compounded quarterly.

•	Redemption: Outstanding shares of the Series A-1 preferred stock are not subject to mandatory redemption. At any time we have the option to redeem any outstanding shares of Series A-1 preferred stock for cash at a price per share equal to $41.00 multiplied by (i) 1.1 if the redemption date, as specified in our notice to the holder, occurs on or prior to March 31, 2009; (ii) 1.11 if the redemption date occurs during the period beginning on April 1, 2009 and ending on June 30, 2009; and (iii) 1.12 if the redemption date occurs at any time after July 1, 2009.

•	Preference on Liquidation: In the event of any liquidation, subject to the prior preferences and other rights of any senior stock, if any, as to liquidation preferences, the holders of the Series A-1 preferred stock then outstanding are entitled first as if members of a single class of securities to be paid out of our assets before any payment is made to the holders of our common stock.

•	Voting Rights: Except as required by law, holders of Series A-1 preferred stock will be entitled to vote on an as-converted basis on all matters on which holders of common stock are entitled to vote. At the current conversion ratios, holders of Series A-1 preferred stock have a number of votes equal to ten shares of common stock underlying each share of the Series A-1 preferred stock. The Series A-1 preferred stock currently represents 27.3% of the total voting power of our stockholders. As a result, the rights of the common stock could be modified by a vote of the preferred stock and less than a majority of the common stock.

•	Special Approval Rights: For so long as any shares of Series A-1 preferred stock remain issued and outstanding we cannot, without approval of at least 2/3 of the shares of Series A-1 preferred stock then outstanding, alter or change the rights, preferences or privileges of the Series A-1 preferred stock, or waive any rights of the Series A-1 preferred stock to an adjustment of the conversion ratio. For so long as at least 35,871 shares of Series A-1 preferred stock remain issued and outstanding, we cannot, without approval of 2/3 of the shares of Series A-1 preferred stock then outstanding: (i) authorize or issue, or obligate the company to issue, whether by merger, consolidation or otherwise, any other equity security having preference over the Series A-1 preferred stock or on parity with the Series A-1 preferred stock; or (ii) issue any additional shares of Series A-1 preferred stock except as PIK.

Other Preferred Stock

Our board of directors may authorize the issuance of additional preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. Any such action would not require common stockholder approval but would be subject to the special approval rights of the Series A-1 preferred stock described above. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors (1) authorize the issuance of preferred stock that ranks senior to our common stock or junior to the Series A-1 preferred stock for the payment of dividends and the distribution of assets on liquidation, (2) fix limitations and restrictions upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding, and (3) issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Provisions Relevant to Change of Control Situations

The terms of our Series A-1 preferred stock provide that upon any change of control such as a merger, reorganization, or sale of all or substantially all of our assets, all accrued and unpaid dividends on the Series A-1 preferred stock will become immediately due and payable, and further that in a change of control transaction the holders of Series A-1 Preferred are entitled to receive their liquidation preference prior to any distribution to the common holders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A., 161 North Concord Exchange, South St. Paul, Minnesota 55075.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “LIME.”

COMPARISON OF RIGHTS OF STOCKHOLDERS OF LIME AND ADVB

Lime and ADVB are both Delaware corporations and are governed by the DGCL. Upon completion of the merger, ADVB’s remaining stockholders will become Lime stockholders. The rights of the former ADVB stockholders and the Lime stockholders will therefore be governed by the DGCL, the Certificate of Incorporation of Lime, as amended, and the Amended and Restated Bylaws of Lime.

An important difference between rights as a Lime stockholder and rights as an ADVB stockholder is the existence of Lime’s Series A-1 preferred stock. The holder of Lime’s Series A-1 preferred stock has special rights and preferences that are not available to the common stockholders. The Lime Series A-1 preferred stock also votes along with the common stock. You should read “Description of Lime Capital Stock” on page 107 for a more complete description of the terms of the Lime Series A-1 preferred stock.

The following description summarizes the material differences that may affect the rights of the stockholders of Lime and ADVB, but because it is a summary, it does not contain all of the information that may be important to you. For a complete statement of your rights as a Lime or ADVB stockholder, you will need to read the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of both Lime and ADVB.

For more information on how to obtain the documents that are not attached to this Information Statement, see “Where You Can Find More Information” beginning on page 117.

Capitalization

Lime

The total number of shares of all classes of securities authorized under Lime’s Certificate of Incorporation is 205,000,000 shares, comprised of:

•	200,000,000 shares of common stock, par value $0.0001 per share;

•	1,000,000 shares of Series A-1 Convertible preferred stock, par value $0.01 per share; and

•	4,000,000 shares of undesignated preferred stock, par value $0.01 per share.

ADVB

The total number of shares of all classes of capital stock authorized under ADVB’s certificate of incorporation is 2,020,000,000 shares, comprised of:

•	2,000,000,000 shares of common stock, par value $0.001 per share; and

•	20,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Voting Rights

Both corporations give their common stockholders one vote per share. In addition, the holders of the Lime Series A-1 preferred are entitled to vote their shares along with the Lime common stockholders on an as-converted basis, which as of December 31, 2008 entitles the holders of Lime Series A-1 preferred to ten votes per share of Series A-1 preferred.

Stockholder Action By Written Consent

The DGCL allows stockholders to take actions by written consent, as long as the consent is signed by the same number of holders that would be needed to approve the action at a stockholder meeting. Both Lime and ADVB expressly permit stockholder action by written consent.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits. “Surplus” is defined as the excess of the net assets of a corporation over the amount determined by the board of directors to be the capital of the corporation. The capital of a corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. “Net assets” equals the fair value of the total assets minus total liabilities. The DGCL also provides that a dividend may not be paid out of net profits if, after the payment of the dividend, the total capital of the corporation is less than the capital represented by any outstanding preferred stock.

Lime

No dividends may be paid on Lime common stock while any shares of Lime Series A-1 preferred stock are outstanding, unless Lime first declares and pays all accrued dividends and sets apart six months of dividends on the Lime Series A-1 preferred stock. Otherwise, the Lime Amended and Restated Bylaws provide that within the limits of the DGCL, the board of directors of Lime may declare dividends within its discretion.

ADVB

Neither the ADVB certificate of incorporation nor the ADVB bylaws provide any restrictions or powers with respect to dividends beyond those of the DGCL.

Number, Election, Vacancy and Removal of Directors

Unless otherwise provided by the DGCL or the certificate of incorporation, a majority of the directors in office can fill any vacancy on a corporation’s board of directors. Except where the board of directors is classified, or the certificate of incorporation provides for cumulative voting, a majority vote of the holders of a majority of shares then entitled to vote may remove a director with or without cause.

Lime

Lime’s board of directors currently has seven members. As required by the terms of the Stock Purchase Agreement, Christopher Capps, the current Chief Executive Officer and a stockholder of ADVB, will be added to Lime’s board of directors following the closing of the ADVB Acquisition.

The Amended and Restated Bylaws of Lime provide that the number of directors may not be less than three or more than twelve. The exact number is determined from time to time by resolution adopted by a majority of the directors then in office, or by the stockholders at the annual meeting. Directors are elected by majority stockholder vote. Vacancies on the board may be filled by the majority vote of the remaining directors, even if less than a quorum is present, unless the vacancy resulted from removal by the stockholders, in which case the vacancy may be filled first by a majority vote of the stockholders at the meeting at which the director was removed. If the stockholders fail to act to fill a vacancy they have created, the other directors can fill the vacant board seat by majority vote.

Directors may also be removed by majority stockholder vote, with or without cause, at any duly called and held special meeting of stockholders.

ADVB

The board of directors of ADVB currently consists of nine members.

The bylaws of ADVB provide that the number of directors may not be less than three or more than eleven. The exact number is determined from time to time by resolutions adopted by the affirmative vote of a majority of the directors then in office. Directors are elected by a majority vote of the stockholders at the annual meeting. Any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

Directors may be removed without cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares, or, if such removal also has been approved by a majority of the other directors, then a simple stockholder majority is sufficient for removal.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to a corporation’s certificate of incorporation requires that the board of directors approve the amendment and submit it to the stockholders for adoption. The amendment must then be adopted by a majority stockholder vote, and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or adversely alter or change the powers, preferences or special rights of the shares of a class of stock requires separate approval of the holders of a majority of the affected class, voting as a separate class.

Lime

In addition to majority approval of the common stock and the preferred stock voting on an as-converted basis, any amendment to Lime’s Certificate of Incorporation also requires the separate approval of the holders of 66 2/3% of the Lime Series A-1 Preferred if it would change the rights, preferences or privileges of the Series A-1 preferred stock, or increase the number of authorized shares of the Series A-1 preferred stock.

ADVB

The provisions of ADVB’s certificate of incorporation regarding stockholder and director voting and action, and director election require the approval of 66 2/3% of the outstanding shares entitled to vote on such amendment, or, if such amendment also has been approved by a majority of the other directors, then a simple stockholder majority is sufficient for approval.

Amendments to Bylaws

Under the DGCL, a majority vote of the stockholders then entitled to vote is necessary to adopt, amend or repeal the bylaws of a corporation. The directors also have the power to adopt, amend or repeal the bylaws if the certificate of incorporation contains a provision providing for such power.

Lime

Lime’s Certificate of Incorporation provides that the Amended and Restated Bylaws may be adopted, altered or amended by the affirmative vote of a majority of the directors.

ADVB

ADVB’s certificate of incorporation provides that the bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the directors or by the approval of the holders 66 2/3% of the outstanding shares entitled to vote, or, if such action also has been approved by a majority of the other directors, then a simple stockholder majority is sufficient for amendment.

Notice of Certain Stockholder Actions

In addition, both Lime and ADVB are subject to SEC Rule 14a-8 under the Exchange Act, which provides submission deadlines for stockholders seeking to have their proposals included in the company’s proxy statement. These deadlines are usually specified in the previous year’s proxy statement, or in a quarterly report on Form 10-Q. Generally, the deadline for proposals is at least 120 calendar days before the date the company releases its annual proxy statement to its stockholders. However, if the company did not hold an annual meeting during the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials.

Lime

Lime’s Amended and Restated Bylaws contain notice requirements for stockholder proposals. For business to be properly brought before an annual meeting by a stockholder, Lime’s Amended and Restated Bylaws require that the stockholder must have given timely written notice to Lime. To be timely, the stockholder’s notice must be received by Lime’s Corporate Secretary not less than 90 days, or more than 120 days prior to the anniversary date of the previous year’s annual meeting. In the event that the annual meeting is called for a date that is not within 30 days before, or 60 days after such anniversary date, the stockholder’s notice must be received not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or the tenth day following the announcement of the date of the annual meeting. Similar notice requirements apply for stockholder nominations to the board of directors.

ADVB

Neither ADVB’s certificate of incorporation or its bylaws contains special provisions regarding advance stockholder notice for proposals or director nominees.

Special Stockholder Meetings

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board of directors or by any other person authorized by the corporation’s certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10, nor more than 60 days before the date of the stockholder meeting.

Lime

Under Lime’s Amended and Restated Bylaws, its board of directors, or the Chairman, or the President may call a special meeting of the stockholders, and the Chairman, President or Secretary are required to call a meeting if requested by holders of at least 20% of the Lime common stock. The business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

ADVB

Under ADVB’s bylaws, the board of directors or Chairman may call special meetings of stockholders. Holders of at least 50% of the ADVB common stock may also call a meeting on their own initiative.

Limitation of Personal Liability of Directors and Indemnification

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this limitation does not change the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends); or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Section 145(a) of the DGCL empowers a corporation to indemnify any person who is sued by a third party (not on behalf of the corporation) because of actions that person took in his capacity as a director, officer, employee or agent of the corporation, or while serving another enterprise in that capacity at the request of the corporation. The indemnification applies to all expenses. Indemnification is not allowed unless such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, the DGCL further requires that the director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who is sued by or on behalf of the corporation because of actions that person took in his capacity as a director, officer, employee or agent of the corporation, or while serving another enterprise in that capacity at the request of the corporation. The indemnification applies to all expenses. Indemnification is not allowed unless such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, if the director or officer is ultimately found to be liable to the corporation, he will need to apply to an appropriate court to keep his indemnity rights.

Section 145(g) of the DGCL empowers the corporation to purchase and maintain directors and officers insurance whether or not the corporation would have the power to indemnify the director or officer against such liabilities under Section 145 of the DGCL.

Lime

Lime’s Certificate of Incorporation provides that the personal liability of members of Lime’s board of directors is eliminated to the fullest extent permitted by Delaware law. Lime’s Amended and Restated Bylaws require indemnification of directors and officers to the fullest extent permitted by Delaware law. However, Lime’s Amended and Restated Bylaws do not indemnify directors and officers for proceedings initiated by a director or officer, unless such proceeding was authorized by the board of directors. Lime maintains directors’ and officers’ liability insurance.

ADVB

ADVB’s certificate of incorporation provides that the personal liability of members of ADVB’s board of directors is eliminated to the fullest extent permitted by Delaware law. ADVB’s bylaws provide for indemnification of directors, officers, employees and agents of ADVB as long as they act in good faith and in a manner they reasonably believe to be not contrary to ADVB’s interests. In addition, ADVB has executed indemnification agreements with each of its current officers and directors providing for indemnification to the fullest extent of Delaware law, and generally for other actions taken as director or officer. The indemnification agreements do not provide indemnity for: (1) short-swing profit violations; (2) damages paid to the director or officer under a policy of directors’ and officers’ liability insurance; (3) remuneration paid to the director or officer if such remuneration is determined to be in violation of the law; (4) the director’s or officer’s intentional misconduct, knowing violation of the law, violation of DGCL Section 174 or transaction resulting in an improper personal benefit; or (5) any matter in which a court of proper jurisdiction determines that such indemnification is not lawful.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Lime or ADVB, Lime and ADVB have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

Under the DGCL, the board of directors and a majority of the stockholders must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of the surviving corporation is required if:

•	there is no change to the surviving corporation’s certificate of incorporation;

•	each share of stock of the corporation outstanding immediately before the merger is to be an identical outstanding or treasury share after the merger; and

•	the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the effective date of the merger.

In situations where a parent corporation owns at least 90% of the stock of another corporation, the parent corporation can effect a “short form merger” with the other corporation. Short form mergers do not require stockholder vote. The planned merger of ADVB into Lime will be a short-form merger.

Lime

Neither Lime’s Certificate of Incorporation, as amended nor its Amended and Restated Bylaws contains any super-majority common stock voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations. The separate approval of the holders of 66 2/3% of the Series A-1 preferred stock is necessary if any such transaction would change the rights of the Series A-1 preferred stock.

ADVB

Neither ADVB’s certificate of incorporation nor its bylaws contain any super-majority or class voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

Delaware Anti-Takeover Statute

Section 203 of the DGCL may, under certain circumstances, make it more difficult for a large stockholder to take over a Delaware corporation without the cooperation of the corporation’s board of directors. Persons who acquire 15% or more of a corporation’s outstanding voting stock need to wait three years before they can effect a “business combination” (defined generally as mergers, consolidations, and other transactions involving more than 10% of the corporate assets). A corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Neither Lime nor ADVB has opted out of Section 203. However, because Mr. Kiphart has been a significant stockholder of both companies for more than three years, Section 203 does not apply to the ADVB Acquisition or the Merger.

LEGAL MATTERS

The validity of the issuance of our common stock in connection with this offering will be passed upon for us by Reed Smith LLP.

EXPERTS

The financial statements and schedule of Lime as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in this information statement/prospectus have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of AEM and its subsidiaries as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 included in this information statement/prospectus have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements and schedule of ADVB as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 included in this information statement/prospectus have been so included in reliance on the report of Williams & Webster, P.S., an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Lime and ADVB file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials Lime and ADVB file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Lime and ADVB, who file electronically with the SEC. The address of that site is www.sec.gov.

We have filed with the SEC a registration statement of which this information statement/prospectus forms a part. The registration statement registers the shares of our common stock to be issued to ADVB stockholders in connection with the ADVB Acquisition. The registration statement, including the attached exhibits, contains additional relevant information about us, our common stock, and this offering. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this information statement/prospectus.

This information statement/prospectus also describes the material elements of relevant contracts, exhibits and other information described in this information statement/prospectus. Information and statements contained in this information statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an appendix to this information statement/prospectus.

If you would like additional copies of this information statement/prospectus, or if you have questions about the ADVB Acquisition, you should contact:

Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attention: Jeffrey Mistarz
By Telephone: (847) 437-1666

All information contained in this information statement/prospectus relating to us has been supplied by us, and all such information relating to ADVB has been prepared by ADVB. Information provided by either us or ADVB does not constitute any representation, estimate or projection of the other party.

This document is our prospectus and information statement. We have not authorized anyone to give any information or make any representation about the ADVB Acquisition or us that is different from, or in addition to, that contained in this information statement/prospectus. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lime Energy Co.
Elk Grove Village, Illinois

We have audited the accompanying consolidated balance sheets of Lime Energy Co. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. We have also audited the schedule in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lime Energy Co. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” using the modified prospective transition method.

/s/  BDO SEIDMAN, LLP
BDO Seidman, LLP

Chicago, Illinois
March 28, 2008

LIME ENERGY CO.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$4,780,701	$4,663,618
Accounts receivable, less allowance for doubtful accounts of $151,000 and $366,000 at December 31, 2007 and 2006, respectively	6,382,060	2,825,947
Inventories (Note 6)	693,227	614,491
Advances to suppliers	374,713	132,083
Costs of Uncompleted Contracts in Excess of Related Billings	952,997	—
Prepaid expenses and other	250,169	279,017

Total Current Assets	13,433,867	8,515,156
Net Property and Equipment (Note 7)	1,542,327	1,201,008
Long Term Receivables	224,568	102,904
Deferred Financing Costs, net of amortization of $1,687 at December 31, 2007 (Note 12)	6,885	—
Intangibles, net of amortization of $3,693,648 and $1,681,771 at December 31, 2007 and 2006, respectively (Notes 4 and 8)	3,979,052	5,126,829
Cost in Excess of Assets Acquired	6,757,133	10,450,968

	$25,943,832	$25,396,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable (Note 14)	150,000	150,000
Current maturities of long-term debt (Note 15)	81,954	46,699
Accounts payable	3,092,226	1,344,725
Accrued expenses (Note 9)	1,571,683	1,251,777
Deferred revenue	1,531,417	967,446
Customer deposits	1,180,834	1,148,090

Total Current Liabilities	7,608,114	4,908,737

Deferred Revenue	244,792	748,980
Long-Term Debt, less current maturities net of unamortized discount of $2,412,305 and $0 as of December 31, 2007 and 2006, respectively (Notes 12 and 15)	3,187,680	520,392
Deferred Tax Liability	1,034,000	1,034,000

Total Liabilities	12,074,586	7,212,109
Commitments (Notes 17 and 19)
Stockholders’ Equity (Notes 20, 21, 22, 23 and 24)
Common stock, $.0001 par value; 200,000,000 shares authorized, 7,720,269 and 7,112,374 issued as of December 31, 2007 and December 31, 2006, respectively	773	711
Additional paid-in capital	106,267,336	95,030,180
Accumulated deficit	(92,398,863)	(76,846,135)

Total Stockholders’ Equity	13,869,246	18,184,756

	$25,943,832	$25,396,865

See accompanying notes to consolidated financial statements.

LIME ENERGY CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Revenue	$19,481,130	$8,143,624	$3,693,429

Cost of sales (includes reserve for obsolete inventory of $0, $568,558 and $19,232 in the years ended December 31, 2007, 2006 and 2005, respectively)	15,082,400	6,931,294	3,691,854

Gross profit	4,398,730	1,212,330	1,575
Selling, general and administrative (includes share based compensation expense of $3,582,066, $4,519,686 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively)	13,072,381	12,165,700	5,363,503
Amortization of intangibles (Note 8)	2,011,878	1,210,006	471,765
Impairment loss (Note 3)	4,181,969	1,183,525	242,830

Operating loss	(14,867,498)	(13,346,901)	(6,076,523)

Other Income (Expense)
Interest income	266,863	194,182	58,737
Interest expense (Notes 11, 12, 13, 14 and 15)	(952,093)	(3,273,370)	(602,990)

Total other income (expense)	(685,230)	(3,079,188)	(544,253)

Loss from continuing operations before discontinued operations	(15,552,728)	(16,426,089)	(6,620,776)
Discontinued Operations:
Loss from operation of discontinued business	—	(21,425)	(251,962)

Net Loss	(15,552,728)	(16,447,514)	(6,872,738)

Preferred Stock Dividends (Note 23)	—	(24,347,725)	(1,851,345)

Net Loss Available to Common Shareholders	$(15,552,728)	$(40,795,239)	$(8,724,083)

Basic and diluted loss per common share from continuing operations	$(2.06)	$(10.60)	$(18.59)
Discontinued operations	—	(0.01)	(0.55)

Basic and Diluted Loss Per Common Share	$(2.06)	$(10.61)	$(19.14)

Weighted Average Common Shares Outstanding (Note 24)	7,541,960	3,844,087	455,809

See accompanying notes to consolidated financial statements.

LIME ENERGY CO.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Total
			Series E	Series E	Additional		Stock-
	Common	Common	Preferred	Preferred	Paid-in	Accumulated	holders’
	Shares	Stock	Shares	Stock	Capital	Deficit	Equity

Balance, December 31, 2004	396,311	$40	224,752	$2,248	$55,303,866	$(53,525,883)	$1,780,271

Issuance of common stock (net of offering costs of $211,787)	59,524	6	—	—	5,413,207	—	5,413,213
Conversion of preferred stock	2,064	—	(2,167)	(22)	22	—	—
Acquisition of Maximum Performance Group, Inc.	23,735	2	—	—	2,691,605	—	2,691,607
Cumulative dividends on preferred stock	—	—	—	—	(1,366,900)	—	(1,366,900)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	13,669	137	1,366,763	—	1,366,900
Warrants issued in connection with convertible debt issuance	—	—	—	—	920,000	—	920,000
Common stock issued for services received	2,147	—	—	—	125,484	—	125,484
Warrants issued for services received	—	—	—	—	319,800	—	319,800
Net loss for the year ended December 31, 2005	—	—	—	—	—	(6,872,738)	(6,872,738)

Balance, December 31, 2005	483,781	$48	236,254	$2,363	$64,773,847	$(60,398,621)	$4,377,637
Issuance of common stock (net of offering costs of $115,107)	2,553,571	255	—	—	17,759,639	—	17,759,894
Cumulative dividends on preferred stock	—	—	—	—	(698,000)	—	(698,000)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	6,980	70	697,930	—	698,000
Conversion of preferred stock	3,099,411	310	(243,234)	(2,433)	2,123	—	—
Sale of Great Lakes Controlled Energy Corporation	(2,027)	—	—	—	(193,743)	—	(193,743)
Acquisition of Parke P.A.N.D.A. Corporation	714,286	72	—	—	4,999,928	—	5,000,000
Acquisition of Kapadia Consulting, Inc.	71,429	7	—	—	479,993	—	480,000
Conversion of revolver	135,838	14	—	—	951,963	—	951,977
Beneficial value of adjustment in revolver conversion price	—	—	—	—	950,865	—	950,865
Term loan liquidated damages satisfied through the issuance of common stock	23,014	2	—	—	185,258	—	185,260
Termination of post repayment interest obligation	33,071	3	—	—	266,222	—	266,225
Warrants issued for services received	—	—	—	—	25,200	—	25,200
Share based compensation	—	—	—	—	4,828,955	—	4,828,955
Net loss for the year ended December 31, 2006	—	—	—	—	—	(16,447,514)	(16,447,514)

Balance, December 31, 2006	7,112,374	$711	—	$—	$95,030,180	$(76,846,135)	$18,184,756
Issuance of common stock (less issuance costs of $202,932)	428,519	43	—	—	2,796,657	—	2,796,700
Offering costs for 2006 issuance of common stock	—	—	—	—	(45,361)	—	(45,361)
Acquisition of Texas Energy Products, Inc.	28,571	3	—	—	213,997	—	214,000
Acquisition of Preferred Lighting, Inc.	15,069	2	—	—	384,920	—	384,922
Release of escrow shares to former owners of Maximum Performance Group, Inc.	2,959	—	—	—	26,309	—	26,309
Satisfaction of liquidated damages through the issuance of common stock	87,673	9	—	—	613,699	—	613,708
Share based compensation	—	—	—	—	3,726,731	—	3,726,731
Warrants issued in connection with Subordinated Convertible Notes	—	—	—	—	1,136,537	—	1,136,537
Value of beneficial conversion feature on Subordinated Convertible Notes	—	—	—	—	1,866,537	—	1,866,537
Satisfaction of interest obligation through issuance of common stock	7,088	1	—	—	83,826	—	83,827
Warrants issued for services received	—	—	—	—	162,000	—	162,000
Exercise of options	33,005	3	—	—	222,006	—	222,009
Exercise of warrants	5,011	1	—	—	30,094	—	30,095
Warrant repricing	—	—	—	—	19,204	—	19,204
Net loss for the year ended December 31, 2007	—	—	—	—	—	(15,552,728)	(15,552,728)

Balance, December 31, 2007	7,720,269	$773	—	$—	$106,267,336	$(92,398,863)	$13,869,246

See accompanying notes to consolidated financial statements.

LIME ENERGY CO.

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Cash Flows From Operating Activities
Net loss	$(15,552,728)	$(16,447,514)	$(6,872,738)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired and disposed of:
Provision for bad debts	126,241	105,442	96,872
Share based compensation	3,726,731	4,828,955	—
Depreciation and amortization	2,200,444	1,386,597	601,869
Amortization of deferred financing costs	1,687	299,964	93,774
Amortization of issuance discount	590,769	898,409	71,639
Liquidated damages satisfied through issuance of common stock	613,708	185,260	—
Termination of post repayment interest and interest converted to common stock	—	274,747	—
Beneficial value of adjustment in revolver conversion price	—	950,865	—
Issuance of shares and warrants in exchange for services received	162,000	25,200	319,800
Accrued interest converted to common stock	83,827	—	—
Loss on disposal of fixed assets	—	115,914	11,743
Warrant repricing	19,204	—	—
Asset impairment	—	1,183,525	—
Provision for inventory obsolescence	—	568,558	19,232
Goodwill impairment	4,181,969	—	242,830
Changes in assets and liabilities, net of dispositions
Accounts receivable	(3,701,117)	(279,822)	(484,685)
Inventories	42,397	519,491	(121,254)
Advances to suppliers	(242,630)	192,594	148,012
Other current assets	(902,614)	72,537	(81,604)
Accounts payable	1,646,123	(359,331)	(1,299,561)
Accrued liabilities	280,501	(300,017)	2,136
Deferred revenue	23,999	(196,310)	401,050
Customer deposits	(75,316)	(273,149)	(105,757)

Net cash used in operating activities	(6,774,805)	(6,248,085)	(6,956,642)

Cash Flows From Investing Activities
Acquisitions (including acquisition costs), net of cash acquired	(703,539)	(4,098,377)	(1,632,972)
Sale of discontinued operations	—	(83,586)	—
Purchase of property and equipment	(514,295)	(82,967)	(548,874)

Net cash used in investing activities	(1,217,834)	(4,264,930)	(2,181,846)

Cash Flows From Financing Activities
Borrowings (payments) on line of credit	—	(1,456,545)	2,000,000
Proceeds from long-term debt	5,171,440	—	5,000,000
Payments on long-term debt	(56,592)	(5,355,865)	(541,547)
Proceeds from issuance of common stock	2,999,632	17,875,000	5,625,000
Costs related to stock issuances	(248,293)	(115,107)	(211,787)
Cash paid for deferred financing costs	(8,572)	—	(293,836)
Proceeds from exercise of options and warrants	252,107	—	—

Net cash provided by financing activities	8,109,722	10,947,483	11,577,830

Net Increase in Cash and Cash Equivalents	117,083	434,468	2,439,342
Cash and Cash Equivalents, at beginning of period	4,663,618	4,229,150	1,789,808

Cash and Cash Equivalents, at end of period	$4,780,701	$4,663,618	$4,229,150

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest — continuing operations (including prepayment penalties)	$134,000	$911,000	$214,200
Cash paid during the period for interest — discontinued operations	—	—	400
Interest obligation satisfied through the issuance of common stock	83,827	—	—
Stock, warrants and options issued in exchange for services received	17,143	3,600	45,686
Accrual satisfied through the issuance of common stock	345,583	7,410	—
Satisfaction of accrued dividends on Series E Preferred Stock through the issuance of 6,980 and 13,669 shares of Series E Preferred stock during the years ended December 31, 2006 and 2005, respectively	—	698,000	1,366,900
Conversion of convertible debt to common stock	$—	$943,455	$—

Holders of Series E preferred stock converted 243,234 shares of Series E preferred stock into 3,099,411 shares of the Company’s common stock during the year ended December 31, 2006.

The holder of the Company’s revolving convertible note converted the outstanding balance of $943,455 along with $7,410 of accrued interest thereon into 135,838 shares of the Company’s common stock on June 29, 2006.

The Company satisfied $161,096 of liquidated damages for failing to register common stock with the SEC in connection with the $5 million term loan which the Company issued in November 2005, through the issuance on June 29, 2006 of 23,014 shares of its common stock to the holder of the note.

On June 29, 2006, in exchange for receiving 33,071 shares of the Company’s common stock, the holder of the $5 million term loan issued in November 2005 waived the requirement that the company pay a portion of the cash flow generated by certain projects for a period of 5 years following the repayment of the note.

See accompanying notes to consolidated financial statements.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Description of Business

Lime Energy Co. (the “Company”), a Delaware corporation, is a developer and integrator of energy savings technologies and services. The Company is made up of seven separate companies, comprising three distinct business segments: Maximum Performance Group, Inc. (“MPG”) and the discontinued EnergySaver business comprise the Energy Technology segment, Parke Industries, LLC (“Parke”), Kapadia Energy Services, Inc. (“Kapadia”), Lime Midwest, Inc. (“Lime Midwest”), Texas Energy Products, Inc. (“Texas Energy”) and Preferred Lighting, Inc. (“Preferred Lighting”) comprise the Energy Services segment and Lime Finance, Inc. comprises the finance services segment. Lime Energy, Lime Midwest and Lime Finance are headquartered in Elk Grove Village, Illinois, a suburb of Chicago. MPG is headquartered in San Diego with a sales office in New York City and Ellington, Connecticut. Parke is headquartered in Glendora, California with several sales offices in northern California and an office in Salt Lake City, Utah. Kapadia is headquartered in Ventura, California with offices in New York City and Peekskill, New York. Texas Energy is headquartered in Austin, Texas with an office in Dallas, Texas and Preferred Lighting is headquartered in Seattle, Washington. In March 2006, the Company sold Great Lakes Controlled Energy Corporation (“Great Lakes”), which comprised the building control and automation control segment.

Note 2 —	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Note 3 —	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Lime Energy Co. and its wholly owned subsidiaries, Maximum Performance Group, Inc., Parke Industries LLC, Kapadia Energy Services, Inc., Lime Midwest, Inc., Texas Energy Products, Inc., Preferred Lighting, Inc. and Lime Finance, Inc. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Risk

The Company’s customers are primarily owners of, or tenants of, commercial and industrial buildings. One customer accounted for approximately 10% of the Company’s consolidated billings during the year ended December 31, 2007. Three customers each accounted for approximately 13% of the Company’s consolidated billings during the year ended December 31, 2006, while two customers accounted for approximately 37% and 11% of the Company’s consolidated billings during the year ended December 31, 2005.

The Company purchases its materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its sales will not be interrupted by the inability of a single

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

supplier to deliver product. During the year ended December 31, 2007, two suppliers accounted for approximately 17% and 10% of the company’s purchases, respectively. During the year ended December 31, 2006, one supplier accounted for approximately 12% of the Company’s total purchases while no single supplier accounted for more than 10% of the Company’s total purchases during the year ended December 31, 2005.

The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to it, the Company believes its allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.

Properties & Equipment

Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Buildings	39 years
Office equipment	3 - 5 years
Furniture	5 - 10 years
Equipment	3 - 5 years
Transportation equipment	3 - 5 years

Cost in Excess of Assets Acquired

Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. During the fourth quarter of 2004, the Company completed its annual assessment of impairment regarding the goodwill recorded for its Building Control and Automation segment. That assessment, supported by independent appraisals of the fair value of the segment, did not identify any impairment. However, the 2005 appraisal, made using customary valuation methodologies, including discounted cash flows and fundamental analysis, did reveal an impairment. Further supporting this assessment, in February 2006, the Company signed a letter of intent to sell the segment for an amount below the carrying value of the reporting unit. The decline in fair value of the Building Control and Automation segment was primarily the result of the segment failing to meet earnings expectations, due in part to strong competition in its markets. As a result of this decline in fair value, the Company recorded an impairment loss of $242,830 during the year ended December 31, 2005.

During the fourth quarter of 2007, the Company updated its projections for portions of the Energy Services and Energy Technology businesses and estimated the fair value based on the discounted current value of the estimated

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future cash flows. It then compared the implied fair values of the reporting units to their carrying values. The analysis did not identify any impairment for the Energy Services business, but did determine that the value of the Energy Technology’s goodwill was impaired. The decline in the fair value of the Energy Technology segment was primarily the result of lower than expected sales of the eMAC line of HVAC controllers, in large part due to delays in product enhancements designed to replace discontinued components and add cellular communication capabilities. As a result of the decline in the fair value, the Company recorded an impairment loss of $4,181,969 during the fourth quarter of 2007.

It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, the Company may have to take additional charges to recognize a further write-down of the value of its acquisitions to their estimated fair values.

Deferred Financing Costs

The Company incurred $8,572 in costs in connection with the issuance of the convertible subordinated notes during 2007. This expense has been capitalized to deferred financing costs and is being amortized over the three year term of the debt using the effective interest method.

The Company capitalized costs incurred in arranging its convertible revolving credit facility and convertible term loans as deferred financing. These deferred financing costs were being amortized over the life of the related convertible term loan using the effective interest method. On June 29, 2006 the Company prepaid the outstanding balance on its two convertible term loans and the holder of the convertible notes, elected to convert the outstanding balance of the convertible revolving credit facility into common stock. Upon the repayment and conversion of these notes in June 2006 the Company was required to recognize as interest expense the remaining unamortized balances of the capitalized issuance costs and the debt discount of $231,281. Amortization of the deferred financing costs included in interest expense totaled $1,687, $299,964 and $93,774 in 2007, 2006 and 2005, respectively.

Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. The Company’s cash flow estimates are based on historical results adjusted to reflect its best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. These estimates of fair value represent management’s best estimate based on industry trends and reference to market rates and transactions.

During 2006, the Company terminated its Virtual Negawatt Power Program (“VNPP”) in northern Illinois, due to the high capital requirements of the program, changes in lighting technology and changes in the Company’s business plan. As a result of this decision, it reduced the carrying value of its VNPP assets to $0 and recorded an impairment charge of $1,183,525.

Revenue Recognition

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.

The Company accounts for revenue on most of its long-term contracts on the completed contract method, whereby revenue is recognized once the project is substantially complete. However, revenue on some long-term

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contracts is recorded under the percentage of completion method in conjunction with the cost-to-cost method of measuring the extent of progress toward completion consistent with the AICPA’s Statement of Position 81-1 (SOP 81-1). Any anticipated losses on contracts are charged to operations as soon as they are determinable.

Billings on contracts that do not meet the Company’s revenue recognition policy requirements for which it has been paid or has a valid account receivable are recorded as deferred revenue. Deferred revenue for billings that did not meet the Company’s revenue recognition policies totaled $636,867 and $294,430 as of December 31, 2007 and 2006, respectively.

The Company’s MPG subsidiary often bundles contracts to provide monitoring services and Internet access with the sale of its eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which at the time the hardware is delivered and installed includes undelivered services essential to the functionality of the product. Accordingly, the Company defers the revenue for the product and services and the cost of the equipment and installation and recognizes them over the term of the monitoring contract. The monitoring contracts vary in length from 1 month to 5 years. Deferred revenue included $1,139,342 and $1,421,996 as of December 31, 2007 and 2006, respectively, related to these contracts.

Costs of Uncompleted Contracts in Excess of Related Billings

As of December 31, 2007, the Company had several customer projects underway for which it will recognize revenue upon completion of the project. Expenses related to these uncompleted projects have been recorded as a current asset titled “Costs of Uncompleted Contracts in Excess of Related Billings.” These expenses will be recognized as the related projects are completed and revenue is recognized. The Company had costs in excess of related billings of $952,997 and $0 at December 31, 2007 and 2006, respectively. It is expected that the majority of the projects underway as of the end of 2007 will be completed during the first quarter of 2008.

Shipping and Handling Costs

The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.

Research and Development Costs

Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were approximately $700,000, $535,000 and $395,000 for the periods ended December 31, 2007, 2006 and 2005, respectively.

Advertising, Marketing and Promotional Costs

Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $168,000, $117,000 and $7,000 for the periods ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Loss Per Share

The Company computes loss per share under Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share would include all common stock equivalents unless anti-dilutive. The Company has not included the outstanding options, warrants, convertible preferred stock or convertible debt as common stock equivalents because the effect would be antidilutive.

The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock and convertible debt that is not included in the basic and diluted net loss per share available to common stockholders:

	December 31,
	2007	2006	2005

Weighted average shares issuable upon exercise of outstanding options	1,744,873	778,310	111,623
Weighted average shares issuable upon exercise of outstanding warrants	332,560	156,783	130,097
Weighted average shares issuable upon conversion of preferred stock	—	108,663	217,030
Weighted average shares issuable upon conversion of convertible debt	419,276	25,272	22,460

Total	2,496,709	1,069,028	481,210

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company’s long-term debt approximates fair value based on instruments with similar terms.

Stock-based Compensation

The Company has a stock incentive plan that provides for stock-based employee compensation, including the granting of stock options and shares of restricted stock, to certain key employees. The plan is more fully described in Note 25. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-based Payment” (“SFAS 123(R)”), which requires, among other things, that compensation expense be recognized for employee stock options. Prior to the adoption of SFAS 123(R), the Company accounted for stock compensation using the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under that method, compensation expense was recorded only if the current market price of the underlying stock on the date of grant exceeded the option exercise price. Since stock options are granted at exercise prices that are greater than or equal the market value of the underlying common stock on the date of grant under the Company’s stock incentive plan, no compensation expense related to stock options was recorded in the Consolidated Statements of Operations prior to January 1, 2006.

On January 1, 2006, the Company adopted SFAS No. 123(R), which requires companies to record stock compensation expense for equity-based awards granted, including stock options and restricted stock unit grants, over the service period of the equity-based award based on the fair value of the award at the date of grant. The Company recognized $3,726,731 and $4,828,955 of stock compensation expense during the years ended December 31, 2007 and 2006, respectively.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on the net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during the year ended December 31, 2005:

Year Ended
December 31,
2005

Net Loss, as reported	$(6,873,000)
Deduct: Stock-based employee compensation expense included in reported net loss	—
Add: Total stock-based employee compensation expense determined under fair value based method for awards	(774,000)

Pro forma net loss	$(7,647,000)
Net loss per share:
Basic and diluted — as reported	$(19.14)
Basic and diluted — pro forma	$(20.84)

For purposes of this pro forma disclosure the fair value of each option granted has been estimated on the date of grant using a modified Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

December 31,
2005

Risk-free interest rate	2.27%
Expected volatility	65%
Expected life (years)	9.1
Expected dividend yield	0%

The weighted-average fair value of options granted was $4.76 in 2005. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period.

Warranty Obligations

The Company warrants to the purchasers of its products that the product will be free of defects in material and workmanship for one year from the date of installation. In addition, some customers have purchased extended warranties for the Company’s products that extend the base warranty period. The Company records the estimated cost that may be incurred under its warranties at the time the product revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from actual future warranty costs. See Note 10 for additional information about the Company’s warranty liability.

Insurance Reserves

In October 2005, the Company implemented a partially self-funded health insurance program for its employees. Under the program the Company is responsible for the first $35,000 of each individual claim, but its exposure is limited on a monthly and cumulative basis through insurance provided by a third party insurance company. The Company accrues on a monthly basis an amount sufficient to cover its maximum exposure under the program. At the end of each plan year it assesses the adequacy of the reserve based on its claims history and adjusts the reserve as necessary. It had accrued liabilities of $102,665, $45,423 and $57,231 as of December 31, 2007, 2006 and 2005, respectively, to cover future claims under the program.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a return. FIN 48 requires that companies recognize in their financial statements the impact of a tax position if that position more likely than not will be sustained on an audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition provisions. The Company adopted FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, no adjustment to retained earnings was made.

The Company’s subsidiaries file income tax returns in various tax jurisdictions, including the United States and certain U.S. states. The Company has substantially concluded all US Federal and State income tax matters for years up to and including 2001.

The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2007, the Company had US federal net operating loss carryforwards available to offset future taxable income of approximately $75 million, which expire in the years 2018 through 2026. Under section 382 of the Internal Revenue Code of 1986, as amended, the utilization of US net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in the Company’s history, it believes utilization of our net operating loss carryforwards will likely be significantly limited under certain circumstances. The Company is currently in the process of calculating the potential Section 382 limitations.

The Company’s policy is to recognize interest and penalties related to income tax matters in interest and income tax expense respectively. There were no interest and penalties related to income taxes recorded at January 1, 2007, the date of adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards, Fair Value Measurements (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements. The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. Certain requirements of Statement No. 157 are required for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of Statement No. 157 has been deferred for one year by the FASB. The Company does not expect adoption of the sections of Statement No. 157 which are effective for fiscal years beginning after November 15, 2007 to have a material effect on the Company’s consolidated financial statements. The Company is currently evaluating the impact of the delayed Sections of Statement No. 157 on its consolidated financial statements, but is not yet in a position to determine the impact of its adoption.

In February 2007, the FASB issued Statement of Financial Accounting Standards The Fair Value Option for Financial Assets and Liabilities (“Statement No. 159”). Statement No. 159 will become effective as of the beginning of the first fiscal year beginning after November 15, 2007. Statement No. 159 provides companies with an option to report selected financial assets and liabilities at fair value that are not currently required to be measured at fair value. Accordingly, companies would then be required to report unrealized gains and losses on these items in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The adoption of Statement No. 159 in the first quarter of 2008 is not expected to have a material impact on the Company’s consolidated financial statements as it does not expect to elect the fair value option for any financial assets or liabilities.

In December 2007, the FASB issued Statement No. 141 (Revised 2007), Business Combinations (“Statement No. 141R”), effective prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Statement No. 141R establishes principles and requirements on how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, noncontrolling interests in the acquiree, goodwill or gain from a bargain purchase and accounting for transaction costs. Additionally, Statement No. 141R determines what information must be disclosed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company will adopt Statement No. 141R on January 1, 2009.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. (“Statement No. 160”) Statement No. 160 requires entities to report noncontrolling (minority) interests as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between a parent and its noncontrolling interest as equity transactions provided the parent does not lose control. Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008, must be adopted concurrently with SFAS 141R, and adoption is prospective only; however, presentation and disclosure requirements described above must be applied retrospectively. The Company is currently evaluating the impact that Statement No. 160 will have on its financial statements and disclosures.

Note 4 —	Acquisitions

Maximum Performance Group, Inc.

On May 3, 2005, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 28, 2005, by and among Lime Energy Co., MPG Acquisition Corporation, a wholly-owned subsidiary of Lime Energy (“Merger Subsidiary”), and Maximum Performance Group, Inc. (“MPG”), Lime Energy acquired MPG through the merger of MPG with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Maximum Performance Group, Inc.

The merger consideration, after post closing adjustments, consisted of $1,632,972 in cash (net of transaction costs of $137,386 and cash acquired of $136,492), 26,553 shares of Lime Energy common stock, of which 2,818 shares were issued in 2007 based upon an earn-out formula tied to MPG’s revenue during the two year period following the merger. Total consideration was $4,613,728, which consisted of $1,632,079 in cash; stock valued at $2,716,633 (based on the average closing price the Company’s stock for the five days before and after the announcement of the transaction of $113.40 per share and $8.89 per share for the earn-out shares — the stock price on the date the shares were released from escrow); $137,386 in transaction costs; plus commissions paid to Delano Securities in the form of 1,336 shares of common stock valued at $1,252 (based on the closing price of the Company’s stock on the dates of payment).

As a result of the merger, Merger Subsidiary (which changed its name to Maximum Performance Group, Inc. pursuant to the merger) became responsible for the liabilities of MPG, including approximately $232,000 in payments owed to shareholders and affiliates and approximately $40,000 of bank debt and capitalized lease obligations.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assets acquired and liabilities assumed in the acquisition are as follows:

Accounts receivable	$292,102
Inventory	326,122
Advances to suppliers	472,689
Other current assets	63,611
Net Property and equipment	121,608
Identifiable intangible assets	2,432,600
Goodwill (non-deductible)	4,181,969

Total assets acquired	7,890,701
Accounts payable	(928,509)
Accrued expenses	(658,940)
Deferred revenue	(1,011,616)
Other current liabilities	(525,676)
Notes payable	(289,587)

Total liabilities acquired	(3,414,328)

Net assets acquired	4,476,373
Less valuation of shares issued for acquisition	(2,716,664)
Acquisition costs paid through the issuance of common stock	(126,737)

Total cash paid, including acquisition costs, net of cash acquired	$1,632,972

The Company has assessed the fair values of assets and liabilities of MPG and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $2,432,600 of the MPG purchase price to identifiable intangible assets with definitive lives such as customer relationships, customer contracts and the eMac technology and software. This amount has been capitalized and is being amortized over the estimated useful life of the related identifiable intangible assets. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

eMac technology and software	$1,979,900	4.0 years
Customer relationships	267,800	9.7 years
Customer contracts	184,900	12 months

Parke P.A.N.D.A. Corporation

On May 19, 2006, Lime Energy entered into an agreement by and among the Company, Parke Acquisition, LLC, a wholly-owned subsidiary of Lime Energy (“Merger Subsidiary”), Parke P.A.N.D.A. Corporation (“Parke”), Daniel W. Parke (a director of Lime Energy) and Daniel W. Parke and Michelle A. Parke as Trustees under The Parke Family Trust, under which on June 30, 2006, the Company acquired Parke pursuant to the merger of Parke with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Parke Industries, LLC.

The merger consideration consisted of $2,720,000 in cash and shares of common stock having the value of $5 million (valuing each share at the $7.00 price used in the private placement of common stock described under Note 22(i)) or 714,286 shares of Lime Energy common stock, all of which was paid to The Parke Family Trust, the sole stockholder of Parke, which is beneficially owned by Daniel Parke and his spouse, Michelle A. Parke, who are also the trustees of such Trust. As a result of the merger, Merger Subsidiary became responsible for the liabilities of

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Parke, including $400,000 due on its line of credit and approximately $46,000 in various vehicle loans. The acquisition has been recorded using the purchase method of accounting.

Parke is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke is headquartered in Glendora, California with sales offices in northern California, and at the time of the acquisition it had 30 employees.

Dan Parke, the president and founder of Parke continues to serve as the President of Parke and as of June 30, 2006 also assumed the position of President and Chief Operating Officer of Lime Energy. Mr. Parke also continues to serve as a director of Lime Energy.

The assets acquired and liabilities assumed in the acquisition, are as follows:

Cash	$1,710
Accounts receivable	710,465
Inventory	142,789
Other current assets	7,088
Net property and equipment	79,917
Identifiable intangible assets	3,247,000
Goodwill (non-deductible)	5,584,874

Total assets acquired	9,773,843
Line of credit	(400,000)
Accounts payable	(338,536)
Accrued expenses	(89,571)
Notes payable	(45,763)
Other current liabilities	(368)
Deferred tax liability	(1,034,000)

Total liabilities assumed	(1,908,238)

Net assets acquired	7,865,605
Less valuation of shares issued for acquisition	(5,000,000)
Acqusition costs	(145,605)

Total cash paid	$2,720,000

The Company has assessed the fair values of assets and liabilities of Parke and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $595,000 of the Parke purchase price to identifiable intangible assets with definitive lives such as customer contracts, sales pipeline and the non-compete agreement with Dan Parke. This amount has been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. It also allocated $2,652,000 to the Parke trade name, which was determined to have an indefinite useful life and therefore will not be amortized. Amortization of intangibles such as these are generally not deductible for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Non-compete agreement	$336,000	2 Years
Customer contracts	206,000	1 month
Sales pipeline	53,000	5 months
Trade name	2,652,000	Indefinite

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Kapadia Consulting, Inc.

On September 26, 2006, the Company entered into an Agreement and Plan of Merger with Kapadia Acquisition, Inc. (“Acquisition”), a wholly-owned subsidiary of the Company, Kapadia Consulting, Inc. (“Kapadia”) and Pradeep Kapadia. The parties filed the Certificate of Merger on September 27, 2006, at which time the merger became effective, merging Kapadia with and into Acquisition, with Acquisition continuing as the surviving corporation under the name Kapadia Energy Services, Inc.

The merger consideration consisted of $1,250,000 in cash and 71,429 shares of Lime Energy common stock. For accounting purposes the common stock was valued at $6.72 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing. The acquisition was recorded using the purchase method of accounting.

Kapadia is an engineering firm that specializes in energy management consulting and energy efficient lighting upgrades for commercial and industrial users. At the time of the acquisition Kapadia had seven employees, was headquartered in Peekskill, New York and had an office in Ventura, California.

The assets acquired and liabilities assumed in the acquisition are based on a preliminary allocation as follows:

Cash	$47,329
Accounts receivable	574,160
Inventory	111,962
Other current assets	122,451
Long term receivables	17,713
Property and equipment	16,430
Identifiable intangible assets	1,129,000
Goodwill (non-deductible)	710,433

Total assets acquired	2,729,478
Accounts payable	(657,079)
Accrued expenses	(299,316)
Other current liabilities	(11,272)

Total liabilities assumed	(967,667)

Net assets acquired	1,761,811
Less valuation of shares issued for acquisition	(480,000)
Acqusition costs	(31,811)

Total cash paid	$1,250,000

The Company has assessed the fair values of assets and liabilities of Kapadia and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $1,129,000 of the Kapadia purchase price to identifiable intangible assets with definitive lives such as sales backlog, sales pipeline, the non-compete agreement with Pradeep Kapadia and Kapadia’s customer list. This amount has been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. Amortization of intangibles such as these are generally not deductible for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Sales backlog	$187,000	6 Months
Sales pipeline	708,000	12 Months
Non-compete agreement	87,000	2 Years
Customer list	147,000	10 Years

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Texas Energy Products and Preferred Lighting, Inc.

On June 6, 2007, effective retroactive to May 31, 2007, the Company entered into an Asset Purchase Agreement with George Bradley Boyett dba Texas Energy Products. Pursuant to the agreement, Texas Energy Products, Inc., a newly formed wholly owned subsidiary of the Lime Energy, acquired all of the business assets and assumed certain liabilities held by Mr. Boyett for $319,324 in cash and 28,571 shares of Lime Energy common stock. For accounting purposes the common stock was valued at $7.49 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing. The acquisition was recorded using the purchase method of accounting.

On August 6, 2007, effective retroactive to July 31, 2007, the Company entered into an Asset Purchase Agreement with Preferred Lighting, Inc. pursuant to which a newly formed wholly owned subsidiary of Lime Energy, acquired all of the business assets and assumed certain liabilities held by Preferred Lighting, Inc. for $409,953 in cash (including $109,953 paid in 2008 pursuant to an earn-out based on 2007 earnings), 15,069 shares of Lime Energy common stock and warrants to purchase 21,429 shares of Lime Energy common stock at $13.23 per share. For accounting purposes the common stock was valued at $13.30 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing and the warrants were valued at $184,500 using a modified Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 4.909%, expected volatility of 75.0%, expected dividend of $0, and expected life of four years. The acquisition was also recorded using the purchase method of accounting.

The assets acquired and liabilities assumed in the acquisitions, based on a preliminary allocation are as follows:

	Texas	Preferred
	Energy	Lighting

Cash	$17,899	$31,127
Accounts receivable	78,410	24,491
Inventory	67,634	53,499
Other current assets	4,800	16,735
Property and equipment	7,000	8,593
Identifiable intangible assets	496,000	368,100
Goodwill (deductible)	28,780	433,045

Total assets acquired	700,523	935,590
Accounts payable	(101,356)	(22)
Accrued expenses	(19,241)	(20,164)
Other current liabilities	(35,784)	(108,059)

Total liabilities assumed	(156,381)	(128,245)
Net assets acquired	544,142	807,345
Less valuation of shares and warrants issued for acquisition	(214,000)	(384,922)
Acqusition costs	(10,818)	(12,470)

Total cash paid	319,324	409,953

The Company has assessed the fair values of acquired assets and assumed liabilities and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $496,000 and $368,100 of the Texas Energy Products and Preferred Lighting purchase prices, respectively, to identifiable intangible assets with definitive lives such as sales backlog and the sales pipeline. These amounts have been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. This amortization and goodwill will be deductible

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Texas Energy Products
Sales backlog	$223,000	3 Months
Sales pipeline	273,000	6 Months
Preferred Lighting
Sales backlog	$15,400	4 months
Sales pipeline	335,000	16 months
Customer list	17,700	3 years

Both companies are energy services companies that specialize in energy efficient lighting upgrades. In addition Texas Energy products markets energy efficient window film and roofing. Texas Energy Products is headquartered in Austin, Texas, has a sales office in Dallas, Texas and had four employees on the date of acquisition. Preferred Lighting is headquartered in Seattle, Washington and also had four employees at the time of acquisition.

The acquisitions of MPG, Parke, Kapadia, Texas Energy and Preferred Lighting were recorded using the purchase method of accounting. Accordingly, the results of operations for each company have been included in the consolidated statement of operations since their respective dates of acquisition.

Unaudited pro forma results of operations for the years ended December 31, 2006 and 2005 for the Company assuming the acquisitions of MPG and Parke had taken place on January 1, 2005 are as follows:

	Year Ended December 31,
	2006	2005

Revenue:
As Reported	$8,143,624	$3,693,429
Pro-forma	10,027,454	7,298,786
Net Loss from Continuing Operations:
As Reported	$(16,426,089)	$(6,620,776)
Pro-forma	(16,056,887)	(8,360,207)
Basic and Diluted Loss per Share from Continuing Operations:
As Reported	$(10.61)	$(19.14)
Pro-forma	(8.84)	(19.01)

The pro forma operating results as if the Company had completed the acquisitions of Kapadia, Texas Energy and Preferred Lighting are not significant to the Company’s financial statements and are not presented.

Note 5 —	Discontinued Operations

The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144) at the beginning of 2002. Among other things, SFAS 144 requires that the results of operations and related disposal costs as well as the gain or loss on the disposal of a business unit be presented on the statement of operations as a separate component of income before extraordinary items for all periods presented.

On April 3, 2006, the Company completed a Stock Purchase Agreement with Eugene Borucki and Denis Enberg (the “Purchasers”) in which it sold, effective as of March 31, 2006, all of the outstanding capital stock of Great Lakes Controlled Energy Corporation to the Purchasers for 2,027 shares of Lime Energy common stock. The shares of Lime Energy common stock received from the Purchasers were retired and became authorized

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

but un-issued shares. For accounting purposes, the Company valued these shares at $95.55 each, which is the average closing market price of the common stock prior to entering into the letter of intent to sell Great Lakes. The Company did not incur a gain or loss on the sale of Great Lakes, however it did incur an impairment charge of $242,830 during the year ended December 31, 2005 when it reduced the carrying value of the goodwill associated with Great Lakes in anticipation of the sale.

The revenue and loss related to discontinued operations were as follows:

	Year Ended December 31
	2006	2005

Revenue	$485,787	$1,161,343
Net Loss	(21,425)	(251,962)

Note 6 —	Inventories

Inventories consisted of the following:

	December 31,
	2007	2006

Raw materials	$681,602	$1,010,995
Work in process	—	3,700
Finished goods	13,463	196,586
Reserve for obsolescence(1)	(1,838)	(596,790)

	$693,227	$614,491

(1)	Includes $553,909 reserve for obsolete EnergySaver inventory as of December 31, 2006.

Note 7 —	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2007	2006

Land	$205,000	$205,000
Building	1,011,723	997,381
Furniture	120,609	82,946
Equipment	121,622	43,192
Office equipment	561,785	342,906
Transportation equipment	303,212	123,055

	2,323,951	1,794,480
Less accumulated depreciation	(781,624)	(593,472)

	$1,542,327	$1,201,008

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Goodwill and Other Intangible Assets

Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. The following is a summary of the Company’s goodwill as of December 31, 2007:

	Building
	Control
	and	Energy	Energy
	Automation	Technology	Services	Total

Balance at January 1, 2005	$416,573	—	—	416,573
Acquisition of Maximum Performance Group, Inc.	—	4,155,660	—	4,155,660
Impairment charge	(242,831)	—	—	(242,831)

Balance at December 31, 2005	$173,742	$4,155,660	$—	$4,329,402
Sale of Great Lakes Controlled Energy Corporation	(173,742)	—	—	(173,742)
Acquisition of Parke P.A.N.D.A. Corporation	—	—	5,584,874	5,584,874
Acquisition of Kapadia Consulting, Inc.	—	—	710,433	710,433

Balance at December 31, 2006	$—	$4,155,660	$6,295,307	$10,450,967

Release of escrow shares to Former owners of Maximum Performance Group, Inc.	—	26,309	—	26,309
Acquisition of Texas Energy Products, Inc.	—	—	28,780	28,780
Acquisition of Preferred Lighting, Inc.	—	—	433,045	433,045
Impairment charge	—	(4,181,969)	—	(4,181,969)

Balance at December 31, 2007	$—	$—	$6,757,132	$6,757,132

See Note 5 for additional information regarding the sale of Great Lakes Controlled Energy and Note 4 for additional information regarding the acquisitions of Maximum Performance Group, Inc, Parke P.A.N.D.A. Corporation, Kapadia Consulting, Inc., Texas Energy Products and Preferred Lighting, Inc. The goodwill related to the acquisitions of Maximum Performance Group, Parke P.A.N.D.A. and Kapadia, is non-deductible for income tax purposes.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of intangible assets as of December 31, 2007 and 2006 are as follows:

	Weighted
	Average
	Remaining
	Life	Gross Book	Accumulated	Net Book
	(Months)	Value	Amortization	Value

As of December 31, 2007
Indefinite-lived assets		$2,652,000	$—	$2,652,000
Amortized intangible assets:
Technology and software	8.5	1,979,900	1,319,933	659,967
Customer relationships	57.1	432,500	86,390	346,110
Customer contracts	0.0	816,300	816,300	—
Non-compete agreements	3.9	423,000	306,375	116,625
Sales pipe-line	6.6	1,369,000	1,164,650	204,350

Total		$7,672,700	$3,693,648	$3,979,052
As of December 31, 2006
Indefinite-lived assets		$2,652,000	—	$2,652,000
Amortized intangible assets:
Technology and software	14.5	1,979,900	824,958	1,154,942
Customer relationships	64.6	414,800	47,538	367,262
Customer contracts	2.0	577,900	484,400	93,500
Non-compete agreements	9.8	423,000	94,875	328,125
Sales pipe-line	5.0	761,000	230,000	531,000

Total		$6,808,600	$1,681,771	$5,126,829

The aggregate amortization expense was $2,011,878 and $1,210,006 for the years ended December 31, 2007 and 2006, respectively. The estimated amortization expense for intangible assets for each of the next five years as of December 31, 2007, is as follows:

Amortization
Expense

2008	$857,513
2009	215,927
2010	44,736
2011	39,813
2012	36,440

$1,194,429

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 —	Accrued Expenses

Accrued expenses are comprised of the following:

	December 31,
	2007	2006

Commissions	$30,222	$56,590
Compensation	302,922	149,320
Insurance	137,531	47,866
Interest	172,975	31,059
Job costs	230,665	122,924
Lease expense	36,840	13,502
Professional fees	10,386	82,238
Real estate taxes	42,012	41,689
Registration penalties	—	345,583
Sales tax payable	211,549	35,050
Warranty reserve	377,902	196,783
Other	18,679	129,173

	$1,571,683	$1,251,777

Note 10 —	Warranty Liability

Changes in the Company’s warranty liability are as follows:

	December 31,
	2007	2006

Balance, beginning of year	$196,783	$228,331
Warranties issued	231,737	54,790
Settlements	(50,618)	(66,307)
Adjustments(1)	—	(20,031)

Balance, end of year	$377,902	$196,783

(1)	Reflects the sale of Great Lakes Controlled Energy

Note 11 —	Line of Credit

On September 11, 2003 the Company closed on a credit facility with Laurus Master Fund, Ltd. (“Laurus”). The facility, which was subsequently amended on August 31, 2004, February 28, 2005 and November 28, 2005, included a $1,000,000 convertible term loan and a $2,000,000 convertible revolving line of credit.

On June 29, 2006, Laurus exercised its right to convert all of the outstanding balance on the Company’s revolving line of credit of $943,455 plus $7,410 in accrued interest into 135,838 shares of the Company’s common stock, and the line was terminated. The revolving note contained anti-dilution provisions which automatically adjusted the conversion price of the note to $7.00 per share, the price at which the Company issued shares of common stock in the June 2006 PIPE Transaction (as described in Note 20). Laurus (if it still chose to convert the note) would have received 8,557 shares of common stock upon conversion of the revolving note utilizing the conversion price prior to this adjustment, but as a result of the adjustment it received 134,779 shares. The market value of the 126,222 additional shares it received as a result of the adjustment (capped at the amount converted including the accrued interest), was recorded as interest expense in the amount of $950,865. On June 29, 2006, the

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market price of the Company’s common stock was $8.05 per share, as a result the Company recognized an additional $1,112 of non-cash interest expense calculated as the difference between the market price ($8.05) and the conversion price ($7.00) of the 1,059 shares of common stock issued in satisfaction of the accrued interest expense.

Note 12 —	Subordinated Convertible Term Notes

During the second quarter of 2007, eight investors, including Richard Kiphart, the Company’s chairman and largest individual stockholder (collectively the “Investors”), and the Company entered into a loan agreement under which the Investors lent the Company $5 million in the form of subordinated convertible term notes (the “Term Notes”). The Term Notes mature on May 31, 2010, although they may be prepaid at anytime after May 31, 2008 at the Company’s option without penalty, and accrue interest at the rate of 10% per year. Interest is payable quarterly, 50% in cash and 50% in shares of the Company’s common stock valued at the market price of the Company’s common stock on the interest due date. The Term Notes are convertible at any time at the Investors’ election at $7.00 per share and will automatically convert to shares of common stock at $7.00 per share, if, at any time after May 31, 2008 the closing price of the Company’s common stock exceeds $10.50 per share for 20 days in any consecutive 30-day period. The loan agreement provides for acceleration upon the occurrence of typical events of default, including nonpayment, nonperformance, bankruptcy and collateral impairment.

As part of the transaction, the Company issued the Investors four-year warrants to purchase 206,044 shares of its common stock at $7.28 per share. These warrants were valued at $1,136,537 utilizing a modified-Black Scholes option pricing model utilizing the following assumptions: risk free rate of 4.846%; expected volatility of 93.3%; expected dividend of $0; and expected life of four years.

The shares issued as part of the quarterly interest payments and issuable upon conversion of the term loan or exercise of the warrants will not be registered for resale, though the Company has given the Investors the right to demand the Company use its best efforts to file as soon as practicable a registration statement to register a minimum of 142,857 issued shares.

In recording the transaction, the Company allocated the value of the proceeds to the Term Notes and warrants based on their relative fair values. In doing so, it determined that the Term Notes contained a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Notes (determined on the Term Note issuance date) exceeded the value allocated to the Term Notes of $3,863,463. The Term Notes are convertible into 714,286 shares of common stock, which at the market price of $8.02 per share on date of issuance of the Term Notes was worth $5,730,000. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Notes of $1,866,537 is considered to be the value of the beneficial conversion feature. This calculation is summarized as follows:

Value Allocated to Term Notes:
Proceeds from issuance	$5,000,000
Less value allocated to warrants	(1,136,537)

Value allocated to Term Notes	$3,863,463

Market Value of Shares Issuable Upon Conversion:
Shares issuable upon conversion of the Term Notes	714,286
Closing market value of stock on Term Note issuance date	$8.022

Market value of shares issuable upon conversion	5,730,000

Beneficial Conversion Value:
Market value of shares issuable upon conversion	$5,730,000
Less value allocated to Term Notes	(3,863,463)

Value of beneficial conversion feature	$1,866,537

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The value of the beneficial conversion feature and the value of the warrants have been recorded as a discount to the Term Notes and are being amortized over the term of the Term Notes using the effective interest method. Amortization of the discount of $590,769 was included in interest expense during the year ended December 31, 2007.

In addition, the Company incurred costs of $8,572 relative to the Term Note offering. These costs have been capitalized and are also being amortized over the term of the Term Notes using the effective interest method. Amortization of the deferred issuance costs of $1,687 was included in interest expense during the year ended December 31, 2007.

Note 13 —	Convertible Term Loans

On September 11, 2003, the Company entered into a $1,000,000 convertible Term Loan with Laurus Master Fund, Ltd., which was subsequently amended on August 31, 2004. The term loan was secured by all of the Company’s assets except its real estate; was convertible into the Company’s common stock under certain circumstances at Laurus’ or the Company’s option; required monthly payments of principal and interest; and was schedule to mature on September 1, 2006.

On November 22, 2005, the Company and Laurus entered into a securities purchase agreement providing for a new four year, $5 million convertible term loan (the “November 2005 Term Loan”). The Company received unrestricted access to the proceeds from the November 2005 Term Loan on November 25, 2005. This term loan was also secured by all of the Company’s assets except its real estate; was convertible into the Company’s common stock under certain circumstances at Laurus’ or the Company’s option; required monthly payments of principal and interest; and was scheduled to mature on November 1, 2009. None of the November 2005 Term Loan was ever converted to common stock.

As part of the November 2005 Term Loan the Company agreed to split any cash flow generated by the Company’s VNPP and Shared Savings projects, after the payment of related debt, to the extent any portion of the November 2005 Term Loan was used to fund such Projects. In addition, the Company agreed to continue to pay a portion of the Project Cash Flow to Laurus on a declining basis for five years after repayment of the November 2005 Term Loan.

In connection with the November 2005 Term Loan, Laurus received warrants to purchase shares of the Company’s common stock valued at $920,000. The value of these warrants were recorded as a discount to the loan and were being amortized over the life of the loan utilizing the effective interest method. In addition, fees and expenses related to the transaction totaling $271,431 were recorded as capitalized financing costs and were being amortized over the life of the loan utilizing the effective interest method.

On June 29, 2006, the Company repaid the outstanding balances on the two term loans held by Laurus, along with accrued interest thereon and related prepayment penalties and fees. The total cash payment to Laurus made on June 29, 2006 was as follows:

Payment

Principal	$5,038,030
Interest through the date of repayment	40,568
Prepayment penalties	516,071
Related fees	6,749

Total payment	$5,601,418

In conjunction with the repayment Laurus agreed to 1) waive the payment of liquidated damages due as a result of the Company’s failure to register shares of its stock issuable upon conversion of the November 2005 Term Loan as required in the related Securities Purchase Agreement, and 2) terminate the requirement that the Company pay it

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a portion of the cash flows generated by VNPP and Shared Savings projects following the repayment of the November 2005 Term Loan, in exchange for receipt of 23,014 and 33,071 shares of the Company’s common stock, respectively. The Company valued these shares at $8.05 per share (the market price on the date of issue) and charged $266,225 to interest expense and $185,260 to selling general & administrative expense during 2006.

Upon the repayment of the term loans the Company was required to recognize as interest expense the unamortized balance of the discount and capitalized financing costs related to these loans of $777,996 and $231,281, respectively.

Note 14 —	Notes Payable

As part of the acquisition of Maximum Performance Group, Inc., the Company assumed a $150,000 demand note payable to Duke Investments, LLC (formerly known as Cinergy Investments, LLC). The note accrues interest at the rate of prime (7.25% as of December 31, 2007) plus 3%. As of December 31, 2007 and 2006 the Company had accrued interest payable of $43,643 and $27,096, respectively related to the note.

Note 15 —	Long Term Debt

The Company’s long term debt consists of the following:

	December 31,
	2007	2006

Mortgage note to American Chartered Bank, prime (7.25% as of December 31, 2007) plus 1/2%, payable in monthly installments of $3,000, plus interest until January 2010. A final payment of $415,000 is due in February 2010. This note is collateralized by the building and land in Elk Grove Village, Illinois	$490,000	$526,000
Subordinated convertible term note (less debt discount of $2,412,305, as of December 31, 2007)	2,587,695	—
Various other notes	191,939	41,091

Total debt	3,269,634	567,091
Less current portion	81,954	46,699

Total long-term debt	$3,187,680	$520,392

The aggregate amounts of long-term debt maturing in future years as of December 31, 2007, are as follows:

Aggregate
Maturities

2008	81,954
2009	81,387
2010	5,453,149
2011	36,952
2112	27,950
2113	547

$5,681,939

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16 —	Interest Expense

Interest expense is comprised of the following:

	Year Ended December 31
	2007	2006	2005

Line of credit (Note 11)	$—	$50,344	$138,097
Note payable (Note 14)	16,547	16,563	9,563
Mortgage (Note 15)	43,931	46,495	39,181
Subordinated convertible notes (Note 12)	293,683	—	—
Convertible term loans (Note 13)	—	249,065	87,709
Other	5,476	1,772	3,027
Amortization of deferred issuance costs and debt discount (Notes 12 and 13)	592,456	1,175,970	165,413
Value of warrant issued to Laurus (Note 22(b))	—	—	160,000
Prepayment penalty (Note 13)	—	516,071	—
Value of adjustment in conversion price (Note 13)	—	950,865	—
Termination of post re-payment interest obligation (Note 13)	—	266,225	—

Total Interest Expense	$952,093	$3,273,370	$602,990

Note 17 —	Lease Commitments

The Company leases a facility in Glendora, California from a company controlled by Dan Parke, the Company’s President and a director. Total rent expense for this facility amounted to $78,371 and $21,000 for 2007 and 2006, respectively. The Company believes that the rates charged by Mr. Parke are reasonable in that they are equivalent to rates charged to other unaffiliated third parties in the building. The Company also leases offices in New York, California, Texas, Connecticut, and Washington from unrelated third parties on which it paid a total of $235,594 during 2007.

Future minimum rentals to be paid by the Company as of December 31, 2007 are as follows:

	Related	Unrelated
Year Ending December 31,	Party	Party	Total

2008	$126,126	$211,671	$337,797
2009	130,403	181,750	312,153
2010	—	135,313	135,313
2011	—	85,279	85,279

Total	$256,529	$614,013	$870,542

Note 18 —	Income Taxes

The composition of income tax expense (benefit) is as follows:

	Year Ended December 31
	2007	2006	2005

Deferred
Federal	$(5,353,000)	$(5,453,000)	$(2,272,000)
State	(945,000)	(962,000)	(401,000)
Change in valuation allowance	6,298,000	6,415,000	2,673,000

Benefit for income taxes	$—	$—	$—

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax asset are as follows:

	December 31
	2007	2006

Deferred tax asset consisting principally of net operating losses	$33,897,000	$28,368,000
Deferred tax liabilities, principally related to non-deductible identifiable intangible assets	(1,231,000)	(2,000,000)
Less valuation allowance	(33,700,000)	(27,402,000)

Total net deferred tax liability	$(1,034,000)	$(1,034,000)

The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2007, the Company had U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $75 million, which expire in the years 2018 through 2027. Under Section 382 of the Internal Revenue Code (IRC) of 1986, as amended, the utilization of U.S. net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in our history, we believe utilization of our net operating loss carryfowards will likely be significantly limited under certain circumstances. The Company is currently in the process of calculating the potential Section 382 limitations on the future us of its net operating loss carryforwards.

The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

	Year Ended December 31,
	2007	2006	2005

Income tax (benefit) at federal statutory rate	$(5,288,000)	$(5,592,000)	$(2,337,000)
State taxes (net of federal tax benefit)	(1,010,000)	(823,000)	(336,000)
Increase in valuation allowance	6,298,000	6,415,000	2,673,000

Income tax expense (benefit)	$—	$—	$—

The Company has recorded a valuation allowance of $33.7 million due to the uncertainty of future utilization of the deferred tax assets. In assessing the adequacy of the valuation allowance, the Company determined that there existed a deferred tax liability related to an indefinite-lived intangible, for which the expected reversal was indeterminate. Due to uncertainty of whether this deferred tax liability would reverse prior to expiration of the net operating losses and other deferred tax assets, this liability has not been netted against the Company’s deferred tax assets, resulting in a net deferred tax liability of approximately $1 million as of both December 31, 2007 and 2006.

Note 19 —	Commitments and Contingencies

a) The Company entered into employment agreements with certain officers and employees expiring in 2010. Total future commitments under these agreements are as follows:

Year Ending December 31,

2008	$1,144,000
2009	745,000
2010	745,000

Total	$2,634,000

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b) The Company is involved in certain litigation in the normal course of its business. Management intends to vigorously defend these cases. In the opinion of management, the litigation now pending will not have a material adverse affect on the consolidated financial statements of the Company.

Note 20 —	The June 2006 PIPE Transaction

On June 29, 2006, the Company entered into a securities purchase agreement with a group of 17 investors (the “PIPE Investors”) pursuant to which it issued to such purchasers an aggregate of 2,553,571 shares of its common stock at a price of $7.00 per share for total gross proceeds of $17,875,000 (the “PIPE Transaction”). Ten of the PIPE Investors, who purchased an aggregate of 1,985,714 shares of common stock in the PIPE Transaction, were holders of Series E Convertible Preferred stock, including three members of the Company’s board of directors (who, together with members of their families, purchased 1,100,000 shares of common stock in the PIPE Transaction). Proceeds from the transaction were used to repay the Company’s outstanding convertible debt and to fund the cash portion of the consideration of the Parke P.A.N.D.A. Corporation and the Kapadia Consulting, Inc. acquisitions, with the balance used for general corporate purposes.

A provision of the June 2006 PIPE Transaction required the Company to file and have declared effective by November 3, 2006, a registration statement registering the shares issued as part of the PIPE Transaction. To the extent that it failed to have the registration statement declared effective by this date, the Company was required to pay penalties to the PIPE investors at the rate of 1% per month of the purchase price paid by the investors. Largely as a result of the questions regarding the need to amend its Certificate of Incorporation to effect the 2006 reverse split of its stock, the Company was not able to have the registration statement declared effective until February 14, 2007. All of the investors in the PIPE Transaction agreed to accept shares of the Company’s common stock as payment of this registration penalty. As of December 31, 2006 the Company had accrued $345,583 in penalties related to its failure to register these shares. The accrued penalties, along with $268,125 of penalties for the period from January 1, 2007 through February 14, 2007 (when the registration was declared effective), were satisfied through the issuance of 87,673 shares of common stock in January and February 2007.

Note 21 —	The Series E Conversion

In connection with the June 2006 PIPE Transaction, the holders of the Series E Preferred agreed to convert all of their shares of Series E Preferred into common stock, and agreed that, upon the conversion, all agreements related to the Preferred Stock would be terminated. As a result of the conversion, all special approval rights related to the Preferred Stock, including the right to a liquidation preference, were terminated. All of the shares of Series E Convertible Preferred which were converted to common stock have been cancelled.

Prior to the June 2006 PIPE Transaction, the Series E Preferred stock was convertible into the Company’s common stock at $105.00 per share. However, the Series E Preferred contained anti-dilution provisions which required automatic reduction of the conversion price of the Series E Preferred to the price of a new issuance if the Company issued stock or securities convertible into common stock at a price below the Series E Preferred conversion price then in effect. Because the Company issued common stock in the June 2006 PIPE Transaction at $7.00 per share, the Series E Preferred conversion price was automatically reduced to $7.00 per share. Prior to this adjustment the holders of the Series E Convertible Preferred stock would have been entitled to 224,861 shares of common stock on conversion, whereas as a result of this adjustment on conversion they actually received 3,092,621 shares of common stock. The market value of the additional 2,867,760 shares issuable upon conversion of the Series E was recorded as a non-cash deemed dividend in the amount of $23,085,467 on June 29, 2006.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22 —	Equity Transactions

2005 Transactions

a) During 2005, two holders of the Company’s Series E Convertible Preferred Stock converted 2,167 shares of Series E Convertible Preferred Stock into 2,064 shares of common stock.

b) During 2005, the Company issued the following warrants:

•	On April 28, 2005, Laurus Master Fund, Ltd. received a warrant to purchase 3,810 shares of common stock in exchange for its consent to the Company entering into the PIPE Transaction described under c) below and acquiring MPG, as well as waiving its right to adjust the conversion price on the Company’s convertible term note and convertible revolving note. The warrant has an exercise price of $105.00 per share and a term of five years. The warrant was valued at $160,000 using a modified Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 2.941%; expected volatility of 43.7%; expected dividend of $0; and expected life of 5 years. The value of the warrant was charged to interest expense during 2005.

•	Various parties received warrants to purchase 4,191 shares of the Company’s common stock with exercise prices between $105.00 and $108.15 per share and terms of three to ten years. The warrants were valued collectively at $159,800 using a modified Black-Scholes option pricing model utilizing the following assumptions (depending on the warrant being valued): risk free rate of 2.366% to 3.029%; expected volatility of 40.7% to 46.5%; an expected dividend of $0; and an expected life of 3 to 10 years. The values of the warrants were charged to operations during the 2005.

c) On April 28, 2005 the Company issued to five (5) institutional investors, for an aggregate gross purchase price of $5,625,000, 59,524 shares of its common stock and 42 month warrants to purchase 29,762 additional shares of common stock at $110.25 per share. Net proceeds from the transaction were approximately $5,413,000, of which approximately $1,644,000 was used to fund the acquisition of Maximum Performance Group, Inc. The balance of the proceeds were used to pay transaction costs and for general corporate purposes.

Delano Group Securities LLC and Mr. David Valentine acted as advisors on the transaction. The Company paid Delano Group Securities LLC $16,250 and 476 shares of common stock and Mr. Valentine 476 shares of common stock for their services. Mr. Asplund and Mr. Valentine both were serving as directors of Lime Energy at that time. Subsequently, on January 23, 2006, Mr. Asplund became the Company’s CEO.

d) On May 3, 2005 the Company issued 23,735 shares of common stock in connection with the acquisition of Maximum Performance Group, Inc. Please refer to Note 4 for additional information regarding this transaction.

Delano Group Securities LLC acted as an advisor on the acquisition of MPG and was paid $82,176 and 1,195 shares of common stock for its services. These shares were valued at $105.00 per share, which was the closing market price of the Company’s common stock on April 28, 2005. Delano Group Securities LLC is owned by Mr. David Asplund, one of Lime Energy’s directors and effective January 23, 2006, its CEO.

e) On November 22, 2005 the Company entered into a securities purchase agreement with Laurus Master Fund, Ltd. whereby the Company issued to Laurus a $5 million secured convertible term note and warrants to purchase 19,048 shares of its common stock at $121.80 per share anytime prior to November 22, 2012. The warrants were valued at $920,000 using a modified Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 4.034%; expected volatility of 67.4%; expected dividend of $0; and expected life of 7 years. The value of the warrants was recorded as a discount to the term loan and was to be amortized over the term of the underlying debt utilizing the effective interest method.

This term loan was retired through a cash payment on June 29, 2006. No portion of the term loan was converted to common stock.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

f) During the year ended December 31, 2005, the Company’s Board of Directors declared dividends payable on its Series E Convertible Preferred Stock of $1,366,900. The dividends were paid with 13,699 additional shares of Series E Convertible Preferred Stock.

2006 Transactions

g) In January 2006 the Company issued stock options at the then current market price of $65.10 per share, which was less than the $96.60 exercise price on a warrant held by one of its former Series E Preferred stock holders. Adjusting the exercise price of this warrant resulted in a non-cash deemed dividend of $266,390.

h) During the first three months of 2006, two holders of the Company’s Series E Convertible Preferred Stock converted a total of 7,130 shares of Series E Convertible Preferred Stock into 6,790 shares of common stock.

i) Effective March 31, 2006, the Company received 2,027 shares of its common stock as part of the sale of its Great Lakes Controlled Energy Corporation subsidiary to Messrs. Eugene Borucki and Denis Enberg. These shares have been returned to the status of authorized, unissued shares of common stock.

j) A number of the Company’s common stock warrants contain anti-dilution provisions that automatically adjust the exercise price on the warrants to the issuance price of any security convertible into the Company’s common stock if the price of the newly issued security is less than the exercise price on the holder’s warrant. Prior to the PIPE Transaction described in i) above, the exercise price on these warrants ranged from $94.50 per share to $105.00 per share. The issuance of common stock in the PIPE Transaction caused the exercise price on these warrants to automatically be reduced to $7.00 per share. Utilizing a modified Black-Scholes option pricing model, the Company determined that the increase in value of these warrants that resulted from this adjustment was $297,868, which the Company recorded as a non-cash deemed dividend on June 29, 2006. The Company used the following assumptions when determining the change in value of these warrants: risk free rate of 5.036%; expected volatility of between 97.8% and 154.7; expected dividend of $0; and expected lives of between 0.4 years and 2.7 years.

k) Immediately following completion of the PIPE Transaction described in Note 20 above, and prepayment of the Laurus term loans, Laurus elected to convert the entire outstanding balance on its revolving line of credit, along with accrued interest thereon, into 135,838 shares of the Company’s common stock. In addition, in consideration of the issuance of 56,085 shares of common stock, Laurus agreed to (i) waive the payment of liquidated damages due as a result of the Company’s failure to register shares of common stock into which the November 2005 $5 million term loan was convertible, and (ii) terminate the requirement that the Company pay it a portion of the cash flows generated by VNPP projects for a period of 5 years following the repayment of the November 2005 $5 million convertible term loan.

l) On June 30, 2006, the Company issued 714,286 shares to the Parke Family Trust as part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation. Please refer to Note 4 for additional information regarding this transaction.

m) During the first six months of 2006, the Company’s Board of Directors declared dividends payable on the Company’s Series E Convertible Preferred Stock of $698,000. The dividends were paid with 6,980 additional shares of Series E Convertible Preferred Stock.

n) On July 25, 2006, the Company issued a three year warrant to purchase 8,571 shares of its common stock at $7.00 per share to Bristol Capital, Ltd. This warrant was valued at $25,200 using a modified Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 5.108%; expected volatility of 91.4%; expected dividend of $0; and expected life of 3 years. The value of this warrant was charged to operations during the period.

o) On September 26, 2006, the Company issued 71,429 shares of its common stock to Pradeep and Susan Kapadia as part of the consideration in the acquisition of Kapadia Consulting, Inc. Please refer to Note 4 for additional information regarding this transaction.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007 Transactions

p) In January 2007, pursuant to the Directors’ Option Plan the Company granted options to certain outside directors with an exercise price of $6.30 per share, which was the market price on the date of issuance. Warrants held by 12 investors, including Messrs. Asplund and Kiphart, contained anti-dilution provisions that automatically adjust the exercise price on the warrants to the issuance price of any security convertible into the Company’s common stock if the price of the newly issued security is less than the exercise price on the holder’s warrant. Prior to granting of the director options, the exercise price on these warrants was $7.00 per share. The grant of the director options caused the exercise price on these warrants to automatically be reduced to $6.30 per share. Utilizing a modified Black-Scholes option pricing model, the Company determined that the increase in value of these warrants that resulted from this adjustment was $19,204, which the Company recorded as an expense in January 2007. The Company used the following assumptions when determining the change in value of these warrants: risk free rate of 5.026%; expected volatility of between 73.5% and 127.7; expected dividend of $0; and expected lives of between 0.5 years and 1.7 years.

q) During January 2007, the Company issued consultants warrants with terms of two to three years to purchase 38,571 shares of its common stock at prices of $7.00 to $7.56 per share as partial consideration for services provided the Company. These warrants were valued at $162,000 using a modified Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 5.129%; expected volatility of 88.9%; expected dividend of $0; and expected life of two to three years. The value of the warrants was charged to operations during 2007.

r) A provision of the June 2006 PIPE transaction required the Company to file and have declared effective by no later than November 3, 2006, a registration statement registering the shares issued as part of the transaction. To the extent that it failed to have the registration statement declared effective by this date, it was required to pay penalties to the PIPE investors at the rate of 1% per month of the purchase price paid by the investors. Largely as a result of the questions regarding the need to amend its Certificate of Incorporation to effect the 2006 reverse split of its stock, the Company was not able to have the registration statement declared effective until February 14, 2007. All of the investors in the PIPE transaction agreed to accept shares of the Company’s common stock as payment of this registration penalty. As of December 31, 2006, the Company had accrued $345,583 in penalties related to its failure to register these shares. The accrued penalties, along with $268,125 of penalties for the period from January 1, 2007 through February 14, 2007, were satisfied through the issuance of 87,673 shares of common stock in January and February 2007.

s) On February 23, 2007, the Company commenced a rights offering to stockholders in which it distributed to each holder of record as of February 23, 2007 (other than the former Series E Preferred stockholders and Daniel Parke, who waived their rights to participate), non-transferable subscription rights to purchase shares of the Company’s common stock at $7.00 per share. Stockholders that participated in the rights offering were also able to subscribe for any shares that were not purchased by other stockholders pursuant to their subscription rights. The rights offering closed on March 30, 2007 and raised $2,796,700 (net of issuance costs of $202,932) through the issuance of 428,519 shares of common stock to 260 of the Company’s existing stockholders. The Company received the proceeds from the offering and issued the common stock to the participants during the first week of April 2007.

t) In connection with the placement of the subordinated convertible term notes during the second quarter of 2007 the Company issued four-year warrants to eight investors, including Richard Kiphart, the Company’s chairman and largest individual stockholder, to purchase 206,043 shares of its common stock at $7.28 per share. These warrants were valued at $1,136,537 using a modified-Black Scholes option pricing model utilizing the following assumptions: risk free rate of 4.846%; expected volatility of 93.3%; expected dividend of $0; and expected life of four years. The value of the warrants was recorded as a discount to the subordinated convertible term notes and will be amortized over the life of the notes using the effective interest method.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

u) As part of the MPG acquisition, 23,735 shares of common stock were deposited in escrow for the benefit of the selling stockholders of MPG to be released over the two-year period following the April 30, 2005 purchase of MPG if it achieved certain revenue targets during the period. During May 2007 the Company issued 2,818 shares to the former MPG stockholders which it determined it owed them pursuant to the MPG merger agreement. These shares were valued at $8.89 per share, the market value on the date of their release, and recorded as an increase in the goodwill associated with the MPG acquisition. The remaining 20,917 shares that were in escrow were returned to the Company and retired and became authorized but un-issued shares.

v) Delano Group Securities LLC acted as an advisor on the acquisition of MPG in 2005. Part of Delano’s compensation for its services was tied to the purchase price paid for MPG. Mr. David Asplund owned and operated Delano prior to joining Lime Energy as its CEO in January 2006. Since the release of the escrow shares was considered a payment of additional consideration to the former stockholders of MPG, the Company issued Mr. Asplund 141 shares of its common stock in May 2007 in satisfaction of the commission owed Delano. These shares were valued at $1,252, based on the market value on the date of their issuance, and recorded as an increase in the goodwill associated with the MPG acquisition.

w) On June 6, 2007, retroactive to May 31, 2007, the Company acquired the assets and assumed certain liabilities of George Bradley Boyett dba Texas Energy Products. The purchase consideration consisted of 28,571 shares of Lime Energy common stock and cash of $312,787. For accounting purposes the stock was valued at $7.49 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing. Please refer to Note 4 for additional information regarding this transaction.

x) On August 6, 2007, retroactive to July 31, 2007, the Company acquired the assets and assumed certain liabilities of Preferred Lighting, Inc. for 15,069 shares of Lime Energy common stock and cash of $409,953 (including $109,953 paid in 2008 pursuant to an earn-out based on 2007 earnings). The company also issued five year warrants to the former owners of Preferred Lighting to purchase 21,429 shares of the Company’s common stock at $13.23 per share. These warrants were valued at $184,500 using a modified-Black Scholes option pricing model utilizing the following assumptions: risk free rate of 4.909%; expected volatility of 75.0%; expected dividend of $0; and expected life of four years. The value of the warrants were considered part of the purchase consideration. Please refer to Note 4 for additional information regarding this transaction.

y) During 2007, the Company issued 7,088 shares of its common stock to the holders of its subordinated convertible term notes in satisfaction of 50% of the interest owed on the note.

z) During 2007 certain employees and a former director exercised options to purchase 33,005 shares of the Company’s common stock as exercise prices ranging from $6.30 to $7.14 per share.

aa) During 2007 six investors exercised their warrants to purchase 5,011 shares of the Company’s common stock at $6.30 per share. One of these investors elected to exercise its warrant on a cashless basis, surrendering 569 shares it would have otherwise be entitled to receive on exercise to cover the exercise price.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bb) The Company had outstanding warrants to purchase 417,907 and 157,443 shares of its common stock as of December 31, 2007 and 2006, respectively, at an exercise price of between $6.30 per share and $688.80 per share. These warrants can be exercised at any time prior to their expiration dates which range between January 2008 and May 2015. The following table summarizes information about warrants outstanding as of December 31, 2007:

	Warrants Outstanding
		Weighted	Weighted
	Number	Average	Average
	Outstanding at	Remaining	Exercise
Exercise Price	December 31, 2007	Contractual Life	Price

$ 6.30 - $ 7.00	106,579	1.0 years	$6.58
$ 7.01 - $ 10.00	227,473	4.3 years	7.31
$ 10.01 - $ 15.00	21,429	4.6 years	13.23
$ 15.01 - $104.99	—	—	—
$105.00 - $688.80	62,426	2.1 years	127.24

	417,907	2.6 years	$25.34

Note 23 —	Dividends

The dividend expense recognized during the years ended December 31, 2007, 2006 and 2005 is comprised of the following:

	Year Ended December 31,
	2007	2006	2005

Accrual of Series E Preferred dividend	—	698,000	1,366,900
Deemed dividend associated with change in conversion price of the Series E Convertible Preferred Stock	—	23,085,467	—
Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	—	564,258	484,445

Total	$—	$24,347,725	$1,851,345

Note 24 —	Reverse Splits

On June 15, 2006, the Company effected a 1 for 15 reverse split of its common stock. A second reverse split of the Company’s common stock was effected on January 25, 2007, this one on a 1 for 7 basis. All share amounts stated herein have been retroactively restated to reflect these reverse splits.

Note 25 —	Stock Options

On August 30, 2001, the Company’s shareholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), providing that up to 7,619 shares of the Company’s common stock could be delivered under the Plan to certain employees of the Company or any of its subsidiaries and to consultants and directors who are not employees. In addition, the Plan originally provided for an additional number of shares of the Company’s common stock to be reserved for issuance under the plan on January 1st of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 4,762 shares. At the annual meeting held on June 7, 2006, the Company’s stockholders approved an amendment to the Plan which increased the number of shares reserved for issuance under the plan by 57,143 shares and increased the additional shares which would become automatically available under the plan each January 1st to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 19,048 shares. The awards granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price for any incentive stock option (“ISO”) may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Compensation Committee or the Board. To qualify as an ISO the aggregate fair market value of the shares (determined on the grant date) under options granted to any participant may not exceed $100,000 in the first year that they can be exercised. There is no comparable limitation with respect to non-qualified stock options. The term of all options granted under the Plan will be determined by the Compensation Committee or the Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof.

In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant stock appreciation rights and/or shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. Under applicable tax laws, however, ISO’s may only be granted to employees.

The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the individuals to whom, and the time, terms and conditions under which, options and awards are granted. The Board may also amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) adversely affect the rights of a participant under an award theretofore granted without the consent of such participant, (ii) increase the number of shares reserved under the Plan, (iii) modify the requirements for participation in the Plan, or (iv) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act or the rules of any stock exchange or market on which the Common Stock is listed (unless such stockholder approval is obtained).

As of December 31, 2007, there were approximately 107 employees of the Company eligible to participate in the Plan, and 107,620 shares of common stock reserved under the Plan.

Effective April 1, 2000, the Company adopted a stock option plan for all independent directors, which is separate and distinct from the 2001 Stock Incentive Plan described above. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to the Company’s Board of Directors to purchase 14,286 shares of its common stock, and a grant of options to purchase an additional 7,143 shares on the first day of January beginning on the second January following the date the Director became an eligible director. These options have an exercise price equal to the closing price of the Company’s common stock on the grant date and a term of ten years. The initial options vest on the first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of the Board of Directors on such anniversary date.

During 2005, certain directors, officers and key employees of the Company were granted options to acquire 9,976 shares of common stock at exercise prices ranging from $105.00 to $130.20 per share. These options vest over periods through October 2007.

During 2006, certain directors, officers and key employees of the Company were granted options to acquire 1,446,903 shares of common stock at exercise prices ranging from $6.72 to $105.00 per share. These options vest over periods through December 2008.

During 2007, certain directors, officers and key employees of the Company were granted options to acquire 701,723 shares of common stock at exercise prices ranging from $6.30 to $13.30 per share. These options vest over periods through December 2010.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the options granted, exercised and outstanding as of December 31, 2007:

			Weighted
		Exercise	Average
		Price per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2004	105,876	$ 88.20 - $1,363.95	$343.35
Granted	9,976	$105.00 - $ 130.20	$109.20
Forfeited	(1,566)	$105.00 - $ 840.00	$163.80

Outstanding at December 31, 2005	114,286	$ 88.20 - $1,363.95	$325.50

Granted	1,446,903	$ 6.72 - $ 105.00	$7.84
Forfeited	(31,626)	$ 7.14 - $ 735.00	$137.76

Outstanding at December 31, 2006	1,529,563	$ 6.72 - $1,363.95	$33.25

Granted	701,723	$ 6.30 - $ 13.30	$10.58
Exercised	(35,086)	$ 6.30 - $ 7.14	$7.05
Forfeited	(25,852)	$ 6.30 - $ 247.80	$31.55

Outstanding at December 31, 2007	2,170,348	$ 6.30 - $1,363.95	$23.31

Options exercisable at December 31, 2007	1,095,512	$ 6.30 - $1,363.95	$36.86

Options exercisable at December 31, 2006	663,636	$ 6.72 - $1,363.95	$7.95

Options exercisable at December 31, 2005	103,360	$ 88.20 - $1,363.95	$338.10

The intrinsic value of options exercised during 2007 was $193,000.

The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123, are as follows:

	Year Ended December 31,
	2007	2006	2005

Weighted average fair value per options granted	$8.12	$7.35	$4.76
Significant assumptions (weighted average):
Risk-free interest rate at grant date	4.06%	5.02%	2.27%
Expected stock price volatility	88%	90%	65%
Expected dividend payout	—	—	—
Expected option life (years)	6.1	5.6	9.1

The risk-free interest rate is based on the U.S. Treasury Bill rates at the time of grant. The dividend reflects the fact that the Company has never paid a dividend on its common stock and does not expect to in the foreseeable future. The Company estimated the volatility of its common stock at the date of grant based on the historical volatility of its stock. The expected term of the options is based on the simplified method as described in the Staff Accounting Bulletin. The Company assumes a forfeiture rate of approximate 1% based on historical experience in the calculation of share based compensation.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized $3,726,731, $4,828,955 and $0 of share based compensation expense related to stock options during 2007, 2006 and 2005, respectively. The following table summarizes the expense for 2007 and 2006:

	2007			2006
	Cost of			Cost of
	Sales	SG&A	Total	Sales	SG&A	Total

Energy services	$129,716	$591,560	$721,276	$217,271	$623,277	$840,548
Energy technology	14,949	529,112	544,061	79,663	817,287	896,950
Corporate overhead	—	2,461,394	2,461,394	—	3,079,122	3,079,122
Discontinued operations	—	—	—	—	—	12,335

Total	$144,665	$3,582,066	$3,726,731	$296,934	$4,519,686	$4,828,955

The Company recognizes compensation expense for stock options on a straight-line basis over the requisite service period, which is generally equal to the vesting period of the option. The subject stock options expire ten years after the date of grant.

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding
		Weighted		Options Exercisable
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Price	2007	Life	Price	2007	Price

$ 6.30 - $ 7.00	548,571	8.6 years	$6.74	256,285	$6.74
$ 7.01 - $ 8.50	907,053	7.6 years	7.19	728,243	7.16
$ 8.51 - $ 11.00	—	—	—	—	—
$ 11.00 - $ 12.00	599,536	9.8 years	11.15	1,429	11.20
$ 12.01 - $ 13.50	3,570	9.5 years	12.88	—	—
$ 13.51 - 100.00	14,286	8.1 years	65.10	14,286	65.10
$100.01 - $1,363.95	97,332	2.1 years	336.00	95,269	341.00

	2,170,348	8.2 years	$23.31	1,095,512	$36.86

The aggregate intrinsic value of the outstanding options (the difference between the closing stock price on the last trading day of 2007 of $9.45 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2007 was $3,536,508. The aggregate intrinsic value of the exercisable options as of December 31, 2007 was $2,360,851. These amount will change based on changes in the fair market value of the Company’s common stock.

As of December 31, 2007, $5,400,499 of total unrecognized compensation cost related to outstanding stock options is expected to be recognized over a weighted-average period of 1.84 years, as follows:

Year Ending December 31,

2008	$3,600,956
2009	1,280,652
2010	518,891

Total	$5,400,499

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the nonvested options for the year ended December 31, 2007 is as follows:

		Weighted
		Average
	Number of	Grant Date
	Options	Fair Value

Nonvested at December 31, 2006	865,950	$8.86
Granted	701,673	8.12
Vested	(473,981)	9.03
Forfeited	(18,806)	7.61

Nonvested at December 31, 2007	1,074,836	$8.30

Note 26 —	Related Parties

As is more fully described in Note 12, during the second quarter of 2007, eight investors, including Richard Kiphart, the Company’s chairman and largest individual stockholder (collectively the “Investors”), and the Company entered into a loan agreement under which the Investors lent the Company $5 million in the form of subordinated convertible term notes.

On three occasions during 2006 and 2007, the Company retained Corporate Resource Development, a company owned by William Carey, one of the Company’s directors, to provide sales and marketing consulting services and training. It paid CRD a total of $52,500 for its services in each of 2007 and 2006.

In January 2007, the Company also entered into an agreement with Mr. Carey to provide it with sales and marketing leads and introductions. In exchange for these services the Company agreed to pay Mr. Carey a commission of 1.5% on any sale that closed as a result of his work and granted him a warrant to purchase 21,429 shares of its stock at $7.56 per share and a term of three years. As of December 31, 2007, no commission had been paid pursuant to this agreement.

On June 29, 2006, the Company entered into the PIPE Transaction and Series E Conversion (as described in Notes 20 and 21) with 18 persons and entities, including Messrs. Asplund, Kiphart and Valentine, who are all directors of the Company, for an aggregate purchase price of $17,875,000 for 2,553,571 shares of the Company’s common stock.

A breakdown of the shares issued in these transactions to Messrs. Asplund, Kiphart and Valentine is as follows:

		Common
	Shares	Shares
	Issued Upon	Issued	Aggregate
	Conversion of	Pursuant	Price Paid for
	Series E	to PIPE	PIPE Shares

David R. Asplund	50,600	214,286	$1,500,000
Richard P. Kiphart	1,271,915	814,286	5,700,000
David Valentine	20,814	28,571	200,000

Total	1,343,329	1,057,143	$7,400,000

During January 2006, the Company entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. was a company which at the time was beneficially owned by Daniel Parke, one of the Company’s directors. Pursuant to the consulting agreement the Company agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. The Company paid Parke P.A.N.D.A. a total of $61,155 during the six months ended June 30, 2006. This agreement was terminated in May 2006.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On June 29, 2006, the Company acquired Parke P.A.N.D.A. Corporation, a company owned by The Parke Family Trust, which is controlled and beneficially owned by Daniel Parke, one of the Company’s directors, and his spouse. Please see Note 4 for additional information regarding this transaction.

As part of the acquisition of Parke P.A.N.D.A. Corporation, the Company assumed Parke P.A.N.D.A.’s existing office lease for space in a building in Glendora California owned by a company controlled by Daniel Parke. The Company believes that the terms of the lease are fair as they are comparable to the terms of leases with other third party tenants located in the building. See Note 17 for additional information regarding this lease.

Certain other related party transactions are disclosed in Notes 12, 17 and 29.

The Company does not have a written policy concerning transactions between the Company or a subsidiary of the Company and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person. However, the Company’s practice is that such transactions shall be reviewed by the Company’s Board of Directors and found to be fair to the Company prior to the Company (or a subsidiary) entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally; (ii) transactions involving routine goods or services which are purchased or sold by the Company (or a subsidiary) on the same terms as are generally available in arm’s length transactions with unrelated parties (however, such transactions are still subject to approval by an authorized representative of the Company (or a subsidiary) in accordance with internal policies and procedures applicable to such transactions with unrelated third parties); and (iii) compensation decisions with respect to executive officers other than the CEO, which are made by the Compensation Committee pursuant to recommendations of the CEO.

Note 27 —	Business Segment Information

The Company is organized and manages its business in three distinct segments: the Energy Technology segment, the Energy Services segment and the Financial Services segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.

The Energy Technology segment designs, manufactures and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced and marketed by this segment are the eMAC line of HVAC and lighting controllers and the EnergySaver line of lighting controllers, which the Company discontinued the active marketing of at the end of 2006. Operations of Maximum Performance Group, Inc. and Lime Energy Co. (which previously operated the EnergySaver business) are included in this segment. Lime Energy is headquartered, and most of its operations are located, in Elk Grove Village, Illinois. Maximum Performance Group is headquartered in San Diego, California and has a sales office in New York City and Ellington, Connecticut.

The Energy Services segment includes the operations of Parke Industries, LLC, Kapadia Energy Services, Inc., Lime Midwest, Inc., Texas Energy Products, Inc. and Preferred Lighting, Inc. Parke, which the Company acquired effective June 30, 2006, Texas Energy Products, Inc., which was acquired effective May 31, 2007, and Preferred Lighting, which was acquired effective July 31, 2007, and Lime Midwest, a subsidiary created in January 2007, design, engineer and install energy efficient lighting upgrades for commercial and industrial users. Kapadia, which the Company acquired effective September 27, 2006, provides energy engineering services to assist customers in improving their energy efficiency and to better manage their energy costs. Kapadia also designs, engineers and manages the installation of energy efficient lighting upgrades for commercial and industrial users, but unlike Parke, contracts the installation to third party electrical contractors. Parke is headquartered in Glendora, California and has offices in Danville and Carmel, California and Salt Lake City, Utah. Kapadia is headquartered in Ventura, California and has an office in Peekskill, New York. Texas Energy is headquartered in Austin, Texas and has an office in Dallas, Texas. Preferred Lighting is located in Seattle, Washington. Lime Midwest in located in Elk Grove Village, Illinois.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2007, the Company created a new subsidiary, Lime Finance Inc., to provide liquidity for extended receivables created by Lime’s other subsidiaries. Lime Finance has no employees and is headquartered in Elk Grove Village, Illinois.

Prior to March 31, 2006 the Company also operated a Building Control and Automation segment, which was comprised of its Great Lakes Controlled Energy subsidiary. This segment provided integration of building and environmental control systems for commercial and industrial customers. The Company sold Great Lakes effective March 31, 2006; accordingly, the operating results have been separately reported as discontinued operations.

An analysis and reconciliation of the Company’s business segment information to the respective information in the consolidated financial statements is as follows:

	Year Ended December 31,
	2007	2006	2005

Revenues:
Energy Services	$16,182,172	$3,302,014	$—
Energy Technology	3,609,816	4,841,610	3,693,429
Financial Services	8,292	—	—
Intercompany sales	(319,150)	—	—

Total	19,481,130	8,143,624	3,693,429
Operating Income (Loss):
Energy Services	(1,239,361)	(1,175,253)	—
Energy Technology	(8,234,325)	(6,692,648)	(4,578,753)
Financial Services	8,292	—	—
Corporate	(5,402,104)	(5,479,000)	(1,497,770)

Total	(14,867,498)	(13,346,901)	(6,076,523)
Interest Expense, net	(685,230)	(3,079,188)	(544,253)

Loss from continuing operations	(15,552,728)	(16,426,089)	(6,620,776)
Depreciation and Amortization:
Energy Services	1,559,850	641,870	9,598
Energy Technology	578,853	742,706	592,271
Financial Services	—	—	—
Building Control and Automation	—	2,021	—
Corporate	61,741	—	—

Total	2,200,444	1,386,597	601,869
Capital Additions:
Energy Services	261,943	12,096	—
Energy Technology	122,884	68,406	530,925
Financial Services	—	—	—
Building Control and Automation	—	2,465	17,949
Corporate	129,468	—	—

Total	514,295	82,967	548,874
Total Assets:
Energy Services	16,493,666	12,490,117	—
Energy Technology	3,166,073	7,486,535	10,760,824
Financial Services	351,297	—	—
Building Control and Automation	—	—	674,514
Corporate	5,932,796	5,420,213	5,663,636

Total	$25,943,832	$25,396,865	$17,098,974

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 28 —	Selected Quarterly Financial Data (unaudited)

The following represents the Company’s unaudited quarterly results for fiscal 2007 and fiscal 2006. These quarterly results were prepared in accordance with U.S. generally accepted accounting principles and reflect all adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results.

	Fiscal 2007 Quarters Ended
	March 31	June 30	September 30	December 31	Total

Revenue	$2,528,547	4,102,693	5,461,090	7,388,800	$19,481,130
Gross profit	372,067	1,157,969	1,434,435	1,434,259	4,398,730
Net loss	(3,310,939)	(2,043,553)	(2,565,425)	(7,632,811)	(15,552,728)
Preferred dividends	—	—	—	—	—
Net loss available to common shareholders	(3,310,939)	(2,043,553)	(2,565,425)	(7,632,811)	(15,552,728)
Basic and Diluted Loss Per Common Share	(0.47)	(0.27)	(0.33)	(0.99)	(2.06)
Weighted averages shares	7,172,382	7,632,656	7,664,534	7,691,220	7,541,960

	Fiscal 2006 Quarters Ended
	March 31	June 30	September 30	December 31	Total

Revenue	$1,146,345	$1,334,818	$2,130,158	$3,532,303	$8,143,624
Gross profit	237,943	361,337	537,545	75,505	1,212,330
Loss from continuing operations	(1,935,180)	(4,659,818)	(4,117,510)	(5,713,581)	(16,426,089)
Loss from discontinued operations	(21,425)	—	—	—	(21,425)
Net loss	(1,956,605)	(4,659,818)	(4,117,510)	(5,713,581)	(16,447,514)
Preferred dividends	(615,290)	(23,732,435)	—	—	(24,347,725)
Net loss available to common shareholders	(2,571,895)	(28,392,253)	(4,117,510)	(5,713,581)	(40,795,239)
Basic and diluted loss per common share from continuing operations	(0.74)	(6.49)	(0.08)	(0.12)	(1.52)
Discontinued operations	(0.01)	—	—	—	(0.00)
Basic and Diluted Loss Per Common Share	(0.75)	(6.49)	(0.08)	(0.12)	(1.52)
Weighted averages shares	3,410,455	4,373,236	49,308,350	48,786,611	26,908,608

Note 29 —	Subsequent Events

On March 12, 2008, the Company entered into a $3 million revolving line of credit note with Advanced Biotherapy, Inc. and Richard Kiphart, the Company’s chairman and largest individual investor. The note matures on March 31, 2009 and bears interest at 17% per annum, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance on the note. The note also requires the payment of an unused funds fee of 4% per annum on the unused portion of the note. The Company may borrow any amount, at any time during the term of the note as long as it is not in default at the time of the advance, provided that the total advances under the note, net of repayments, may not exceed $3 million. If the Company terminates the note before its scheduled maturity it will be required to pay a termination fee based on a formula that is approximately equal to $411 for each day remaining before the scheduled maturity.

LIME ENERGY CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Events of default include:

i) failure to pay interest or unused funds fees within 10 days of written demand;

ii) failure to pay outstanding principal and accrued interest thereon on the maturity date;

iii) failure to pay termination fees on the termination date;

iv) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition, application or proceeding is not dismissed within sixty (60) days; or

v) the Company sell substantially all of its assets.

Mr. Kiphart is the Chairman of the Board of Advanced Biotherapy, Inc., and owns the majority of the common stock of the Advanced Biotherapy. Mr. David Valentine, one of Lime Energy’s directors, is also a director and stockholder of Advanced Biotherapy.

LIME ENERGY CO.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions/
	Balance at	(Recoveries)	Deductions		Balance at
	Beginning of	Charged to Costs	Amounts	Other	End of
	Period	and Expenses	Written-Off	Adjustments	Period

Allowance for doubtful accounts:
Year ended December 31, 2005	$199,000	97,000	(13,000)	42,000	325,000
Year ended December 31, 2006	$325,000	$105,000	$(62,000)	$(3,000)	$366,000
Year ended December 31, 2007	$366,000	$126,000	$(341,000)	$—	$151,000

Other adjustment of $42,000 in 2005 resulted from the acquisition of Maximum Performance Group, Inc.

Other adjustment of ($3,000) in 2006 resulted from the sale of Great Lakes Controlled Energy and the acquisition of Parke P.A.N.D.A. Corporation and Kapadia Consulting Inc.

		Additions/
	Balance at	(Recoveries)	Deductions		Balance at
	Beginning of	Charged to Costs	Amounts	Other	End of
	Period	and Expenses	Written-Off	Adjustments	Period

Reserve for obsolete inventory:
Year ended December 31, 2005	$—	$35,000	$(16,000)	$9,000	$28,200
Year ended December 31, 2006	$28,200	$578,400	$(9,800)	$—	$596,800
Year ended December 31, 2007	$596,800	$—	$(596,800)	$1,800	$1,800

Other adjustment of $9,000 in 2005 resulted from the acquisition of Maximum Performance Group, Inc.

Other adjustment of $1,800 in 2007 resulted from the acquisition of Texas Energy Products, Inc.

LIME ENERGY CO.

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2008	2007(1)
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$879,385	$4,780,701
Accounts receivable, net	20,201,338	6,382,060
Inventories	826,507	1,067,940
Costs and estimated earnings in excess of billings on uncompleted contracts	2,909,521	952,997
Prepaid expenses and other	1,013,625	250,169

Total Current Assets	25,830,376	13,433,867
Net Property and Equipment	2,175,185	1,542,327
Long Term Receivables	839,166	224,568
Deferred Financing Costs, net	4,745	6,885
Intangibles, net	7,852,035	3,979,052
Goodwill	17,717,811	6,757,133

	$54,419,318	$25,943,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Lines-of-credit	$17,023,235	$—
Notes payable	948,260	150,000
Current maturities of long-term debt	674,804	81,954
Accounts payable	10,924,426	3,092,226
Accrued expenses	3,039,592	1,571,683
Billings in excess of costs and estimated earnings on uncompleted contracts	2,498,671	636,867
Deferred revenue	436,642	894,550
Customer deposits	1,133,339	1,180,834

Total Current Liabilities	36,678,969	7,608,114
Deferred Revenue	130,922	244,792
Long-Term Debt, less current maturities, net of unamortized discount of $1,662,904 and $2,412,305 at September 30, 2008 and December 31, 2007, respectively	4,078,851	3,187,680
Deferred Tax Liability	1,034,000	1,034,000

Total Liabilities	41,922,742	12,074,586

Stockholders’ Equity
Common stock, $.0001 par value; 200,000,000 shares authorized, 8,700,209 and 7,720,269 issued as of September 30, 2008 and December 31, 2007, respectively	870	773
Additional paid-in capital	116,797,234	106,267,336
Accumulated deficit	(104,301,528)	(92,398,863)

Total Stockholders’ Equity	12,496,576	13,869,246

	$54,419,318	$25,943,832

(1)	Derived from audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2007

See accompanying notes to condensed consolidated financial statements

LIME ENERGY CO.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30
	2008	2007
	(Unaudited)

Revenue	$18,332,079	$5,461,090
Cost of sales	13,803,648	4,026,655

Gross profit	4,528,431	1,434,435
Selling, general and administrative	6,002,082	2,965,965
Amortization of intangibles	733,357	713,881

Operating loss	(2,207,008)	(2,245,411)
Other Expense:
Interest income	13,143	75,332
Interest expense	(944,838)	(395,346)

Total other expense	(931,695)	(320,014)

Net Loss	(3,138,703)	(2,565,425)

Basic and Diluted Net Loss Per Common Share	$(0.36)	$(0.33)

Weighted average common shares outstanding	8,683,978	7,673,710

See accompanying notes to condensed consolidated financial statements

LIME ENERGY CO.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)

	Nine Months Ended September 30
	2008	2007
	(Unaudited)

Revenue	$28,173,327	$12,092,330
Cost of sales	22,586,492	9,127,859

Gross profit	5,586,835	2,964,471
Selling, general and administrative	14,311,751	8,869,749
Amortization of intangibles	1,377,016	1,652,710

Operating loss	(10,101,932)	(7,557,988)
Other Expense:
Interest income	70,268	195,667
Interest expense	(1,871,001)	(557,595)

Total other expense	(1,800,733)	(361,928)

Net Loss	(11,902,665)	(7,919,916)

Basic and Diluted Net Loss Per Common Share	$(1.46)	$(1.05)

Weighted average common shares outstanding	8,124,997	7,508,926

See accompanying notes to condensed consolidated financial statements

LIME ENERGY CO.

STATEMENT OF CONDENSED CONSOLIDATED STOCKHOLDERS’ EQUITY

			Additional		Total
		Common	Paid-in	Accumulated	Stockholders’
	Common Shares	Stock	Capital	Deficit	Equity
	(Unaudited)

Balance, December 31, 2007	7,720,269	$773	$106,267,336	$(92,398,863)	$13,869,246
Acquisition of Applied Energy Management, Inc.	882,725	88	6,999,912	—	7,000,000
Share based compensation	—	—	2,862,320	—	2,862,320
Conversion of note payable	32,848	3	200,370	—	200,373
Satisfaction of interest obligation through issuance of common stock	32,581	3	250,167	—	250,170
Warrants issued for services received	—	—	97,000	—	97,000
Proceeds from exercise of options and warrants	31,786	3	120,129	—	120,132
Net loss for the nine months ended September 30, 2008	—	—	—	(11,902,665)	(11,902,665)

Balance, September 30, 2008	8,700,209	$870	$116,797,234	$(104,301,528)	$12,496,576

See accompanying notes to condensed consolidated financial statements.

LIME ENERGY CO.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
	2008	2007
	(Unaudited)

Cash Flow from Operating Activities
Net loss	$(11,902,665)	$(7,919,916)
Adjustments to reconcile net loss to net cash used in operating activities, net of acquisitions
Depreciation and amortization	1,686,768	1,771,012
Share based compensation	2,862,320	2,211,421
Warrants issued in exchange for services received	97,000	162,000
(Recoveries) provision for bad debt	(24,068)	121,216
Liquidated damages satisfied through issuance of common stock	—	613,708
Amortization of deferred financing costs	2,140	968
Amortization of original issue discount	749,401	339,145
Accrued interest satisfied through the issuance of common stock	250,170	83,827
PIK notes issued for interest	25,685	—
Loss on disposal of fixed assets	1,580	—
Warrant repricing	—	19,204
Changes in assets and liabilities, net of acquisitions Accounts receivable and long term receivables	(8,933,145)	(3,044,830)
Inventories	241,433	(1,488,806)
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,117,154)	(273,267)
Prepaid expenses and other current assets	(512,671)	30,511
Accounts payable	2,526,493	734,754
Accrued expenses	660,658	(198,943)
Billings in excess of costs and estimated earnings on uncompleted contracts	1,340,556	89,808
Deferred revenue	(571,778)	(254,105)
Customer deposits and other current liabilities	(47,495)	76,684

Net cash used in operating activities	(12,664,772)	(6,925,609)

Cash Flows Used In Investing Activities
Acquisitions (including acquisition costs), net of cash acquired	(3,789,120)	(593,586)
Expenses related to 2007 acquisitions	(12,059)
Proceeds from the sale of fixed assets	2,200	—
Purchase of property and equipment	(357,464)	(376,152)

Net cash used in investing activities	(4,156,443)	(969,738)

Cash Flows Provided by Financing Activities
Advances on lines of credit	13,236,572	—
Proceeds from long-term debt	133,553	5,121,207
Payment on long-term debt	(570,358)	(39,458)
Cash paid for deferred financing costs	—	(8,572)
Proceeds from issuance of common stock	—	2,999,632
Issuance costs related to stock issuances	—	(248,293)
Proceeds from exercise of options and warrants	120,132	39,725

Net cash provided by financing activities	12,919,899	7,864,241

Net Decrease in Cash and Cash Equivalents	(3,901,316)	(31,106)
Cash and Cash Equivalents, at beginning of period	4,780,701	4,663,618

Cash and Cash Equivalents, at end of period	$879,385	$4,632,512

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$479,132	$58,660
Value of warrants issued in exchange for services received	$97,000	$162,000
Note payable converted to common stock	$150,000	$—

Supplemental Disclosures of Noncash Investing and Financing Activities:

On June 11, 2008, effective retroactive to June 1, 2008, the Company purchased Applied Energy Management, Inc. for $3,789,120 in cash (net of cash acquired of $2,091 and including transaction costs of $291,211), and 882,725 shares of Lime Energy common stock. The related assets and liabilities at the date of acquisition were as follows:

Cash	$2,091
Accounts receivable	5,476,663
Costs and estimated profits in excess of amounts billed	839,370
Other current assets	250,785
Property and equipment	588,925
Identifiable intangible assets	5,250,000
Goodwill	10,948,619

Total assets acquired	23,356,453
Line of credit	(3,760,978)
Accounts payable	(5,305,707)
Billings in excess of costs and estimated earnings on uncompleted contracts	(521,248)
Accrued expenses	(857,624)
Long term debt	(2,119,685)

Total liabilities assumed	(12,565,242)

Net assets acquired	10,791,211
Less valuation of shares issued for acquisition	(7,000,000)
Acquisition costs	(291,211)

Total cash paid	$3,500,000

See accompanying notes to condensed consolidated financial statements

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Basis of Presentation

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.

Certain amounts in the 2007 financial statements have been reclassified to conform with the 2008 presentation.

The results of operations for the three and nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year.

For further information, refer to the audited financial statements and the related footnotes included in the Lime Energy Co. Annual Report on Form 10-K for the year ended December 31, 2007.

Note 2 —	Stock-based Compensation

The Company accounts for employee stock options in accordance with Statement of Financial Accounting Standards No. 123(R). This pronouncement requires companies to measure the cost of employee service received in exchange for a share based award (typically stock options) based on the fair value of the award, with expense recognized over the requisite service period, which is generally equal to the vesting period of the option. The Company recognized $2,862,320 and $2,211,421 of share based compensation expense related to stock options during the nine-month period ended September 30, 2008 and 2007, respectively, and $917,400 and $723,305 during the three month period ended September 30, 2008 and 2007, respectively. The following table summaries the expense for the three-month and nine-month periods ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Energy Efficiency Services	$369,924	$112,132	$1,108,991	$277,978
Energy Technology	26,536	116,315	110,484	345,002
Corporate Overhead	520,940	494,858	1,642,845	1,588,441

	$917,400	$723,305	$2,862,320	$2,211,421

The weighted-average, grant-date fair value of stock options granted to employees and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123R, are as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Weighted average fair value per option granted	$4.41	$8.75	$5.08	$6.30
Significant assumptions (weighted average):
Risk-free rate	1.90%	4.44%	2.24%	4.84%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	86.0%	88.2%	87.5%	88.3%
Expected life (years)	5.9	5.8	5.6	5.6

The risk-free interest rate is based on the U.S. Treasury Bill rates at the time of grant. The dividend reflects the fact that the Company has never paid a dividend on its common stock and does not expect to in the foreseeable future. The Company estimated the volatility of its common stock at the date of grant based on the historical volatility of its stock. The expected term of the options is based on the simplified method as described in the Staff Accounting Bulletin No. 107, which is the average of the vesting term and the original contract term.

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Option activity under the Company’s stock option plans as of September 30, 2008 and changes during the three months then ended are presented below:

			Weighted
		Exercise	Average
		Price per	Exercise
	Shares	Share	Price

Outstanding at June 30, 2008	2,171,144	$6.30 - $1,363.95	$21.52
Granted	5,000	$6.13 - $ 6.13	$6.13
Exercised	—	—	—
Forfeited	(14,823)	$6.13 - $ 115.50	$30.33

Outstanding at September 30, 2008	2,161,321	$6.13 - $1,363.95	$21.44

Options exercisable at September 30, 2008	1,171,035	$6.30 - $1,363.95	$31.58

Option activity under the Company’s stock option plans as of September 30, 2008 and changes during the nine months then ended are presented below:

			Weighted
		Exercise	Average
		Price per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2007	2,170,348	$6.30 - $1,363.95	$23.31
Granted	171,567	$6.13 - $ 10.00	$8.22
Exercised	(13,414)	$7.14 - $ 7.14	$7.14
Forfeited	(167,180)	$6.13 - $ 115.50	$33.30

Outstanding at September 30, 2008	2,161,321	$6.13 - $1,363.95	$21.44

Options exercisable at September 30, 2008	1,171,035	$6.30 - $1,363.95	$31.58

The following table summarizes information about stock options outstanding at September 30, 2008:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	Outstanding at	Contractual	Exercise	Exercisable at	Exercise
Exercise Price	September 30, 2008	Life	Price	September 30, 2008	Price

$ 6.13 - $ 7.00	549,142	7.6 years	$6.74	318,570	$6.75
$ 7.01 - $ 8.50	936,578	7.2 years	7.29	758,801	7.21
$ 8.51 - $ 11.00	41,567	9.3 years	9.35	14,284	9.45
$ 11.01 - $ 12.00	558,108	9.0 years	11.14	5,239	11.56
$ 12.01 - $ 13.50	3,570	8.8 years	12.88	1,785	12.88
$ 13.51 - 100.00	14,286	7.3 years	65.10	14,286	65.10
$100.01 - $1,363.95	58,070	2.4 years	485.91	58,070	485.91

	2,161,321	7.7 years	$21.44	1,171,035	$31.58

The aggregate intrinsic value of the vested and unvested outstanding options (the difference between the closing stock price on the last trading day of the third quarter of 2008 of $6.20 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2008 was $0.00 and $140, respectively. These amounts will change based on changes in the fair market value of the Company’s common stock.

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2008, $2,863,875 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.48 years.

Note 3 —	Acquisitions of Applied Energy Management, Inc.

On June 11, 2008 the Company acquired all of the outstanding capital stock of Applied Energy Management, Inc. (“AEM”) for $3,500,000 in cash and 882,725 shares of the Company’s common stock. The former stockholders of AEM will also have the ability to receive up to an additional $1 million in cash and 126,103 shares of the Company’s common stock if AEM achieves certain revenue and earnings targets during the balance of 2008. For accounting purposes the common stock was valued at $7.93 per share, the average closing price of the stock for the 30 trading days prior to the closing. The acquisition was recorded using the purchase method of accounting.

The assets acquired and liabilities assumed in the acquisitions, based on a preliminary allocation are as follows:

Cash	$2,091
Accounts receivable	5,476,663
Costs and estimated profits in excess of billings on uncompleted contracts	839,370
Other current assets	250,785
Property and equipment	588,925
Identifiable intangible assets	5,250,000
Goodwill	$10,948,619
Line of credit	$3,760,978
Accounts payable	5,305,707
Billings in excess of costs and estimated earnings on uncompleted contracts	521,248
Accrued expenses	857,624
Long term debt	$2,119,685

The Company has assessed the fair values of acquired assets and assumed liabilities and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $5,250,000 of the AEM purchase price to identifiable intangible assets with definitive lives such as sales backlog and the sales pipeline. These amounts have been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. Amortization of intangibles such as these are generally not deductible for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Contract backlog	$252,000	12 months
Sales pipeline	1,862,000	18 months
Customer list	3,011,000	5 to 15 years
Technology	125,000	5 years

Goodwill at the date of the acquisition is based on a preliminary internal valuation study. Therefore, reported amounts may change when the valuation study is finalized, which is expected to occur during the fourth quarter of 2008.

Founded in 1984, AEM designs, engineers and constructs projects that improve energy efficiency and reduce water consumption in commercial, industrial, government and public buildings. AEM’s services include energy consulting, lighting retrofit, water conservation, mechanical and electrical conservation and renewable project

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

development and implementation. AEM is headquartered near Charlotte, North Carolina, and has offices in Pennsylvania, Massachusetts, New York, New Jersey, North Carolina and Florida.

The acquisition was recorded using the purchase method of accounting, accordingly, results of AEM’s operations have been included in the consolidated statement of operations from the date of acquisition. Unaudited pro forma results of operations for the nine months ended September 30, 2008 for the Company and AEM, assuming the acquisition took place on January 1, 2008, are as follows:

Nine Months Ended
September 30,
2008

Revenue:
As Reported	$28,173,327
Pro-forma	38,309,999
Net Operating Loss:
As Reported	(10,101,932)
Pro-forma	(13,337,710)
Basic and Diluted Loss per Share From Continuing Operations:
As Reported	(1.46)
Pro-forma	(1.84)

Note 4 —	Recent Accounting Pronouncements

In April, 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FASB 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and expands the disclosure requirements of SFAS 142. The provisions of FSP 142-3 are effective for years beginning after December 15, 2008. The provisions of FSP 142-3 for the determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company is evaluating the impact of the adoption of FSP 142-3 on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The Company is evaluating the impact of the adoption of SFAS 162 on its consolidated financial statements.

Also in May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years after December 15, 2008, and must be applied on a retrospective basis. Early adoption is not permitted. The Company does not expect FSP APB 14-1 to have an effect on its financial position, results of operations or cash flows.

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2008, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF Issue No. 07-5 provides guidance on evaluating whether an equity-linked financial instrument (or embedded feature) is indexed to the company’s own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF Issue No. 07-5 is effective for fiscal years beginning after December 15, 2008. We are currently assessing the impact of EITF Issue No. 07-5 on our consolidated financial statements.

Note 5 —	Goodwill

Changes in goodwill during 2008 are as follows:

Total

Balance at December 31, 2007	$6,757,133
Costs related to acquisition of Texas Energy Product, Inc.	6,029
Costs related to acquisition of Preferred Lighting, Inc.	6,030
Acquisition of Applied Energy Management	10,948,619

Balance at September 30, 2008	$17,717,811

Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. While no events or circumstances that would indicate a potential impairment were identified by management, the Company will perform a goodwill assessment during the fourth quarter of 2008.

Note 6 —	Net Loss Per Share

The Company computes loss per share under Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share,” which requires presentation of two amounts: basic and diluted loss per common share. Basic loss per common share is computed by dividing loss available to common stockholders by the number of weighted average common shares outstanding, and includes all common stock issued. Diluted earnings would include all common stock equivalents. The Company has not included the outstanding options, warrants or shares issuable upon conversion of convertible debt as common stock equivalents in the computation of diluted loss per share for the three months or nine months ended September 30, 2008 and 2007 because the effect would be antidilutive.

The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of convertible debt that are not included in the basic and diluted loss per share available to common stockholders because to doing would be antidilutive:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Weighted average shares issuable upon exercise of outstanding options	2,167,388	1,619,373	2,142,236	1,595,262
Weighted average shares issuable upon exercise of outstanding warrants	379,890	420,312	402,838	303,145
Weighted average shares issuable upon conversion of convertible debt	714,286	714,286	714,286	319,859

Total	3,261,564	2,753,971	3,259,360	2,218,266

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Warranty Obligations

The Company warrants to the purchasers of its products that the product will be free of defects in material and workmanship for one year from the date of installation. In addition, some customers have purchased extended warranties for the Company’s products that extend the base warranty. The Company records the estimated cost that may be incurred under its warranties at the time revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated warranty liability is adequate and that the judgment applied is appropriate, the estimated liability for warranties could differ materially from actual future warranty costs.

Changes in the Company’s warranty liability are as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Balance, beginning of period	$249,363	$208,749	$377,902	$196,783
Warranties issued	2,320	3,840	36,020	25,663
Settlements	(48,810)	(5,525)	(211,049)	(15,382)

Balance, as of September 30	$202,873	$207,064	$202,873	$207,064

Note 8 —	Inventories

Inventories consisted of the following:

	September 30,	December 31,
	2008	2007

Raw materials	$897,678	$1,056,315
Work in process	—	13,463
Reserve for obsolescence	(71,171)	(1,838)

	$826,507	$1,067,940

Note 9 —	Revolving Lines of Credit

On March 12, 2008, the Company entered into a $3 million revolving line of credit note with Advanced Biotherapy, Inc. and Richard Kiphart, the Company’s chairman and largest individual investor (the “Lenders”). On June 6, 2008 and August 14, 2008 the note and related documents were amended to increase the size of the line to $16 million with Mr. Kiphart increasing his commitment under his note to $14,500,000 from $1,500,000. As part of the amendments the lenders were given a general security interest in all of the Company’s assets and a provision was added such that in the event the notes are not repaid as of the maturity date, that each note is convertible at the holder’s election at any time from April 1, 2009 until March 31, 2010 into shares of the Company’s common stock at $7.93 per share. On October 31, 2008 the note and related documents with Advanced Biotherapy were amended to increase its commitment from $1.5 million to $4.5 million. This amendment also reduced the price on at which Advanced Biotherapy can convert any amounts remaining unpaid at maturity at its election at any time from April 1, 2009 until March 31, 2010 into common stock to $4.76.

The notes mature on March 31, 2009 and bear interest at 17% per annum, with 12% payable quarterly in cash, with the remaining 5% to be capitalized and added to the principal balance on the note. The note also requires the quarterly payment of an unused funds fee of 4% per annum on the unused portion of the note. The Company may borrow any amount, at any time during the term of the note as long as it is not in default at the time of the advance, provided that the total advances under the note, net of repayments, may not exceed $19 million. If the Company

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

terminates the note before its scheduled maturity it will be required to pay a termination fee based on a formula that is approximately equal to $2,603 for each day remaining before the scheduled maturity.

On November 14, 2008, Mr. Kiphart agreed to convert his note to preferred stock. Please refer to Note 14 for additional information regarding this conversion.

Events of default include:

i) failure to pay interest or unused funds fees within 10 days of written demand;

ii) failure to pay outstanding principal and accrued interest thereon on the maturity date;

iii) failure to pay termination fees on the termination date;

iv) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition, application or proceeding is not dismissed within sixty (60) days; or

v) the Company sells substantially all of its assets.

Mr. Kiphart is the Chairman of the Board of Advanced Biotherapy, Inc., and owns the majority of the common stock of Advanced Biotherapy. Mr. David Valentine, one of the Company’s directors, is also a director and stockholder of Advanced Biotherapy.

On the closing of the AEM acquisition, the Company drew $5.5 million under the note to fund the cash portion of the purchase consideration and a $2 million equity infusion the Company made into AEM to fund its working capital needs. As of September 30, 2008 there was $13,025,685 outstanding under the Kiphart/Advanced Biotherapy line of credit.

As part of the acquisition of AEM, the Company assumed all of AEM’s liabilities, which included its bank line of credit. The line of credit was restructured at the time of the acquisition to split it into a $2,115,775 revolving promissory note and a $2,228,775 revolving promissory note. The $2,115,775 revolving promissory note is secured by a certificate of deposit pledged by one of the former stockholders of AEM, and bears interest at the Prime rate (5.00% as of September 30, 2008). The $2,228,775 revolving promissory note is secured by all of the assets of AEM and bears interest at Prime (5.00% as of September 30, 2008) plus 1.0%. Availability under the revolving note is tied to eligible accounts receivable. As of September 30, 2008, AEM was in default of a tangible net worth covenant under the $2,228,775 revolving promissory note. Both notes were scheduled to mature on October 31, 2008. On October 31, 2008 the $2,228,775 revolving promissory note matured and was repaid and the $2,115,775 revolving promissory note was extended to expire on October 31, 2009. The balances outstanding on the notes as of September 30, 2008 were $2,115,775 and $1,797,775, respectively.

AEM also has an unsecured line of credit agreement with the same bank that allows for borrowing up to a maximum of $84,000. The line expires in December 2008, subject to renewal. The line of credit bears interest at Prime plus 0.75%. The balance of this line of credit as of September 30, 2008 was $84,000.

Note 10 —	Subordinated Convertible Term Notes

During the second quarter of 2007, eight investors, including Richard Kiphart, the Company’s chairman and largest individual stockholder (collectively the “Investors”), and the Company entered into a loan agreement under

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which the Investors lent the Company $5 million in the form of subordinated convertible term notes (the “Term Notes”). The Term Notes mature on May 31, 2010, although they may be prepaid at anytime after May 31, 2008 at the Company’s option without penalty, and accrues interest at the rate of 10% per year. Interest is payable quarterly, 50% in cash and 50% in shares of the Company’s common stock valued at the market price of the Company’s common stock on the interest due date. The Term Notes are convertible at any time at the Investors’ election at $7.00 per share and will automatically convert to shares of common stock at $7.00 per share, if, at any time after May 31, 2008 the closing price of the Company’s common stock exceeds $10.50 per share for 20 days in any consecutive 30-day period. The loan agreement provides for acceleration upon the occurrence of typical events of default, including nonpayment, nonperformance, bankruptcy and collateral impairment.

As part of the transaction, the Company issued the Investors four-year warrants to purchase 206,044 shares of its common stock at $7.28 per share. These warrants were valued at $1,136,537 utilizing a modified-Black Scholes option pricing model utilizing the following assumptions: risk free rate of 4.846%; expected volatility of 93.3%; expected dividend of $0; and expected life of four years.

The shares issued as part of the quarterly interest payments and issuable upon conversion of the term loan or exercise of the warrants have not been registered for resale, though the Company has given the Investors the right to demand the Company use its best efforts to file as soon as practicable a registration statement to register a minimum of 142,857 issued shares.

In recording the transaction, the Company allocated the value of the proceeds to the Term Notes and warrants based on their relative fair values. In doing so, it determined that the Term Notes contained a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Notes (determined on the Term Note issuance date) exceeded the value allocated to the Term Notes of $3,863,463. The Term Notes are convertible into 714,286 shares of common stock, which at the market price of $8.02 per share on date of issuance of the Term Notes was worth $5,730,000. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Notes of $1,866,537 is considered to be the value of the beneficial conversion feature. This calculation is summarized as follows:

Value Allocated to Term Notes:
Proceeds from issuance	$5,000,000
Less value allocated to warrants	(1,136,537)

Value allocated to Term Notes	$3,863,463

Market Value of Shares Issuable Upon Conversion:
Shares issuable upon conversion of the Term Notes	714,286
Closing market value of stock on Term Note issuance date	$8.022

Market value of shares issuable upon conversion	$5,730,000

Beneficial Conversion Value:
Market value of shares issuable upon conversion	$5,730,000
Less value allocated to Term Notes	(3,863,463)

Value of beneficial conversion feature	$1,866,537

The value of the beneficial conversion feature and the value of the warrants have been recorded as a discount to the Term Notes and are being amortized over the term of the Term Notes using the effective interest method.

In addition, the Company incurred costs of $8,572 relative to the Term Note offering. These costs have been capitalized and are also being amortized over the term of the Term Notes using the effective interest method.

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The balance on the subordinated convertible term notes as of September 30, 2008 and December 31, 2007 was $5,000,000.

Note 11 —	Notes Payable

As part of the acquisition of Maximum Performance Group, Inc., the Company assumed a $150,000 demand note payable to Duke Investments, LLC (formerly known as Cinergy Investments, LLC). The note accrued interest at the rate of prime (5.0% as of September 30, 2008) plus 3%. On July 10, 2008, Duke Investments elected to convert the note and accrued interest of $50,373 into 32,848 shares of the Company’s common stock.

As part of the acquisition of AEM, the Company assumed two notes payable to an entity owned by a former stockholder of AEM. The first loan had a balance for $422,390 as of September 30, 2008. Interest is payable monthly at the current Prime rate. The second loan had a balance of $1,000,000 as of September 30, 2008. Interest is payable monthly at a fixed rate of 9.25%. Principal payments under both notes are due in 24 equal monthly payments to the extent permitted under the AEM lines of credit described in Note 9. In the event that the Company completes an underwritten offering that generates a gross amount of at least $20 million the remaining principal sum together with accrued interest shall become immediately due and payable.

Note 12 —	Business Segment Information

The Company is organized and manages its business in three distinct segments: the Energy Technology segment, the Energy Efficiency Services segment and the Financial Services segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.

The Company operates under three reporting segments: Energy Efficiency Services, Energy Technology and Financial Services.

•	Energy Efficiency Services. The Energy Efficiency Services segment includes:

•	Engineering and consulting: Energy engineering and consulting services include project development services, energy management planning, energy bill analysis, building energy audits, e-commissioning, design review and analysis of new construction projects to maximize energy efficiency and sustainability, project management of energy-related construction, and processing and procurement of incentive and rebate applications.

•	Implementation: Implementation services includes energy efficiency lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions.

•	Energy Technology. The Energy Technology segment markets a patented line of HVAC and lighting controllers under the eMAC and uMAC brand names. The technology provides remote monitoring, management and control of commercial rooftop HVAC units and facility lighting via wireless communication.

•	Financial Services. The Financial Services segment began operations in late 2007 to enable the Company’s commercial and industrial clients to pay for its energy efficiency solutions over time. The Company records these extended term receivables as long-term receivables and consolidates them within Lime Finance for purposes of optimal receivables management and in anticipation of potentially financing them in order to reduce its cost of capital.

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is the Company’s business segment information:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Revenues:
Energy Efficiency Services	$17,676,283	$5,045,145	$26,155,895	$9,833,377
Energy Technology	625,713	682,687	1,977,193	2,548,491
Financial Services	30,083	—	40,239	—
Intercompany sales	—	(266,742)	—	(289,538)

Total	18,332,079	5,461,090	28,173,327	12,092,330
Operating Loss:
Energy Efficiency Services	(387,388)	(75,769)	(3,920,442)	(1,009,240)
Energy Technology	(413,272)	(1,043,435)	(1,944,890)	(2,438,367)
Financial Services	29,602	—	39,251	—
Corporate overhead	(1,435,950)	(1,126,207)	(4,275,851)	(4,110,381)

Total	(2,207,008)	(2,245,411)	(10,101,932)	(7,557,988)
Interest Expense, net	(931,695)	(320,014)	(1,800,733)	(361,928)

Net Loss	$(3,138,703)	$(2,565,425)	$(11,902,665)	$(7,919,916)

	September 30,	December 31,
	2008	2007

Total Assets:
Energy Efficiency Services	$48,487,074	$16,493,666
Energy Technology	1,879,863	3,166,073
Financial Services	1,832,386	351,297
Corporate overhead	2,219,995	5,932,796

Total	$54,419,318	$25,943,832

Note 12 —	Equity Issuances

(a) During the first nine months of 2008, the Company issued consultants warrants with terms of three years to purchase 17,143 shares of its common stock at prices of $8.05 to $9.45 per share as partial consideration for services provided the Company. These warrants were valued at $97,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 3.259%, expected volatility of 91.6%, expected dividend of $0 and expected life of three years. The value of the warrants was charged to operations during the first nine months of 2008.

(b) During the first nine months of 2008, the Company issued 32,581 shares of its common stock to the holders of its subordinated convertible term notes in satisfaction of 50% of the interest owed on the notes.

(c) During the first nine months of 2008, holders of certain options and warrants exercised their rights to purchase 31,786 shares of the Company’s common stock at prices between $6.30 and $7.14 per share.

(d) In July 2008, the holder of a $150,000 demand note elected to convert the note, along with $50,373 of accrued interest, into 32,848 shares of the Company’s common stock.

LIME ENERGY CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 —	Related Party Transactions

As is more fully described in Note 9 above, in March 2008, the Company entered into a revolving credit note with Advanced Biotherapy, Inc. and Richard Kiphart. Mr. Kiphart is the Company’s Chairman and largest individual stockholder. This note was subsequently amended on June 10, 2008, August 14, 2008 and October 31, 2008 to increase the size of the note to $19 million. Mr. Kiphart is also the Chairman of the Board of Advanced Biotherapy, Inc., and owns the majority of the common stock of Advanced Biotherapy. Mr. David Valentine, one of the Company’s directors, is also a director and stockholder of Advanced Biotherapy.

Note 14 —	Subsequent Events

On November 13, 2008, the Company closed on a private placement of its securities to a group of investors, including members of its Board and management. The private placement raised approximately $6 million through the sale of a package of securities that included shares of common stock and three-year warrants to purchase additional shares of common stock at $4.10 per share.

On November 14, 2008, Richard Kiphart agreed to convert his $14.5 million revolving line of credit note into 358,710 share of convertible preferred stock. Each outstanding share of preferred stock is entitled to cumulative quarterly dividends at a rate of (i) 15% per annum of its stated value, which is $41.00, on or prior to June 30, 2009 (9% in cash and 6% in additional shares of preferred stock); and (ii) 17% per annum of its stated value, at any time on or after July 1, 2009 (9% in cash and 8% in additional shares of preferred stock). The preferred stock is convertible at the holder’s election any time after December 31, 2009 into shares of the Company’s common stock at the rate of 10 shares of common stock for each share of preferred stock. The Company can redeem the preferred stock at any time at a premium to the stated value. The redemption premium is 10% through to March 31, 2009, increasing thereafter to 11% through June 30, 2009, after which it increases to 12%.

Independent Auditors’ Report

To the Board of Directors and Shareholders of
Applied Energy Management, Inc. and Subsidiaries
Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of Applied Energy Management, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Energy Management, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  BDO SEIDMAN, LLP

Chicago, Illinois
August 14, 2008

Applied Energy Management, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2007	2006

ASSETS
Current assets:
Cash	$2,493	$2,327
Accounts receivable (Note 3):
Trade, net of allowance for doubtful accounts of $281,000 and $55,000, respectively	7,171,935	9,624,820
Retainage	2,520,102	1,066,028
Costs and estimated earnings in excess of billings on uncompleted contracts (Note 2)	1,712,875	743,268
Prepaid expenses and other	154,850	286,348

Total current assets	11,562,255	11,722,791
Property, plant and equipment, net (Note 1)	629,991	694,259
Deposits	35,849	23,213
Goodwill	357,623	357,623

Total assets	$12,585,718	$12,797,886

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Bank overdraft	$10,345	$518,442
Line-of-credit (Note 3)	2,410,978	1,300,571
Current portion of notes payable (Note 4)	208,051	476,787
Current portion of capital lease obligations (Note 7)	51,766	34,727
Account payable:
Trade	6,195,806	6,586,442
Retainage	598,116	184,811
Accrued expenses	624,174	312,855
Billings in excess of costs and estimated earnings on uncompleted contracts (Note 2)	2,607,133	1,471,096

Total current liabilities	12,706,369	10,885,731
Notes payable, net of current portion (Note 4)	487,245	1,488,485
Capital lease obligations (Note 7)	47,425	77,323
Notes payable to related party (Note 5)	1,422,390	1,418,727

Total liabilities	14,663,429	13,870,266

Commitments (Notes 2, 3, 4, 5 and 7)
Shareholders’ deficit:
Common stock, no par value, 1,495 shares authorized, 1,495 and 1,375 shares issued and outstanding as of December 31, 2007 and 2006, respectively (Note 8)	228,210	162,250
Additional paid-in-capital	1,273,198	1,273,198
Accumulated deficit	(3,579,119)	(2,507,828)

Total shareholders’ deficit	(2,077,711)	(1,072,380)

Total liabilities and shareholders’ deficit	$12,585,718	$12,797,886

See accompanying independent auditors’ report, summary of significant accounting policies and notes to consolidated financial statements.

Applied Energy Management, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006

Revenues	$40,899,866	$28,788,170
Cost of revenues	32,080,602	21,783,846

Gross profit	8,819,264	7,004,324
Selling, general and administrative expenses	9,234,396	7,389,982

Loss from operations	(415,132)	(385,658)

Other expense:
Interest expense	505,571	374,994
Other	13,491	1,391

Total other expense	519,062	376,385

Net loss	$(934,194)	$(762,043)

See accompanying independent auditors’ report, summary of significant accounting policies and notes to consolidated financial statements.

Applied Energy Management, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Deficit

Total
Shareholders’
Deficit

Balance, January 1, 2006	$(300,760)
Net loss	(762,043)
Shareholder distributions	(9,577)

Balance, December 31, 2006	(1,072,380)
Net loss	(934,194)
Stock Compensation	65,960
Shareholder distributions	(137,097)

Balance, December 31, 2007	$(2,077,711)

See accompanying independent auditors’ report, summary of significant accounting policies and notes to consolidated financial statements.

Applied Energy Management, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(934,194)	$(762,043)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debt	225,675	47,344
Depreciation and amortization	234,034	198,358
Stock compensation	65,960	—
Loss on disposal of property	4,193	—
Change in:
Accounts receivable	773,136	(4,667,780)
Costs and estimated earnings in excess of billings	(969,607)	(546,777)
Deposits	(12,636)	(3,530)
Prepaid expenses and other assets	131,498	374,933
Accounts payable	22,669	2,668,119
Billings in excess of costs and estimated earnings	1,136,037	1,239,368
Accrued expenses and other liabilities	(196,778)	464,381

Net cash provided by (used in) operating activities	479,987	(987,627)

Cash flows from investing activities:
Purchases of property and equipment	(238,258)	(274,049)
Proceeds from disposal of property	64,299	—

Net cash used in investing activities	(173,959)	(274,049)

Cash flows from financing activities:
Increase (decrease) in line-of-credit, net	1,110,407	(824,000)
Principal payments on notes payable and capital lease obligations	(1,282,835)	(519,826)
Proceeds from notes payable	—	784,507
Proceeds from capital lease obligations	—	38,648
Proceeds from related party notes payable	3,663	920,548
Distributions to stockholders	(137,097)	(9,577)

Net cash (used in) provided by financing activities	(305,862)	390,300

Net increase (decrease) in cash	166	(871,376)
Cash, beginning of year	2,327	873,703

Cash, end of year	$2,493	$2,327

Supplemental information:
Cash payments for interest	$488,013	$375,608
Cash payments for income taxes	$8,925	$15,071

See accompanying independent auditors’ report, summary of significant accounting policies and notes to consolidated financial statements.

Applied Energy Management, Inc. and Subsidiaries

Summary of Significant Accounting Policies

Operations

Applied Energy Management, Inc. (the “Company”) is a design build energy efficiency contractor focused primarily on serving energy services companies (“ESCOs”) throughout the United States. The Company offers development and construction solutions in areas of energy efficiency and environmental sustainability. On a national scale, the Company. provides mechanical, lighting, and water conservation project development and construction. One of the key components of the Company’s delivery infrastructure is regionally based Mechanical, Electrical, and Plumbing (“MEP”) companies. The Company. self-performs design build and bid specification construction services to major markets on the East Coast. In addition, the Company provides mechanical system maintenance services to its clients.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its eight wholly-owned subsidiaries, and the variable interest entities discussed below.

Variable Interest Entities

The Company has evaluated its contractual and economic relationships with Performance Electric, Inc. and Performance Plumbing Services, Inc. (the “Affiliated Businesses”) in accordance with FASB Interpretation No. 46R (“FIN 46R”), and has concluded that the Affiliated Businesses are variable interest entities (“VIEs”) for purpose of FIN 46R. The Affiliated Businesses are entities under common ownership which provide services similar to the Company. Applied Energy Management, Inc has also concluded that it is the primary beneficiary of the Affiliated Businesses for purposes of FIN 46R, in that Applied Energy Management, Inc. absorbs a majority of the VIEs expected losses, receives a majority of the VIEs expected residual returns, or both, as a result of contractual or other financial interests in the Affiliated Businesses. Accordingly, Applied Energy Management, Inc. is consolidating the assets, liabilities, equity and financial results of the Affiliated Businesses in the Company’s consolidated financial statements.

In connection with the Company’s consolidation of the Affiliated Businesses for financial reporting purposes, all intercompany revenues, receivables and payables with the Affiliated Businesses are eliminated upon consolidation of the Affiliated Businesses.

For the year ended December 31, 2007, total net revenues of the VIE’s were $3,967,102, total expenses were $4,093,055, resulting in a net loss of $(125,903). As of December 31, 2007, total assets of the VIE’s were $28,144; total liabilities were $271,355, resulting in stockholders’ deficit totaling $(243,211).

For the year ended December 31, 2006, total net revenues of the VIE’s were 2,503,281, total expenses were $2,359,851, resulting in net income of $143,430. As of December 31, 2006, total assets of the VIE’s were $124,243; total liabilities were $241,511, resulting in stockholders’ deficit totaling $(117,308).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

Cash

The Company maintains cash deposits with financial institutions that at times may exceed federally insured limits.

Applied Energy Management, Inc. and Subsidiaries

Summary of Significant Accounting Policies — (Continued)

Accounts Receivable

The Company extends credit to its customers. By their nature, accounts receivable involve risk, including the credit risk of nonpayment by the customer. The Company maintains allowances of approximately $281,000 and $55,000 as of December 31, 2007 and 2006, respectively, which management believes are adequate to absorb estimated losses to be incurred in realizing the recorded amounts of its accounts receivable. These allowances are determined by management through a specific identification process. Accounts receivable are considered past due based on contractual and invoice terms. Accounts deemed uncollectible are charged directly to bad debt expense or against the allowance, as applicable.

Income on Construction Contracts

Revenues from construction contracts are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to total estimated contract costs, including all direct material, equipment, and labor costs and indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined. Unanticipated changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Due to the inherent uncertainties in estimating total contract costs, it is possible that certain estimates used will be revised in the future, and such revisions could be material.

Surety Bonds

In connection with its normal construction activities, the Company may be required to obtain surety bonds as a condition of the contracts. The surety issuing the bonds has recourse against the Company’s assets in the event the surety is required to honor the bonds. As of December 31, 2007, the Company had outstanding surety bonds on certain contracts in progress with contract amounts totaling approximately $34,477,000 and estimated costs to complete totaling approximately $4,911,000.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided over the estimated useful lives of the related assets using both straight-line and accelerated methods.

The estimated useful lives of property, plant and equipment are as follows:

Equipment	5-7 years
Furniture and fixtures	7 years
Vehicles	5 years
Software	3 years
Leasehold improvements	Lesser of lease term or useful life (3-15 years)

Goodwill

The Company accounts for its goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Accordingly, the Company does not amortize goodwill, but rather assesses it for impairment annually. As of December 31, 2007, the Company had completed its annual testing of goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of goodwill exceeds the related carrying amount.

Applied Energy Management, Inc. and Subsidiaries

Summary of Significant Accounting Policies — (Continued)

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with the provisions of statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property and equipment and intangibles, in relation to operating performance. No impairment existed as of December 31, 2007.

Advertising

The Company expenses the cost of advertising as incurred.

Income Taxes

Under the provisions of the Internal Revenue Code, the Company has elected to be taxed as an “S” corporation for federal income tax purposes. Under such election, the Company’s taxable income or loss and tax credits are passed through to the individual stockholders for inclusion in their respective individual income tax returns. The Company continues to be a taxable corporation in certain states and is subject to income tax on income earned in those states.

Applied Energy Management, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2007	2006

Equipment	$637,616	$564,311
Furniture and fixtures	80,510	59,677
Vehicles	546,962	623,267
Software	199,684	191,051
Leasehold improvements	32,245	11,358

	1,497,017	1,449,664
Less: accumulated depreciation and amortization	(867,026)	(755,405)

Property, plant and equipment, net	$629,991	$694,259

2.	Contracts in Progress

Information with respect to contracts in progress is summarized as follows:

	December 31,
	2007	2006

Accumulated costs on uncomplete contracts	$27,084,028	$13,513,139
Estimated earnings thereon	5,502,410	2,216,162

Total	32,586,438	15,729,301
Less: billings to date	(33,480,696)	(16,457,129)

Remainder	$(894,258)	$(727,828)

The remainder referred to above is included in the accompanying balance sheets as follows:

	December 31,
	2007	2006

Costs and estimated earnings in excess of billings on uncompleted contracts	$1,712,875	$743,268
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,607,133)	(1,471,096)

Total	$(894,258)	$(727,828)

3.	Line-of-Credit

The Company has a line of credit agreement with a bank that allows for borrowings up to a maximum of the lesser of $4,000,000 or 75% of eligible accounts receivable, as defined. The line is collateralized by substantially all of the Company’s assets and is guaranteed by the Company’s majority stockholder. The line of credit bears interest at Prime (7.25% at December 31, 2007) plus 1.0%. Provisions of the line of credit agreement require the Company to maintain a fixed charge coverage ratio of not less than 1.40 to 1.00, and maintain a ratio of total liabilities to tangible net worth of 3.25 to 1.00. As of December 31, 2007, the Company was in violation of the line of credit agreement for not maintaining the required fixed charge coverage ratio or the required total liabilities to tangible net worth ratio. In connection with the acquisition of the Company by Lime Energy Co. as discussed in Note 11, the line of credit was restructured into two revolving promissory notes, which provide for maximum borrowings of

Applied Energy Management, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

$2,115,775 and $2,228,775, respectively. The $2,115,775 revolving promissory note is secured by a certificate of deposit pledged by one of the former stockholders of the Company, and bears interest at the Prime rate (5.00% as of June 30, 2008). The $2,228,775 revolving promissory note is secured by all of the assets of the Company and bears interest at Prime plus 1.0%. The $2,228,775 revolving note allows for borrowings up to a maximum of the lesser of $2,228,775 or 60% of eligible accounts receivable, as defined. Provisions of the loan agreements require the Company to meet a tangible net worth covenant as measured on July 31, 2008. Both notes mature on October 31, 2008.

The Company also has an unsecured line of credit agreement with the same bank that allows for borrowing up to a maximum of $84,000. The line expires in December 2008, subject to renewal. The line of credit bears interest at Prime plus 0.75%. The balance of this line of credit as of December 31, 2007 and 2006 was $84,000.

4.	Notes Payable

Notes payable consist of the following:

	December 31,
	2007	2006

Note payable to a bank, cross- collateralized with the line-of-credit agreement referred to in Note 4 and guaranteed by the majority stockholder and a company under common ownership, due in monthly installments of $15,286, including interest at 8.25% through February 2011	$516,805	$1,623,125
Note payable to an individual, due in monthly installments of $1,000, including interest at Prime plus 1% (8.25% as of December 31, 2007) through April 2010 with a final balloon payment due in May 2010 for any unpaid principal and interest	80,163	87,479
Term notes payable requiring quarterly payments of principle and interest from 10.9% to 12.4%; the notes are unsecured; notes matured November 2007	—	46,743
Two notes payable to an individual, due in monthly installments of $680, including interest from 4.99% to 5.65% through December 2009	12,213	19,555

Various notes payable to financial institutions, collateralized by vehicles, due in monthly installments totaling $4,015, including interest at rates that vary from 8.25% to 8.99% through Aug-12	86,115	188,370

Total	695,296	1,965,272
Less: current portion	(208,051)	(476,787)

Long-term portion	$487,245	$1,488,485

As of December 31, 2007, scheduled principal maturities of the above notes payable were as follows:

2009	$187,114
2010	235,342
2011	60,149
2012	4,640

Total	$487,245

5.	Notes Payable — Related Party

The Company has two notes payable to an entity owned by a stockholder. The first loan had a balance of $422,390 and $418,727 as of December 31, 2007 and 2006, respectively. Interest is payable monthly at the current

Applied Energy Management, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

prime rate. Interest expense on this loan was approximately $34,000 and $32,000 for the fiscal years ended December 31, 2007 and 2006, respectively. Principal payments are due when the Company meets certain financial performance targets as defined, but no later than September 2010. The second loan had a balance of $1,000,000 as of December 31, 2007 and December 31, 2006. Interest is payable monthly at a fixed rate of 9.25%. Interest expense on this loan was $92,500 for each of the fiscal years ended December 31, 2007 and 2006. Principal payments are due when the Company meets certain financial performance targets as defined, but no later than October 2012. The principal payments on both notes payable are subordinated in all respects to the secured bank line of credit and note payable referred to in Notes 4 and 5.

6.	Related Party Transaction

The Company rents office space from an entity owned by the majority stockholder. Rent expense incurred under this lease totaled $66,229 and $57,307 for the year ended December 31, 2007 and 2006, respectively. As of December 31, 2007, future minimum lease payments under related party long term leases were:

Years Ended December 31,	Amount

2008	$62,185
2009	64,672
2010	21,837

Total	$148,694

7.	Lease Commitments

The Company leases office space, office equipment and various vehicles under operating leases that expire at various dates through March 2013. Rent expense related to the operating leases was approximately $563,000 and $597,000 for the years ended December 31, 2007 and 2006, respectively. In addition, the Company leases certain vehicles and financial software under capital leases. The capitalized cost for the equipment under capital leases was $199,684 and $191,052 as of December 31, 2007 and 2006, respectively. The accumulated amortization for the equipment under capital leases was $135,413 and $77,983 as of December 31, 2007 and 2006, respectively.

As of December 31, 2007, future minimum lease payments under long-term leases (including the related party lease referred to in Note 6) were:

Years Ended December 31,	Capital	Operating

2008	$59,440	$529,683
2009	51,553	525,924
2010	1,288	339,314
2011	—	181,380
2012	—	131,972
Thereafter	—	32,800

Total	112,281	$1,741,073

Less: amount representing interest	(13,090)

Present value of net minimum lease payments	99,191
Less: current portion	(51,766)

Long-term portion	$47,425

Applied Energy Management, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

8.	Shareholders’ Deficit

In 2007, the Company issued a total of 120 shares of common stock to officers of the Company. The Company recorded compensation expense of $65,960 in 2007 for the fair value of these shares which vested immediately.

Pursuant to the terms of a stockholders’ agreement, there are certain restrictions on the sale of the Company’s outstanding common stock. Such restrictions generally require that the other stockholders be given the first right of refusal on the sale of the stock before it can be sold to a third party. The agreement also provides the purchase price terms that the stockholders should use when exchanging shares.

9.	Defined Contribution Plan

The Company has a defined contribution plan that covers all employees who meet certain eligibility requirements. Company contributions to the plan are discretionary as determined by the Company’s management. Company contributions to this plan totaled $87,011 and $53,941 for the years ended December 31, 2007 and 2006, respectively.

10.	Concentration

The Company had two major customers in 2007 and 2006, revenues from each of which exceeded 10% of the Company’s total contract revenue. Revenue from these customers totaled $24,399,294 and $13,022,543 for the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007 and 2006, accounts receivable outstanding from these customers totaled $4,702,806 and $5,948,723, respectively.

11.	Subsequent Event

In June 2008, Lime Energy Co. acquired all of the capital stock of the Company for $3.5 million in cash and 882,725 shares of Lime Energy Co. common stock.

APPLIED ENERGY MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

March 31,
2008
(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$2,686
Accounts receivable, net	7,425,845
Costs and estimated earnings in excess of billings on uncompleted contracts	1,476,042
Prepaid expenses and other	246,611

Total Current Assets	9,151,184
Net Property and Equipment	603,355
Goodwill	357,623
Other Assets	35,938

$10,148,100

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Line of credit	$2,976,978
Current maturities of long-term debt and capital lease obligations	253,328
Accounts payable	5,085,901
Accrued expenses	726,098
Billings in excess of costs and estimated earnings on uncompleted contracts	2,299,674
Customer advances	666

Total Current Liabilities	11,342,645
Long-Term Debt and Capital Lease Obligations, less current maturities	479,552
Notes payable to related party	1,422,390

Total Liabilities	13,244,587

Shareholders’ Deficit
Common stock, no par value; 1,495 shares authorized; 1,495 Issued and outstanding	228,210
Additional paid-in capital	1,273,198
Accumulated earnings	(4,597,895)

Total Stockholder’s Equity (Deficit)	(3,096,487)

$10,148,100

See accompanying notes to condensed consolidated financial statements

APPLIED ENERGY MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended, March 31	2008	2007
	(Unaudited)

Revenue	$6,359,477	$9,714,379
Cost of Sales	5,089,941	8,051,627

Gross profit	1,269,536	1,662,752
Selling, general and administrative	2,131,178	2,196,647

Operating loss	(861,642)	(533,895)
Interest expense	(152,284)	(130,892)

Net Loss	$(1,013,926)	$(664,787)

See accompanying notes to condensed consolidated financial statements

APPLIED ENERGY MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31	2008	2007
	(Unaudited)

Cash Flow from Operating Activities
Net loss	$(1,013,926)	$(664,787)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	56,456	55,685
Stock compensation	—	65,960
Loss (Gain) on Disposal of Property	2,355	(1,880)
Changes in assets and liabilities
Accounts receivable	2,266,192	822,302
Costs and estimated earnings in excess of billings on uncompleted contracts	236,833	(293,438)
Prepaid expenses and other	(91,850)	(144,022)
Accounts payable	(1,718,366)	(640,972)
Billings in excess of costs and estimated earnings on uncompleted contracts	(307,459)	185,133
Accrued expenses	102,590	183,071

Net cash used in operating activities	(467,175)	(498,908)

Cash Flows Used In Investing Activities
Purchase of property and equipment	(45,228)	(66,464)
Proceeds from disposal of property	13,054	1,880

Net cash used in investing activities	(32,175)	(64,584)

Cash Flows (Used in) Provided by Financing Activities
Borrowings on line of credit, net of repayments	566,000	1,547,407
Principal payments on notes payable and capital lease obligations	(61,607)	(1,044,695)
Principal payments on related party notes payable	—	(3,534)
Distributions to stockholders	(4,850)	—

Net cash provided by financing activities	499,543	565,138

Net Increase in Cash and Cash Equivalents	193	1,647
Cash and Cash Equivalents, at beginning of period	2,493	2,327

Cash and Cash Equivalents, at end of period	$2,686	$3,974

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$152,284	$119,597

See accompanying notes to condensed consolidated financial statements

Applied Energy Management, Inc.

Notes to Financial Statements

Note 1 — Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2008. For further information, refer to the Company’s annual December 31, 2007 and 2006 financial statements and footnotes included as exhibit 99.1 in this Form 8-K/A.

Note 2 — Variable Interest Entity

Applied Energy Management, Inc. has evaluated its contractual and economic relationships with Performance Electric, Inc. and Performance Plumbing Services, Inc. (the “Affiliated Businesses”) in light of FASB Interpretation No. 46R (“FIN 46R”), and has concluded that the Affiliated Businesses are variable interest entities (“VIEs”) for purpose of FIN 46R. Applied Energy Management, Inc has also concluded that it is the primary beneficiary of the Affiliated Businesses for purposes of FIN 46R, in that Applied Energy Management, Inc. absorbs a majority of the VIEs expected losses, receives a majority of the VIEs expected residual returns, or both, as a result of contractual or other financial interests in the Affiliated Businesses. Accordingly, Applied Energy Management, Inc. is consolidating the assets, liabilities, equity and financial results of the Affiliated Businesses in the Company’s consolidated financial statements.

In connection with the Company’s consolidation of the Affiliated Businesses for financial reporting purposes, all intercompany revenues, receivables and payables with the Affiliated Businesses are eliminated upon consolidation of the Affiliated Businesses.

For the three month period ended March 31, 2008, total net revenues of the VIE’s were $295,430, total expenses were $341,131, resulting in a net loss of $45,701. For the three month period ended March 31, 2007, total net revenues of the VIE’s were $1,300,384, total expenses were $1,265,302, resulting in net income of $35,082. As of March 31, 2008, total assets of the VIE’s were $10,467; total liabilities were $299,379, resulting in stockholders’ deficit totaling $288,912.

Note 3 — Customer Concentration

Two customers accounted for 32% and 10% of Company’s revenue during the three month period ended March 31, 2008, respectively. Accounts receivable from these customers at March 31, 2008 totaled $4,291,923. The same two customers accounted for 25% and 42% of the Company’s revenue during the three month period ended March 31, 2007, respectively. Accounts receivable from these customers at March 31, 2007 were $2,438,626 and $4,016,919, respectively.

Note 4 — Line of Credit

The Company has a line of credit agreement with a bank that allows for borrowings up to a maximum of the lesser of $4,000,000 or 75% of eligible accounts receivable, as defined. The line is collateralized by substantially all of the Company’s assets and is guaranteed by the Company’s majority stockholder. The line of credit bears interest at Prime (5.25% at March 31, 2008) plus 1.0%. Provisions of the line of credit agreement require the Company to comply with certain financial covenants. As of March 31, 2008, the Company was in violation of certain covenants. However, the bank has waived these violations and in March 2008 the line of credit was extended through April 30, 2009. The balance of this line of credit as of March 31, 2008 was $2,892,978. In connection with the acquisition of the Company by Lime Energy Co. as discussed in Note 6, the line of credit was restructured into two revolving promissory notes, which provide for maximum borrowings of $2,115,775 and $2,228,775, respectively. The

Applied Energy Management, Inc.

Notes to Financial Statements — (Continued)

$2,115,775 revolving promissory note is secured by a certificate of deposit pledged by one of the former stockholders of the Company, and bears interest at the Prime rate. The $2,228,775 revolving promissory note is secured by all of the assets of the Company and bears interest at Prime plus 1.0%. The $2,228,775 revolving note allows for borrowings up to a maximum of the lesser of $2,228,775 or 60% of eligible accounts receivable, as defined. Provisions of the loan agreements require the Company to meet a tangible net worth covenant as measured on July 31, 2008. Both notes mature on October 31, 2008.

The Company also has an unsecured line of credit agreement with the same bank that allows for borrowing up to a maximum of $84,000. The line expires in December 2008, subject to renewal. The line of credit bears interest at Prime plus 0.75%. The balance of this line of credit as of March 31, 2008 and 2007 was $84,000.

Note 5 — Notes Payable — Related Party

The Company has two notes payable to an entity owned by a stockholder. The first loan had a balance for $422,390 as of March 31, 2008. Interest is payable monthly at the current Prime rate. Principal payments are due when the Company meets certain financial performance targets as defined, but no later than September 2010. The second loan had a balance of $1,000,000 as of March 31, 2008. Interest is payable monthly at a fixed rate of 9.25%. Principal payments are due when the Company meets certain financial performance targets as defined, but no later than October 2012. The principal payments on both notes payable are subordinated in all respects to the secured bank line of credit and note payable referred to in Note 4.

Note 6 — Subsequent Event

Pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated as of June 11, 2008, by and among Lime Energy Co., (“Lime Energy”) and Applied Energy Management, Inc. (“AEM”), Lime Energy acquired all of the capital stock of AEM with AEM continuing as a wholly owned subsidiary of Lime Energy.

The purchase consideration consisted of $3,500,000 in cash and 882,725 shares of Lime Energy common stock. The selling stockholders will also have the ability to receive up to an additional $500,000 in cash and 126,103 shares of Lime Energy’s common stock if AEM achieves certain revenue and earnings targets during the balance of 2008. As a result of the merger, Lime Energy became responsible for the liabilities of AEM. The acquisition will be recorded using the purchase method of accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Advanced Biotherapy, Inc.
Chicago, Illinois

We have audited the accompanying balance sheet of Advanced Biotherapy, Inc. (a development stage enterprise) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from December 2, 1985 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Biotherapy, Inc. as of December 31, 2007 and 2006 and the results of its operations, stockholders equity and its cash flows for the years then ended and for the period from December 2, 1985 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.
Certified Public Accountants

Spokane, Washington
March 26, 2008

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	December 31,	December 31,
	2007	2006

ASSETS
CURRENT ASSETS
Cash	$6,620,659	$6,082,344
Interest receivable — CD	20,328	—

Total Current Assets	6,640,987	6,082,344

PROPERTY, PLANT AND EQUIPMENT, net	—	275,003

OTHER ASSETS
Equity investment — Organic Farm Marketing	50,000	—
Note receivable — Organic Farm Marketing	800,000	—
Notes receivable — related party	—	46,619
Interest receivable — related party	—	21,121
Restricted cash	1,000,000	—
Patents and patents pending, net of accumulated amortization	—	779,287

Total Other Assets	1,850,000	847,027

TOTAL ASSETS	$8,490,987	$7,204,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$34,997	$103,761
Accounts payable — related party	2,422	—
Current portion of convertible notes payable	—	8,099

Total Current Liabilities	37,419	111,860

Total Liabilities	37,419	111,860

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.001; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001; 2,000,000,000 shares authorized, 1,167,621,940 and 946,561,870 shares issued and outstanding, respectively	1,167,621	946,561
Additional paid-in capital	27,763,610	25,417,862
Stock options and warrants	1,716,559	1,497,171
Deficit accumulated during development stage	(22,194,222)	(20,769,080)

Total Stockholders’ Equity	8,453,568	7,092,514

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,490,987	$7,204,374

The accompanying notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

				From Inception
				(December 2,
				1985) through
	Year Ended December 31,			December 31,
	2007		2006	2007

REVENUES		$—	$—	$89,947

OPERATING EXPENSES
Research and development		—	9,600	3,925,134
Promotional fees		—	—	62,570
Professional fees		310,768	380,855	3,652,698
Business development		—	39,500	121,000
Consulting — research and development (non-cash)		—	156,620	1,388,229
Warrants — scientific advisory board		4,920	—	6,820
Options expense — directors		192,649	—	192,649
Directors’ fees		—	144,200	443,253
Depreciation and amortization		77,138	85,365	1,042,910
Administrative salaries and benefits		60,926	104,436	1,543,360
Insurance		—	—	324,452
Shareholder relations and transfer fees		73,177	9,969	394,544
Rent		—	10,200	361,578
Travel and entertainment		581	1,383	332,763
Telephone and communications		852	2,640	65,909
Office		1,069	1,816	84,753
General and administrative		48,788	85,779	886,323

Total Operating Expenses		770,869	1,032,363	14,828,946

LOSS FROM OPERATIONS		(770,869)	(1,032,363)	(14,738,999)
OTHER INCOME (EXPENSES)
Miscellaneous income		—	—	27,682
Interest and dividend income		320,156	71,078	562,673
Income from extension of line of credit		100,000	—	100,000
Internal gain on sale of securities		—	—	157,520
Forgiveness of debt		—	—	2,192,837
Forgiveness of payables		—	—	45,396
Loss on uncollectable notes receivable		(70,770)	—	(70,770)
Loss on disposal of office equipment		(257,531)	—	(259,755)
Loss on abandonment of patents		(745,640)	(92,500)	(881,814)
Interest expense		(488)	(6,365,097)	(9,328,992)

Total Other Income (Expenses)		(654,272)	(6,386,519)	(7,455,223)

LOSS BEFORE INCOME TAXES		(1,425,141)	(7,418,882)	(22,194,222)
INCOME TAXES		—	—	—

NET LOSS		$(1,425,141)	$(7,418,882)	$(22,194,222)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$	nil	$(0.11)

WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED COMMON STOCK SHARES OUTSTANDING		966,182,814	69,064,621

The accompanying notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Deficit
					Accumulated
			Additional	Stock	During
	Common Stock		Paid-in	Options and	Development
	Shares	Amount	Capital	Warrants	Stage	Total

Balance, December 31, 2002	43,601,317	$43,600	$3,937,923	$580,027	$(6,592,961)	$(2,031,411)
Contribution of capital by shareholders in form of foregone interest	—	—	4,230	—	—	4,230
Common stock issued in exchange for convertible debt at $0.25 per share	788,991	789	196,460	—	—	197,249
Stock issued for cash at an average price of $0.01 per share from the exercise of options	150,000	150	1,350	—	—	1,500
Stock returned in settlement of notes and accrued interest receivable	(1,603,789)	(1,604)	(238,964)	—	—	(240,568)
Stock options issued in exchange for services	—	—	—	34,200	—	34,200
Stock issued for cashless exercise of warrants at $0.05 per share	151,846	152	7,059	(7,211)	—	—
Net loss for the year ended December 31, 2003	—	—	—	—	(2,108,440)	(2,108,440)

Balance, December 31, 2003	43,088,365	43,087	3,908,058	607,016	(8,701,401)	(4,143,240)
Contribution of capital by shareholders in form of foregone interest	—	—	4,480	—	—	4,480
Common stock issued in exchange for convertible debt at $0.24 per share	10,896,275	10,897	2,654,496	—	—	2,665,393
Stock options issued in exchange for services	—	—	—	94,500	—	94,500
Stock options and warrants issued in exchange for services, one third vested	—	—	—	172,200	—	172,200
Stock issued for cashless exercise of warrants at $0.16 per share	47,917	48	7,752	(7,800)	—	0
Net loss for the year ended December 31, 2004	—	—	—	—	(2,490,444)	(2,490,444)

Balance, December 31, 2004	54,032,557	54,032	6,574,786	865,916	(11,191,846)	(3,697,111)
Contribution of capital by shareholders in form of foregone interest	—	—	4,455	—	—	4,455
Common stock issued to Paul Hopper in exchange for services at $.19 per share	315,789	315	59,684	—	—	59,999
Stock options issued to directors in exchange for services	—	—	—	97,173	—	97,173
Stock options and warrants issued in exchange for services, one third vested	—	—	—	172,200	—	172,200
Stock options & warrants issued in exchange for services	—	—	—	459,900	—	459,900
Expiration of stock options	—	—	359,638	(359,638)	—	—
Net loss for the year ended December 31, 2005	—	—	—	—	(2,158,352)	(2,158,352)

Balance, December 31, 2005	54,348,346	54,347	6,998,563	1,235,551	(13,350,198)	(5,061,736)
form of foregone interest	—	—	3,332		—	3,332
Stock options issued to directors in exchange for services	—	—	—	144,200		144,200
Stock options and warrants issued in exchange for services, one third vested	—	—	—	156,620	—	156,620
Common stock issued for cash at $0.015 per share	359,999,998	360,000	5,040,000	—	—	5,400,000
Common stock issued for conversion of debt and accrued payables at $.015 per share	532,213,526	532,214	7,476,873	—	—	8,009,087
Beneficial conversion cost of converted debt	—	—	5,859,894	—	—	5,859,894

Expiration of stock options	—	—	39,200	(39,200)	—	—

Net loss for the year ended December 31, 2006	—	—	—	—	(7,418,882)	(7,418,882)

Balance, December 31, 2006	946,561,870	946,561	25,417,862	1,497,171	(20,769,080)	7,092,514
Stock options issued to directors in exchange for services	—	—	—	192,649		192,649
Stock options and warrants issued in exchange for services, one third vested	—	—	—	4,920	—	4,920
Common stock issued for cash at $0.015 per share	221,060,070	221,060	2,367,568	—	—	2,588,628
Correction of stock option and warrant amount	—	—	(23,720)	23,720		—

Expiration of stock options	—	—	1,900	(1,900)	—	—

Net loss for the year ended December 31, 2007	—	—	—	—	(1,425,141)	(1,425,141)

Balance, December 31, 2007	1,167,621,940	$1,167,621	$27,763,610	$1,716,559	$(22,194,222)	$8,453,568

The accompanying notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

			From Inception
			(December 2,
			1985) through
	Twelve Months Ended December 31,		December 31,
	2007	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(1,425,141)	$(7,418,882)	$(22,194,220)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	77,138	85,365	985,021
Loss on disposal of equipment	257,531	—	259,755
Loss on impairment of patents	745,640	92,500	881,815
Loss on uncollectable notes receivable	46,618	—	46,618
Investment income	—	—	(157,520)
Expenses paid through issuance of common stock	—	274,837	566,176
Expenses paid through issuance warrants and options	192,649	300,820	1,892,931
Accrued interest paid by convertible debt	4,920	3,030,858	5,609,076
Beneficial conversion		5,859,894	5,859,894
Expenses paid through contribution of additional paid-in capital	—	3,332	68,078
Conveyance of patent in lieu of payable	—	39,500	39,500
Organization costs	—		(9,220)
Decrease (increase) in assets:
Deposits and prepaid expenses	—	—	(61,689)
Interest receivable	793	(3,031)	(156,502)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(68,764)	(88,015)	167,538
Accounts and notes payable, related parties	2,422	—	243,590

Net cash provided by (used) in operating activities	(166,195)	2,177,178	(5,959,160)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	—	—	(385,339)
Investments in companies	(850,000)	—	(850,000)
Increase in restricted cash	(1,000,000)	—	(1,000,000)
Acquisition of patents	(26,018)	(86,942)	(1,317,565)

Net cash used in investing activities	(1,876,018)	(86,942)	(3,552,904)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	221,060	5,400,000	8,078,314
Internal gain on sale of securities	2,367,568	—	2,525,088
Proceeds from convertible notes	—	—	6,754,000
Proceeds from notes payable	—	(1,414,500)	(1,025,992)
Payments on notes payable	(8,099)	(15,460)	(198,686)

Net cash provided by (used) in financing activities	2,580,528	3,970,040	16,132,723

Net increase in cash	538,315	6,060,276	6,620,659
Cash, beginning	6,082,344	22,068	—

Cash, ending	$6,620,659	$6,082,344	$6,620,659

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest expense paid	$488	$—	$341,166

Income taxes paid	$—	$—	$—

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued for a loan payable	$—	$1,414,500	$3,042,381
Common stock issued for notes receivable	$—	$—	$246,619
Common stock returned in payment of notes and interest receivable	$—	$—	$240,568
Common stock issued on cashless exercise of warrants	$—	$156,620	$328,251
Accrued interest paid by convertible debt	$—	$505,203	$3,370,519
Common stock issued for convertible debt	$—	$5,857,830	$10,544,986
Forgiveness of debt	$—	$—	$145,400

The accompanying notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 1 — BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

Advanced Biotherapy, Inc. was originally incorporated December 2, 1985 under the laws of the State of Nevada as Advanced Biotherapy Concepts, Inc. On July 14, 2000, the Company incorporated a wholly owned subsidiary, Advanced Biotherapy, Inc. in the State of Delaware. On September 1, 2000, the Company merged with its wholly owned subsidiary, effectively changing its name to Advanced Biotherapy, Inc. (hereinafter “the Company” or “ABI”) and its domicile to Delaware.

The Company was primarily engaged in the research and development for the treatment of autoimmune diseases in humans, most notably, multiple sclerosis, rheumatoid arthritis, and certain autoimmune skin diseases and AIDS, until the company decided to discontinue such research and development. The Company’s fiscal year-end is December 31. The Company is a development stage enterprise.

The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations. Management’s goal is to acquire control or non-control investments in one or more revenue generating companies.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning on or after November 15, 2007. The Company is currently evaluating that pronouncements impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51.” This statement requires that non-controlling or minority interests in subsidiaries be presented in the consolidated statement of financial position within equity, but separate from the parents’ equity, and that the amount of the consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS No. 160 is effective for the fiscal years beginning on or after December 15, 2008. Currently the Company does not anticipate that this statement will have an impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

beginning after December 15, 2008. Management is in the process of evaluating the impact that SFAS 141 (Revised) may have on the Company’s financial statements upon adoption.

Accounting for Long-Lived Assets

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted this statement and has made certain adjustments to the carrying value of its assets, specifically patents, equipment, and furniture, at December 31, 2007. See Notes 3 and 4.

Cash and Cash Equivalents

All highly liquid investments are considered cash equivalents.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Accounting for Stock Options and Warrants Granted to Employees and Nonemployees

Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”, defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period. See Notes 8 and 9.

Development Stage Activities

The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations. It was primarily engaged in the research and development of the treatment of autoimmune diseases in humans, most notably, multiple sclerosis and rheumatoid arthritis.

Research and Development

Costs of research and development are expensed as incurred.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes, (“SFAS No. 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset. See Note 10.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Compensated Absences

Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. No liability has been recorded in the accompanying financial statements, because of the relative immateriality of this obligation.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB No. 133”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

Loans Receivable

Loans are stated at their unpaid principal balance adjusted for unamortized premiums and unearned discounts and deferred loan fees and costs. Interest income is computed using the simple interest method and is recorded in the period earned.

Fair Value of Financial Instruments

The carrying amounts for cash, investments, deposits and prepaid expenses, receivables, accounts payable, accrued liabilities, notes payable and convertible debt approximate their fair value.

Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted average number of shares outstanding during the period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.

Diluted earnings (loss) per share is computed by dividing the net income (loss), adjusted for interest expense on convertible debt, by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming exercise of the vested stock options (32,108,453 shares) and warrants (5,130,894 shares). Diluted net loss per share is the same as basic net loss per share as inclusion of the common stock equivalents would be anti-dilutive.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following is a summary of property, equipment and accumulated depreciation at December 31, 2007 and December 31, 2006:

	December 31,	December 31,
	2007	2006
	Cost	Cost

Lab equipment	$0	$31,891
Office equipment	12,922	13,777
Furniture and fixtures	10,082	22,539
Clean room	0	271,786

Total assets	23,004	339,993
Less accumulated depreciation	(23,004)	(64,990)

Net fixed assets	$0	$275,003

Depreciation expense for the twelve months ended December 31, 2007 and 2006 was $17,472 and $19,425, respectively.

In accordance with Statement of Financial Accounting Standards No. 144 , “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows is less than the carrying amount of the asset. Management performed an assessment of the market value of the assets on the balance sheet as of December 31, 2007. This assessment resulted in management concluding that these assets no longer retain the value previously stated on the books of the Company. This conclusion resulted in the company writing off $271,787 in a clean room facility, $31,891 of lab equipment, $854 of office equipment and $12,456 of office furniture. The accumulated depreciation associated with these assets totaled $23,300, $24,037, $828 and $9,194 respectively. The total loss on asset impairment for these assets amounted to $257,531 for the year ended December 31, 2007.

NOTE 4 — INTANGIBLE ASSETS

Patents and Patents Pending

Costs relating to the development and approval of patents, other than research and development costs which are expensed, are capitalized and amortized using the straight-line method over seventeen years. Patents prior to 1998 were abandoned in prior years; therefore, an abandonment loss on patents of $14,851 was recognized. Patents in the amount of $110,162 and $92,500, net of amortization, were abandoned in the years ended December 31, 2007 and 2006, respectively.

In accordance with Statement of Financial Accounting Standards No. 144 , “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows is less than the carrying amount of the asset. It has been determined that the remaining patent portfolio is fully impaired under the current business plan of the company. The impairment loss for the patents for the year ended December 31, 2007 amounted to $857,816.

Management is attempting to sell the Company’s patent portfolio; however, at this time, the Company has not entered into any agreement for the sale of its patents.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following is a summary of the costs of patents and patents pending:

		Accumulated	Net
	Cost	Amortization	Amount

Balance, December 31, 2005	1,063,192	(170,644)	892,548
2006 Activity	86,942	(75,486)	11,456
Abandonment of Patents	(120,000)	34,783	(85,217)
Pending Patent expenses conveyed in payment of liability	(39,500)	—	(39,500)

Balance at December 31, 2006	990,634	(211,347)	779,287

2007 Activity	26,019	(59,666)	(33,647)
Abandonment of Patents	(158,837)	48,675	(110,162)
Impairment of Patents	(857,816)	222,339	(745,640)

Balance at December 31, 2007	$—	$—	$—

The following is a summary of the costs of patents separated into pending and granted:

	2007	2006

Pending Patents	$575,810	$712,941
Granted Patents	282,006	277,693

	$857,816	$990,634

NOTE 5 — CONCENTRATIONS

Bank Accounts and Investments

The Company maintains cash on deposit in Illinois.

The funds reflect a balance of the following accounts at December 31, 2007:

Regular Checking	$11,971
Money Market	6,608,689
Restricted Cash	1,000,000

Total	$7,620,660

At December 31, 2007, $7,520,660 of these amounts were in excess of FDIC insured limits.

NOTE 6 — RELATED PARTY TRANSACTIONS

On December 18, 2007, Richard P Kiphart, Chairman of the Board of Directors of the Company, purchased an aggregate of 181,818,182 shares (“New Shares”) of Company common stock, $0.001 par value, at $0.011 per share, for the aggregate sum of $2,000,000 (“New Capital”). The Company has received the New Capital. The Company used the New Capital to make the investment described in Note 7 and intends to use the balance for additional working capital.

NOTE 7 — INVESTMENTS

On December 18, 2007, the Company and Organic Farm Marketing, LLC (“OFM”), a Wisconsin limited liability company, entered into an agreement whereby the Company will arranged for The Northern Trust Company

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

of Chicago, Illinois (“Bank”) to issue a $1.0 million irrevocable letter of credit (“Letter of Credit”) for the benefit of the Wisconsin Department of Agriculture, Trade and Consumer Protection (“Wisconsin Department”), the designee of OFM. As collateral for repayment of funds advanced under the Letter of Credit, the Company pledged to the bank a certificate of deposit in the amount of $1.0 million. OFM’s obligations to reimburse the Company for payments made by the Company to the Bank are evidenced by a promissory note (“OFM Note”) and a reimbursement agreement (“Reimbursement Agreement”) secured by OFM’s assets. OFM further agreed to pay a cash fee of $50,000 and issue to the Company 5,000 units of OFM as payment for obtaining the Letter of Credit.

The Company also loaned to OFM the sum of $800,000 to be used for working capital and to repurchase a member’s interest in OFM. OFM issued to the Company a convertible note (“Convertible Note”) in the principal amount of $800,000, which bears interest at 10% per annum, payable quarterly. The Convertible Note has a stated maturity date of May 17, 2009, subject to acceleration upon default by OFM. Commencing June 18, 2008, the Convertible Note is convertible into OFM units at the conversion rate of $10.00 per unit. The loan also is secured by all of OFM’s assets.

Prior to the Company entering into the OFM Transaction, Richard P. Kiphart, the Company’s Chairman of the Board, made loans to OFM in April and June, 2007, evidenced by convertible notes (collectively “Kiphart Convertible Notes”), which notes are secured by OFM’s assets. Mr. Kiphart and the Company agreed that Mr. Kiphart will subordinate his claims under the Kiphart Convertible Notes to the Company’s claims against OFM relative to the OFM Note and the Reimbursement Agreement. The Company’s claims also will be senior to Mr. Kiphart as to payment and rights to collateral securing the OFM Note and the Reimbursement Agreement. Mr. Kiphart agreed that the Company’s Convertible Note will rank on the same priority as to payment and rights to collateral as the Kiphart Convertible Notes.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 8 — COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

Information regarding the number of shares issued and consideration received is as follows:

	Common Stock
	Average			Additional
	Price per			Paid-in
	Share	Shares	Amount	Capital

Common stock issued for cash:
1985	$0.50	100,000	$100	$49,900
1986	1	639,500	640	678,861
1987	1	850,500	851	759,650
1988	1	25,000	25	24,975
1993	0.25	2,402,000	2,402	475,900
1995	0.05	1,000,000	1,000	49,000
1996	0.05	520,000	520	25,480
1997	0.09	1,800,500	1,801	153,749
1998	0.1	305,000	305	30,195
1999	0.05	3,158,000	3,158	151,993
2006	0.015	359,999,998	360,000	5,040,000
2007	0.01	221,060,070	221,060	2,367,568

		591,860,568	591,861	9,807,271

Common stock issued for patents assigned:
1984	0.01	550,000	5,500	0
1985, adjustment to reflect change in number and par value of shares outstanding		2,750,000	(2,200)	2,200

		3,300,000	3,300	2,200

Common stock issued for acquisitions:
1985	0.01	13,333,500	13,334	(41,112)

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

	Common Stock
	Average			Additional
	Price per			Paid-in
	Share	Shares	Amount	Capital

Common stock issued for note receivable:
1986	1	10,000	10	9,990
2000	0.05	4,932,380	4,932	241,687

		4,942,380	4,942	251,677

Common stock returned in payment of notes receivable:
2003	0.16	(1,603,789)	(1,604)	(238,964)
Contribution of additional paid-in capital:
1991	—	—	—	35,825
1999	—	—	—	28,098
2000	—	—	—	9,735
2001	—	—	—	8,113
2002	—	—	—	5,635
2003	—	—	—	4,230
2004				4,480
2005		—	—	4,455
2006		—	—	3,332

		—	—	103,903

Stock subscriptions:
1999	0.05	650,000	650	31,850

Cancellation of escrowed shares in 1999	0.001	(850,000)	(850)	850
Reissued escrowed shares cancelled in error:
2001	0.001	850,000	850	(850)

		—	—	—

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

	Common Stock
	Average			Additional
	Price per			Paid-in
	Share	Shares	Amount	Capital

Common stock issued for services(1):
1988	0.5	25,000	25	12,475
1989	0.38	25,000	25	9,475
1990	0.66	37,375	37	24,635
1991	0.51	159,500	160	81,010
1992	0.75	62,500	62	46,563
1993	0.25	120,000	120	29,880
1996	0.05	308,500	308	13,832
1997	0.05	155,500	155	7,619
1999	0.05	99,190	99	4,860
2005	0.19	315,789	315	59,684

		1,308,354	1,306	290,033

Common stock issued to replace unrecorded certificates:
1988	0.001	1,200	1	(1)
1992	0.001	500	1	(1)
2000	0.001	100,000	100	(100)

		101,700	102	(102)
Common stock issued for forgiveness of accounts payable(1):
1990	0.5	25,000	25	12,475
1996	0.05	150,000	150	7,350
2006	0.015	10,989,133	10,989	5,859,894

		11,164,133	11,164	5,879,719

Common stock issued in payment of notes payable(1):
1993	0.25	200,000	200	49,800
2000	0.05	1,714,995	1,715	84,035
2006	0.015	1,568,004	1,568	21,952

		3,482,999	3,483	155,787

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

	Common Stock
	Average			Additional
	Price per			Paid-in
	Share	Shares	Amount	Capital

Common stock issued for commissions(1):
1993	0.001	1,260,000	1,260	—

Common stock issued for convertible debt:
2001	0.25	1,605,346	1,605	399,504
2002	0.25	1,147,706	1,147	285,781
2004	0.25	788,991	789	196,460
2005	0.25	10,896,275	10,898	2,654,496
2006	0.015	519,656,389	519,656	7,454,921

		534,094,707	534,095	10,991,162

Expiration of stock options
2005	—	—	—	359,638
2006	—	—	—	39,200
2007	—	—	—	1,900

		—	—	361,538

Correction of Stock Options				(39,200)

Stock warrants exercised:
2003 (cashless exercise)	0.05	151,846	152	7,059
2004 (cashless exercise)	0.16	47,917	48	7,752

		199,763	200	14,811
Stock warrants expired:
2007		—	—	15,480

Stock options exercised:
1997	0.01	325,000	325	2,929
2000	0.01	350,000	350	3,150
2002	0.04	150,000	150	5,850
2003	0.01	150,000	150	1,350

		975,000	975	13,279

Total		1,167,621,940	$1,167,621	$27,763,610

(1)	Per share amounts determined by information deemed most reliable based on circumstances of each case: trading price at time of issuance or value of services received.

Effective with the merger in September 2000 of Advanced Biotherapy Concepts, Inc. into its wholly owned subsidiary, each issued and outstanding share of Advanced Biotherapy Concepts, Inc. common stock was converted automatically into one share of $0.001 par value common stock of Advanced Biotherapy, Inc.

Effective in 2006, the Company amended its articles of incorporation to increase the maximum amount of its authorized common stock to 2,000,000,000 shares with a par value of $0.001.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Preferred Stock

The Company is authorized to issue 20,000,000 shares of non-assessable $0.001 par value preferred stock. As of December 31, 2007, the Company has not issued any preferred stock.

Common Stock

The Company is authorized to issue 2,000,000,000 shares of non-assessable $0.001 par value common stock. Each share of stock is entitled to one vote at the annual shareholders’ meeting.

As a result of the rights offering in July 2007, 39,251,888 shares of common stock were purchased at $0.015 per share. On December 18, 2007, Richard P. Kiphart, the Company’s Chairman of the Board of Directors, purchased an aggregate of 181,818,182 shares of Company common stock, $0.001 par value, at $0.011 per share, for the aggregate sum of $2,000,000.

Stock Options

An adjustment was made in the amount of $39,200 to the balance of Stock Options to reverse a transaction that was inadvertently counted twice in 2006. The offsetting entry was to Additional Paid in Capital, there was no effect to net income.

Stock Bonus Plan

The Board of Directors approved a 2007 Omnibus Equity Incentive Plan (“2007 Plan”) for directors, officers, employees and consultants of the Company. The 2007 Plan sets the number of shares of Company common stock reserved for grants, options and other awards at 100,000,000 shares subject to annual increases of 3% of the issued and outstanding shares of common stock as of January 1st of each year. The 2007 Plan is subject to stockholder approval which has not been received yet.

Pursuant to the 2007 Plan, the Board of Directors approved the grant to each director (excluding Christopher W. Capps) of stock options to purchase up to 2,000,000 shares of Company common stock at an exercise price of $0.013 per share. The options vest as of the date of grant on November 21, 2007.

Pursuant to the 2007 Plan, the Board of Directors granted to Christopher W. Capps, President and Chief Executive Officer of the Company, stock options to purchase up to 50,000,000 shares of Company common stock at an exercise price of $0.013 per share. These stock options will vest 25% annually over four years, commencing November 21, 2008, and each November 21st thereafter, so long as Mr. Capps is employed or otherwise provides services to the Company. Management calculates the current value of these options is $540,800 on the date of grant. This amount was calculated using the Black-Scholes model.

As previously reported, the Company agreed to grant to John L. Drew, Chief Financial Officer, stock options to purchase up to 10,000,000 shares of Company common stock. The stock options are granted pursuant to the 2007 Plan and vest one-third annually over three years commencing August 1, 2008, and each August 1st thereafter, so long as he is employed at the Company. The date of grant for those options was set at November 21, 2007, which is the same grant date for the stock options granted to Christopher W. Capps and the other directors of the Company, as reported herein. The exercise price for the stock options granted to Mr. Drew is $0.013 per share. Management calculates that these options have a current value of $153,495 on the date of grant. This amount was calculated using the Black-Scholes model.

NOTE 9 — NON-CASH COMMITMENT AND WARRANTS

During 2003, the Company issued warrants to purchase a total of 100,000 shares of common stock to two outside consultants. These warrants have an exercise price of $0.16 per share, expire in seven years, and fully vest n

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

2006. In accordance with Statement of Financial Accounting Standard No. 123, the fair value of the warrants was estimated using the Black Scholes Option Price Calculation. The following assumptions were made to value the stock warrants: strike price at $0.16, risk free interest rate of 5%, expected life of seven years, and expected volatility of 82% with no dividends expected to be paid. The Company recorded an expense for the value of these warrants based upon these Black Scholes assumptions of $36,900 ($0.123 per option).

During the year ended December 31, 2004, a warrant to purchase 100,000 shares of common stock was exercised using the cashless conversion feature, resulting in the issuance of 47,917 shares of common stock.

During 2005, the Company granted warrants to purchase up to 380,000 shares of common stock at an exercise price of $0.10 - $0.20 per share for services. Subject to the terms of such warrants, 340,000 warrants are presently exercisable, and expire February 24, 2015 through August 24, 2015. The remaining 40,000 warrants vest 1/3 each year commencing December 31, 2006, with a value of $4,920 being recorded as an expense each year.

In 2007, $15,480 of warrants that should have been deemed expired in 2005 and 2006 were transferred to additional paid in capital.

Summarized information about stock warrants outstanding and exercisable at December 31, 2007 is as follows:

		Weighted
		Average
	Number of	Remaining	Average
	Warrants	Life	Exercise Price

Outstanding	5,170,894	2.51	$0.16
Exercisable	5,130,894	2.47	$0.16

NOTE 10 — INCOME TAXES

FAS 109

The following is a reconciliation of income tax, computed at the federal statutory rate, to the provision for taxes:

	December 31, 2007		December 31, 2006
	Amount	Percent	Amount	Percent

Federal tax (benefit)	$(373,200)	(34)%	$(436,000)	(34)%
California State tax (benefit)	(0)	(8)%	(73,000)	(8)%
Illinois State tax (benefit)	(80,100)	(7.3)%	(23,000)	(7.3)%
Valuation allowance	453,300	42%	532,000	42%

	$—	—	$—	—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Significant components of the deferred tax assets at December 31, 2007 and 2006 are as follows:

	December 31,	December 31,
	2007	2006

Deferred tax asset:
Net operating loss carryforwards	$4,953,000	$4,570,000
General business credit carryforwards	95,000	95,000
Excess book accumulated amortization	21,000	21,000

	5,069,000	4,686,000
Deferred tax liabilities:
Excess tax accumulated depreciation	3,000	3,000

Total deferred tax asset	5,066,000	4,683,000
Valuation allowance for deferred tax asset	(5,066,000)	(4,683,000)

Net deferred tax asset	$—	$—

At December 31, 2007, the Company has federal net operating loss carryforwards of approximately $11,842,000, which expire in the years 2008 through 2027, state net operating loss carryforwards of approximately $11,797,000, which expire in the years 2010 through 2016, and general business credit carryforwards of approximately $95,000, which expire in the years 2012 through 2023. Not included in the calculation of deferred tax assets are temporary differences of $256,000. At December 31, 2007 and 2006, federal net operating losses expired in the amount of approximately $199,262 and $219,832, respectively.

FIN 48

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company classifies interest and penalties as a component of the provision for income taxes.

Income tax expense for the year ended December 31, 2007 includes no interest and penalties. As of December 31, 2007, we have no accrued interest and penalties related to uncertain tax positions.

Based on our evaluation, we have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements.

The Company has determined it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within twelve months of the adoption of FIN 48.

We file income tax returns in the U.S. federal, various and states jurisdictions. The statute of limitations remains open for 2003, 2004, and 2005. We have substantially concluded all U.S. federal and state income tax matters through December 31, 2006.

As a result of the adoption of FIN 48, we did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the consolidated balance sheet.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 11 — SUBSEQUENT EVENTS

On March 12, 2008, the Company and Richard P. Kiphart, Chairman of the Board of the Company, agreed to provide Lime Energy, Inc. (“LEC”) (NASDAQ:LIME), a developer, manufacturer and integrator of energy saving technologies, with a $3 million revolving line of credit, for which the Company and Mr. Kiphart each will be responsible to fund up to $1.5 million. The Company and Mr. Kiphart will fund the line of credit and receive principal and interest payments on a pro-rata basis.

The LEC note matures on March 31, 2009, and bears interest at 17% per annum payable quarterly, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance of the note. The note also provides for payment quarterly of an unused funds fee of 4% per annum, as well as a fee payable upon termination of the facility prior to its scheduled maturity. LEC may borrow any amount during the term of the note, so long as it is not in default at the time of the advance.

Mr. Kiphart is also the Chairman of the Board of LEC and its largest individual investor, and Mr. David Valentine, one of the Company’s directors, is also a director of LEC.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

UNAUDITED BALANCE SHEETS

	September 30,	December 31,
	2008	2007

ASSETS
CURRENT ASSETS
Cash	$4,978,391	$6,620,659
Interest receivable	84,555	20,328
Note receivable — Organic Farm Marketing	800,000	800,000
Notes receivable — Lime Energy	1,500,000	—

Total Current Assets	7,362,947	7,440,987

PROPERTY, PLANT AND EQUIPMENT, net	11,458	—

OTHER ASSETS
Equity investment — Organic Farm Marketing	50,000	50,000
Restricted cash	1,000,000	1,000,000

Total Other Assets	1,050,000	1,850,000

TOTAL ASSETS	$8,424,405	$8,490,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$65,230	$34,997
Accounts payable — related party	1,265	2,422

Total Current Liabilities	66,495	37,419

Total Liabilities	66,495	37,419

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001; 2,000,000,000 shares authorized, 1,167,621,940 shares issued and outstanding	1,167,621	1,167,621
Additional paid-in capital	27,730,277	27,763,610
Stock options and warrants	1,749,892	1,716,559
Deficit accumulated during development stage	(22,289,880)	(22,194,222)

Total Stockholders’ Equity	8,357,911	8,453,568

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,424,405	$8,490,987

The accompanying condensed notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

					From Inception
					(December 2, 1985)
					through
	Three Months Ended September 30,		Nine Months Ended September,		September 30,
	2008	2007	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$—	$—	$—	$—	$89,947

OPERATING EXPENSES
Research and development	—	—	—	—	3,925,134
Promotional fees	—	—	—	—	62,570
Professional fees	81,217	44,549	290,225	253,290	3,942,922
Business development	—	—	—	—	121,000
Consulting — research and development (non-cash)	—	—	—	—	1,388,229
Warrants — scientific advisory board	—	—	—	—	6,820
Options expense — directors	—	—	—	—	192,649
Directors’ fees	—	—	—	—	443,253
Depreciation and amortization	1,273	19,332	3,819	58,157	1,046,730
Administrative salaries and benefits	26,034	15,055	70,520	15,055	1,614,754
Insurance	—	—	—	—	324,452
Shareholder relations and transfer fees	3,387	41,236	14,154	68,709	408,698
Rent	—	—	—	—	361,578
Travel and entertainment	—	167	113	167	332,876
Telephone and communications	300	484	977	662	66,896
Office	22	380	772	476	85,525
General and administrative	1,354	3,898	20,444	49,614	906,767

Total Operating Expenses	113,587	125,101	401,023	446,129	15,230,853

LOSS FROM OPERATIONS	(113,587)	(125,101)	(401,023)	(446,129)	(15,140,906)
OTHER INCOME (EXPENSES)
Miscellaneous income	—	—	—	—	27,682
Interest and dividend income	34,470	84,405	150,672	240,038	720,804
Income from extension of line of credit	84,673	—	154,693	—	248,118
Internal gain on sale of securities	—	—	—	—	157,520
Forgiveness of debt	—	—	—	—	2,192,836
Forgiveness of payables	—	—	—	—	45,396
Loss on uncollectable notes receivable	—	—	—	—	(70,770)
Loss on disposal of office equipment	—	—	—	—	(259,755)
Loss on abandonment of patents	—	—	—	—	(881,814)
Interest expense	—	(268)	—	(488)	(9,328,992)

Total Other Income (Expenses)	119,143	84,137	305,366	239,551	(7,148,973)

INCOME/(LOSS) BEFORE INCOME TAXES	5,556	(40,964)	(95,658)	(206,578)	(22,289,880)
INCOME TAXES	—	—	—	—	—

NET INCOME/(LOSS)	$5,556	$(40,964)	$(95,658)	$(206,578)	$(22,289,880)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$ nil	$ nil	$ nil	$ nil

WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED COMMON STOCK SHARES OUTSTANDING	966,182,814	985,803,758	966,182,814	959,642,499

The accompanying condensed notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

			From Inception
			(December 2, 1985)
			through
	Nine Months Ended September 30,		September 30,
	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(95,658)	$(206,578)	$(22,289,880)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,819	58,157	988,841
Loss on disposal of equipment	—	—	259,755
Loss on impairment of patents	—	—	881,815
Loss on uncollectable notes receivable	—	—	46,618
Investment income	—	—	(157,520)
Expenses paid through issuance of common stock	—	—	566,176
Expenses paid through issuance warrants and options	—	—	1,892,931
Accrued interest paid by convertible debt	—	—	5,609,076
Beneficial conversion	—	—	5,859,894
Expenses paid through contribution of additional paid-in capital	—	—	68,078
Conveyance of patent in lieu of payable	—	—	39,500
Organization costs	—	—	(9,220)
Decrease (increase) in assets:
Deposits and prepaid expenses	—	(272)	(61,687)
Interest receivable	(64,227)	(2,273)	(220,730)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	30,233	(78,462)	197,771
Accounts and notes payable, related parties	(1,158)	879	242,433
Accrued interest	—	—	—

Net cash provided by (used) in operating activities	(126,990)	(228,550)	(6,086,150)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(15,277)	—	(400,617)
Investments in companies	(50,000)	—	(900,000)
Notes Receivable	(700,000)
Change in restricted cash	(750,000)	—	(1,750,000)
Acquisition of patents	—	(25,962)	(1,317,565)

Net cash used in investing activities	(1,515,277)	(25,962)	(4,368,182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	39,242	8,078,313
Internal gain on sale of securities	—	549,386	2,525,088
Proceeds from convertible notes	—	—	6,754,000
Proceeds from notes payable	—	—	(1,025,992)
Payments on notes payable	—	(8,099)	(198,686)

Net cash provided by (used) in financing activities	—	580,529	16,132,723

Net increase in cash	(1,642,268)	326,017	5,678,391
Cash, beginning	6,620,659	6,082,344	—

Cash, ending	$4,978,391	$6,408,361	$4,978,391

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest expense paid	$—	$—	$341,166

Income taxes paid	$—	$—	$—

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued for a loan payable	$—	$—	$3,042,381
Common stock issued for notes receivable	$—	$—	$246,619
Common stock returned in payment of notes and interest receivable	$—	$—	$240,568
Common stock issued on cashless exercise of warrants	$—	$—	$328,251
Accrued interest paid by convertible debt	$—	$—	$3,370,519
Common stock issued for convertible debt	$—	$—	$10,544,986
Forgiveness of debt	$—	$—	$145,400

The accompanying condensed notes are an integral part of these financial statements

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE 1 — BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

Advanced Biotherapy, Inc. was originally incorporated December 2, 1985 under the laws of the State of Nevada as Advanced Biotherapy Concepts, Inc. On July 14, 2000, the Company incorporated a wholly owned subsidiary, Advanced Biotherapy, Inc. in the State of Delaware. On September 1, 2000, the Company merged with its wholly owned subsidiary, effectively changing its name to Advanced Biotherapy, Inc. (hereinafter “the Company” or “ABI”) and its domicile to Delaware.

The Company was primarily engaged in the research and development for the treatment of autoimmune diseases in humans, most notably, multiple sclerosis, rheumatoid arthritis, and certain autoimmune skin diseases and AIDS, until 2007 when the Company decided to discontinue such research and development. The Company’s fiscal year-end is December 31. The Company is a development stage enterprise.

The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations. Management’s goal has been to acquire control or non-control investments in one or more revenue generating companies.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Regulation S-K as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited financial statements should be read in conjunction with the audited financial statements included in our annual reports on Form 10-KSB for the year ended December 31, 2007. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the nine month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

NOTE 2 — LIMITED SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

The Company adopted the provisions of SFAS No. 157 related to its financial assets and liabilities measured at fair value on a recurring basis. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value,

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED NOTES TO INTERIM FINANCIAL STATEMENTS — (Continued)

volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 — Pricing inputs include significant inputs that are generally unobservable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to the Company’s needs.

As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following table discloses by level within the fair value hierarchy the Company’s assets and liabilities measured and reported on the Consolidated Balance Sheet as of September 30, 2008 at fair value on a recurring basis:

	Total	Level 1	Level 2	Level 3

Assets:
Equity Investment in Organic Farm Marketing	$50,000	$—	$—	$50,000
		—	—
	$50,000	$—	$—	$50,000

Our level 3 investments fair value is determined by using valuation models that use market-based and observable inputs.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.

Accounting for Long-Lived Assets

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted this statement and has made certain adjustments to the carrying value of its assets, specifically patents, equipment, and furniture, at December 31, 2007. See Note 3.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED NOTES TO INTERIM FINANCIAL STATEMENTS — (Continued)

Development Stage Activities

The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations. It was primarily engaged in the research and development of the treatment of autoimmune diseases in humans, most notably, multiple sclerosis and rheumatoid arthritis.

Loans Receivable

Loans are stated at their unpaid principal balance adjusted for unamortized premiums and unearned discounts and deferred loan fees and costs. Interest income is computed using the simple interest method and is recorded in the period earned. The company determines that principal or interest payments paid later than 60 days past the due date, or otherwise governed by the loan agreement, is considered to be in default.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of three to five years.

The following is a summary of property, equipment and accumulated depreciation at September 30, 2008 and December 31, 2007:

	September 30,	December 31,
	2008	2007

Cost:
Office equipment	$15,278	$12,922
Furniture and fixtures	—	10,082

Total assets	15,278	23,004
Less accumulated depreciation	(3,819)	(23,004)

Net fixed assets	$11,459	$—

Depreciation expense for the nine months ended September 30, 2008 and 2007 were $3,819 and $19,332, respectively.

NOTE 4 — CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 20,000,000 shares of non-assessable $0.001 par value preferred stock. As of September 30, 2008, the Company had not issued any preferred stock.

Common Stock

The Company is authorized to issue 2,000,000,000 shares of non-assessable $0.001 par value common stock. Each share of common stock is entitled to one vote. During the nine months ended September 30, 2008 no shares were issued.

NOTE 5 — CONCENTRATIONS

Bank Accounts and Investments

The Company maintains cash on deposit in Illinois. As of September 30, 2008, all of the deposits are insured by the FDIC up to $250,000 per account.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED NOTES TO INTERIM FINANCIAL STATEMENTS — (Continued)

The funds in Illinois reflect a balance of the following accounts:

Restricted Cash	$1,000,000
Regular Checking	20,000
Money Market	4,958,391

Total	$5,978,391

At September 30, 2008, $5,728,391 of these amounts were in excess of FDIC insured limits.

NOTE 6 — INVESTMENTS

Organic Farm Marketing

On December 18, 2007, the Company and Organic Farm Marketing, LLC (“OFM”), a Wisconsin limited liability company, entered into an agreement whereby the Company arranged for The Northern Trust Company of Chicago, Illinois (“Bank”) to issue a $1.0 million irrevocable letter of credit (“Letter of Credit”) for the benefit of the Wisconsin Department of Agriculture, Trade and Consumer Protection (“Wisconsin Department”), the designee of OFM. As collateral for repayment of funds advanced under the Letter of Credit, the Company pledged to the bank a certificate of deposit in the amount of $1.0 million. OFM’s obligations to reimburse the Company for payments made by the Company to the Bank are evidenced by a promissory note (“OFM Note”) and a reimbursement agreement (“Reimbursement Agreement”) secured by OFM’s assets. OFM further agreed to pay a cash fee of $50,000 and issue to the Company 5,000 units of OFM as payment for obtaining the Letter of Credit.

The Company also loaned to OFM the sum of $800,000 to be used for working capital and to repurchase a member’s interest in OFM. OFM issued to the Company a convertible note (“Convertible Note”) in the principal amount of $800,000, which bears interest at 10% per annum, payable quarterly. The Convertible Note has a stated maturity date of May 17, 2009, subject to acceleration upon default by OFM. Commencing June 18, 2008, the Convertible Note is convertible into OFM units at the conversion rate of $10.00 per unit. The loan also is secured by all of OFM’s assets.

Prior to the Company entering into the OFM Transaction, Richard P. Kiphart, the Company’s Chairman of the Board, made loans to OFM in April and June, 2007, evidenced by convertible notes (collectively “Kiphart Convertible Notes”), which notes are secured by OFM’s assets. Mr. Kiphart and the Company agreed that Mr. Kiphart will subordinate his claims under the Kiphart Convertible Notes to the Company’s claims against OFM relative to the OFM Note and the Reimbursement Agreement. The Company’s claims also will be senior to Mr. Kiphart as to payment and rights to collateral securing the OFM Note and the Reimbursement Agreement. Mr. Kiphart agreed that the Company’s Convertible Note will rank on the same priority as to payment and rights to collateral as the Kiphart Convertible Notes. Mr. Kiphart has advanced additional funds to OFM, which advances are junior in priority to the Company’s loans as to payment and rights to collateral.

NOTE 7 — RELATED PARTY NOTES RECEIVABLE

Lime Energy, Inc.

On March 12, 2008, the Company and Richard P. Kiphart, Chairman of the Board of the Company, agreed to provide Lime Energy, Inc. (“LIME”) (NASDAQ:LIME), a developer, manufacturer and integrator of energy saving technologies, with a $3 million revolving line of credit, for which the Company and Mr. Kiphart each will be responsible to fund up to $1.5 million. The Company and Mr. Kiphart will fund the line of credit and receive principal and interest payments on a pro-rata basis. As of September 30, 2008, LIME has requested $1,500,000 on the line of credit. Advances in the amount of $250,000 were requested on May 19, 2008, May 28, 2008, June 9,

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED NOTES TO INTERIM FINANCIAL STATEMENTS — (Continued)

2008, July 3, July 10, and July 31, respectively. Mr. Kiphart subsequently has increased his loan commitment to LIME to $14,500,000, which will be repaid pro-rata with the Company’s loans.

The LIME note matures on March 31, 2009, and bears interest at 17% per annum payable quarterly, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance of the note. The note also provides for payment quarterly of an unused funds fee of 4% per annum, as well as a fee payable upon termination of the facility prior to its scheduled maturity. LIME may borrow any amount during the term of the note, so long as it is not in default at the time of the advance. If the LIME note is not timely repaid, then the Company may convert such note at the conversion rate of $7.93 per share.

Mr. Kiphart is also the Chairman of the Board of LIME and its largest individual investor, and Mr. David Valentine, one of the Company’s directors, is also a director of LIME.

NOTE 8 — SUBSEQUENT EVENTS

As of October 6, 2008, the $1.0 million irrevocable letter of credit for the benefit of the Wisconsin Department of Agriculture, Trade and Consumer Protection aforementioned in Note 6 has been released. This amount is no longer restricted cash, and upon maturity of the CD the funds will be transferred into the Northern Trust Money Market Account.

As of October 31, 2008, the Company entered into an amended and restated note issuance agreement with Lime Energy, Inc., pursuant to which the Company committed to provide an additional $3.0 million to Lime on the same terms as the line of credit described in Note 7 above, except that the conversion rate for the entire $4.5 million loan was adjusted to $4.76 per share. Advances in the amount of $250,000 were made on November 3, 2008, resulting in an outstanding principal balance of $1,750,000.

APPENDIX A

DCGL RIGHTS OF APPRAISAL FOR ADVB STOCKHOLDERS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

APPENDIX B

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of November 18, 2008, by and among: Lime Energy Co., a Delaware corporation (“Lime”), and certain stockholders of Advanced Biotherapy, Inc., a Delaware corporation (the “Company”) listed in Schedule A (each a “Seller,” collectively the “Sellers”).

Recitals

A. The Sellers are holders of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company and each Seller is the record holder and has sole voting power over such number of shares of Company Common Stock as is set forth opposite such Seller’s name on Schedule A (the “Shares”).

B. Lime desires to purchase from Sellers and Sellers desire to sell to Lime, all of the Shares owned by Sellers, in exchange for shares of Lime’s common stock, par value $0.0001 per share (the “Lime Common Stock”) at an exchange ratio (the “Exchange Ratio”) set forth on Schedule B (the “Transaction”).

C. Under the Marketplace Rules of The NASDAQ Stock Market, Inc. (the “Marketplace Rules”), the issuance of the Lime Common Stock pursuant to the Transaction requires the approval of the stockholders holding at least a majority of the outstanding stock of Lime (the “Required Approval”).

D. Lime intends to obtain the necessary approval of its stockholders by written consent in lieu of meeting. To be effective, such approval must be communicated to all of the Lime’s stockholders through an information statement (the “Information Statement”) pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

E. Immediately after the closing of the Transaction, Lime will be the beneficial holder of 90% or more of the issued and outstanding Company Common Stock.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Certain capitalized terms used in this Agreement have the meanings set forth below and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear. All capitalized terms shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization from or by a Governmental Body including any governmental authorization in the form of (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

“Control,” “Controlled,” “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least 50% of the outstanding voting securities of such Person.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Indemnification Agreement” refers to the agreements between the Company and certain of its officers and directors, copies of which have been provided to Lime.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Lime Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lime Purchaser” shall mean either Lime or a wholly-owned Subsidiary of Lime, as determined by Lime in its sole discretion.

“Lime Shares” shall mean the number of shares of Lime Common Stock to be issued to the Sellers upon the terms and subject to the conditions set forth in this Agreement.

“Losses” shall mean damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel) and including all amounts paid in investigation, defense or settlement of the foregoing.

“Merger” shall mean the merger following the Closing of the Company with and into Lime, the Lime Purchaser or a wholly-owned Subsidiary of Lime not the Lime Purchaser, in accordance with Section 253 of the Delaware General Corporation Law

“Organizational Documents” shall mean an Entity’s certificate or articles of incorporation and bylaws (in the case of a corporation) and similar organizational documents (in the case of other types of Entities).

“Person” shall mean any individual, Entity or Governmental Body.

“Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean the reports, registration statements and definitive proxy statements filed by an issuer with the SEC. “Company SEC Reports” shall refer to the SEC Reports filed by the Company and “Lime SEC Reports” shall refer to the SEC Reports filed by Lime.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

An Entity shall be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or membership interests of such Entity.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Warrants” shall mean any options, stock appreciation rights, warrants, convertible or exchangeable securities or other rights, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity interests, or similar rights of an issuer or granting to any Person any right to participate in the equity or income of the issuer or to participate in or direct the election of any director or officer of the issuer or the manner in which any shares of capital stock or other securities of the issuer are voted, or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from the issuer any shares of capital stock or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of capital stock of the issuer, including without limitation “phantom stock” or stock appreciation rights. “Lime Warrants” shall mean the foregoing definition as applied to Lime as the issuer and “Company Warrants” shall mean the foregoing definition as applied to the Company as the issuer.

ARTICLE 2

TRANSACTIONS AT THE CLOSING

2.1  Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, each Seller shall sell and deliver to the Lime Purchaser the Shares owned by such Seller as set forth on Schedule A and the Lime Purchaser shall purchase the Shares free and clear of all Liens, for the Purchase Price determined in accordance with this Section 2.

2.2  Purchase Price.  The consideration (the “Purchase Price”) to be paid by the Lime Purchaser to each Seller for its Shares shall be a number of Lime Shares as reflected on Schedule A.

2.3  Conditions to Closing.  The closing of the Transaction (the “Closing”) is subject to (i) the representations and warranties contained in Articles 3, 4 and 5 being true and correct at and as of the Closing Date (as defined below) as if made or given on and as of the Closing Date; (ii) Lime shall have been afforded access to information as provided in Section 6.3; and (iii) Lime shall have obtained the Required Approval and it shall have become effective pursuant to Section 14(c) of the Exchange Act.

2.4  Closing.  The Closing shall take place at the offices of Reed Smith LLP, 10 S. Wacker Drive, Chicago Illinois 60606, or at such other place as the Company shall designate in writing to Sellers. Lime shall provide Sellers with at least five (5) business days’ notice in advance of the closing date (the “Closing Date”), which notice shall identity the Lime Purchaser and shall include a certification by Lime’s Chief Executive Officer that the Required Approval has been obtained and become effective pursuant to Section 14(c) of the Exchange Act. At the Closing, the Sellers shall convey and deliver to the Lime Purchaser stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, against payment of the Purchase Price for the Shares, as provided in Section 2.2, and Lime, on behalf of the Lime Purchaser, shall deliver to each Seller the Lime Shares indicated on Schedule A.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Sellers’ Representative hereby represents and warrants to Lime, as of the date hereof and as of the Closing Date:

3.1  Organization.  The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. To the best knowledge of Sellers’ Representative, the Company is duly organized under the laws of the State of Delaware and has all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted. Sellers’ Representative has delivered to Lime complete and correct copies of the Organizational Documents, the stockholder record list, prepared by the Company’s transfer agent as of November 4, 2008 (the “Stock Ledger”) and originals or copies of minutes of director meetings and consents in lieu of meetings in possession of the Company since June 2004 (collectively, the “Minutes”). To the best knowledge of Sellers’ Representative, the Stock Ledger is complete, accurate and current and the Minutes are complete, accurate and current in all material respects. The Company has no direct or indirect Subsidiaries.

3.2  Capitalization; Title to Shares

(a) The Company’s authorized capital stock consists solely of 2,000,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. The Shares represent at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock. As of the date hereof (i) 1,167,621,940 shares of Company Common Stock are issued and outstanding, and (ii) 832,378,060 shares of Company Common Stock are held by the Company as non-voting treasury shares. No preferred stock is issued and outstanding. All outstanding shares of Common Stock are and will on the Closing Date be validly issued, fully paid and non-assessable.

(b) To the best knowledge of Sellers’ Representative, (i) Schedule 3.2(b) is a true and complete list as of the date hereof, and as of the Closing Date, of all issued and outstanding Warrants, the number of shares of Company Common Stock subject to each such Warrant, and the name of each Warrant holder; and (ii) except as set forth on Schedule 3.2(b), there are no outstanding Warrants.

(c) To the best knowledge of Sellers’ Representative: (i) the Company has not issued any securities in violation of any preemptive or similar rights; (ii) except for 109,902,680 shares of Company Common Stock reserved for issuance upon exercise of Warrants, there are no shares of capital stock or other securities of the Company reserved for issuance for any purpose; and (iii) the Company is not a party to any voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of any shares of the capital stock or other securities of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock or other securities of the Company.

3.3  Company SEC Reports.  To the best knowledge of Sellers’ Representative, as of their respective dates, the Company SEC Reports: (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports; and (b) did not at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4  Company Changes.  To the best knowledge of Sellers’ Representative, except as set forth on Schedule 3.4 or disclosed in the SEC Reports, other than any loans made by the Company to Lime, since December 31, 2007, there have not been: (a) any transactions by the Company, or any changes in the assets or liabilities of the Company, which, either individually or in the aggregate, are material to the financial condition of the Company; (b) any changes in the accounting practices, depreciation or amortization policies or rates theretofore adopted by any of the Company, or any revaluation of any of its assets; (c) the entry into any material contract or other binding obligation with any party other than Lime which is not immediately terminable by the Company without penalty; (d) any declaration, setting aside or payment of any dividend (whether in cash, stock or property)

with respect to the Company Common Stock, or any other distribution to the stockholders of the Company, whether of record or beneficial other than in the ordinary course of business; (e) any amendment to the Organizational Documents of the Company; (f) the issuance or repricing of any Warrants with respect to Company Common Stock; (g) any reclassification of shares of Company Common Stock; (h) the authorization, issuance or reservation of any shares of capital stock of the Company; (i) any new, or changes in any, Tax election or method of accounting for Tax purposes; or (j) any agreement by the Company to do any of the things described in the preceding clauses.

3.5  Full Disclosure.  To the best knowledge of Sellers’ Representative, no written information furnished by Sellers’ Representative to Lime in connection with this Agreement contains, as of the date of such written information, any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6  Litigation.  To the best knowledge of Sellers’ Representative, there is no litigation, claim, proceeding, or governmental investigation pending or threatened against the Company or the Sellers that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Sellers’ ability to consummate, the Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller represents and warrants to Lime, for himself and not on behalf of any other Seller, as of the date hereof and as of the Closing Date as follows:

4.1  Authority; No Conflict.

(a) Seller has all necessary individual power, capacity and authority to execute and deliver this Agreement, to perform Seller’s obligations hereunder, and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) Neither the execution and delivery of this Agreement nor the performance thereof do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any Legal Requirements to which the Seller, or any of the Seller’s Shares, are subject; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Seller is a party, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent the Seller from performing Seller’s obligations under this Agreement in any material respect.

(c) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent the Seller from performing his, her or its obligations under this Agreement.

4.2  Ownership.  Seller owns, beneficially or of record, the number of Shares set forth opposite the Seller’s name on Schedule A hereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act, Blue Sky Laws and other securities laws. Except as set forth on Schedule 3.2(b), Seller does not own any Warrants of the Company other than the Shares.

4.3  Access to Information.  Seller has had an opportunity to review this Agreement with assistance of counsel and other advisors of Seller’s own choosing.

4.4  Review of Lime SEC Reports.  Seller has had access to the Lime SEC Reports and the Company SEC Reports and has had an opportunity to review the Lime SEC Reports and the Company SEC Reports with assistance of counsel and other advisors of Seller’s own choosing. Seller and Seller’s advisors have been afforded the opportunity to ask questions of and receive answers from Lime regarding Lime and the Lime SEC Reports.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LIME

Lime represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.1  Organization and Good Standing.  Lime is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under contracts to which Lime is party or by which Lime or any of its assets are bound. Lime is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Lime.

5.2  Authority; No Conflict.

(a) Other than obtaining the Required Approval: (i) Lime has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by Lime have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Lime are necessary to authorize this Agreement; (iii) this Agreement has been duly and validly executed and delivered by Lime and, assuming the due execution and delivery of this Agreement by the Sellers, constitutes the legal, valid and binding obligation of Lime, enforceable against Lime in accordance with its terms subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement does not and will not, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Lime, or (ii) contravene, conflict with, or result in a violation of, any Legal Requirement.

(c) The execution and delivery of this Agreement by Lime does not require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, the Marketplace Rules, and Blue Sky Laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent Lime from performing its obligations under this Agreement in any material respect.

5.3  Capitalization.  The authorized capital stock of Lime consists of 200,000,000 shares of Lime Common Stock and 1,000,000 shares of Series A-1 Convertible Preferred Stock, US $0.01 par value per share (“Lime Preferred Stock”). As of the date hereof, (a) 9,555,053 shares of Lime Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 546,424 shares of Lime Common Stock are reserved for issuance upon exercise of outstanding Warrants, and (c) 358,710 shares of Lime Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Lime has accepted subscription agreements for another 933,049 shares of Lime Common Stock and for Warrants to purchase 233,263 shares of Lime Common Stock, and such shares and warrants will be issued prior to the Closing in accordance with the terms of the subscription agreements.

5.4  Availability of Common Stock.  Lime has authorized but unissued shares of Lime Common Stock in an amount sufficient to consummate the Transaction.

5.5  Lime SEC Reports.  As of their respective dates, the Lime SEC Reports: (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Lime SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6  Absence of Certain Changes.  Except as described in that certain Written Consent in Lieu of Meeting, executed by the stockholders of Lime on November 13, 2008, a copy of which has previously been delivered to Sellers, since September 30, 2008, there has not been any change which by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a material adverse effect, except as disclosed in the Lime SEC Reports.

5.7  Full Disclosure.  No written information furnished by Lime to Sellers in connection with this Agreement contains, as of the date of such written information, any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8  Litigation.  There is no litigation, claim, proceeding, or governmental investigation pending or threatened against Lime that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Lime’s ability to consummate, the Transaction.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1  No Company Changes.  From the date hereof through the Closing Date, each Seller who is a director or officer of the Company agrees that such Seller will not, directly or indirectly, as a stockholder, director or officer of the Company, take or permit to occur any action or inaction which could result in any of the representations and warranties set forth in Article 3 to be no longer true in all material respects.

6.2  Required Approval.  Lime agrees to use its reasonable best efforts to obtain the consent of a majority of its stockholders and to file the Information Statement on or before February 1, 2009 for the purpose of obtaining the Required Approval, and each Seller agrees to vote or cause to be voted all shares of Lime Common Stock and Lime Preferred Stock over which Seller has voting power in favor of such action.

6.3  Due Diligence.  From the date hereof through the Closing Date, Sellers’ Representative agrees to give, and to cause the Company to give, Lime, its counsel, accountants and other representatives access to the properties, books, records, contracts and documents of the Company for purpose of such inspection as Lime deems appropriate, and shall furnish or cause to be furnished to Lime and its representatives all information with respect to the business and affairs of the Company as Lime may request.

6.4  Market Standoff.  From the date hereof through the Closing Date or date of termination of this Agreement, if applicable, each Seller hereby agrees not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Lime Common Stock or Company Common Stock beneficially owned by such Seller.

6.5  Other Company Stockholders.  Following the Closing Date, Lime will offer or otherwise effect to the remaining stockholders of the Company an exchange of Lime Common Stock for their shares of Company Common Stock at the Exchange Ratio.

6.6  General Release.  Effective upon the Closing Date:

(a) Each Seller, for Seller and Seller’s heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company and its directors and officers (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past and through and including the Closing Date, against the Released Parties, or any of them, which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action or preclude a lawsuit or claim in respect of any Causes of Action that a Releasing Party may have or bring arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement, or that a Releasing Party may have or bring arising under his respective Indemnification Agreement or the bylaws of the Company, or any other rights of indemnification or constitution of law or in equity.

(b) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (a) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

(c) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.

6.7  Best Efforts.  As soon as practicable, Lime shall commence and continue in good faith to take all reasonable action required to obtain all consents, approvals and agreements of, and to give all notices to and make all filings with, any third parties, including Governmental Authorities, necessary or appropriate to authorize, approve or permit the full and complete consummation of the Transaction and the Merger. In addition, Lime shall use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under this Agreement, applicable laws and regulations to enable, consummate, make effective and evidence the Transaction and the Merger.

6.8  Directors’ and Officers’ Insurance and Indemnification.

(a) Continuation of Existing Indemnification.  Lime agrees that all rights to indemnification now existing or hereafter arising at or prior to the Closing in favor of the directors or officers of the Company as provided in its Certificate of Incorporation or Bylaws as in effect on the date hereof or pursuant to the Indemnification Agreements in effect on the date hereof shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing; provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. After the Closing, Lime shall continue to perform the obligations of the Company under the Indemnification Agreements. Without limiting the foregoing, in the event that any party covered by existing indemnification protection becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to, and including, the Closing, Lime shall periodically advance to such party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), provided that such funds advanced shall be promptly returned to the Company in the event it shall be judicially determined that such party is not entitled to indemnification by the Company or Lime.

(b) Cooperation.  In the event any action, suit, proceeding or investigation challenging this Agreement or the ability of the parties hereto to consummate the Transaction is commenced by a third party, whether before or after the Closing, Lime and the Sellers’ Representative agree (except for matters involving any breach of an Article 4 representation, in which chase the applicable Seller agrees) to cooperate and use all reasonable efforts to defend against and respond thereto.

6.9  Indemnity of Sellers.  Each Seller makes no representation or warranty regarding and shall have no responsibility for (a) the truth or accuracy of any information with respect to or supplied by Lime, or any of its Affiliates (except for information supplied in writing by such Seller) contained in the Information Statement or the Registration Statement or any amendment or supplement thereto, or (b) the conformance of the Information Statement with the requirements of the Exchange Act and other applicable law, or (c) the conformance of the Registration Statement with the requirements of the Securities Act and other applicable law. With respect to such information, and in addition to the obligations under Section 6.8 above, Lime shall indemnify each Seller, director and officer of the Company as of the date hereof (collectively, the “Indemnified Party”), against any (i) losses, claims, damages or liabilities, joint or several, and amounts paid in any settlement approved by Lime (which approval shall not be unreasonably withheld or delayed) in connection with the foregoing, to which any of such persons may be subject, and (ii) legal or other expenses reasonably incurred by such persons in connection with investigating or defending against any such losses, claims, damages or liabilities insofar as such losses, claims, damages or liabilities are caused by (A) any untrue statement or alleged untrue statement of a material fact contained in the Information Statement or Registration Statement, or any amendment or supplement thereto, (B) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (C) the failure of the Information Statement to comply with the requirements of the Exchange Act and other applicable law, or (D) the failure of the Registration Statement to comply with the requirements of the Securities Act and other applicable law. This indemnity shall be payable as incurred and on demand. Each person entitled to be indemnified pursuant to this Section 6.9 shall give notice to Lime in writing promptly after obtaining knowledge of any claim or litigation for which indemnity may be had hereunder, but failure to do so shall not affect the right to indemnity hereunder. Lime shall only be obligated under this Section to pay the costs and expenses of one counsel for the Indemnified Parties as a group. If the indemnification provisions above are unavailable or insufficient to hold harmless the Indemnified Party in respect of any losses, claims, damages, or liabilities, then Lime shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such Indemnified Party, on the one hand, and Lime, on the other hand.

6.10  Notification of Certain Matters.

(a) Lime shall give prompt notice to the Sellers’ Representative of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty made by Lime in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing; (ii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Lime prior to the Closing, under any agreement, indenture or instrument to which Lime or any of its subsidiaries is a party or is subject which default would materially and adversely affect the ability of Lime to perform its obligations hereunder and to effect the Closing; (iii) any notice or other communication from any third party received by Lime alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any notice or other communication from any regulatory authority received by Lime in connection with the Transaction or the Merger.

(b) Sellers’ Representative shall give prompt notice to Lime (i) upon Seller’s Representative obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty made by any Seller in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing; (ii) of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Sellers’ Representative prior to the Closing, under any agreement, indenture or instrument to which any Seller is a party or is subject which default would materially and adversely affect the ability of such Seller to perform Seller’s obligations hereunder and to effect the Closing; (iii) of any notice or other communication from any third party received by Sellers’ Representative alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) of any notice or other communication from any regulatory authority received by Sellers’ Representative in connection with the Transaction or the Merger.

6.11  Company Patents.  Lime shall maintain in effect, for a period of not less than one (1) year following the Closing, the Company patents set forth in Schedule 6.11.

6.12  Company Warrants.  Notwithstanding any provisions to the contrary in the Company Warrants which may provide for expiration or cancellation on a change of control or merger of the Company, Lime agrees to offer (the “Warrant Offer”) to each Company Warrant holder the right to exchange such holder’s Company Warrants for new Lime Warrants to acquire such number of shares of Lime Common Stock as such holder would have received had the holder exercised the Company Warrant in full prior to the Merger. Any such new Warrant will have an aggregate exercise price equal to the aggregate exercise price under the applicable Company Warrant, shall have the same expiration date as the applicable Company Warrant, and shall otherwise be in form and substance reasonably acceptable to Sellers’ Representative. The Warrant Offer shall be transmitted to each Warrant holder within 30 days following the Closing together with the form of the new Lime Warrant. Copies of each Warrant Offer and form of new Lime Warrant shall also be provided to Sellers’ Representative.

6.13  No Legal Actions.  Lime shall, and Sellers’ Representative shall cause the Company to, execute contemporaneously with the execution hereof, a general release and agreement (the “General Release”) in substantially the form attached hereto as Exhibit 1. The General Release shall constitute a separate agreement, the consideration for which shall be the agreement of each Seller to approve and execute this Agreement and the General Release shall survive the expiration or other termination of this Agreement.

6.14  Appointment of Board of Directors.  Within ten (10) days following the Closing, Lime shall use its best efforts to cause Christopher W. Capps to be appointed as a director of Lime. Unless otherwise notified by Richard P. Kiphart, for so long as Richard P. Kiphart shall own any of the capital stock of Lime, Lime shall use its best efforts to cause Mr. Capps to be nominated as a director for each election of directors, unless Mr. Capps shall have resigned or been removed in accordance with Delaware law.

6.15  Registration Statement.  Lime shall prepare and file a registration statement with the SEC under the Securities Act on Form S-4, registering the Lime Common Stock to be issued in connection with the Merger (the “Registration Statement”), no later than December 31, 2008. Thereafter, Lime shall use its best efforts to cause such Registration Statement to be declared effective as soon as possible. Without limiting the foregoing, Lime will promptly respond to all SEC comments, inquiries and requests.

6.16  Merger.  Lime shall effect the Merger within forty-five (45) days following the Closing, or, if later, within 5 business days after the effectiveness of the Registration Statement. Among the terms of the Merger, the separate corporate existence of the Company will terminate and each of the outstanding shares of Company Common Stock not already owned by Lime shall be, at the Company stockholder’s election, converted into shares of Lime Common Stock at the Exchange Ratio set forth on Schedule B or converted into the right to receive cash at the rate of $0.008625 per share.

6.17  Reports under Exchange Act.  With a view to making available to the Sellers the benefits of Rule 144 under the Securities Act, or any other similar rule or regulation of the SEC that may at any time permit the Sellers to sell the Lime Shares to the public without registration (“Rule 144”), Lime agrees to: (a) make and keep adequate current public information available, within the meaning of Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of Lime under the Securities Act and the Exchange Act so long as Lime remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (c) furnish to each Seller so long as such Seller owns any Lime Shares, promptly upon request (i) a written statement by Lime, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of or free online access to the most recent Lime SEC Reports, and (iii) such other information as may reasonably be requested by a Seller in order to sell Lime Shares pursuant to Rule 144 without registration.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1  Survival.

(a) The representations, warranties, covenants, and agreements of the Sellers made herein and in all agreements, documents, and instruments executed and delivered by each Seller in connection herewith (i) are material, shall be deemed to have been relied upon by Lime, and shall survive the execution hereof regardless of any investigation on the part of Lime or its Representatives, with Lime reserving its rights hereunder, and (ii) shall bind each Seller’s successors and assigns, whether so expressed or not, and shall inure to the benefit of Lime and its respective successors and assigns.

(b) The representations and warranties of the parties made herein and in all agreements, documents, and instruments executed and delivered by any party in connection herewith shall expire and be of no further force or effect on March 31, 2009, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of any party hereunder; provided, however, that any such written claim with respect to fraud, intentional misrepresentation or willful breach, may be given at any time.

7.2  Indemnification.

(a) Indemnification by the Sellers.  Each Seller acknowledges and agrees that Lime has relied on the representations, warranties, covenants and other agreements of such Seller contained in this Agreement. Accordingly, each Seller, on his/her/its own behalf and on behalf of his/her/its Seller’s successors, executors, administrators, estate, heirs and assigns (collectively, the “Stockholder Indemnifying Parties”) agrees to severally defend, indemnify and hold Lime, its directors, officers, employees and agents (collectively, the “Lime Indemnified Parties”) harmless from and against any and all Losses as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims) which may be sustained or suffered by any such Lime Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by such Seller in this Agreement; (ii) any breach of any covenant or agreement made by such Seller in this Agreement, and (iii) the inaccuracy or incompleteness of any information provided to Lime in writing by such Seller and stated specifically to be used for inclusion in the Information Statement or the Registration Statement.

(b) Notice; Payment of Losses; Defense of Third-Party Claims.

(i) With respect to any claim for indemnification based on breach of any covenant or agreement made by the Sellers in this Agreement, and as to which there is no third party claim, Lime shall notify Sellers’ Representative of such breach and claim, which notice shall provide reasonable detail as to the alleged breach and Sellers’ Representative shall have ten (10) business days to effect a cure of such breach. If such cure cannot be effected, or if the Sellers’ Representative contests such breach, the parties shall proceed with the claim for indemnification as provided in Section 7.2(b)(iii) below.

(ii) For all indemnification claims other than those provided for in Section 7.2(b)(i) above, a Lime Indemnified Party shall give written notice of a claim for indemnification to the applicable Stockholder Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim in the form of a formal complaint filed with a court of competent jurisdiction and served on the Lime Indemnified Party or in the form of a final determination by any Governmental Body); provided, however, that failure to give such notice shall not limit the right of the Lime Indemnified Party to recover indemnity or reimbursement except to the extent that the Stockholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Lime Indemnified Party shall provide the Stockholder Indemnifying Party with such further information concerning any such claims as the Stockholder Indemnifying Party may reasonably request by written notice.

(iii) Within ten (10) business days after receiving notice of a claim for indemnification or reimbursement, the Stockholder Indemnifying Party shall, by written notice to the Lime Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Stockholder Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Lime Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Stockholder Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Stockholder Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above and reimbursement of expenses as set forth herein) until the matter is resolved in accordance with this Agreement.

(iv) In the case of any third party claim, if, within ten (10) business days after receiving the notice described in the preceding paragraph (a), the Stockholder Indemnifying Party gives written notice to the Lime Indemnified Party stating that the Stockholder Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Stockholder Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Stockholder Indemnifying Party’s own cost and expense, then, except as provided below, counsel for the defense shall be selected by the Stockholder Indemnifying Party (subject to the consent of such Lime Indemnified Party which consent shall not be unreasonably withheld) and such Stockholder Indemnifying Party shall not be required to make any payment to such Lime Indemnified Party with respect to such claim, liability or expense as long as the Stockholder Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Stockholder Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Stockholder Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Lime Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Stockholder Indemnifying Party’s obligation to indemnify such Lime Indemnified Party therefor will be fully satisfied only by payment of money by the Stockholder Indemnifying Party pursuant to a settlement which includes a complete release of such Lime Indemnified Party. The Stockholder Indemnifying Party shall keep such Lime Indemnified Party apprised of the status of the claim, liability, or expense and any resulting suit, proceeding or enforcement action, shall furnish such Lime Indemnified Party with all documents and information that such Lime Indemnified Party shall reasonably request, and shall consult with such Lime Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Lime Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Stockholder Indemnifying Party and such Lime Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct as set forth in a reasoned written opinion issued by counsel for such Lime Indemnified Party, the reasonable expense of separate counsel for such Lime Indemnified Party shall be paid by the Stockholder Indemnifying Party. If (A) no such notice of intent to dispute and defend is given by the Stockholder Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, or (B) the third party claim relates to breaches of representations and warranties made by a Stockholder Indemnifying Party that relate to the Company, its business or operations, Lime may undertake the defense of such claim, liability, or expense at the Stockholder Indemnifying Party’s own cost and expense (with counsel selected by Lime), and shall have the right to compromise or settle, such claim, liability, or expense (exercising reasonable business judgment). If such claim, liability, or expense is one that by its nature cannot be defended solely by the Stockholder Indemnifying Party, then such Lime Indemnified Party shall make available all information and assistance that the Stockholder Indemnifying Party may reasonably request and shall cooperate with the Stockholder Indemnifying Party in such defense.

(c) Limitation on Contribution and Certain Other Rights.  Each Seller hereby agrees that if, following the Closing Date, any Losses become due from such Seller pursuant to this Section 7.2 (a “Loss Payment”), such Seller shall have no rights against Lime, the Company or any of their directors, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and each Seller shall not take any action against Lime or any such Person with respect thereto.

(d) Limitations.  The aggregate liability of each Seller under Section 7.2 shall not exceed an amount equal to the number of shares of Company Common Stock sold by such Seller multiplied by $0.008625, together with the value of any Lime Warrants received by such Seller pursuant to Section 6.12.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1  Fees, Expenses and Taxes.  Lime shall pay the fees and expenses of Rutter Hobbs & Davidoff Incorporated, as counsel for the Sellers’ Representative, in connection with this Agreement and the Transaction. All other fees, expenses and Taxes incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees, expenses, or Taxes. Lime and the Sellers understand that the Transaction is a taxable event to the Sellers and agree that the Transaction is not intended to be a tax-free reorganization.

8.2  Termination.  This Agreement shall terminate by mutual agreement of Lime and the Sellers’ Representative or if the Closing has not occurred by March 31, 2009. Upon termination of this Agreement no party shall have any liability to any other party, unless the reason for termination is that the Closing has failed to occur due to a breach of a party’s obligations hereunder.

8.3  Amendment.  This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Lime and the Sellers’ Representative.

8.4  Waiver.

(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Closing Date, Lime (with respect to the Sellers) and the Sellers’ Representative (with respect to Lime), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such other party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.5  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.6  Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.7  Governing Law.  Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.8  Consent to Jurisdiction; Venue.  In any action or proceeding between Lime and any of the Sellers arising out of or relating to this Agreement or the Transaction, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the City of Chicago, Illinois (each, a “Chicago Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Chicago Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.9  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.10  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 7 and Section 8.1, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11  Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Sellers’ rights hereunder may be assigned by any Seller without the prior written consent of Lime, provided the assignment of rights by any Seller to the Sellers’ Representative shall not require any such consent.. Any attempted assignment of this Agreement or of any such rights by any Seller without such consent shall be void and of no effect.

8.12  No Third Party Rights.  Except for the persons referenced in Sections 6.4, 6.6, 6.8, 6.9, 6.12, 6.13, and 6.14 who are intended third party beneficiaries of such Sections and this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13  Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

If to Lime:

Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007-2410
Attention: Jeffrey R. Mistarz
Fax no.: (847) 437-4969

with a copy to:

Reed Smith LLP
10 S. Wacker Drive
Chicago, Illinois 60606-7507
Attention: Evelyn Arkebauer
Fax no.: (312) 207-6400

If to any Seller, to the Sellers’ Representative and counsel on behalf of the Sellers’ Representative:

Richard P. Kiphart
William Blair & Co.
222 W. Adams Street
Chicago, Illinois 60606
Fax no.: (312) 368-9418

with a copy to:

Rutter Hobbs & Davidoff Incorporated
1901 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067-6018
Attention: Joel Weinstein
Fax no.: (310) 286-1728

8.14  Legal Representation of the Parties .  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.15  Enforcement of Agreement.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.17  Appointment of Sellers’ Representative.  Each Seller hereby irrevocably authorizes and appoints Richard P. Kiphart (the “Sellers’ Representative”) as such Seller’s representative and attorney-in-fact to act in the capacity contemplated by this Agreement. If the Sellers’ Representative or any successor shall resign, die or become unable to act as Sellers’ Representative, a replacement shall be promptly appointed by a writing signed by Sellers who hold a majority of the Shares being sold hereby, which replacement shall thereafter be the Sellers’ Representative with the same powers and duties as the previous Sellers’ Representative. Sellers’ Representative shall not be liable to any Seller or any other person for anything which he may do or refrain from doing in connection with this Agreement except in the event of fraud, or willful misconduct by Sellers’ Representative. In connection with the exercise of his duties, Sellers’ Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof to be allocated among the Sellers, and Sellers’ Representative will have no liability hereunder for actions taken in good faith reliance upon the advice of such advisors. Sellers (other than Sellers’ Representative) shall, jointly and severally, indemnify Sellers’ Representative for, and hold him harmless against, any Losses arising out of or in connection with his duties as Sellers’ Representative including the cost and expenses of defending himself against any Losses, except for Losses arising from the fraud or willful misconduct of Sellers’ Representative.

[Remainder of page intentionally left blank — signature pages follow]

SIGNATURE PAGE
TO
STOCK PURCHASE AGREEMENT
LIME ENERGY CO. AND SELLERS (listed on Schedule A)

LIME:

Lime Energy Co.

By.	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Executive Vice President and CFO

SELLERS:
For completion by Seller who is a natural person:

Signature

Print Name

For completion by Seller who is not a natural person (trust, partnership, etc.):

Print Name of Entity

By:

Print Name and Title

APPENDIX C

FAIRNESS OPINION OF CORPORATE VALUE MANAGEMENT INC.

November 18, 2008

Board of Directors
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

Gentlemen:

We have acted as financial advisor to the Board of Directors (the “Board”) of Lime Energy Co. (“LIME” or the “Company”) in connection with its review of the proposal to acquire (the “Acquisition”) 100% of the outstanding shares of Advanced Biotherapy, Inc. (“ADVB”). The initial transaction will consist of a purchase of approximately 90.25% of the outstanding shares of ADVB from certain shareholders. Subsequent to this initial stock purchase, the Company will have the ability to complete a statutory short-form merger pursuant to Section 253 of the Delaware General Corporate Law (the “DGCL”) in order to acquire the remaining outstanding shares of ADVB, causing ADVB to be a wholly owned subsidiary of the Company. This transaction will be a stock-for-stock transaction.

Pursuant to the Stock Purchase Agreement, the sellers of ADVB are to receive 0.002124 shares of LIME’s common stock in exchange for each share of the ADVB common stock held by them, which number represents $0.008625 divided by $4.06, the closing price of LIME’s common stock as of November 14, 2008.

In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, to the Company, of the amount of consideration to be paid by the Company regarding its proposed acquisition of ADVB, as of the date hereof.

As you are aware, we were not retained to, nor did we, advise the Company with respect to alternatives to the Acquisition or the Company’s decision to proceed with or effect the Acquisition.

In connection with our opinion, we have, among other things (i.) reviewed certain publicly available financial statements and other business and financial information of ADVB and LIME; (ii.) reviewed certain internal financial statements and other financial and operating data of ADVB and LIME which were prepared by the management of the respective companies; (iii) reviewed certain financial forecasts and other forward looking financial information of ADVB and LIME which were prepared by the management of the respective companies; (iv.) held discussions with the management of ADVB and LIME concerning the business, past and current operations, financial condition, and future prospects of the respective companies; (v.) reviewed the financial terms and conditions set forth in the draft of the merger agreement dated November 17, 2008 (the “Agreement”); (vi.) reviewed the stock price and trading history of the common stock of ADVB and LIME; (vii.) compared the financial performance of ADVB and LIME and the prices and trading activity of the common stock of ADVB and LIME with that of other publicly-traded companies which we deemed to be comparable with ADVB and LIME, respectively; (viii.) participated in discussions with representatives of LIME and ADVB; and (ix.) made such other studies and inquiries, and took into account such other matters as we deemed relevant, including our assessment of general economic, market, and monetary conditions as of the date of our opinion.

Phone: 630.375.9500  Fax: 630.375.9595  www.corporateval.com

C-1

In conjunction with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts of ADVB and LIME provided to us by their respective managements, with your consent we have assumed for the purpose of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of ADVB and LIME and that they provide a reasonable basis upon which we can formulate our opinion. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business, or prospects of ADVB or LIME since the respective dates of their last financial statements made available to us. In addition, we have not assumed responsibility for making an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities (contingent or otherwise) of ADVB or LIME, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, market, and monetary conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we have no obligation to update, revise, or affirm this opinion.

We have further assumed, with your consent, that the Acquisition will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by ADVB or LIME of any of the conditions to its obligations thereunder.

The Company did not impose any restrictions or limitations upon us with respect to the investigations made or the procedures that we followed in rendering our opinion.

No portion of the fee we are to receive for rendering this opinion is contingent upon the consummation of the transaction. Furthermore, LIME has agreed to indemnify Corporate Value Management, Inc. and its affiliates against certain liabilities, including liabilities arising under applicable securities laws and any out of pocket legal expenses in connection with any litigation relating to the transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the aggregate consideration to be paid by the Company regarding its proposed acquisition of ADVB is fair, from a financial point of view, to the Company.

This opinion is furnished pursuant to our engagement letter dated October 24, 2008, and is solely for the benefit of the Board in its consideration of the Acquisition. This opinion is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Acquisition. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent shall not be unreasonably withheld or delayed. In furnishing our opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933 and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933.

Respectfully submitted,

Joseph J. Ruble, for
Corporate Value Management, Inc.

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification Of Directors And Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VIII of the Amended and Restated Bylaws of Lime (the “Bylaws”) specifies that we shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the Bylaws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the DGCL are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the bylaws may be effected by the affirmative vote of the holders of a majority in interest of all our outstanding capital stock entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The Bylaws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of DGCL, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

Our Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions we would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our capital stock.

We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our directors or officers (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 21.

The exhibits required by Item 601 of Regulation S-K are set forth on the exhibit index that follows the signature page to this Registration Statement and are hereby incorporated by reference.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes:

(1) that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwater within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, o otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on January 23, 2009.

LIME ENERGY CO.

By:	/s/ David R. Asplund
David R. Asplund
Chief Executive Officer

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints David R. Asplund and Jeffrey R. Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, including an information statement/prospectus or an amended information statement/prospectus and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Asplund David R. Asplund	Chief Executive Officer (principal executive officer)	January 23, 2009

/s/ Jeffrey R. Mistarz Jeffrey R. Mistarz	Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer and principal accounting officer)	January 23, 2009

/s/ Richard P. Kiphart Richard P. Kiphart	Chairman of the Board	January 23, 2009

/s/ Gregory Barnum Gregory Barnum	Director	January 23, 2009

/s/ William Carey William Carey	Director	January 23, 2009

/s/ Joseph Desmond Joseph Desmond	Director	January 23, 2009

/s/ Daniel W. Parke Daniel W. Parke	Director	January 23, 2009

/s/ David Valentine David Valentine	Director	January 23, 2009

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

2	.1.1*	Form of Preferred Stock Purchase Agreement dated November 18, 2008 by and among Lime and the controlling stockholders of ADVB
2	.1.2	Letter Agreement dated December 31, 2008 amending the Stock Purchase Agreement (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated January 6, 2009 filed on January 6, 2009)
		Letter Agreement dated January 16, 2009 amending the Stock Purchase Agreement (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated January 21, 2009 filed on January 21, 2009)
3	.1.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.01 of Lime’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))
3	.1.2	Certificate of Amendment to Certificate of Incorporation dated August 30, 2001 (Incorporated herein by reference to Exhibit 3.02 of Lime’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))
3	.1.3	Certificate of Amendment to Certificate of Incorporation dated July 31, 2002 (Incorporated herein by reference to Exhibit 3.03 of Lime’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))
3	.1.4	Certificate of Amendment to Certificate of Incorporation dated May 4, 2005 (Incorporated herein by reference to Exhibit 3.04 of Lime’s Amendment No. 4 to Form S-1 on February 14, 2007 (File No. 333-136992))
3	.1.5	Certificate of Amendment to Certificate of Incorporation dated January 23, 2007 (Incorporated herein by reference to Exhibit 3.05 of Lime’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))
3.2		Amended and Restated Bylaws, as amended (Incorporated herein by reference to Exhibit 3.1 of Lime’s Current Report on Form 8-K dated June 8, 2007 and filed June 11, 2007)
4.1		Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of Lime dated November 14, 2008 ((Incorporated herein by reference to Exhibit 4.1 of Lime’s Current Report on Form 8-K dated November 13, 2008 and filed November 18, 2008)
4.2		Form of Common Stock Warrant issued November 13, 2008 (Incorporated herein by reference to Exhibit 4.2 of Lime’s Current Report on Form 8-K dated November 13, 2008 filed on November 18, 2008)
5	.1**	Opinion of Reed Smith LLP with respect to the legality of the common stock being registered
10.1		Loan Agreement between Lime and various lenders, including Richard P. Kiphart, dated May 29, 2007 (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)
10.2		Warrant Certificate dated May 29, 2007 to purchase shares of common stock, par value $0.0001 per share, of Lime issued Richard P. Kiphart (Incorporated herein by reference to Exhibit 4.1 of Lime’s Current Report on Form 8-K dated May 29, 2007 filed on May 30, 2007)
10.3		Investor Rights Agreement between Lime and various investors, including Richard P. Kiphart, dated May 29, 2007 (Incorporated herein by reference to Exhibit 10.2 of Lime’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)
10.4		Revolving Line of Credit Note dated March 12, 2008 by and among Lime and ADVB and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated March 12, 2008 and filed on March 14, 2008)
10.5		Amended and Restated Note Issuance Agreement dated June 6, 2008 by and among Lime and ADVB and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated June 11, 2008 and filed on June 11, 2008)
10.6		Second Amended and Restated Revolving Line of Credit Note dated August 14, 2008 between Lime and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated August 14, 2008 and filed on August 19, 2008)

Exhibit
Number		Description of Exhibit

10.7		Third Amended and Restated Revolving Line of Credit Note dated October 31, 2008 between Lime and Advance Biotherapy, Inc. (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated October 31, 2008 and filed on October 31, 2008)
10.8		Amended and Restated Note Issuance Agreement dated October 31, 2008 by and among Lime and ADVB and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.2 of Lime’s Current Report on Form 8-K dated October 31, 2008 and filed on October 31, 2008)
10	.9.1	Security Agreement dated August 14, 2008 by and among Lime and ADVB and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.4 of Lime’s Current Report on Form 8-K dated August 14, 2008 and filed on August 19, 2008)
10	.9.2	Amendment No. 1 to Security Agreement dated August 14, 2008 by and among Lime and ADVB and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated October 31, 2008 and filed on October 31, 2008)
10.10		Promissory Note between dated October 31, 2008 between AEM and Wachovia Bank, National Association in the principal amount of $2,115,775 (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated October 31, 2008 and filed on November 5, 2008)
10.11		Stock Purchase Agreement dated June 11, 2008, by and among Lime, the stockholders of Applied Energy Management, Inc. and Stephen Glick, as Stockholder Representative (Incorporated herein by reference to Exhibit 10.4 of Lime’s Current Report on Form 8-K dated June 11, 2008 and filed on June 11, 2008)
10.12		Registration Rights Agreement dated June 11, 2008 by and among Lime and the stockholders of Applied Energy Management, Inc. (Incorporated herein by reference to Exhibit 10.5 of Lime’s Current Report on Form 8-K dated June 11, 2008 and filed on June 11, 2008)
10.13		Letter of Credit Agreement dated July 11, 2008 between Lime and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated July 15, 2008 and filed on July 15, 2008)
10.14		Form of Tranche A Subscription Agreement for Common Stock and Warrants effective as of November 13, 2008 (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated November 13, 2008 filed on November 18, 2008)
10.15		Form of Tranche B Subscription Agreement for Common Stock and Warrants effective as of November 13, 2008 (Incorporated herein by reference to Exhibit 10.2 of Lime’s Current Report on Form 8-K dated November 13, 2008 filed on November 18, 2008)
10.16		Stock Purchase Agreement dated November 14, 2008 between Lime and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated November 13, 2008 filed on November 18, 2008)
10.17		OFM Convertible Note (Incorporated herein by reference to Exhibit 10.21 of ADVB’s Current Report on Form 8-K dated December 18, 2007 filed on December 21, 2007)
10.18		Director Recusal Agreement dated January 16, 2009 by and between Lime Energy Co. and Richard P. Kiphart (Incorporated herein by reference to Exhibit 10.2 of Lime’s Current Report on Form 8-K dated January 21, 2009 and filed on January 21, 2009)
10.19		Director Recusal Agreement dated January 16, 2009 by and between Lime Energy Co. and David W. Valentine (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated January 21, 2009 and filed on January 21, 2009)
10	.20.1	Third Amended and Restated Mortgage, Assignment of Rents and Security Agreement dated December 13, 2005 by Lime and American Chartered Bank (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated December 13, 2005 and filed on December 15, 2005)
10	.20.2	Fourth Modification to Mortgage, Assignment of Rents and Security Agreement dated December 28, 2006 by Lime and American Chartered Bank (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated December 28, 2006 and filed on December 29, 2006)
10	.20.3	Fifth Modification to Mortgage, Assignment of Rents and Security Agreement dated December 17, 2007 by Lime and American Chartered Bank and the Third Amended and Restated Note (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated December 17, 2007 and filed on December 18, 2007)

Exhibit
Number		Description of Exhibit

10.21		First Amendment to Commercial Lease Agreement dated June 30, 2006 by and between M&D Investments and Parke Industries, LLC (Incorporated herein by reference to Exhibit 10.6 of Lime’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)
10	.22.1+	Employment Agreement, dated as of January 23, 2006, between Lime and David R. Asplund (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated January 22, 2006 and filed on February 22, 2006)
10	.22.2+	Amendment to Employment Agreement with David R. Asplund dated November 3, 2006 (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)
10	.22.3+	Second Amendment to Employment Agreement dated October 1, 2007 between Lime and David R. Asplund (Incorporated herein by reference to Exhibit 10.1 of Lime’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)
10	.23.1+	Employment Agreement dated as of June 30, 2006 between Parke Acquisition, LLC and Daniel W. Parke (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)
10	.23.2+	Amendment to Employment Agreement dated October 1, 2007 between Parke Acquisition, LLC and Daniel W. Parke (Incorporated herein by reference to Exhibit 10.2 of Lime’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)
10	.24.1+	Employment Agreement, dated as of August 9, 2006, between Lime and Jeffrey R. Mistarz (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated August 15, 2006 and filed on August 18, 2006)
10	.24.2+	Amendment to Employment Agreement dated October 1, 2007 between Lime and Jeffrey R. Mistarz (Incorporated herein by reference to Exhibit 10.3 of Lime’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)
10	.24.3+	Amended and Restated Directors Stock Option Plan (Incorporated herein by reference to Exhibit 4.63 of Lime’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 13, 2004)
21*		List of subsidiaries
23	.1*	Consent of BDO Seidman, LLP in connection with Lime’s financial statements
23	.2*	Consent of BDO Seidman, LLP in connection with AEM’s financial statements
23	.3**	Consent of Reed Smith LLP (incorporated into Exhibit 5.1 herein)
23	.4*	Consent of Corporate Value Management Inc.
23	.5*	Consent of Williams & Webster, P.S. in connection with ADVB’s financial statements
24*		Power of Attorney (included on signature page hereto)
99	.1*	Opinion of Corporate Value Management Inc. (included as Appendix C to the information statement/prospectus)
99	.2*	Consent of Christopher W. Capps

*	Filed herewith.

**	To be filed in a pre-effective amendment to this registration statement.

+	Management contract or compensation plan, contract or arrangement.